Registration No. 333-_____________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      -------------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                      -------------------------------------
                               IES UTILITIES INC.
             (Exact name of registrant as specified in its charter)

         Iowa                             4931                       42-0331370
(State or other jurisdiction     (Primary Standard Industrial   (I.R.S. Employer
of incorporation or organization)(classification code number)Identification No.)

                              Alliant Energy Tower
                               200 First Street SE
                            Cedar Rapids, Iowa 52401
                                 (319) 398-4411
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            Edward M. Gleason                                Copies to:
Vice-President Treasurer and Corporate Secretary   Benjamin F. Garmer, III, Esq.
            IES Utilities Inc.                            Foley & Lardner
       222 West Washington Avenue                    777 East Wisconsin Avenue
        Madison, Wisconsin 53703                     Milwaukee, Wisconsin 53202
              (608) 252-3311                               (414) 271-2400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
                      -------------------------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                      -------------------------------------
                         CALCULATION OF REGISTRATION FEE
================================================================================
Title of Each                        Proposed       Proposed
  Class of                           Maximum        Maximum           Amount of
Securities to       Amount to be   Offering Price   Aggregate       Registration
be Registered       Registered(1)   Per Share(2)   Offering Price(2)    Fee(2)
--------------------------------------------------------------------------------
Class A
Preferred Stock,
$50 par value.....  761,381 Shares     $50.00        $38,064,050        $9,518
================================================================================
(1) Represents the maximum number of shares of the registrant's Class A Preferred Stock, par value $50.00 per share ("Class A Shares"), that could be issued in connection with the merger described herein upon conversion by operation of the merger of each share of cumulative preferred stock, par value $50.00 per share, of Interstate Power Company, a Delaware corporation ("IPC Preferred Stock"), issued and outstanding at the effective time of the merger into one Class A Share. As of January 12, 2001, there were
     (i) 60,455 shares of 4.36% IPC Preferred Stock; (ii) 55,926 shares of 4.68% IPC Preferred Stock; (iii) 100,000 shares of 7.76% IPC Preferred Stock; and
     (iv) 545,000 shares of 6.40% IPC Preferred Stock issued and outstanding.
(2) Calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, based upon the book value of the IPC Preferred Stock as of
     January 12, 2001.
                      -------------------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                PRELIMINARY COPY
[IESU LOGO]                                                           [IPC LOGO]

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear IES Utilities Inc. and Interstate Power Company Shareowners:

          The boards of directors of IES Utilities Inc. ("IESU") and Interstate Power Company ("IPC") have approved a merger agreement that will result in IPC merging with and into IESU. IPC and IESU are both operating subsidiaries of Alliant Energy Corporation. We believe the merger will allow the combined company to reduce expenses by integrating corporate and administrative functions. The merger should also offer shareowners greater financial strength and flexibility and create the opportunity for more competitive rates over the long term, helping the combined company to be more competitive.

          Under the merger agreement, each share of IPC preferred stock will be canceled and converted into the right to receive one share of a new class of IESU Class A preferred stock with substantially identical designations, rights and preferences as the IPC preferred stock. The IPC preferred stock is not, and the new IESU Class A preferred stock will not be, listed on any securities exchange or included in any automated quotation system. IESU preferred shareowners will continue to own their existing shares after the merger. After the merger, the name of IESU, the surviving corporation, would be changed to Interstate Power and Light Company.

          We cannot complete the merger without the approval of the merger agreement by the shareowners of IESU and IPC and the approval by the shareowners of IESU of an amendment to IESU's amended and restated articles of incorporation authorizing the new class of IESU Class A preferred stock. We have scheduled special meetings of the shareowners of IESU and IPC to vote on the merger, amendments and related matters, as applicable. The accompanying Notices of Special Meetings of Shareowners show the time and location of each meeting. The IESU common stock and each class of IESU preferred stock will vote as separate classes at the IESU special meeting, and the IPC preferred stock will vote together with the IPC common stock at the IPC special meeting.

          IESU Shareowners: Your vote is important. Please take time to vote by completing the enclosed proxy card and returning it in the envelope provided.

          IPC Shareowners: You may vote in person at the special IPC meeting. We are not asking you for a proxy, and you are requested not to send us a proxy. The only vote of IPC shareowners required to approve the merger agreement is the affirmative vote of at least a majority of the outstanding shares of IPC common stock and IPC preferred stock voting together as one class. Alliant Energy Corporation, as the sole shareholder of IPC common stock, beneficially owns 92.8% of the aggregate voting power of all IPC shareowners and intends to vote for approval of the merger agreement. As a result, approval of the merger agreement by the IPC shareowners at the IPC special meeting is assured.

          This proxy statement/prospectus gives you detailed information about the proposed merger. We encourage you to read it carefully.

          We are very enthusiastic about the merger and the strength we expect from the combined company. We join all of the other members of each company's board of directors in our strong recommendation that the IESU shareowners vote in favor of the merger.

Sincerely,

[Signatories]

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the new IESU Class A preferred stock to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
         This proxy statement/prospectus is dated _________ ____, 2001.

          You should rely only on the information provided in or incorporated by reference (and not later changed) in this proxy statement/prospectus. Neither IESU nor IPC has authorized anyone else to provide you with additional or different information. IESU is not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of this document.

          This proxy statement/prospectus incorporates important business and financial information about IESU that is not included in or delivered with this document. That information is available without charge to shareowners by calling or writing to IESU at the following address:

                   Edward M. Gleason
                   Vice President - Treasurer and Corporate Secretary IES Utilities Inc.
                   222 West Washington Avenue
                   Madison, Wisconsin  53703
                   (608) 252-3311

          To obtain timely delivery of this information from IESU, you must request the information no later than five business days before the date of your shareholders' meeting. Therefore, you must request this information on or before ________ ____, 2001. The information is also available from the SEC through its web site at http://www.sec.gov. See "Where You Can Find More Information."

                               IES Utilities Inc.
                              Alliant Energy Tower
                               200 First Street SE
                            Cedar Rapids, Iowa 52401

Notice of Special Meeting of Shareowners

Date:      _______ ____, 2001
Time:      ______ p.m., local time
Place:     Alliant Energy Tower
           200 First Street SE
           Cedar Rapids, Iowa 52401

Purpose of the Meeting:

          o To consider a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 15, 2000, as amended, providing for the merger of Interstate Power Company ("IPC") with and into IES Utilities Inc. ("IESU").

          o To consider a proposal to approve and adopt the amendment to IESU's amended and restated articles of incorporation that will create the class of new IESU Class A preferred stock we will issue in the merger in exchange for outstanding shares of IPC preferred stock.

          o To consider a proposal to approve and adopt the amendment to IESU's amended and restated articles of incorporation that will change IESU's name to "Interstate Power and Light Company" if we complete the merger.

          o To consider any other matters that may be properly brought before the special meeting or any adjournment or postponement of the special meeting.

          Only shareowners of record at the close of business on _________ ____, 2001, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

          Under the merger agreement, each share of IPC preferred stock will be canceled and converted into the right to receive one share of new IESU Class A preferred stock with substantially identical designations, rights and preferences. As an IESU preferred shareowner, you will continue to own your preferred shares after the merger. After the merger, the name of IESU, the surviving corporation, would be changed to Interstate Power and Light Company.

          The board of directors of IESU has approved and adopted the merger agreement, the amendment to establish the new class of IESU Class A preferred stock, and the amendment to change IESU's corporate name, and determined that the merger is in the best interests of IESU and its shareowners. The board recommends that you vote "for" approval and adoption of each of the proposals.

          The terms of the merger agreement and the merger are summarized in the accompanying proxy statement/prospectus, which we urge you to read carefully. A copy of the merger agreement is attached as Appendix A.

          Your vote is important. Whether or not you expect to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope. You can revoke your proxy at any time before it is voted by giving written notice to IESU's corporate secretary or the acting secretary of the special meeting, by filing another proxy, or by voting in person at the special meeting. Attendance at the special meeting, by itself, does not revoke your proxy.

                                By Order of the Board of Directors


                                Edward M. Gleason
                                Vice President-Treasurer and Corporate Secretary
_________ ____, 2001

                            Interstate Power Company
                                1000 Main Street
                               Dubuque, Iowa 52001

Notice of Special Meeting of Shareowners

Date:      _______ ____, 2001
Time:      ______ p.m., local time
Place:     Interstate Power Company
           1000 Main Street
           Dubuque, Iowa 52001-4700

Purpose of the Meeting:

          o To consider a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 15, 2000, as amended, providing for the merger of Interstate Power Company ("IPC") with and into IES Utilities Inc. ("IESU").

          o To consider any other matters that may be properly brought before the special meeting or any adjournment or postponement of the special meeting.

          Only shareowners of record at the close of business on ______________, 2001, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

          Under the merger agreement, each share of IPC preferred stock will be canceled and converted into the right to receive one share of new IESU Class A preferred stock with substantially identical designations, rights and preferences. IESU preferred shareowners will continue to own their preferred shares after the merger. After the merger, the name of IESU, the surviving corporation, would be changed to Interstate Power and Light Company.

          The board of directors of IPC has approved and adopted the merger agreement and determined that the merger is in the best interests of IPC and its shareowners. The board recommends that shareowners that attend the special meeting vote "for" approval and adoption of the merger agreement.

          The only vote of our shareowners required to approve the merger agreement is the affirmative vote of at least a majority of the outstanding shares of our common stock and our preferred stock voting together as one class. Alliant Energy Corporation, as the sole shareholder of our common stock, beneficially owns 92.8% of the aggregate voting power of all IPC shareowners and intends to vote for approval of the merger agreement at the special meeting. Therefore, approval of the merger agreement by the IPC shareowners at the special meeting is assured.

          As a result, we are not asking you for a proxy and we request you not send us a proxy.

          The terms of the merger agreement and the merger are summarized in the accompanying proxy statement/prospectus, which we urge you to read carefully. A copy of the merger agreement is attached as Appendix A.

                                By Order of the Board of Directors



                                Edward M. Gleason
                                Vice President-Treasurer and Corporate Secretary

_________ ____, 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................1

FORWARD-LOOKING STATEMENTS.....................................................4

SUMMARY........................................................................5

   THE COMPANIES...............................................................5
   THE MERGER AND THE MERGER AGREEMENT.........................................6
   WHAT IPC SHAREOWNERS WILL RECEIVE...........................................6
   REASONS FOR THE MERGER......................................................6
   MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER......................6
   RECOMMENDATIONS TO SHAREOWNERS..............................................6
   OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER.....................6
   BOARD OF DIRECTORS OF THE COMBINED COMPANY AFTER THE MERGER.................7
   SHAREOWNER VOTES REQUIRED...................................................7
   SHARE OWNERSHIP OF MANAGEMENT...............................................7
   PAYMENT FOR IPC PREFERRED SHARES............................................7
   DISSENTERS' RIGHTS..........................................................7
   CONDITIONS TO THE COMPLETION OF THE MERGER..................................8
   TERMINATION OF MERGER AGREEMENT.............................................8
   REGULATORY APPROVALS........................................................8
   ACCOUNTING TREATMENT OF THE MERGER..........................................8
   IESU SELECTED CONSOLIDATED FINANCIAL DATA...................................9
   IPC SELECTED FINANCIAL DATA................................................10
   SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.......................11

THE SPECIAL MEETINGS..........................................................12

   IESU SPECIAL MEETING.......................................................12
   IPC SPECIAL MEETING........................................................14

THE MERGER AND THE MERGER AGREEMENT...........................................16

   GENERAL....................................................................16
   BACKGROUND OF THE MERGER...................................................16
   REASONS FOR THE MERGER.....................................................17
   RECOMMENDATIONS TO SHAREOWNERS.............................................17
   OTHER INTERESTS OF CERTAIN PERSONS IN THE MERGER...........................17
   BOARD OF DIRECTORS.........................................................17
   DISSENTERS' RIGHTS.........................................................18
   REPRESENTATIONS AND WARRANTIES.............................................18
   COVENANTS..................................................................19
   INDEMNIFICATION............................................................20
   CONDITIONS TO CLOSING......................................................20
   TERMINATION................................................................21
   AMENDMENT..................................................................21
   DISSENTERS' RIGHTS.........................................................21
   REGULATORY APPROVALS.......................................................25
   ACCOUNTING FOR THE MERGER..................................................26

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.........................26

THE COMPANIES.................................................................28

   IESU.......................................................................28
   IPC........................................................................40

AMENDMENTS TO IESU AMENDED AND RESTATED  ARTICLES OF INCORPORATION............53

DESCRIPTION OF NEW IESU PREFERRED STOCK.......................................54

   DIVIDEND RIGHTS AND RESTRICTIONS ON COMMON DIVIDENDS.......................54
   VOTING RIGHTS..............................................................54
   REDEMPTION PROVISIONS......................................................55
   LIQUIDATION RIGHTS.........................................................55
   PREEMPTION AND SUBSCRIPTION RIGHTS.........................................55
   SERIES OF NEW IESU CLASS A PREFERRED STOCK.................................56
   CERTAIN EFFECTS ON PREFERRED SHAREOWNERS...................................58

COMPARISON OF RIGHTS OF PREFERRED SHAREOWNERS.................................59

   COMPARISON OF IESU CHARTER AND BYLAWS TO IPC CHARTER AND BYLAWS............59
   COMPARISON OF IOWA AND DELAWARE LAW........................................62

CERTAIN INFORMATION CONCERNING US.............................................67

   CERTAIN ARRANGEMENTS BETWEEN IESU, IPC AND AFFILIATES......................67
   DIRECTORS AND EXECUTIVE OFFICERS...........................................68
   EXECUTIVE COMPENSATION.....................................................68
   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............68
   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................68

LEGAL MATTERS.................................................................68

EXPERTS.......................................................................69

WHERE YOU CAN FIND MORE INFORMATION...........................................70

INTERSTATE POWER AND LIGHT COMPANY UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS..........................................................71

INDEX TO FINANCIAL STATEMENTS................................................F-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:   Why am I receiving these materials?

A: The boards of directors of IESU and IPC are providing this proxy statement/ prospectus to you starting on or about _______ ___, 2001, in connection with each company's special meeting of shareowners to approve and adopt the merger agreement and, in the case of IESU, the related amendments to IESU's amended and restated articles of incorporation. As a shareowner, you are invited to attend your company's special meeting and are entitled and requested to vote on your company's proposals described in this proxy statement/ prospectus.

Q:   What will I receive in the merger?

A: If we complete the merger, each share of IPC preferred stock will be converted into the right to receive a share of new IESU Class A preferred stock with rights, designations and preferences that are substantially identical to the IPC preferred shares currently outstanding. If you are an IESU preferred shareowner, you will continue to hold the IESU preferred shares you currently own after the merger. See "The Merger and the Merger Agreement - General."

Q:   When and where are the shareowner meetings?

A: The IESU special meeting will take place on ____________, 2001 at Alliant Energy Tower, 200 First Street, SE, Cedar Rapids, Iowa. The IPC special meeting will take place on ____________, 2001 at Interstate Power Company, 1000 Main Street, Dubuque, Iowa.

Q:   What votes are required to approve the merger agreement?

A: For IESU, approval of the merger agreement requires the affirmative vote of at least:

     o a majority of the votes entitled to be cast by the holder of IESU common stock (the sole shareowner of IESU common stock has indicated that it intends to vote for approval of the merger agreement, so this required vote is assured); and

     o a majority of the outstanding shares of each class of IESU preferred stock voting as individual classes.

     For IPC, approval of the merger agreement requires the affirmative vote of at least a majority of the votes entitled to be cast by the holder of IPC common stock and the holders of IPC preferred stock, all voting together as a single class. The sole shareowner of IPC common stock, which beneficially owns an aggregate of 92.8% of the combined voting power of all IPC shareowners, has indicated that it intends to vote for approval of the merger agreement at the IPC special meeting, so approval of the merger agreement by the required vote of IPC shareowners is assured.

Q: What votes are required to approve the amendments to the IESU amended and restated articles of incorporation?

A: Assuming a quorum is present for each class, approval of the amendments to the IESU amended and restated articles of incorporation requires the affirmative vote of at least a majority of the outstanding shares of the IESU common stock and of each class of IESU preferred stock, voting as separate classes, in attendance at the IESU special meeting. The sole shareowner of IESU common stock has indicated that it intends to vote for approval of the amendments at the IESU special meeting, so approval of the amendments by the required vote of IESU common shareowners is assured. We cannot complete the merger unless we obtain approval of the amendments to the IESU amended and restated articles of incorporation.

Q:   How can I vote my shares?

A: IPC shareowners may vote in person at the IPC special meeting. We are not asking IPC shareowners for a proxy, and we request you not send us a proxy. Since the sole shareowner of IPC common stock beneficially owns 92.8% of the aggregate voting power of all IPC shareowners and intends to vote for approval of the merger agreement, approval of the merger agreement by the IPC shareowners at the IPC special meeting is assured.

     IESU shareowners may vote either in person at the IESU special meeting or by granting a proxy. If you, as an IESU shareowner, desire to grant a proxy, then you may either fax or mail your executed proxy card as indicated thereon. Please refer to the instructions included on your IESU proxy card to vote by proxy. Voting a proxy will not affect your right to vote your shares if you attend the special meeting and desire to vote in person.

Q:   Can I change my vote after I have mailed my IESU proxy card?

A: Yes. You can change your vote at any time before your proxy is voted at the IESU special meeting. You can do this in one of three ways:

     o    timely delivery of a valid, later-dated proxy;

     o delivery of written notice to IESU's Secretary before the IESU special meeting stating that you have revoked your proxy; or

     o    voting by ballot at the IESU special meeting.

If you have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No, unless you provide your broker with instructions on how to vote your "street name" shares. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone voting.

Q:   Should I send in my stock certificates?

A: No. If the IESU shareowners and the IPC shareowners approve the merger agreement, and all other conditions to the merger are satisfied or waived, then after the merger is effective, we will send IPC preferred shareowners written instructions for turning in their IPC preferred stock certificates. The IESU preferred shareowners will keep their existing stock certificates.

Q: As a holder of IPC or IESU preferred stock, am I entitled to dissenters rights?

A: Yes. IESU preferred shareowners have dissenters' appraisal rights under Iowa law in connection with the merger, and IPC preferred shareowners have dissenters' appraisal rights under Delaware law in connection with the merger. Please see "The Merger and the Merger Agreement - Dissenters' Rights."

Q:   Will I recognize a taxable gain or loss as a result of the merger?

A: Generally, no. For IESU and IPC preferred shareowners, the merger generally will be a tax-free event for United States federal income tax purposes, except for taxes which may result from the exercise of dissenters' appraisal rights under Iowa or Delaware law in connection with the merger. However, you should consult your tax advisor for appropriate advice, which may vary.

Q:   What happens to my future dividends?

A: Although future dividends are subject to future approval and declarations by the combined company's board of directors, IESU and IPC currently plan to continue to pay dividends as required on preferred stock. After the merger, dividend payments will be made by the combined company.

Q:   When do you expect the merger to be completed?

A: We are working to complete the merger by _______________. However, it is possible that factors outside our control could require us to complete the merger at a later time.

Q:   Who do I contact if I have questions about the meetings or the merger?

A: Shareowners of either IPC or IESU may call 1-800-356-5343 or 1-608-252-3110.

     You may also contact:

     Alliant Energy Corporate Services, Inc.
     Shareowner Services
     222 West Washington Avenue
     P.O. Box 2568
     Madison, WI  53701-2568

                           FORWARD-LOOKING STATEMENTS


          This proxy statement/prospectus (including the information we incorporate by reference) contains forward-looking statements that are not of historical fact and are statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. From time to time, IESU or IPC may make other forward-looking statements within the meaning of the federal securities laws that involve judgments, assumptions and other uncertainties beyond our control. These forward-looking statements may include, among others, statements concerning revenue and cost trends, cost recovery, cost reduction strategies and anticipated outcomes, pricing strategies, changes in the utility industry, planned capital expenditures, financing needs and availability, statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar comments concerning matters that are not historical facts. You are cautioned that these statements are not a guarantee of future performance and that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Some, but not all, of the risks and uncertainties include:

     o    weather effects on sales and revenues,

     o    competitive factors,

     o    general economic conditions in the relevant service territory,

     o federal and state regulatory or government actions, including issues associated with the deregulation of the utility industry and the setting of rates,

     o    unanticipated construction and acquisition expenditures,

     o    issues related to stranded costs and their recovery,

     o    the operations of IESU's nuclear facility,

     o unanticipated costs associated with certain environmental remediation efforts being undertaken by IESU and IPC,

     o    technological developments,

     o employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages, and

     o    changes in the rate of inflation.

                                     SUMMARY


          This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms and conditions of the merger agreement, you should carefully read this entire document, including appendices, and the documents to which we refer. See "Where You Can Find More Information."

          In this proxy statement/prospectus, "we", "us" and "our" refer to IESU and IPC.

          When we refer to "IESU preferred stock" in this proxy statement/prospectus, we mean all classes of IESU cumulative preferred stock, including IESU 4.80% cumulative preferred stock, IESU 4.30% cumulative preferred stock and IESU cumulative preferred stock (Series 6.10%) and, after the merger is effective, the new IESU Class A preferred stock. When we refer to "IPC preferred stock,", we mean all classes of IPC preferred stock, including IPC 4.36% preferred stock, IPC 4.68% preferred stock, IPC 7.76% preferred stock and IPC 6.40% preferred stock. When we refer to "new IESU Class A preferred stock," we mean the new class of IESU's Class A preferred stock that will be established by the proposed amendment to IESU's amended and restated articles of incorporation and that will be exchanged for existing IPC preferred stock in the merger.

The Companies

IES Utilities Inc.
200 First Street, S.E.
Cedar Rapids, Iowa
(319) 398-4411
Internet address: www.alliant-energy.com

          IESU is a wholly-owned subsidiary of Alliant Energy Corporation and a public utility operating company with all operations in the State of Iowa. IESU supplies electric energy, natural gas and steam services to a service area with an estimated population of 1,161,000. For the twelve months ended December 31, 1999, IESU derived approximately 78% of its revenues from providing electric service, approximately 18% from providing natural gas service and approximately 4% from the provision of steam services. At December 31, 1999, IESU supplied retail electric service to more than 345,000 customers in 525 communities in Iowa and retail natural gas service to more than 181,000 customers in 212 communities in Iowa, and IESU was providing wholesale electric service to 5 customers. IESU's 1999 system peak demand was 1,990 megawatts. IESU has installed generating capacity of 1,951 megawatts.

Interstate Power Company
1000 Main Street
Dubuque, Iowa 52001
(319) 582-5421
Internet address: www.alliant-energy.com

          IPC, a wholly-owned subsidiary of Alliant Energy, is a public utility operating company with operations in over 10,000 square miles in the States of Iowa, Minnesota and Illinois. IPC provides electric service to approximately 167,000 customers in 234 communities in portions of 25 counties in northern and northeastern Iowa, portions of 22 counties in southern Minnesota and portions of four counties in northwestern Illinois. IPC also serves 50,000 natural gas customers in 41 communities, including Albert Lea, Minnesota; Clinton, Mason City and Clear Lake, Iowa; and Fulton and Savanna, Illinois. In addition, IPC transports natural gas within Iowa and Minnesota and in interstate commerce. For the 12 months ended December 31, 1999, IPC derived approximately 86% of its revenues from providing electric service and approximately 14% from providing natural gas service. IPC's 1999 system peak demand was 1,015 megawatts (net of interruptible load). IPC has installed generating capacity of 1,066 megawatts.

The Merger and the Merger Agreement

          Under the terms of the proposed merger, IPC will merge with and into IESU, and IESU will survive the merger. The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and fully as it is the legal document that governs the merger. We incorporate the merger agreement by reference into this proxy statement/prospectus. See "The Merger and the Merger Agreement - General."

What IPC Shareowners will Receive

          After we complete the merger, IPC's preferred shareowners will have the right to receive one share of new IESU Class A preferred stock for each share of IPC preferred stock that they held before the merger. The new IESU Class A preferred stock will have substantially identical rights, designations and preferences as the IPC preferred stock. See "The Merger and the Merger Agreement - General."

Reasons for the Merger

          The companies expect to reduce corporate and administrative expenses by reducing systems costs related to redundant reporting requirements. In addition, the companies expect to realize savings by eliminating certain redundant maintenance contracts and eliminating some redundant operations personnel.

Material Federal Income Tax Consequences of the Merger

          For IESU and IPC preferred shareowners, the merger generally will be a tax-free event for United States federal income tax purposes, except for taxes which may result from the exercise of dissenters' appraisal rights under Iowa or Delaware law in connection with the merger. See "Certain Federal Income Tax Consequences of the Merger."

Recommendations to Shareowners

To IESU Shareowners:

          IESU's board of directors believes the merger is advisable, fair to you and in your best interests and recommends that you vote FOR the proposal to approve and adopt the merger agreement.

          IESU's board of directors also recommends that you vote FOR the proposals to approve and adopt the amendments to the IESU amended and restated articles of incorporation authorizing the new IESU Class A preferred stock with rights, designations and preferences that are substantially identical to those of the IPC preferred stock, and, effective at the effective time of the merger, changing IESU's name to "Interstate Power and Light Company."

To IPC Shareowners:

          IPC's board of directors believes the merger is advisable, fair to you and in your best interests and recommends that you vote FOR the proposal to approve and adopt the merger agreement.

Other Interests of Officers and Directors in the Merger

          No benefits, such as employment agreements, stock options or other executive compensation, will accrue to officers or directors of IPC or IESU due to the merger. Moreover, the performance of the officers of IPC and IESU will be reviewed in accordance with corporate policy, in light of overall corporate performance and individual performance and not specifically on whether the merger occurs.

Board of Directors of the Combined Company After the Merger

          The directors of IESU are also the directors of IPC and will comprise the board of directors of the combined company after the merger.

Shareowner Votes Required

Merger Agreement

          For IESU, approval of the merger agreement requires the affirmative vote of at least:

     o a majority of the votes entitled to be cast by the holder of IESU common stock (the sole shareowner of IESU common stock has indicated that it intends to vote for approval of the merger agreement, so this required vote is assured); and

     o a majority of the outstanding shares of each class of IESU preferred stock voting as individual classes.

          For IPC, approval of the merger agreement requires the affirmative vote of at least a majority of the votes entitled to be cast by the holder of IPC common stock and the holders of IPC preferred stock, all voting together as a single class. As discussed, the sole shareowner of IPC common stock, who beneficially owns an aggregate of 92.8% of the combined IPC voting power, has indicated that it intends to vote for approval of the merger agreement, so approval of the merger agreement by the required vote of IPC shareowners is assured.

Amendments to IESU Amended and Restated Articles of Incorporation

          Alliant Energy, as IESU's sole common shareowner, intends to vote for approval of the amendments to the IESU amended and restated articles of incorporation at the IESU special meeting. Approval of the amendments to the IESU amended and restated articles of incorporation also requires the affirmative vote of at least a majority of the outstanding shares of each class of IESU preferred stock, voting as separate classes, in attendance at the IESU special meeting (assuming a quorum is present for each class). We cannot complete the merger unless we obtain approval of the amendments to the IESU amended and restated articles of incorporation.

Share Ownership of Management.

          At the close of business on ________ ___, 2001 (the IESU record date), directors and executive officers of IESU and IESU's affiliates did not beneficially own any shares of IESU preferred stock. At the close of business on ________ ___, 2001 (the IPC record date), directors and executive officers of IPC and their affiliates did not beneficially own any shares of IPC preferred stock. Alliant Energy is the sole holder of IESU common stock and of IPC common stock.

Payment for IPC Preferred Shares

          Promptly after we complete the merger, we will mail to holders of shares of IPC preferred stock a letter of transmittal and instructions for use in surrendering their IPC preferred stock certificates in exchange for certificates representing shares of new IESU Class A preferred stock as specified in the merger agreement. When holders of shares of IPC preferred stock surrender their certificates, together with the executed letter of transmittal, they will be entitled to a certificate representing the number of shares of new IESU Class A preferred stock to which they are entitled to receive in respect of the certificate surrendered.

Dissenters' Rights

          IESU preferred shareowners have dissenters' appraisal rights under Iowa law in connection with the merger, and IPC preferred shareowners have dissenters' appraisal rights under Delaware law in connection with the merger. See "The Merger and the Merger Agreement - Dissenters' Rights."

Conditions to the Completion of the Merger

          The completion of the merger depends upon the satisfaction or waiver of a number of conditions contained in the merger agreement. See "The Merger and the Merger Agreement - Conditions to Closing." Those conditions generally include:

     o approval and adoption of the merger agreement by the IESU and IPC shareowners and approval by the IESU shareowners of the amendment to the IESU amended and restated articles of incorporation authorizing the new IESU Class A preferred stock;

     o all material authorizations, consents, orders or approvals of governmental agencies shall have been obtained or made;

     o absence of any court order or other legal restraint or prohibition preventing the consummation of the merger;

     o receipt of opinions of counsel to IESU and IPC that the merger will qualify as a tax-free reorganization;

     o receipt of all consents or approvals required for the surviving corporation to succeed to IESU's and IPC's material rights and interests;

     o material truth and correctness, as of closing, of the representations and warranties made by IESU and IPC;

     o the absence of any change in the financial condition, results of operations or business of IPC that would have a material adverse effect on IPC; and

     o the absence of any change in the financial condition, results of operations or business of IESU that would have a material adverse effect on IESU.

Termination of Merger Agreement

          IESU and IPC may mutually terminate the merger agreement without completing the merger.

Regulatory Approvals

          Completion of the merger will not occur until receipt of certain regulatory approvals required for the transaction by the Federal Energy Regulatory Commission (which we refer to as the "FERC"), the Securities and Exchange Commission (which we refer to as the "SEC"), and the state public utility commissions in Iowa, Illinois and Minnesota. See "The Merger and the Merger Agreement -- Regulatory Approvals."

Accounting Treatment of the Merger

          IESU and IPC expect the merger to qualify as a common control merger for accounting and financial reporting purposes. The accounting for a common control merger is similar to a pooling of interests. For accounting and financial reporting purposes, IESU and IPC will be treated as if they had always been combined.

IESU Selected Consolidated Financial Data

          We have set forth in the following table selected consolidated financial information of IESU. We derived this information from the consolidated financial statements and notes of IESU. The unaudited interim period financial information, in the opinion of IESU, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Unaudited results for the nine months ended September 30, 2000 are not necessarily indicative of results you can expect for the full fiscal year. The information set forth below is qualified in its entirety by and should be read in conjunction with IESU's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the detailed information and consolidated financial statements, including the notes thereto, that we have included elsewhere in this proxy statement/prospectus.

                                     At or for the
                                   Nine Months Ended
                                     September 30,                                    At or for the
                                      (unaudited)                                Year Ended December 31,
                               --------------------------    ------------------------------------------------------------------
                                  2000         1999             1999         1998         1997          1996         1995
                               ----------   ----------       ----------   ----------   ----------    ----------   ----------
                                                                   (Dollars in thousands)
Income Statement Data:

Operating revenues..........     $624,999     $608,386         $800,696     $806,930     $813,978      $754,979     $709,826

Earnings available for
    common stock ...........       59,331       56,293           65,532       60,996       57,879        62,815       58,364

Cash dividends declared on
    common stock............       43,975       73,292           87,951       18,840       56,000        44,000       43,000

Balance Sheet Data:

Total assets................    1,756,243    1,740,586        1,755,808    1,788,978    1,768,929     1,765,044    1,697,803

Long-term obligations,
    net.....................      580,609      642,130          641,559      677,804      688,719       560,199      517,538

Ratio of Earnings to
    Combined Fixed
    Charges and
    Preferred Dividends              3.37         3.23             2.99         2.75         2.69          3.13         2.95

IPC Selected Financial Data

          We have set forth in the following table selected financial information of IPC. We derived this information from the financial statements and notes of IPC. The unaudited interim period financial information, in the opinion of IPC, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Unaudited results for the nine months ended September 30, 2000 are not necessarily indicative of results you can expect for the full fiscal year. The information set forth below is qualified in its entirety by and should be read in conjunction with IPC's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the detailed information and financial statements, including the notes thereto, that we have included elsewhere in this proxy statement/prospectus.

                                     At or for the
                                   Nine Months Ended
                                     September 30,                                    At or for the
                                      (unaudited)                                Year Ended December 31,
                               --------------------------    ------------------------------------------------------------------
                                  2000         1999             1999         1998         1997          1996         1995
                               ----------   ----------       ----------   ----------   ----------    ----------   ----------
                                                                   (Dollars in thousands)
Income Statement Data:
Operating revenues..........     $261,138     $264,904         $342,105     $355,889     $331,847      $326,084     $318,542

Earnings available for
    common stock ...........       19,902       23,471           28,364       16,282       26,698        25,860       25,198

Cash dividends declared on
    common stock............       16,280       27,132           32,558        8,772       20,225        19,950       19,941

Balance Sheet Data:

Total assets................      675,106      650,887          662,184      657,363      643,447       643,898      639,014

Long-term obligations,
    net.....................      195,098      194,874          194,927      194,713      195,861       212,892      212,931

Ratio of Earnings to
    Combined Fixed
    Charges and
    Preferred Dividends              3.19         3.61             3.35         2.35         3.13          3.03         2.98


Selected Unaudited Pro Forma Combined Financial Data

          We have set forth in the following table unaudited selected pro forma combined financial data that combine the historical consolidated balance sheets and statements of income of IESU and IPC, giving effect to the merger. We selected or derived the information set forth below from the consolidated financial statements and related notes of IESU and IPC that we have included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined income statement data give effect to the merger as if it had occurred on January 1, 1999. The unaudited pro forma combined balance sheet data give effect to the merger as if it had occurred on September 30, 2000.

          The unaudited pro forma combined financial data are qualified in their entirety by reference to, and should be read in conjunction with, the unaudited pro forma combined financial statements and notes thereto that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined financial data give effect to the merger applying the common control merger method of accounting. The pro forma combined financial data are provided for illustrative purposes only and are not necessarily indicative of the results that would have occurred if the merger had been in effect during the periods presented or which may be attained in the future.

                                                     Nine Months Ended          Nine Months Ended             Year Ended
                                                    September 30, 2000         September 30, 1999          December 31, 1999
                                                   ----------------------    ------------------------    ----------------------
                                                                                 (in thousands)
Income Statement Data:
Operating revenues.............................             $886,137                  $873,290                 $1,142,801

Earnings available for common stock............               79,233                    79,764                     93,896

Cash dividends declared on common
stock..........................................               60,255                   100,424                    120,509

                                                           As of
                                                    September 30, 2000
                                                   ----------------------
                                                      (in thousands)
Balance Sheet Data:
Total assets...................................           $2,431,302

Long-term obligations, net.....................              775,707


                              THE SPECIAL MEETINGS

          This proxy statement/prospectus is being furnished to IESU shareowners in connection with the solicitation of proxies by the IESU board of directors for use at the special meeting of IESU shareowners and to the IPC shareowners in connection with the IPC special meeting. We are not soliciting IPC shareowners for a proxy, and IPC shareowners are requested not to send us a proxy.

IESU Special Meeting

          Date and Location. The special meeting of IESU shareowners will be held at __:__ _.m. on ______day, ____________, 2001, at Alliant Energy Tower,
200 First Street, SE, Cedar Rapids, Iowa.

          Purpose. At the IESU special meeting, the IESU shareowners will consider:

     o a proposal to approve and adopt the merger agreement, providing for the merger of IPC with and into IESU;

     o a proposal to approve and adopt the amendment to IESU's amended and restated articles of incorporation that will create the class of new IESU Class A preferred stock to be issued in the merger;

     o a proposal to approve and adopt the amendment to IESU's amended and restated articles of incorporation that will change IESU's name to "Interstate Power and Light Company" if we complete the merger; and

     o any other matters that may be properly brought before the special meeting or any adjournment or postponement of the special meeting.

          The IESU board has determined that the merger is in the best interests of IESU and its shareowners and has approved and adopted the merger agreement and the proposed amendments to its amended and restated articles of incorporation. The IESU board recommends that its shareowners vote FOR approval and adoption of the merger agreement and the proposed amendments to its amended and restated articles of incorporation. See "The Merger and the Merger Agreement-Reasons for the Merger."

          The IESU board is not aware, as of the date of mailing of this proxy statement/prospectus, of any other matters which may properly come before the IESU special meeting. If any other matters properly come before the special meeting, or any adjournment or postponement of the special meeting, the persons named in the proxy intend to vote the proxies in accordance with their best judgment.

          Under the merger agreement, completion of the merger is conditioned upon approval by the IESU shareowners of the merger agreement and the proposed amendments to the IESU amended and restated articles of incorporation.

          Record Date; Voting Rights. Only holders of record of IESU common stock and IESU preferred stock at the close of business on the IESU record date, ____________, 2001, are entitled to receive notice of and to vote at the IESU special meeting. At the close of business on the IESU record date, there were 146,406 shares of IESU 4.80% cumulative preferred stock, 120,000 shares of IESU 4.30% cumulative preferred stock and 100,000 shares of IESU cumulative preferred stock (Series 6.10%) outstanding and entitled to vote. Each of these three classes of IESU preferred stock is entitled to vote as a separate class at the special meeting. Each share of each class of preferred stock entitles the registered holder to one vote in the particular class vote.

          Required Vote. Approval of the merger agreement by the IESU shareowners at the IESU special meeting requires the affirmative vote of at least:

     o a majority of the votes entitled to be cast by the holder of IESU common stock; and

     o a majority of the outstanding shares of each class of IESU preferred stock voting as individual classes.

          Assuming a quorum is present in each case, approval of the amendments to IESU's amended and restated articles of incorporation by the IESU shareowners at the IESU special meeting requires the affirmative vote of at least a majority of the outstanding shares of IESU common stock and of each class of IESU preferred stock, all voting as separate classes, in attendance at the IESU special meeting.

          Alliant Energy, IESU's sole common shareholder, has indicated that it intends to vote for approval of the merger agreement and the amendments to IESU's amended and restated articles of incorporation at the IESU special meeting. As a result, approval of the merger agreement and the amendments to IESU's amended and restated articles of incorporation by the IESU common shareowners is assured.

          Because the merger agreement must be approved by a majority of all outstanding shares of each class of IESU preferred stock (and not just by a majority of the shares that are present at the IESU special meeting), an abstention will have the effect of a vote cast against the merger agreement. Brokers who hold shares of IESU preferred stock as nominees will not have discretionary authority to vote those shares on the proposals in the absence of instructions from the beneficial owners of those shares. Broker non-votes will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes will have no effect on the votes on the amendments to IESU's amended and restated articles of incorporation.

          Quorum. For each class of IESU preferred stock, a majority of the votes entitled to be cast by the shareowners entitled to vote must be represented in person or by proxy at the IESU special meeting in order for a quorum to be present. Shares of IESU preferred stock represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker holding shares as a nominee, such shares will be considered present at the meeting for purposes of determining a quorum. In the event that a quorum is not present for each class of preferred stock at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

          Proxies. All shares of IESU preferred stock represented by properly executed proxies that are received in time for the IESU special meeting and have not been revoked will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the persons designated as proxies on the enclosed proxy card will vote such shares in favor of the merger agreement and the proposed amendments to the IESU amended and restated articles of incorporation. In addition, the persons designated as proxies on the enclosed proxy card will vote on any other matters properly brought before the special meeting as determined in their best judgment. If IESU proposes to adjourn the IESU special meeting, the persons designated as proxies on the enclosed proxy card will vote all shares for which they have voting authority (other than those that have been voted against the merger agreement) in favor of adjournment.

          Any proxy in the enclosed form may be revoked by the shareowner executing it at any time prior to its exercise by giving written notice to the corporate secretary of IESU, by signing and returning a later-dated proxy or by voting in person at the IESU special meeting. However, mere attendance at the IESU special meeting will not in and of itself have the effect of revoking the proxy.

          Proxies will be received by IESU's agent, Alliant Energy Corporate Services, Inc., which has been appointed inspector of elections for the IESU special meeting and any adjournment or postponement thereof and will conduct and tabulate the results of the voting at the meeting.

          If the IESU special meeting is postponed or adjourned for any reason, at any reconvened meeting all proxies will be voted in the same manner as they would have been voted at the initial meeting, except for any proxies that have been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

          Solicitation of Proxies. Proxies are being solicited on behalf of the IESU board. Pursuant to the merger agreement, the cost of proxy solicitation for the special meeting will be shared by IESU and IPC based upon a ratio of the assets, revenues and operating expenses of the respective companies.

          IESU has engaged Morrow & Co., Inc. to assist it in distributing proxy materials and contacting record and beneficial holders of IESU preferred stock. We will pay to Morrow a fee of $12,500 plus the reimbursement of out-of-pocket expenses for its services. In addition, officers and regular employees of IESU may solicit proxies by mail, personally or by telephone, facsimile transmission or otherwise. The officers and regular employees will not be additionally compensated for soliciting proxies, but may be reimbursed for their out-of-pocket expenses. If undertaken, the expense of any solicitation by officers or employees would be nominal. Arrangements will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares of IESU preferred stock held of record by the custodians, nominees and fiduciaries, and IESU will reimburse the custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

          Share Ownership of Management. At the close of business on the IESU record date, directors and executive officers of IESU and IESU's affiliates did not beneficially own any shares of IESU preferred stock. Alliant Energy is the sole holder of IESU common stock.

IPC Special Meeting

          Date and Location. The special meeting of shareowners of IPC will be held at __:__ _.m. on ______day, ____________, 2001, at Interstate Power
Company, 1000 Main Street, Dubuque, Iowa.

          Purpose. At the IPC special meeting, the shareowners of IPC, voting as one class, will consider:

     o a proposal to approve and adopt the merger agreement providing for the merger of IPC with and into IESU; and

     o any other matters that may be properly brought before the special meeting or any adjournment or postponement of the special meeting.

          The IPC board has determined that the merger is in the best interests of IPC and its shareowners and has approved and adopted the merger agreement. The IPC board recommends that the preferred shareowners of IPC vote FOR approval and adoption of the merger agreement. See "The Merger and the Merger Agreement-Reasons for the Merger."

          The IPC board is not aware, as of the date of mailing of this proxy statement/prospectus, of any other matters which may properly come before the IPC special meeting.

          Record Date; Voting Rights. Only holders of record of IPC common stock and IPC preferred stock at the close of business on the IPC record date, ____________, 2001, are entitled to receive notice of and to vote at the IPC special meeting. At the close of business on the IPC record date, there were 9,777,432 shares of IPC common stock and 761,381 shares of IPC preferred stock outstanding and entitled to vote. Each share of IPC common stock and IPC preferred stock entitles the registered holder thereof to one vote.

          Required Vote. Approval of the merger agreement by the IPC shareowners will require the affirmative vote of holders of a majority of the outstanding shares of the IPC common stock and IPC preferred stock entitled to vote, voting together as one class. Because the sole shareowner of IPC common stock beneficially owns an aggregate of 92.8% of IPC's combined voting power and has indicated that it intends to vote for approval of the merger agreement, approval of the merger agreement by the IPC shareowners is assured.

          Quorum. A majority of the outstanding shares of the combined class of IPC common stock and IPC preferred stock entitled to vote must be represented in person or by proxy at the IPC special meeting in order to constitute a quorum for the transaction of business.

          Proxies. We are not asking IPC shareowners for a proxy, and we request you not send us a proxy.

          Because the merger agreement must be approved by a majority of all outstanding shares of each class of IPC stock (and not just by a majority of the shares that are present at the IPC meeting), an abstention will have the effect of a vote cast against the merger agreement. Brokers who hold shares of IPC preferred stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners of the shares. Broker non-votes will have the same effect as votes cast against the merger agreement.

          Share Ownership of Management. At the close of business on the IPC record date, directors and executive officers of IPC and their affiliates did not beneficially own any shares of IPC preferred stock. Alliant Energy is the sole holder of IPC common stock.

                       THE MERGER AND THE MERGER AGREEMENT

          The discussion of the merger and the merger agreement contained in this proxy statement/prospectus includes the material terms of the merger agreement, but, because it is a summary, it may not contain all of the information that is important to you. You should refer to the merger agreement itself, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference herein, for the complete terms of the merger.

General

          Pursuant to the terms of the merger agreement, at the effective time of the merger, IPC will merge into IESU and the separate existence of IPC will cease. IESU will be the surviving corporation and, after completion of the merger, will be renamed Interstate Power and Light Company. The amended and restated articles of incorporation and bylaws of IESU immediately before the effective time will be the amended and restated articles of incorporation and bylaws of the surviving corporation, and the merger will have all the effects provided by applicable law.

          By the terms of the merger agreement, upon completion of the merger:

     o each share of IPC common stock issued and outstanding or held in treasury immediately prior to the effective time will be canceled without payment;

     o each share of IPC preferred stock of each series (including the series designated as Series 4.36%, Series 4.68%, Series 7.76% and Series 6.40%) will cease to be outstanding and will be converted into and become the right to receive one share of new Class A preferred stock of the surviving corporation of the corresponding series (including the series of new Class A preferred stock to be designated by IESU prior to the merger as Series 4.36%, Series 4.68%, Series 7.76% and Series 6.40%);

     o each share of IPC preferred stock held in treasury will be canceled and extinguished without conversion or payment;

     o shares of IESU common stock issued and outstanding immediately prior to the effective time will be unaffected by the merger and, at the effective time, will remain issued and outstanding as shares of common stock of the surviving corporation; and

     o shares of IESU preferred stock issued and outstanding immediately prior to the effective time will be unaffected by the merger and, at the effective time, will remain issued and outstanding as shares of preferred stock of the surviving corporation.

Background of the Merger

          Alliant Energy was formed as a result of a three-way merger involving WPL Holdings, Inc., IES Industries, Inc. and IPC that was completed in April 1998. As a result of the three-way merger, IESU and IPC became two of the five primary first tier subsidiaries of Alliant Energy.

          The proposed merger of IESU and IPC was formulated as part of the Alliant Energy merger, which contemplated realizing benefits for IESU's and IPC's customers, employees and shareowners through a two-step process. The first step was a reorganization at the holding-company level and the second step at the operating-company level through a merger of two of Alliant Energy's utility subsidiaries, IESU and IPC.

          Neither IESU nor IPC considered any potential merger candidates other than each other, or other forms of business combinations, and no third party advisors were involved in discussions relating to the merger. IESU and IPC have already completed significant administrative and operational consolidation.

Reasons for the Merger

          The companies expect to reduce corporate and administrative expenses by reducing systems costs related to redundant reporting requirements. In addition, the companies expect to realize savings by eliminating certain redundant maintenance contracts and eliminating some redundant operations personnel.

Recommendations to Shareowners

To IESU Shareowners:

          IESU's board of directors believes the merger is advisable, fair to you and in your best interests and recommends that you vote FOR the proposal to approve and adopt the merger agreement.

          IESU's board of directors also recommends that you vote FOR the proposals to approve and adopt the amendments to the IESU amended and restated articles of incorporation authorizing the new IESU Class A preferred stock with rights, designations and preferences that are substantially identical to those of the IPC preferred stock, and, effective at the effective time of the merger, changing IESU's name to "Interstate Power and Light Company."

To IPC Shareowners:

          IPC's board of directors believes the merger is advisable, fair to you and in your best interests and recommends that you vote FOR the proposal to approve and adopt the merger agreement.

Other Interests of Certain Persons in the Merger

          No benefits, such as employment agreements, stock options or other executive compensation, will accrue to officers or directors of Alliant Energy, IPC or IESU due to the merger. Moreover, the performance of the officers of IESU, IPC and Alliant Energy will be reviewed in accordance with corporate policy, in light of overall corporate performance and individual performance and not specifically on whether the merger occurs.

Board of Directors

          The merger agreement provides that the board of directors of the surviving corporation will be the same as the current boards of directors of IESU and IPC and will be composed of the following individuals:

     o    Lee Liu;

     o    Alan B. Arends;

     o    Erroll B. Davis, Jr.;

     o    Jack B. Evans;

     o    Rockne G. Flowers;

     o    Joyce L. Hanes;

     o    Katharine C. Lyall;

     o    Arnold M. Nemirow;

     o    Milton E. Neshek;

     o    Judith D. Pyle;

     o    Wayne H. Stoppelmoor;

     o    Robert W. Schlutz; and

     o    Anthony R. Weiler.

Dissenters' Rights

          The merger agreement further provides that any issued and outstanding shares of any series of IPC preferred stock or IESU preferred stock held by a person who does not vote in favor of the merger and complies with all the provisions of Delaware law (in the case of IPC) or Iowa law (in the case of IESU) concerning the right of shareowners to require appraisal of their shares will not be converted as described in the merger agreement, but will instead become the right to receive the consideration determined pursuant to applicable law. If, after the effective time, a shareowner withdraws his, her or its demand for appraisal or fails to perfect or otherwise loses that right of appraisal, that person's dissenting shares will be deemed to either:

     o be converted as of the effective time into the right to receive shares of new IESU Class A preferred stock as set forth in the merger agreement, if the shareowner is an IPC shareowner; or

     o be unaffected by the merger and remain issued and outstanding, if the shareowner is an IESU shareowner.

Representations and Warranties

          The merger agreement also contains standard representations and warranties of each party. Specifically, it contains representations and warranties of IPC and IESU to the effect that:

     o    each company is duly organized, validly existing and in good standing;

     o each company has the respective capital structure set forth in the merger agreement;

     o each company has the power and authority to execute the merger agreement and to consummate the transactions contemplated in the merger agreement, and the merger agreement has been duly authorized, executed and delivered by the respective companies;

     o the execution and delivery of the merger agreement and the completion of the merger will not result in a violation of, default under or creation of an encumbrance on assets pursuant to:

          o the certificate or articles of incorporation or bylaws of either company,

          o    any loan or credit agreement or other similar agreement, or

          o any judgment or order, decree, statute, law, ordinance, rule or regulation applicable to either company or its properties or assets;

     o subject to certain enumerated exceptions, no consent of, or registration or filing with, any court, administrative agency or other governmental authority is required by or with respect to the companies in connection with the execution and delivery of the merger agreement and the completion of the merger;

     o none of the information supplied by either company to be included in the registration statement or this proxy statement/prospectus will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein;

     o the companies each hold all permits and licenses material to the operation of their respective businesses and are in compliance with material laws, ordinances and regulations;

     o except as disclosed in financial statements given to the companies, or except as contemplated by the merger agreement, there has been no material adverse change in the business or the financial or other condition of the companies since the date of such financial statements; and

     o the votes required to approve the merger agreement and transactions contemplated by the merger agreement are as stated in the merger agreement.

Covenants

          The merger agreement also contains various covenants of each party. Those covenants generally include:

     o    each party will carry on its business in the ordinary course;

     o neither party will amend or propose to amend its certificate or articles of incorporation or bylaws;

     o each party will give the other party copies of all filings made by that party with any state or federal governmental entity in connection with the merger agreement;

     o both parties will promptly prepare and IESU will promptly file with the SEC the registration statement, including this proxy statement/prospectus;

     o each party will give to the other access during normal business hours to its properties, books, contracts, commitments and records, and will give the other a copy of each report filed or received by it under the requirements of federal securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request;

     o each party will take steps to obtain the requisite approvals of the merger, the amendments to IESU's amended and restated articles of incorporation and the transactions contemplated by the merger agreement;

     o each party will take all reasonable actions necessary to comply with all legal requirements which may be imposed on it with respect to the merger and will cooperate with and furnish information to the other in connection with such requirements;

     o each party will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of any governmental entity or other third party required to be obtained or made in connection with the merger agreement;

     o the parties will share costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby based on a ratio of assets, revenues and operating expenses; and

     o the parties will use all reasonable efforts, both before and after the effective time of the merger, to do those things necessary, proper or advisable to complete the merger and the transactions contemplated by the merger agreement.

Indemnification

          Under the terms of the merger agreement, each company (and the surviving corporation) will indemnify, defend and hold harmless each person who is, or had been at any time prior to the date of the merger agreement, an officer, director or employee of the surviving corporation, IPC, IESU or any of their subsidiaries against:

     o all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such a person is or was a director, officer or employee of such company, whether pertaining to any matter existing or occurring at or prior to the effective time; and

     o all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated thereby,

     in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors, officers and employees, as the case may be. Also, each of the surviving corporation, IPC and IESU, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each indemnified party to the full extent permitted by law.

          In the event any such claim, action, suit, proceeding, or investigation is brought against any indemnified party:

     o    the indemnified parties may retain counsel satisfactory to them;

     o IESU, IPC or, after the effective time, the surviving corporation, will pay all reasonable fees and expenses of such counsel for the indemnified parties promptly; and

     o IESU, IPC or, after the effective time, the surviving corporation, will use all reasonable efforts to assist in the defense of any such matter, provided that none of IPC, IESU or the surviving corporation will be liable for any settlement of any claim effected without its written consent, which consent won't be unreasonably withheld. The provisions of the merger agreement regarding this indemnification are for the benefit of, and are enforceable by, each indemnified party, and the heirs and representatives of each indemnified party.

Conditions to Closing

          The merger agreement also provides that the obligation of each party to effect the merger is subject to the satisfaction of certain conditions. Those conditions generally include:

     o the shareowners of IESU and IPC must approve the merger agreement, and the IESU shareowners must approve the amendment to the IESU amended and restated articles of incorporation authorizing the new IESU Class A preferred stock, as provided in the merger agreement;

     o with one exception, all material authorizations, consents, orders or approvals of, or declarations or filings with any governmental entity must be filed, obtained or made;

     o no injunction or order issued by any court or other legal restraint or prohibition preventing the consummation of the merger must be in effect;

     o counsel to IESU and IPC must deliver its opinion to the effect that the merger will be treated for federal income tax purposes as a tax free reorganization;

     o IESU and IPC must obtain the consent or approval of each person whose consent or approval is required to permit the surviving corporation to succeed to any material obligation, right or interest of IESU or IPC in the merger;

     o the representations and warranties of IESU and IPC in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing date; and

     o the board of directors of IESU must designate the appropriate series of new IESU Class A preferred stock.

          Additionally, it is a condition to the obligation of IESU to effect the merger that there has not been any material adverse change in the financial condition, results of operations or business of IPC, and it is a condition to the obligation of IPC to effect the merger that there has not been any material adverse change in the financial condition, results of operations or business of IESU.

Termination

          IESU and IPC can terminate the merger agreement at any time before the effective time, whether before or after approval of the matters presented in connection with the merger by the shareowners of IESU or IPC, by consent of the parties.

Amendment

          The parties can amend the merger agreement in writing at any time before or after approval of the matters presented in connection with the merger by the shareowners of IESU or of IPC. However, after any such approval, the approval of the shareowners is required for any material amendment.

Dissenters' Rights

     IESU

          IESU - General. If we complete the merger, IESU preferred shareowners will be entitled to dissenters' rights with respect to their shares.

          Iowa law provides dissenters' rights for IESU preferred shareowners that object to the merger and meet the statutory requirements contained in Sections 490.1301 through 490.1331 of the Iowa Business Corporations Act. Under Iowa law, a shareowner of a corporation participating in a merger that requires shareowner approval is entitled to dissenters' rights. Because the IESU preferred shareowners must approve the merger agreement, the IESU preferred shareowners have dissenters' rights. By exercising dissenters' rights, a preferred shareowner may receive cash from IESU in the amount of the "fair value" of his or her shares.

          Sections 490.1301 through 490.1331 outline the steps you must take to exercise your dissenters' rights. The provisions for demanding dissenters' rights are complex and must be complied with fully. You may lose your dissenters' rights if you fail in any way to comply with the steps provided by Sections 490.1301 through 490.1331. If you have a beneficial interest in IESU preferred stock that is held of record in the name of another person such as a trustee or nominee, then you must act promptly to cause the record holder to follow the requirements of Sections 490.1301 through 490.1331 if you wish to exercise dissenters' rights.

          IESU - Exercising Dissenters' Rights. This discussion is only a summary of applicable Iowa law regarding dissenters' rights and is not a complete statement of that law. If you wish to exercise your dissenters' rights as an IESU preferred shareowner, then you should carefully review Sections
490.1301 through 490.1331, copies of which are attached to this proxy statement/prospectus as Appendix B.

          Under Iowa law, if you, as an IESU shareowner, wish to assert dissenters' rights, then you must initially do all of the following:

     o before the vote on the merger is taken, you must deliver written notice to IESU of your intent to demand appraisal of your shares of stock; and

     o    you must not vote your shares of stock in favor of the merger;

          Any demands, notices, certificates or other documents to be delivered to IESU may be sent to:

                    Edward M. Gleason
                    Vice President-Treasurer and Corporate Secretary IES Utilities Inc.
                    222 West Washington Avenue
                    Madison, Wisconsin 53703

          If IESU shareowners approve the merger agreement at the IESU special meeting and you meet the requirements above, then IESU will send you, within 10 days of the approval of the merger agreement, a written dissenters' notice to be used to demand payment for your shares. The dissenters' notice will:

     o state where you must send your payment demand and when and where you must deposit your certificates for certificated shares;

     o if you hold uncertificated shares, inform you to what extent transfer of those shares will be restricted after your payment demand is received;

     o supply a form for demanding payment that includes the date of the announcement of the merger agreement and requires that each shareowner asserting dissenters' rights certify whether or not the shareowner acquired beneficial ownership of the shares before that date;

     o set a date by which IESU must receive your payment demand, which may not be fewer than 30 nor more than 60 days after IESU delivers the written dissenters' notice; and

     o be accompanied by a copy of Division XIII of the Iowa Business Corporation Act, which discusses dissenters' rights.

          Under Iowa law, if you receive a dissenters' notice and wish to exercise your dissenters' rights of appraisal:

     o when you receive a dissenters' notice from IESU, you must demand payment and certify that you acquired your shares of IESU preferred stock before the date required in the dissenters' notice; and

     o you must deposit the certificate or certificates representing your shares of stock in accordance with the terms of the dissenters' notice.

          If you are considering seeking dissenters' rights, you should be aware that the fair value of your shares as determined under the applicable provisions of the Iowa law could be greater than, less than or equal to the consideration you would receive for those shares in the merger.

          At the time IESU receives a valid, timely and complete payment demand, or upon completion of the merger, IESU will pay to each dissenting shareowner the amount it estimates to be the fair value of the dissenting shareowner's shares, plus accrued interest, as provided in Section 490.1325 of the Iowa Business Corporation Act. That payment will be accompanied by:

     o IESU's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareowners' equity for that year and the latest available interim financial statements, if any;

     o    a statement of IESU's estimate of the fair value of the shares;

     o    an explanation of how the accrued interest was calculated;

     o    a statement of the shareowners' right to demand payment under Section
          490.1328 of the Iowa Business Corporation Act; and

     o    a copy of Division XIII of the Iowa Business Corporation Act.

          Under Section 490.1328 of the Iowa Business Corporation Act, you may send to IESU your own estimate of the fair value of your shares and the amount of any interest due, and demand payment of the difference between your estimate and the amount paid by IESU, if any, in the following cases:

     o if you believe that the amount paid by IESU is less than the fair value of your shares or that the interest due is incorrectly calculated;

     o if IESU fails to make payment within 60 days after the date set in the dissenters' notice for demanding payment; or

     o if the merger is not completed, and IESU does not return the deposited certificates or release any transfer restrictions imposed on uncertificated shares within 60 days after the date set in the dissenters' notice for demand payment.

          If you do not demand payment of the difference between your estimate of the fair value of your shares, plus interest, and the amount paid by IESU before the date set in the dissenters' notice for demanding payment, then you will lose your rights to demand payment of any such difference.

          Under Section 490.1330 of the Iowa Business Corporation Act, if your demand for payment of your estimate remains unsettled, IESU will commence a proceeding in court within 60 days after receipt of your demand for payment and petition the court to determine the fair value of your shares and accrued interest. If IESU does not timely commence this proceeding, IESU must pay you the unsettled amount that you demanded.

          If this proceeding takes place, IESU will make all dissenting shareowners whose demands remain unsettled (even if they are not residents of Iowa) parties to the proceeding, and all parties will be served with a copy of the petition. The court may appoint appraisers who will receive evidence and recommend a decision on the question of fair value. If the court finds that the amount IESU paid is less than the fair value of a dissenting shareowner's shares, plus accrued interest, the court will order IESU to pay the difference to the dissenting shareowner.

          The court will determine all costs of the appraisal proceeding, including the reasonable compensation and expenses of court-appointed appraisers. IESU generally will pay these costs, but the court may order the dissenting shareowners to pay some of them, in amounts the court finds equitable, if the court finds that the shareowners acted arbitrarily, vexatiously or not in good faith in demanding payment.

          If you give notice of your intent to demand dissenters' rights for your shares under the applicable provisions of the Iowa law but fail to return the dissenters' notice or withdraw or lose your rights to demand payment, your shares will be converted into the right to receive the consideration in the merger.

          The foregoing is only a summary of the applicable provisions of the Iowa Business Corporation Act and is qualified in its entirety by reference to the full text of such provisions, which is included in Appendix B.

          IPC. If we complete the merger, any holder of shares of IPC preferred stock who objects to the merger is entitled to dissent from the merger and to have the fair value of such shares as determined by IESU, or if necessary, judicially determined, paid to him or her, by complying with the provisions of
Section 262 of the Delaware General Corporation Law. Failure to take any steps set forth in Section 262 in connection with the exercise of such rights may result in termination or waiver of those rights.

          If you wish to exercise your appraisal rights as an IPC shareowner, you should carefully review Section 262, the text of which is attached as Appendix C to this proxy statement/ prospectus.

          Under Delaware law, if you, as an IPC shareowner, wish to assert appraisal rights, you must do all of the following:

     o before the vote on the merger is taken, you must deliver a written demand for appraisal of your IPC preferred stock;

     o you must not vote your shares of IPC preferred stock in favor of the merger; and

     o you must continuously hold your shares of IPC preferred stock from the date of the written demand for appraisal through the effective time of the merger.

          If you fail to take any necessary steps, a termination or waiver of the rights under such Section 262 will occur. If you have a beneficial interest in IPC preferred stock that is held of record in the name of another person such as a trustee or nominee, then you must act promptly to cause the record holder to follow the requirements of Section 262 in a timely manner if you elect to demand appraisal of your shares.

          Any IPC preferred shareowner who has demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the dissenting shares subject to appraisal demand for any purpose or be entitled to the payment of dividends or other distributions on those dissenting shares other than those payable or deemed to be payable to shareowners of record as of a date prior to the effective time.

          Any demands, notices, certificates or other documents to be delivered to IPC prior to the merger may be sent to:

                    Edward M. Gleason
                    Vice President - Treasurer and Corporate Secretary Interstate Power Company
                    222 West Washington Avenue
                    Madison, Wisconsin 53703

          Within ten days after the effective date of the merger, IPC will give written notice of the effective time to each IPC preferred shareowner who has satisfied the requirements of Section 262. Within 120 days after the effective time, IPC or any IPC dissenting shareowner may file a petition in the court demanding a determination of the fair value of the shares of IPC preferred stock of all dissenting shareowners. Any dissenting shareowner desiring the filing of such petition is advised to file such petition on a timely basis unless the dissenting shareowner receives notice that such a petition has been filed by IPC or another dissenting shareowner.

          If a petition for appraisal is timely filed, the court will determine which shareowners are entitled to appraisal rights and will determine the fair value of the dissenting shareowners' shares, plus accrued interest. In determining such fair value, the court will take into account all relevant factors. If you are considering seeking dissenters' rights of appraisal, you should be aware that the court may determine such fair value to be greater than, less than or equal to the merger consideration. If a petition for appraisal is not timely filed, you will lose the right to an appraisal.

          The court will determine all costs of the appraisal proceeding. The court will allocate the costs to IPC and the dissenting shareowners in amounts the court finds equitable. Upon application of a shareowner, the court may order all or a portion of the expenses incurred by a shareowner in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

          After the effective time of the merger, no dissenting shareowner will have any rights of a holder of IPC shares with respect to such holder's shares for any purpose, except to receive payment to which IPC shareowners of record as of a date prior to the effective time are entitled. If a dissenting shareowner delivers to IESU a written withdrawal of the demand for an appraisal within 60 days after the effective time of the merger or thereafter with IESU's written approval, or if no petition for appraisal is filed within 120 days after the effective time, then the right of such dissenting shareowner to an appraisal will cease and such dissenting shareowner will be entitled to receive only the shares of new IESU Class A preferred stock as provided in the merger agreement.

          The foregoing is only a summary of the applicable provisions of the Delaware General Corporation Law and is qualified in its entirety by reference to the full text of such provisions, which is included in Appendix C.

          Any demands, notices, certificates or other documents to be delivered to IESU after the merger may be sent to:

                    Edward M. Gleason
                    Vice President - Treasurer and Corporate Secretary IES Utilities Inc.
                    222 West Washington Avenue
                    Madison, Wisconsin 53703

Regulatory Approvals

          Set forth below is a summary of the regulatory approvals that IESU and IPC have obtained or expect to obtain in connection with the merger.

          Public Utility Holding Company Act of 1935. IESU and IPC are required to obtain SEC approval under various provisions of the Public Utility Holding Company Act of 1935 (the "1935 Act") in connection with the merger. Among other things, the SEC must approve the transfer of IPC's assets to IESU, IESU's assumption of IPC's debt securities and other liabilities, the amendment to IESU's amended and restated articles of incorporation to authorize the new Class A preferred stock, and the issuance of the new Class A preferred stock by IESU in connection with the merger. An application under the 1935 Act for approval of these related merger transactions will be filed by IESU and IPC at the appropriate time.

          Federal Power Act. Section 203 of the Federal Power Act of 1935, as amended, provides that no public utility shall sell or otherwise dispose of its jurisdictional facilities or directly or indirectly merge or consolidate such facilities with those of any other person or acquire any security of any other public utility, without first having obtained authorization from the FERC. On March 31, 2000, IESU and IPC submitted a joint application to the FERC for approval of the merger under Section 203 and Part 33 of the FERC's regulations. On July 7, 2000 the FERC issued its order approving the IESU and IPC merger.

          Atomic Energy Act. IESU holds an operating license from the Nuclear Regulatory Commission ("NRC") authorizing IESU to hold an ownership interest in the Duane Arnold Energy Center and to operate the facility. The Atomic Energy Act provides that no such NRC license or any rights thereunder may be transferred or in any manner disposed of, directly or indirectly, through transfer of control of such license to any person unless the NRC finds that such transfer is in accordance with the Atomic Energy Act and consents to the transfer. Pursuant to the Atomic Energy Act, IESU will seek approval from the NRC to reflect the fact that IESU will change its name to Interstate Power and Light Company and continue to hold its existing NRC license as operating company subsidiary of Alliant Energy upon consummation of the merger.

          State Public Utility Regulation. IESU is currently subject to the jurisdiction of the Iowa Utilities Board with respect to its utility operations in Iowa. IPC is subject to the jurisdiction of the Iowa Utilities Board, the Illinois Commerce Commission and the Minnesota Public Utilities Commission with respect to its utility operations in Iowa, Illinois and Minnesota.

          Applications for approval of the merger, including, in the case of certain commissions, the issuance of securities in connection therewith, have been filed with the Iowa Utilities Board, the Illinois Commerce Commission and the Minnesota Public Utilities Commission.

          IESU and IPC possess municipal franchise and environmental permits and licenses that may need to be renewed or replaced as a result of the merger. IESU and IPC do not anticipate any difficulties in obtaining such renewals or replacements.

          Except as set forth above, no other state or local regulatory body or agency and no other federal commission or agency has jurisdiction over the transactions proposed herein.

Accounting for the Merger

          We expect to account for the merger as a common control merger in accordance with generally accepted accounting principles because all of the outstanding common stock of both IESU and IPC is owned by Alliant Energy. The accounting for a common control merger is similar to a pooling of interests. Accordingly, we will carry over the book value of the assets, liabilities and stockholders' equity of each of IESU and IPC, as reported on IESU's and IPC's respective consolidated balance sheets, to IESU's consolidated balance sheet after the merger. After the merger, IESU must include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the merger occurs, and prior years will be restated to reflect the combination of IESU and IPC.

          We have prepared the unaudited pro forma financial information contained in this proxy statement/ prospectus using the pooling of interests accounting method to account for the merger. See "Unaudited Selected Pro Forma Combined Financial Data" and "Unaudited Pro Forma Combined Financial Statements."

              CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

          The following is a discussion of certain material federal income tax consequences of the merger to IESU, IPC and the holders of IESU preferred stock or IPC preferred stock who are citizens or residents of the United States or that are domestic corporations. This discussion is for general information only and does not address all tax consequences of the merger. The summary may not apply to IPC preferred stockholders in special situations (such as dealers in securities or currencies, traders in securities, financial institutions, tax-exempt organizations, persons holding IPC preferred shares in their individual retirement accounts (IRAs), Keoghs, or other qualified retirement accounts, insurance companies, persons holding shares of IPC preferred stock as part of a hedging, "straddle," conversion or other integrated transaction, non-United States persons, persons whose functional currency is not the United States dollar or persons who acquired their shares of IPC preferred stock pursuant to the exercise of employee stock options or warrants, or otherwise as compensation). The discussion assumes that the shares of IPC preferred stock are held as capital assets. In addition, no information is provided with respect to the tax consequences of the merger under applicable foreign, state or local laws.

          The completion of the merger is conditioned upon the receipt of an opinion from Foley & Lardner that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that IESU and IPC will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Foley & Lardner intends to provide its opinion based upon the assumption that it is not more likely than not that IESU (or a related party) will redeem the new 6.40% Class A Preferred Stock prior to its obligation to redeem such preferred stock pursuant to new Article IV of IESU's Amended and Restated Articles of Incorporation (assuming that the amendments thereto proposed herein are approved by the shareowners of IESU), either before, or as a result of, the merger, and certain other customary assumptions and representations of fact, including representations of fact contained in letters of IPC, IESU and Alliant Energy to Foley & Lardner, all of which must be true, correct and complete in all material respects as of the effective time of the merger. No ruling will be or has been sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. The opinion of Foley & Lardner is not binding upon the Internal Revenue Service or any court. Accordingly, we cannot assure you that the Internal Revenue Service will not contest the conclusions expressed in Foley & Lardner's opinion and, if it does so, that we will successfully defend our position that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

          The merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. As a result, no gain or loss will be recognized by IESU or IPC as a result of the merger. Except as set forth below with respect to holders exercising their dissenter's rights, (i) the holders of common stock will not recognize gain or loss as a result of the merger; (ii) the existing holders of IESU preferred stock will also not recognize gain or loss as a result of the merger; and (iii) (a) the holders of IPC preferred stock will not recognize gain or loss on the receipt of the shares of IESU preferred stock received in exchange for their shares of IPC preferred stock pursuant to the merger, (b) the tax basis of the shares of IESU Class A preferred stock received in the merger by the holders of IPC preferred stock will be the same as the tax basis of the shares of IPC preferred stock exchanged in the merger, and (c) the holding periods of the shares of IESU preferred stock received will include the holding period of shares of IPC preferred stock exchanged in the merger.

          A holder of preferred stock that receives solely cash in exchange for the holder's shares of either IESU or IPC preferred stock as a result of the exercise of dissenter's rights under applicable corporate law generally will recognize capital gain or loss measured by the difference between the amount of cash received with respect to each share of preferred stock and the tax basis of such share of preferred stock, assuming such holder of preferred stock does not own any common or other equity interest in Alliant Energy. The capital gain or loss recognized will be long-term or short-term depending on such holder's holding period of the share.

          The preceding discussion is intended only as a summary of certain federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we urge all shareholders to consult their own tax advisors as to the specific tax consequences to them of the merger and if they intend to exercise their dissenter's rights, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable income and other tax laws and the effect of any proposed changes in any such tax laws.

                                  THE COMPANIES

IESU

          The Business. IESU is a wholly-owned subsidiary of Alliant Energy and a public utility operating company with all of its operations in the State of Iowa. IESU supplies electric energy, natural gas and steam services to a service area with an estimated population of 1,161,000. For the twelve months ended December 31, 1999, IESU derived approximately 78% of its revenues from providing electric service, approximately 18% from providing natural gas service and approximately 4% from the provision of steam services. At December 31, 1999, IESU supplied retail electric service to more than 345,000 customers in 525 communities in Iowa and retail natural gas service to more than 181,000 customers in 212 communities in Iowa, and IESU was providing wholesale electric service to 5 customers. IESU's 1999 system peak demand was 1,990 megawatts. IESU has installed generating capacity of 1,951 megawatts.

          See Note 12 of the "IES Utilities Inc. Notes to Consolidated Financial Statements" for information regarding the segments of IESU's business.

          Management's Discussion and Analysis of Financial Condition and Results of Operations.

          Utility Industry Outlook

          General. Electric energy generation, transmission and distribution are in a period of fundamental change in the manner in which customers obtain, and energy suppliers provide, energy services. As legislative, regulatory, economic and technological changes occur, electric utilities are facing increased numbers of alternative suppliers. Such competitive pressures could result in loss of customers and an incurrence of stranded costs (i.e., assets and other costs rendered unrecoverable as the result of competitive pricing). To the extent stranded costs cannot be recovered from customers, they would be borne by security holders.

          Across the nation, approximately half of the states have passed legislation or issued regulatory rulings granting customers the right to choose their electric energy supplier. Legislation that would allow customers to choose their electric energy supplier was introduced in Iowa in 2000 but was never voted upon. At the federal level, a number of proposals to restructure the electric industry are currently under consideration. However, there continues to be a lack of consensus over how restructuring should be implemented and how much control the federal government should have over this process. Until one of the proposals gains significant bipartisan support, IESU believes there is unlikely to be final federal action to either facilitate or force states to open electricity markets to competition.

          Alliant Energy is reviewing, with several other utilities, the viability of developing an Independent Transmission Company for various Midwest utilities not included in the American Transmission Company, LLC, including IESU. The present schedule is to develop a business plan and if it is deemed acceptable by the applicable parties, to make the necessary filings with the FERC and the various states by mid-2001.

          IESU realized 100% of its electric and gas utility retail revenues in 1999 in Iowa. Approximately 95% of the electric revenues in 1999 were regulated by the Iowa Utilities Board while the other 5% were regulated by the FERC.

          Federal Regulation. IESU is subject to regulation by the FERC. The National Energy Policy Act of 1992 addresses several matters designed to promote competition in the electric wholesale power generation market. The FERC has issued final rules (FERC Orders 888/888-A and 889/889-A) requiring electric utilities to open their transmission lines to other wholesale buyers and sellers of electricity. In response to FERC Orders 888 and 888-A, Alliant Energy Corporate Services, Inc., on behalf of IESU, has filed open access transmission tariffs that comply with the orders. In response to FERC Orders 889 and 889-A, IESU is participating in a regional open access same-time information system.

          FERC Order 888 permits utilities to seek recovery of legitimate, prudent and verifiable stranded costs associated with providing open access transmission services. The FERC does not have jurisdiction over retail distribution and, consequently, the final FERC rules do not provide for the recovery of stranded costs resulting from retail competition. The various states retain jurisdiction over the question of whether to permit retail competition, the terms of such retail competition, and the recovery of any portion of stranded costs that are ultimately determined to have resulted from retail competition.

          In May 1999, the FERC issued a notice of proposed rulemaking concerning the development of regional transmission organizations. The proposed rules outline the requirements for utilities to voluntarily turn over control of their transmission system to a regional entity either by leasing the system to a regional transmission organization or by outright divestiture. In December 1999, the FERC issued Order 2000 which implemented the proposed rules with minor modifications. The FERC's timeline is to have the regional transmission organizations in operation by the end of 2001. Alliant Energy is involved with other utilities and industry groups in reviewing Order 2000 and has submitted a joint petition to the FERC seeking further clarification of the operating and ownership limitations that will be imposed on the regional transmission organizations.

          IESU cannot predict the long-term consequences of these rules on its financial condition or results of operations.

          State Regulation. IESU is subject to regulation by the Iowa Utilities Board. The Iowa Utilities Board has been reviewing all forms of competition in the electric utility industry for several years. A group comprised of the Iowa Utilities Board, Alliant Energy, MidAmerican Energy Company, rural electric cooperatives, municipal utilities and Iowans for Choice in Electricity (a diverse group of industrial customers, marketers, such as Enron, and a low income customer representative, among others) endorsed a bill to allow for such competition that was introduced in the Iowa Legislature in March 1999. The bill was opposed by the Office of Consumer Advocate, which is charged by Iowa law with representation of all consumers generally. While the bill did not pass, by operation of House rules, it was re-referred to the House Commerce Committee and was again inserted into the legislative process in the Second Regular Session of the 78th General Assembly (2000). As of March 1, 2000, the bill was approved by both the Iowa House and Senate Commerce Committees and was to be addressed by the legislature in full. The bill was never debated on the floor and was not included in the 2000 legislative session. It is unlikely that this legislation will be re-introduced in 2001.

          The bill would allow choice of electric suppliers for all customers on October 1, 2002. It would freeze IESU's Iowa regulated prices at January 2000 levels. It would allow, however, for investor-owned utilities to propose increases due to exogenous factors (for example, environmental compliance costs) in the generation cost component. Assigned service territories would be maintained for the delivery function. Delivery prices would be regulated, with the option available to propose performance based rate making. Prices for generation and other retail services would not be regulated, except for standard offer service pricing starting October 2002 for all residential customers and non-residential customers with annual usage of fewer than 75,000 kilowatt-hours. Pricing for standard offer service would initially be at levels equivalent to prices as they exist today and would remain at such levels until at least December 31, 2005 for standard offer service customers. The Iowa Utilities Board would be able to terminate standard offer service if it were to determine several conditions existed, including, most importantly, that effective competition existed such that regulation was no longer necessary. If the Iowa Utilities Board continues standard offer service past December 31, 2005, then prices would be based upon competitive bids. There are no price protections for non-residential customers with usage greater than 75,000 kilowatt-hours annually, with the exception of transitional service. Transitional service would exist for no longer than one year, until October 1, 2003, at prices the Iowa Utilities Board determines to be "just and reasonable." Currently existing automatic fuel adjustment clauses for recovery of fuel costs would be eliminated no later than October 2002. A "nuclear-only" fuel adjustment would be permitted with increased prices effective if an electric company's nuclear plant is not operational due to external factors.

          Transition or stranded cost is the difference between the revenues that would have been collected pursuant to an electric company's revenue requirement existing as of January 1, 2000, and market prices for the period 2002 through 2005. These differences would be afforded 80% recovery in the first twelve months of choice, with 70%, 60%, and 50% in each subsequent twelve-month period. Effective October 1, 2006, transition cost recovery would end. In lieu of accepting this transition cost recovery mechanism, an electric utility would be entitled under the proposed legislation to elect to divest itself of its generation assets, including power supply contracts. In such case, the utility would be given an opportunity to be "made whole" for recovery of embedded costs with the possibility for shareowners to retain 50% of the amount realized from the sale of the assets beyond the sum of depreciated book value and unfunded decommissioning. A divestiture plan would be filed with the Iowa Utilities Board no later than January 1, 2001, with Iowa Utilities Board approval or modification by July 1, 2001. The utility would have until September 30, 2001 to revoke its election.

          Costs of start-up, including computer systems and employee transition costs, would be recoverable over a ten-year period, as approved by the Iowa Utilities Board. The difference between regulatory assets and liabilities would be fully recoverable as a delivery charge. Nuclear decommissioning costs would be fully recoverable. While IESU supports the proposed legislation in its current form, it is unable to predict if this legislation will be enacted in 2001, what modifications, if any, may be made to the proposed bill or what actions IESU may take in response to the legislation should it be enacted.

          In the first quarter of 1999, the Iowa Utilities Board conducted workshops concerning the unbundling of natural gas rates for all Iowa customers as well as allowing choice of the supplier of the natural gas for the small volume natural gas customers. IESU's natural gas costs are a "flow-through cost item" in that they are automatically reflected in future billings to customers. Such collections are reconciled on an annual basis to ensure that they neither over- nor under-collect their actual gas commodity costs. Consequently, IESU does not currently realize any margins or income with respect to its provision of the gas commodity. IESU expects to continue to be made whole for such gas costs if the gas rates are unbundled. Even if IESU's gas commodity sales were to decline in a customer choice environment, its margins and income would not be expected to be impacted by such decreases in commodity sales. The delivery function of IESU's gas business in Iowa will likely continue to be regulated on a cost of service basis, as currently is the case. As a result, assuming no significant change in the regulatory posture, the delivery function would continue to generate comparable margins and income to that currently generated, regardless of what entity provides the gas commodity to the customer. On March 3, 2000, the Iowa Utilities Board issued an order indicating that the Iowa Utilities Board prefers to allow each utility to design a tariff in order to remove barriers to a competitive option for small volume customers. The Iowa Utilities Board will also seek comments from the utility companies before approving any tariff filings.

          Accounting Implications

          IESU complies with the provisions of Statement of Financial Accounting Standards ("SFAS") 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These are deferred as regulatory assets or regulatory liabilities and are recognized in the consolidated statements of income at the time they are reflected in rates. If a portion of IESU's operations becomes no longer subject to the provisions of SFAS 71 as a result of competitive restructurings or otherwise, a write-down of related regulatory assets and possibly other charges would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. In addition, each utility subsidiary would be required to determine any impairment of other assets and write-down any impaired assets to their fair value. IESU believes it currently meets the requirements of SFAS 71 and will continue to monitor and assess this as the various utility industry restructuring initiatives progress.

          IESU Unaudited Results of Operations for the Three and Nine Months Ended September 30, 2000 and 1999

          Overview - Third Quarter Results - IESU's earnings available for common stock increased $1.9 million for the three months ended September 30, 2000, compared with the same period in 1999, primarily due to reduced other operation and maintenance expenses, partially offset by a lower electric margin.

          Electric Utility Operations - Electric margins and megawatt-hour sales for IESU for the three months ended September 30 were as follows:

                                         Revenues and Costs                      Megawatt-Hours Sold
                                           (in thousands)                           (in thousands)
                                    -----------------------------             ---------------------------
                                         2000           1999        Change        2000          1999        Change
                                    --------------- -------------  ---------  -------------  ------------  ---------
Residential                              $78,004        $76,739        2%           822            818        --
Commercial                                56,326         58,716       (4%)          732            781        (6%)
Industrial                                55,517         56,796       (2%)        1,239          1,312        (6%)
                                    --------------- -------------             -------------  ------------
   Total from ultimate customers         189,847        192,251       (1%)        2,793          2,911        (4%)
Sales for resale                           9,378         10,373      (10%)          247            385       (36%)
Other                                      3,674          3,524        4%            10              9        11%
                                    --------------- -------------             -------------  ------------
   Total revenues/sales                  202,899        206,148       (2%)        3,050          3,305        (8%)
                                                                              =============  ============
Electric production fuels expense         22,633         27,442      (18%)
Purchased power expense                   28,324         22,057       28%
                                    --------------- -------------
   Margin                               $151,942       $156,649       (3%)
                                    =============== =============

Electric margins and megawatt-hour sales for IESU for the nine months ended September 30 were as follows:

                                         Revenues and Costs                      Megawatt-Hours Sold
                                           (in thousands)                           (in thousands)
                                    -----------------------------             ---------------------------
                                         2000           1999        Change        2000          1999        Change
                                    --------------- -------------  ---------  -------------  ------------  ---------
Residential                             $183,138       $182,318       --          2,088          2,106        (1%)
Commercial                               138,335        136,148        2%         2,008          2,027        (1%)
Industrial                               143,743        137,889        4%         3,754          3,786        (1%)
                                    --------------- -------------             -------------  ------------
   Total from ultimate customers         465,216        456,355        2%         7,850          7,919        (1%)
Sales for resale                          21,875         23,108       (5%)          748          1,068       (30%)
Other                                      9,843          8,911       10%            30             29         3%
                                    --------------- -------------             -------------  ------------
   Total revenues/sales                  496,934        488,374        2%         8,628          9,016        (4%)
                                                                              =============  ============
Electric production fuels expense         76,595         58,689       31%
Purchased power expense                   59,464         62,349       (5%)
                                    --------------- -------------
   Margin                               $360,875       $367,336       (2%)
                                    =============== =============

          Electric margin decreased $4.7 million, or 3%, and $6.5 million, or 2%, for the three and nine months ended September 30, 2000, respectively, compared with the same periods in 1999, primarily due to milder weather conditions in 2000 and a change in estimate recorded in 1999 of IESU's utility services rendered but unbilled at month-end of approximately $5 million. Also contributing to the nine-month decrease were reduced recoveries of approximately $4.8 million in concurrent and previously deferred expenditures for Iowa-mandated energy efficiency programs. The recovery for energy efficiency programs in Iowa is in accordance with Iowa Utilities Board orders (a portion of these recoveries is offset as they are also amortized to expense in other operation and maintenance expense). Increased sales due to economic growth in IESU's service territory partially offset the decreased margin each period.

          IESU's electric tariffs include energy adjustment clauses that are designed to currently recover the costs of fuel and the energy portion of purchased-power billings.

          Gas Utility Operations - Gas margins and dekatherm sales for IESU for the three months ended September 30 were as follows:

                                         Revenues and Costs                        Dekatherms Sold
                                           (in thousands)                           (in thousands)
                                    -----------------------------             ---------------------------
                                         2000           1999        Change        2000          1999        Change
                                    --------------- -------------  ---------  -------------  ------------  ---------
Residential                              $10,406        $8,913        17%           908            988        (8%)
Commercial                                 5,788         3,787        53%           744            608        22%
Industrial                                 3,840         2,988        29%           740            820       (10%)
Transportation/other                         859           960       (11%)        2,091          2,250        (7%)
                                    --------------- -------------             -------------  ------------
   Total revenues/sales                   20,893        16,648        25%         4,483          4,666        (4%)
                                                                              =============  ============
Cost of gas sold                          13,253         8,777        51%
                                    --------------- -------------
   Margin                                 $7,640        $7,871        (3%)
                                    =============== =============

Gas margins and dekatherm sales for IESU for the nine months ended September 30 were as follows:

                                         Revenues and Costs                        Dekatherms Sold
                                           (in thousands)                           (in thousands)
                                    -----------------------------             ---------------------------
                                         2000           1999        Change        2000          1999        Change
                                    --------------- -------------  ---------  -------------  ------------  ---------
Residential                              $64,262       $61,108         5%         9,011          9,626        (6%)
Commercial                                31,107        27,725        12%         5,433          5,643        (4%)
Industrial                                 9,128         7,824        17%         2,122          2,298        (8%)
Transportation/other                       3,270         3,299        (1%)        7,194          7,712        (7%)
                                    --------------- -------------             -------------  ------------
   Total revenues/sales                  107,767        99,956         8%        23,760         25,279        (6%)
                                                                              =============  ============
Cost of gas sold                          68,291        58,313        17%
                                    --------------- -------------
   Margin                                $39,476       $41,643        (5%)
                                    =============== =============

          Gas margin decreased $0.2 million, or 3%, and $2.2 million, or 5%, for the three and nine months ended September 30, 2000, respectively, compared with the same periods in 1999. The nine-month decrease was primarily due to reduced natural gas sales due to milder weather.

          IESU's gas tariffs include purchased gas adjustment clauses that are designed to currently recover the cost of gas sold.

          Other Operating Expenses - IESU's other operation and maintenance expenses decreased $8.2 million and $12.6 million for the three and nine months ended September 30, 2000, respectively, compared with the same periods in 1999. The three-month decrease was primarily due to reduced administrative and general expenses and lower transmission and distribution expenses. The nine-month decrease was primarily due to a decrease of $4.2 million in energy efficiency expenses, reduced administrative and general expenses, lower employee benefits costs and lower transmission and distribution expenses. Partially offsetting the nine-month decrease were one-time fees related to the transfer from the Mid-Continent Area Power Pool reliability region to the Mid-America Interconnected Network, Inc. region. Expenses incurred in 1999 relating to IESU's Year 2000 readiness program also impacted the comparisons.

          IESU's depreciation and amortization expense increased $1.4 million and $4.1 million for the three and nine months ended September 30, 2000, respectively, compared with the same periods in 1999, primarily due to property additions.

          Interest Expense and Other - Miscellaneous, net income decreased $0.5 million and increased $2.3 million for the three and nine months ended September 30, 2000, respectively, compared with the same periods in 1999. The nine-month increase was primarily due to $4.1 million of interest income recognized from a tax settlement in the first quarter of 2000, partially offset by a decrease in nuclear decommissioning trust fund earnings.

          Income Taxes - IESU's income tax expense increased $0.9 million and $1.9 million for the three and nine months ended September 30, 2000, respectively, compared with the same periods last year, primarily due to increased taxable income. The effective income tax rates were 41.4% and 41.9% for the three and nine months ended September 30, 2000, respectively, compared with 41.8% and 42.1%, respectively, for the same periods last year.

          IESU Results of Operations for the Years Ended December 31, 1999, 1998 and 1997

          Overview - IESU's earnings available for common stock increased $4.5 million and $3.1 million in 1999 and 1998, respectively. The increased earnings for 1999 were primarily due to $17 million of merger-related expenses in 1998, a $9 million regulatory asset write-off in 1998, a change in estimate of IESU's unbilled revenues and reduced maintenance expenses. Such increases were partially offset by higher depreciation and amortization expense, increased administrative and general expenses and a higher effective income tax rate. The increased earnings for 1998 were primarily due to a 2% increase in retail electric sales volumes, largely due to continued economic growth in IESU's service territory, lower purchased-power capacity costs, reduced employee benefits costs and lower costs in 1998 due to merger-related operating efficiencies. A loss incurred on the disposition of an investment in 1997 also improved 1998 earnings compared to 1997. Partially offsetting the higher 1998 earnings were merger-related expenses, the regulatory asset write-off described above, decreased retail natural gas sales resulting from milder weather, increased depreciation and amortization expenses and increased expenses for Year 2000 readiness efforts.

          Electric Utility Operations - Electric margins and megawatt-hour sales for IESU for 1999, 1998 and 1997 were as follows:

                                          Revenues and Costs                                   Megawatt-Hours Sold
                                            (in thousands)                                        (in thousands)
                        -------------------------------------------------------  -------------------------------------------------
                           1999         1998         *         1997       **       1999      1998        *        1997      **
                        ------------ ------------ --------- ------------ ------  --------- ---------- --------  --------- --------
Residential               $230,422     $232,662     (1%)      $227,496     2%       2,685      2,661      1%       2,682     (1%)
Commercial                 176,251      168,672      4%        162,626     4%       2,658      2,465      8%       2,378      4%
Industrial                 181,740      181,369     --         177,890     2%       5,072      4,872      4%       4,743      3%
                        ------------ ------------           ------------         --------- ----------           ---------
Total from ultimate
  customers                588,413      582,703      1%        568,012     3%      10,415      9,998      4%       9,803      2%
Sales for resale            28,479       45,453    (37%)        25,719    77%       1,392      1,763    (21%)        794    122%
Other                       11,058       11,267     (2%)        10,539     7%          40         42     (5%)         43     (2%)
                        ------------ ------------           ------------         --------- ----------           ---------
   Total revenues          627,950      639,423     (2%)       604,270     6%      11,847     11,803     --       10,640     11%
                                                                                 ========= ==========           =========
Electric production
  fuels expense             80,079       99,362    (19%)        92,891     7%
Purchased power
  expense                   82,402       71,637     15%         74,098    (3%)
                        ------------ ------------           ------------
   Margin                 $465,469     $468,424     (1%)      $437,281     7%
                        ============ ============           ============

*      Reflects the % change from 1998 to 1999.
**     Reflects the % change from 1997 to 1998.

          Electric margin decreased $3.0 million, or 1%, and increased $31.1 million, or 7%, for 1999 and 1998, respectively. The 1999 decrease was primarily due to reduced recoveries of approximately $4 million in concurrent and previously deferred expenditures for Iowa-mandated energy efficiency programs and increased purchased-power capacity costs. The recovery for energy efficiency programs in Iowa is in accordance with Iowa Utilities Board orders (a portion of these recoveries is offset as they are also amortized to expense in other operation expense). Sales for resale decreased significantly in 1999 primarily due to various resale customers of IESU selecting another utility as their electricity provider effective in early 1999. The loss of such customers has not had a material impact on IESU's electric margins. Sales to retail customers increased primarily due to continued economic growth in IESU's service territory and more favorable weather conditions. The 1999 electric margin also benefited from a favorable $5 million change in estimate of IESU's utility services rendered but unbilled at month-end based on refinements made to IESU's estimation process in 1999.

          The 1998 increase was primarily due to the increased recovery of approximately $15 million of concurrent and previously deferred expenditures for Iowa-mandated energy efficiency programs, increases in sales volumes to retail customers due to economic growth in the service territory and reduced purchased-power capacity costs. Sales for resale increased significantly for 1998 as a result of the implementation of a merger-related joint sales agreement during the second quarter of 1998 (off-system sales revenues are passed through IESU's energy adjustment clause and therefore have no impact on electric margin). Refer to "Liquidity and Capital Resources - Rates and Regulatory Matters" for a further discussion.

          IESU's electric tariffs include energy adjustment clauses that are designed to currently recover the costs of fuel and the energy portion of purchased-power billings.

          Gas Utility Operations - Gas margins and dekatherm sales for IESU for 1999, 1998 and 1997 were as follows:

                                     Revenues and Costs                                      Dekatherms Sold
                                       (in thousands)                                         (in thousands)
                       ------------------------------------------------  ---------------------------------------------------------
                           1999         1998         *         1997        **      1999      1998        *       1997       **
                       ------------- ------------ --------- -----------  -------- -------- ---------- -------- ---------- --------
Residential               $88,302       $86,821      2%       $110,663   (22%)      13,778    13,803     --      16,317     (15%)
Commercial                 40,459        39,928      1%         54,383   (27%)       8,077     8,272     (2%)     9,602     (14%)
Industrial                 11,543        10,422     11%         13,961   (25%)       3,291     3,089      7%      3,318      (7%)
Transportation/other        5,521         4,108     34%          4,510    (9%)      10,236    11,316    (10%)    10,321      10%
                       ------------- ------------           -----------           -------- ----------          ----------
   Total revenues         145,825       141,279      3%        183,517   (23%)      35,382    36,480     (3%)    39,558      (8%)
                                                                                  ======== ==========          ==========
Cost of gas sold           88,308        84,642      4%        126,631   (33%)
                       ------------- ------------           -----------
   Margin                 $57,517       $56,637      2%        $56,886    --
                       ============= ============           ===========

*      Reflects the % change from 1998 to 1999.
**     Reflects the % change from 1997 to 1998.

          Gas margin increased $0.9 million, or 2%, and decreased $0.2 million for 1999 and 1998, respectively. The 1999 increase was primarily due to increased retail sales from more favorable weather conditions in 1999. The decrease in 1998 was primarily from reduced sales as a result of milder weather, which was substantially offset by the increased recovery of $4.2 million of concurrent and previously deferred energy efficiency expenditures for Iowa-mandated energy efficiency program costs in accordance with Iowa Utilities Board orders (a portion of these recoveries is offset as they are also amortized to expense in other operation expenses).

          IESU's gas tariffs include purchased gas adjustment clauses that are designed to currently recover the cost of gas sold.

          Other Operating Expenses - IESU's other operation expenses decreased $13.5 million and increased $26.5 million for 1999 and 1998, respectively. The 1999 decrease was primarily due to $10.5 million of merger-related expenses in 1998, a $9 million regulatory asset write-off in 1998, a $4 million decrease in energy efficiency expenses and merger-related operating efficiencies realized in 1999. The merger-related expenses were primarily for employee retirements, separations and relocations. The regulatory asset write-off resulted from IESU assessing in the fourth quarter of 1998 how certain employee benefit costs were recovered in the rate making process in Iowa. Based on such review, IESU concluded it could no longer meet the required "probable" standard for SFAS 71. Such decreases were partially offset by increased costs for employee incentive compensation and higher employee benefit costs. The 1998 increase was primarily due to higher merger-related expenses, increased energy efficiency expenses, the regulatory asset write-off mentioned above and increased Year 2000 readiness costs. These items were partially offset by lower nuclear operation expenses, reduced employee pension and benefit costs and lower costs resulting from merger-related operating efficiencies.

          Maintenance expenses decreased $3.5 million and $1.8 million in 1999 and 1998, respectively. The decrease in 1999 was primarily due to reduced nuclear maintenance expenses and lower transmission and distribution maintenance expenses, partially offset by increased Year 2000 readiness costs and higher fossil-fueled maintenance expenses. The decrease in 1998 was due to reduced fossil-fueled maintenance expenses, which were partially offset by higher nuclear maintenance expenses.

          Depreciation and amortization expenses increased $7.1 million and $4.2 million for 1999 and 1998, respectively, primarily due to property additions and amortization of software.

          Interest Expense and Other - Interest expense decreased $0.5 million and $0.4 million in 1999 and 1998, respectively. The 1999 decrease was primarily due to lower average amounts of debt outstanding which was partially offset by higher nuclear decommissioning trust fund interest expense, which was offset entirely in "Miscellaneous, net."

          The accounting for earnings on the nuclear decommissioning trust funds results in no net income impact. Miscellaneous, net income increases for earnings on the trust fund and the corresponding offset is recorded as interest expense.

          Miscellaneous, net income increased $6.4 million and decreased $0.3 million for 1999 and 1998, respectively. The increase in 1999 resulted primarily from $6.0 million of merger-related expenses in 1998 and higher nuclear decommissioning trust fund earnings, which were partially offset by a gain on an asset sale in 1998. The 1998 decrease resulted primarily from merger-related expenses, which were substantially offset by the loss incurred on disposition of an investment in 1997 and a gain on an asset sale in 1998.

          Income Taxes - The effective income tax rates were 42.6%, 40.1% and 41.8% in 1999, 1998 and 1997, respectively.

          Liquidity and Capital Resources

          Cash flows from operating activities at IESU increased $25 million for the nine months ended September 30, 2000, compared with the same period in 1999, primarily due to changes in working capital. Cash flows used for financing activities decreased $47 million for the nine months ended September 30, 2000, compared with the same period in 1999, due to decreased common stock dividends in 2000. The dividend payment in the first quarter of 1999 was larger than IESU's historical quarterly payment as no dividend payments were made in the last three quarters of 1998 due to merger-related tax considerations. Cash flows used for investing activities increased $19 million for the nine months ended September 30, 2000, compared with the same period in 1999, due to increased levels of construction expenditures.

          Cash flows from operating activities at IESU decreased $44 million for the year ended December 31, 1999, compared with the same period in 1998, primarily due to changes in working capital. Cash flows used for financing activities increased $71 million for the year ended December 31, 1999, compared with the same period in 1998, due to increased common stock dividends in 1999 as no dividend payments were made in the last three quarters of 1998 due to merger-related tax considerations. As a result, the dividend payment in the first quarter of 1999 was larger than IESU's historical quarterly payment. Cash flows used for investing activities decreased $6 million for the year ended December 31, 1999, compared with the same period in 1998, due to decreased levels of construction expenditures.

          Future Considerations. The capital requirements of IESU are primarily attributable to its utility construction and acquisition programs and its debt maturities. It is anticipated that future capital requirements of IESU will be met by cash generated from operations and external financing. The level of cash generated from operations is partially dependent upon economic conditions, legislative activities, environmental matters and timely regulatory recovery of utility costs. IESU's liquidity and capital resources will be affected by costs associated with environmental and regulatory issues. Emerging competition in the utility industry could also impact IESU's liquidity and capital resources, as discussed previously in the "Utility Industry Outlook" section.

          IESU had certain off-balance sheet financial guarantees and commitments outstanding at December 31, 1999, which generally consisted of third-party borrowing arrangements and similar transactions. Refer to Note 10(d) of the "IES Utilities Inc. Notes to Consolidated Financial Statements" for additional details.

          Financing and Capital Structure. Access to the long-term and short-term capital and credit markets, and costs of external financing, are dependent on creditworthiness. As of December 31, 1999, IESU's debt ratings by Moody's and Standard & Poor's for secured long-term debt were A2 and A+, respectively, and for unsecured long-term debt were A3 and A, respectively.

          IESU, Wisconsin Power and Light Company (another operating subsidiary of Alliant Energy) and IPC participate in a utility money pool that is funded, as needed, through the issuance of commercial paper by Alliant Energy. Interest expense and other fees are allocated based on borrowing amounts.

          Other than periodic sinking fund requirements, which will not require additional cash expenditures, as of December 31, 1999, IESU had $137.4 million of long-term debt that will mature prior to December 31, 2004. Depending upon market conditions, it is currently anticipated that a majority of the maturing debt will be refinanced with the issuance of long-term securities.

          On December 15, 2000, IESU received authority from the SEC under the 1935 Act to issue $200 million of long-term debt securities. IESU continually evaluates its future financing needs and will make any necessary regulatory filings as needed.

          Charter provisions authorize and limit the aggregate amount of additional shares of Cumulative Preferred Stock and Cumulative Preference Stock that may be issued. At December 31, 1999, IESU could have issued 100,000 shares of Cumulative Preferred Stock and 700,000 shares of Cumulative Preference Stock.

          For interim financing at December 31, 1999, IESU had regulatory authorization at to issue short-term debt of $150 million and money pool authorization of $57 million.

          IESU anticipates that short-term debt will continue to be available at reasonable costs due to current ratings by independent utility analysts and credit rating services. At December 31, 1999, IESU had no short-term debt outstanding with external parties.

          In December 1999, Alliant Energy, IESU, Wisconsin Power and Light and IPC filed an application with the SEC for approval of a combined accounts receivable program whereby each utility will sell their respective receivables through wholly-owned special purpose entities to an affiliated financing entity, which in turn will sell the receivables to an outside investor. The new program would replace the existing program for IESU and would function the same in most respects. Approvals from the SEC and the necessary state commissions are expected in late 2001.

          Given the above financing flexibility, including IESU's access to both the debt and equity securities markets, management believes it has the necessary financing capabilities in place to adequately finance its capital requirements for the foreseeable future.

          Capital Requirements. General - Capital expenditure and investment and financing plans are subject to continual review and change. The capital expenditure and investment programs may be revised significantly as a result of many considerations, including changes in economic conditions, variations in actual sales and load growth compared to forecasts, requirements of environmental, nuclear and other regulatory authorities, the availability of alternate energy and purchased-power sources, the ability to obtain adequate and timely rate relief, escalations in construction costs and conservation and energy efficiency programs.

          IESU's construction and acquisition expenditures for the years ended December 31, 1999 and 1998 were $107 million and $115 million, respectively. IESU's anticipated construction and acquisition expenditures for 2000 are estimated to be approximately $115 million, of which 45% is for electric transmission and distribution, 26% for electric generation, 15% for information technology and the remaining 14% represents miscellaneous electric, gas, steam and general expenditures. IESU's levels of utility construction and acquisition expenditures are projected to be $127 million in 2001, $117 million in 2002, $118 million in 2003 and $123 million in 2004. IESU anticipates financing utility construction expenditures during 2000-2004 through internally generated funds supplemented, when required, by outside financing.

          Nuclear Facilities - IESU owns an interest in the Duane Arnold Energy Center nuclear facility, a 535 megawatt boiling water reactor plant. The Duane Arnold Energy Center is operated by IESU, which has a 70% ownership interest in the plant. The Duane Arnold Energy Center operating license expires in 2014.

          In February 1999, Alliant Energy, Northern States Power Company, Wisconsin Public Service Corporation and Wisconsin Electric Power Company announced the formation of the Nuclear Management Company, LLC to sustain long-term safety, optimize reliability and improve the operational performance of their nuclear generating plants. Combined, the Nuclear Management Company members operate seven nuclear generating units at five plants. In October 1999, Alliant Energy received approval from the SEC, under the 1935 Act, to form Alliant Energy Nuclear LLC, whose purpose is solely to invest in the Nuclear Management Company. Such investment has been made and Alliant Energy Nuclear LLC now has a 25% ownership interest in the Nuclear Management Company. In November 1999, Nuclear Management Company members applied to the NRC to allow the Nuclear Management Company to operate the plants owned or co-owned by the four utilities. Applications to the Public Service Commission of Wisconsin, the Minnesota Public Utilities Commission and the SEC to allow the purchase of operating services were also made at that time. In May 2000, the NRC approved the transfer of operating authority to the Nuclear Management Company for the Duane Arnold Energy Center, which was completed in August 2000. IESU will continue to own its respective plant, be entitled to energy generated at the plant and retain the financial obligations for its safe operation, maintenance and decommissioning. In October 2000, the Nuclear Management Company members and CMS Energy Corporation announced their intention of adding CMS Energy as a fifth investor in the Nuclear Management Company. This will reduce Alliant Energy Nuclear LLC's ownership interest in the Nuclear Management Company from 25% to 20%. CMS Energy has also indicated its intention for its utility subsidiary, Consumers Power Company, to transfer operating authority to and enter into a service agreement with the Nuclear Management Company for operation of the Palisades Nuclear Plant, to be effective July 2001.

          For additional information related to the Duane Arnold Energy Center, refer to Notes 1, 3, 10, and 11 of IESU's "Notes to Consolidated Financial Statements." Refer to the "Other Matters - Environmental" section for a discussion of various issues impacting IESU's future capital requirements.

          Rates and Regulatory Matters. In November 1997, as part of its merger approval, the FERC accepted a proposal by IESU, Wisconsin Power and Light and IPC, which provides for a four-year freeze on wholesale electric prices beginning with the effective date of the merger.

          In association with the merger, IESU, Wisconsin Power and Light and IPC entered into a System Coordination and Operating Agreement which became effective with the consummation of the merger. The agreement, which has been approved by the FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the three utility companies. In addition, the agreement allows the interconnected system to be operated as a single control area with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among the three utility companies based on procedures included in the agreement. The procedures were approved by both the FERC and all state regulatory bodies having jurisdiction over these sales.

          In September 1997, IESU agreed with the Iowa Utilities Board to provide Iowa customers a four-year retail electric and gas price freeze commencing on the effective date of the merger. The agreement excluded price changes due to government-mandated programs (such as energy efficiency cost recovery), the electric fuel adjustment clause and PGA clause and unforeseen dramatic changes in operations. In addition, the price freeze does not preclude a review by either the Iowa Utilities Board or Office of Consumer Advocate into whether IESU is exceeding a reasonable return on common equity. Refer to the "Utility Industry Outlook" section for a discussion of legislation introduced in Iowa regarding restructuring the electric utility industry.

          In February 2000, the Office of Consumer Advocate requested certain financial information related to the electric utility operations within the state of Iowa from IESU. IESU has responded to its data requests including follow-up requests in May and June 2000. Additionally, in August 2000, the Office of Consumer Advocate requested similar financial information from IESU for a non-calendar year period. IESU has responded to this data request. While IESU cannot predict the outcome of this process, such data requests could lead to an effort by the Office of Consumer Advocate to seek an electric rate reduction for IESU in Iowa.

          Under provisions of the Iowa Utilities Board rules, IESU is currently recovering the costs it has incurred for its energy efficiency programs. Generally, the costs incurred through July 1997 are being recovered over various four-year periods. Statutory changes implemented by the Iowa Utilities Board in 1997 allowed IESU to begin concurrent recovery of its prospective expenditures on August 1, 1997. The implementation of these changes will gradually eliminate the regulatory asset that was created under the prior rate making mechanism as these costs are recovered.

          Assuming capture of the merger-related synergies and no significant legislative or regulatory changes negatively affecting IESU, management does not expect the merger-related electric and gas price freezes to have a material adverse effect on its financial condition or results of operations.

          Other Matters

          Labor Issues. The collective bargaining agreements at IESU cover approximately 65% of all IESU employees. All agreements that had expired in 1999 and 2000 have been ratified and renewed. There are no other agreements expiring in 2000.

          Market Risk Sensitive Instruments and Positions. Commodity Risk - Non-trading - IESU is exposed to the impact of market fluctuations in the commodity price and transportation costs of electricity and natural gas products it markets. IESU employs established policies and procedures to manage its risks associated with these market fluctuations including the use of various commodity derivatives. IESU's exposure to commodity price risks in the utility business is significantly mitigated by the current rate making structures in place for the recovery of its electric fuel and purchased energy costs as well as its cost of natural gas purchased for resale.

          Equity Price Risk - IESU maintains trust funds to fund its anticipated nuclear decommissioning costs. As of December 31, 1999 and 1998, these funds were invested primarily in domestic equity and debt instruments. IESU's exposure to fluctuations in equity prices or interest rates will not affect its consolidated results of operations as such fluctuations are recorded in equally offsetting amounts of investment income and interest expense when they are realized.

          Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." Alliant Energy adopted SFAS 133 as of July 1, 2000. Refer to "IES Utilities Inc. Notes to Consolidated Financial Statements (Unaudited)" for additional information.

          Accounting for Obligations Associated with the Retirement of Long-Lived Assets. The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry, including IESU, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in financial statements of electric utilities. In response to these questions, the FASB has a project on its agenda to review the accounting for obligations associated with the retirement of long-lived assets, including decommissioning of nuclear power plants. If current electric utility industry accounting practices for nuclear power plant decommissioning are changed, the annual provision for decommissioning could increase relative to 1999, and the estimated cost for decommissioning could be recorded as a liability (rather than as accumulated depreciation), with recognition of an increase in the cost of the related nuclear power plant. Assuming no significant change in regulatory treatment, IESU does not believe that such changes, if required, would have an adverse effect on its financial condition or results of operations due to its ability to recover decommissioning costs through rates.

          Inflation. IESU does not expect the effects of inflation at current levels to have a significant effect on its financial condition or results of operations.

          Environmental. The pollution abatement programs of IESU are subject to continuing review and are revised from time to time due to changes in environmental regulations, changes in construction plans and escalation of construction costs. While management cannot precisely forecast the effect of future environmental regulations on IESU's operations, it has taken steps to anticipate the future while also meeting the requirements of current environmental regulations.

          The Clean Air Act Amendments of 1990 require emission reductions of sulfur dioxide, nitrogen oxides and other air pollutants to achieve reductions of atmospheric chemicals believed to cause acid rain. IESU has met the provisions of Phase I of the act and Phase II of the act. The act also governs sulfur dioxide allowances, which are defined as an authorization for an owner to emit one ton of sulfur dioxide into the atmosphere. IESU is reviewing its options to ensure it will have sufficient allowances to offset its emissions in the future and believes that the potential costs of complying with these provisions of Title IV of the act will not have a material adverse impact on its financial condition or results of operations.

          The Clean Air Act and other federal laws also require the United States Environmental Protection Agency to study and regulate, if necessary, additional issues that potentially affect the electric utility industry, including emissions relating to ozone transport, mercury and particulate control as well as modifications to the polychlorinated biphenyl, or PCB, rules. In July 1997, the EPA issued final rules that would tighten the National Ambient Air Quality Standards for ozone and particulate matter emissions and in June 1998, the EPA modified the PCB rules. IESU cannot predict the long-term consequences of these rules on its financial condition or results of operations.

          On February 28, 1998, the EPA issued the final report to Congress on the Study of Hazardous Air Pollutant Emissions from Electric Utility Steam Generating Units regarding hazardous air pollutant emissions from electric utilities. The report concluded that mercury emissions from coal-fired generating plants were a concern. However, the EPA does not believe it has sufficient information regarding such emissions. To remedy this lack of information, the EPA required IESU and all other applicable electric utilities in the United States to start collecting information regarding the types and amount of mercury emitted as of January 1, 1999. Although the control of mercury emissions from generating plants is uncertain at this time, IESU believes that the capital investments and/or modifications required to control mercury emissions could be significant.

          A global treaty has been negotiated that could require reductions of greenhouse gas emissions from utility plants. In November 1998, the United States signed the treaty and agreed with the other countries to resolve all remaining issues by the end of 2000. That deadline has not been met and significant differences remain between the United States and other countries. At this time, management is unable to predict whether the United States Congress will ratify the treaty. Given the uncertainty of the treaty ratification and the ultimate terms of the final regulations, management cannot currently estimate the impact the implementation of the treaty would have on IESU's operations.

          The Low-Level Radioactive Waste Policy Amendments Act of 1985 mandates that each state must take responsibility for the storage of low-level radioactive waste produced within its borders. The State of Iowa is a member of the six-state Midwest Interstate Low-Level Radioactive Waste Compact which is responsible for development of any new disposal capability within the compact member states. In June 1997, the compact commissioners voted to discontinue work on a proposed waste disposal facility in the State of Ohio because the expected cost of such a facility was comparably higher than other options currently available. Dwindling waste volumes and continued access to existing disposal facilities were also reasons cited for the decision. A disposal facility located near Barnwell, South Carolina continues to accept the low-level waste and IESU currently ships the waste it produces to such site, thereby minimizing the amount of low-level waste stored on-site. Given technological advances, waste compaction and the reduction in the amount of waste generated, the Duane Arnold Energy Center has on-site storage capability sufficient to store low-level waste expected to be generated over at least the next ten years. While IESU is unable to predict how long the Barnwell facility will continue to accept its waste, continuing access to this facility expands IESU's on-site storage capability indefinitely.

          Power Supply. Alliant Energy transferred its IESU regional reliability membership from the Mid-Continent Area Power Pool reliability region to the Mid-America Interconnected Network, Inc. region effective in May 2000. Because Wisconsin Power and Light is already a member of the Mid-America Interconnected Network, this transfer should provide Alliant Energy additional operating flexibility to eliminate duplicate reporting requirements. Alliant Energy will continue to participate in the Mid-Continent Area Power Pool Regional Transmission Committee and Power and Energy Market Committee.

          IES Utilities Inc. Supplemental Financial Information

                                                                             Quarter Ended
                                                 -----------------------------------------------------------------------
                                                   March 31           June 30          September 30         December 31
                                                 -------------     ---------------   ----------------     --------------
                                                                            (in thousands)
2000
    Operating revenues                              $212,124         $181,957             $230,918             n/a
    Operating income                                  35,498           22,435               75,889             n/a
    Earnings available for common stock               15,882            6,316               37,133             n/a

1999
    Operating revenues                              $209,265         $170,793             $228,328           $192,310
    Operating income                                  36,173           24,055               72,127             29,144
    Earnings available for common stock               14,230            6,815               35,249              9,238

1998
    Operating revenues                              $208,278         $174,733             $222,190           $201,729
    Operating income                                  34,289           21,756               69,940             29,011
    Earnings available for common stock               11,431            2,732               30,408             16,425

IPC

          The Business. IPC, a wholly-owned subsidiary of Alliant Energy, is a public utility operating company with operations in over 10,000 square miles in the States of Iowa, Minnesota and Illinois. IPC provides electric service to approximately 167,000 customers in 234 communities in portions of 25 counties in northern and northeastern Iowa, portions of 22 counties in southern Minnesota and portions of four counties in northwestern Illinois. IPC also serves 50,000 natural gas customers in 41 communities, including Albert Lea, Minnesota; Clinton, Mason City and Clear Lake, Iowa; and Fulton and Savanna, Illinois. In addition, IPC transports natural gas within Iowa and Minnesota and in interstate commerce. For the 12 months ended December 31, 1999, IPC derived approximately 86% of its revenues from providing electric service and approximately 14% from providing natural gas service. IPC's 1999 system peak demand was 1,015 megawatts (net of interruptible load). IPC has installed generating capacity of 1,066 MW.

          See Note 12 of the "Interstate Power Company Notes to Financial Statements" for information regarding the segments of IPC's business.

          Management's Discussion and Analysis of Financial Condition and Results of Operations.

          Utility Industry Outlook

          General. Electric energy generation, transmission and distribution are in a period of fundamental change in the manner in which customers obtain, and energy suppliers provide, energy services. As legislative, regulatory, economic and technological changes occur, electric utilities are facing increased numbers of alternative suppliers. Such competitive pressures could result in loss of customers and an incurrence of stranded costs (i.e., assets and other costs rendered unrecoverable as the result of competitive pricing). To the extent stranded costs cannot be recovered from customers, they would be borne by security holders.

          Across the nation, approximately half of the states (including Illinois) have passed legislation or issued regulatory rulings granting customers the right to choose their electric energy supplier. Legislation that would allow customers to choose their electric energy supplier was introduced in Iowa in 2000 but was never voted upon. At the federal level, a number of proposals to restructure the electric industry are currently under consideration. However, there continues to be a lack of consensus over how restructuring should be implemented and how much control the federal government should have over this process. Until one of the proposals gains significant bipartisan support, IPC believes there is unlikely to be final federal action to either facilitate or force states to open electricity markets to competition.

          Alliant Energy is reviewing, with several other utilities, the viability of developing an independent transmission company for various Midwest utilities not included in the American Transmission Company, LLC, including IPC. The present schedule is to develop a business plan and if it is deemed acceptable by the applicable parties, to make the necessary filings with the FERC and the various states by mid-2001.

          IPC realized 75% of its electric utility retail revenues in 1999 in Iowa, 19% in Minnesota and 6% in Illinois. IPC realized 69% of its gas utility retail revenues in 1999 in Iowa, 23% in Minnesota and 8% in Illinois. Approximately 92% of the electric revenues in 1999 were regulated by the Iowa Utilities Board, the Minnesota Public Utilities Commission or the Illinois Commerce Commission while the other 8% were regulated by the FERC.

          Federal Regulation. IPC is subject to regulation by the FERC. The National Energy Policy Act of 1992 addresses several matters designed to promote competition in the electric wholesale power generation market. FERC has issued final rules (FERC Orders 888/888-A and 889/889-A) requiring electric utilities to open their transmission lines to other wholesale buyers and sellers of electricity. In response to FERC Orders 888 and 888-A, Alliant Energy Corporate Services, Inc., on behalf of IPC, has filed open access transmission tariffs that comply with the orders. In response to FERC Orders 889 and 889-A, IPC is participating in a regional open access same-time information system.

          FERC Order 888 permits utilities to seek recovery of legitimate, prudent and verifiable stranded costs associated with providing open access transmission services. The FERC does not have jurisdiction over retail distribution and, consequently, the final FERC rules do not provide for the recovery of stranded costs resulting from retail competition. The various states retain jurisdiction over the question of whether to permit retail competition, the terms of such retail competition, and the recovery of any portion of stranded costs that are ultimately determined to have resulted from retail competition.

          In May 1999, the FERC issued a notice of proposed rulemaking concerning the development of regional transmission organizations. The proposed rules outline the requirements for utilities to voluntarily turn over control of their transmission system to a regional entity either by leasing the system to a regional transmission organization or by outright divestiture. In December 1999, the FERC issued Order 2000 which implemented the proposed rules with minor modifications. FERC's timeline is to have the regional transmission organizations in operation by the end of 2001. IPC is involved with other utilities and industry groups in reviewing Order 2000 and has submitted a joint petition to the FERC seeking further clarification of the operating and ownership limitations that will be imposed on the regional transmission organizations.

          IPC cannot predict the long-term consequences of these rules on its financial condition or results of operations.

          State Regulation. IPC is subject to regulation by the Iowa Utilities Board. The Iowa Utilities Board has been reviewing all forms of competition in the electric utility industry for several years. A group comprised of the Iowa Utilities Board, Alliant Energy, MidAmerican Energy Company, rural electric cooperatives, municipal utilities and Iowans for Choice in Electricity (a diverse group of industrial customers, marketers, such as Enron, and a low income customer representative, among others) endorsed a bill to allow for such competition that was introduced in the Iowa Legislature in March 1999. The bill was opposed by the Office of Consumer Advocate, which is charged by Iowa law with representation of all consumers generally. While the bill did not pass, by operation of House rules, it was re-referred to the House Commerce Committee and was again inserted into the legislative process in the Second Regular Session of the 78th General Assembly (2000). As of March 1, 2000, the bill was approved by both the Iowa House and Senate Commerce Committees and was addressed by the legislature in full. The bill was never debated on the floor and was not included in the 2000 legislative session. It is unlikely that this legislation will be re-introduced in 2001.

          The bill would allow choice of electric suppliers for all customers on October 1, 2002. It would freeze IPC's Iowa regulated prices at January 2000 levels. It would allow, however, for investor-owned utilities to propose increases due to exogenous factors (for example, environmental compliance costs) in the generation cost component. Assigned service territories would be maintained for the delivery function. Delivery prices would be regulated, with the option available to propose performance based rate making. Prices for generation and other retail services would not be regulated, except for standard offer service pricing starting October 2002 for all residential customers and non-residential customers with annual usage of fewer than 75,000 kilowatt-hours. Pricing for standard offer service would initially be at levels equivalent to prices as they exist today and would remain at such levels until at least December 31, 2005 for standard offer service customers. The Iowa Utilities Board would be able to terminate standard offer service if it were to determine several conditions existed, including, most importantly, that effective competition existed such that regulation was no longer necessary. If the Iowa Utilities Board continues standard offer service past December 31, 2005, then prices would be based upon competitive bids. There are no price protections for non-residential customers with usage greater than 75,000 kilowatt-hours annually, with the exception of transitional service. Transitional service would exist for no longer than one year, until October 1, 2003, at prices the Iowa Utilities Board determines to be "just and reasonable." Currently existing automatic fuel adjustment clauses for recovery of fuel costs would be eliminated no later than October 2002.

          Transition or stranded cost is the difference between the revenues that would have been collected pursuant to an electric company's revenue requirement existing as of January 1, 2000, and market prices for the period 2002 through 2005. These differences would be afforded 80% recovery in the first twelve months of choice, with 70%, 60%, and 50% in each subsequent twelve-month period. Effective October 1, 2006, transition cost recovery would end. In lieu of accepting this transition cost recovery mechanism, an electric utility would be entitled under the proposed legislation to elect to divest itself of its generation assets, including power supply contracts. In such case, the utility would be given an opportunity to be "made whole" for recovery of embedded costs with the possibility for shareowners to retain 50% of the amount realized from the sale of the assets beyond the sum of depreciated book value and unfunded decommissioning. A divestiture plan would be filed with the Iowa Utilities Board no later than January 1, 2001, with Iowa Utilities Board approval or modification by July 1, 2001. The utility would have until September 30, 2001 to revoke its election.

          Costs of start-up, including computer systems and employee transition costs, would be recoverable over a ten-year period, as approved by the Iowa Utilities Board. The difference between regulatory assets and liabilities would be fully recoverable as a delivery charge. While IPC supports the proposed legislation in its current form, it is unable to predict if this legislation will be enacted in 2001, what modifications, if any, may be made to the proposed bill or what actions IPC may take in response to the legislation should it be enacted.

          In the first quarter of 1999, the Iowa Utilities Board conducted workshops concerning the unbundling of natural gas rates for all Iowa customers as well as allowing choice of the supplier of the natural gas for the small volume natural gas customers. IPC's natural gas costs are a "flow-through cost item" in that they are automatically reflected in future billings to customers. Such collections are reconciled on an annual basis to ensure that they neither over- nor under-collect their actual gas commodity costs. Consequently, IPC does not currently realize any margins or income with respect to its provision of the gas commodity. IPC expects to continue to be made whole for such gas costs if the gas rates are unbundled. Even if IPC's gas commodity sales were to decline in a customer choice environment, its margins and income would not be expected to be impacted by such decreases in commodity sales. The delivery function of IPC's gas business in Iowa will likely continue to be regulated on a cost of service basis, as currently is the case. As a result, assuming no significant change in the regulatory posture, the delivery function would continue to generate comparable margins and income to that currently generated, regardless of what entity provides the gas commodity to the customer. On March 3, 2000, the Iowa Utilities Board issued an order indicating that the Iowa Utilities Board prefers to allow each utility to design a tariff in order to remove barriers to a competitive option for small volume customers. The Iowa Utilities Board will also seek comments from the utility companies before approving any tariff filings.

          IPC is subject to regulation by the Minnesota Public Utilities Commission. The Commission established an Electric Competition Working Group in April 1995. On October 28, 1997, the working group issued a report and recommendations on retail competition. The Commission reviewed the report and directed its staff to develop an electric utility restructuring plan and timeline. The Commission has recently solicited comments on restructuring principles from stakeholders in the process. It does not appear that any comprehensive restructuring legislation will be passed in 2000. The Commission is investigating the appropriate classification of transmission assets in Minnesota.

          IPC is also subject to regulation by the Illinois Commerce Commission. In December 1997, the State of Illinois passed electric deregulation legislation requiring customer choice of electric suppliers for non-residential customers with loads of four megawatts or larger and for approximately one-third of all other non-residential customers starting October 1, 1999. All remaining non-residential customers will be eligible for customer choice beginning December 31, 2000 and all residential customers will be eligible for customer choice beginning May 1, 2002. The new legislation is not expected to have a significant impact on IPC's financial condition or results of operations given the relatively small size of its Illinois operations. As of December 31, 1999, no eligible IPC customers had selected another electric supplier.

          Accounting Implications

          IPC complies with the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These are deferred as regulatory assets or regulatory liabilities and are recognized in the statements of income at the time they are reflected in rates. If a portion of IPC's operations becomes no longer subject to the provisions of SFAS 71 as a result of competitive restructurings or otherwise, a write-down of related regulatory assets and possibly other charges would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. In addition, IPC would be required to determine any impairment of other assets and write-down any impaired assets to their fair value. IPC believes it currently meets the requirements of SFAS 71 and will continue to monitor and assess this as the various utility industry restructuring initiatives progress.

          IPC Unaudited Results of Operations for the Three and Nine Months Ended September 30, 2000 and 1999

          Overview - Third Quarter Results - IPC's earnings available for common stock increased $0.3 million for the three months ended September 30, 2000, compared with the same period in 1999. The increase was primarily due to reduced other operation and maintenance expenses and increased income from non-utility marketing programs, partially offset by increased income tax expense and a decrease in electric margin.

          Electric Utility Operations - Electric margins and megawatt-hour sales for IPC for the three months ended September 30 were as follows:

                                         Revenues and Costs                       Megawatt-Hours Sold
                                           (in thousands)                           (in thousands)
                                    -----------------------------             ----------------------------
                                         2000           1999        Change        2000           1999        Change
                                    --------------- -------------  ---------  --------------  ------------  ---------
Residential                              $31,340        $32,369       (3%)          365             373        (2%)
Commercial                                12,151         12,367       (2%)          171             186        (8%)
Industrial                                36,329         38,456       (6%)          881             937        (6%)
                                    --------------- -------------             --------------  ------------
   Total from ultimate customers          79,820         83,192       (4%)        1,417           1,496        (5%)

                                         Revenues and Costs                       Megawatt-Hours Sold
                                           (in thousands)                           (in thousands)
                                    -----------------------------             ----------------------------
                                         2000           1999        Change        2000           1999        Change
                                    --------------- -------------  ---------  --------------  ------------  ---------
Sales for resale                          10,990          8,016       37%           168             235       (29%)
Other                                      3,966          4,506      (12%)           17              19       (11%)
                                    --------------- -------------             --------------  ------------
   Total revenues/sales                   94,776         95,714       (1%)        1,602           1,750        (8%)
                                                                              ==============  ============
Electric production fuels expense         20,601         18,192       13%
Purchased power expense                   15,930         18,041      (12%)
                                    --------------- -------------
   Margin                                $58,245        $59,481       (2%)
                                    =============== =============

          Electric margins and megawatt-hour sales for IPC for the nine months ended September 30 were as follows:

                                         Revenues and Costs                       Megawatt-Hours Sold
                                           (in thousands)                           (in thousands)
                                    -----------------------------             ----------------------------
                                         2000           1999        Change        2000           1999        Change
                                    --------------- -------------  ---------  --------------  ------------  ---------
Residential                              $77,037        $76,900       --            949             952        --
Commercial                                29,731         28,031        6%           466             476        (2%)
Industrial                                93,523         95,265       (2%)        2,521           2,576        (2%)
                                    --------------- -------------             --------------  ------------
   Total from ultimate customers         200,291        200,196       --          3,936           4,004        (2%)
Sales for resale                          22,086         19,993       10%           470             663       (29%)
Other                                     10,342         10,334       --             51              49         4%
                                    --------------- -------------             --------------  ------------
   Total revenues/sales                  232,719        230,523        1%         4,457           4,716        (5%)
                                                                              ==============  ============
Electric production fuels expense         41,851         44,702       (6%)
Purchased power expense                   50,107         49,830        1%
                                    --------------- -------------
   Margin                               $140,761       $135,991        4%
                                    =============== =============

          Electric margin decreased $1.2 million, or 2%, and increased $4.8 million, or 4%, for the three and nine months ended September 30, 2000, respectively, compared with the same periods in 1999. The three-month decrease was primarily due to a change in estimate recorded in 1999 of IPC's utility services rendered but unbilled at month-end of approximately $4 million, milder weather conditions in 2000 and higher capacity costs, partially offset by increased capacity sales and increased sales from economic growth in IPC's service territory. The nine-month increase was primarily due to increased capacity sales, increased recoveries of approximately $4.8 million in concurrent and previously deferred expenditures for state-mandated energy efficiency programs and increased sales from economic growth in the service territory, partially offset by the change in estimate recorded in 1999 of IPC's utility services rendered but unbilled at month-end of approximately $4 million, milder weather conditions in 2000 and higher capacity costs. The recovery for energy efficiency programs in Iowa is in accordance with Iowa Utilities Board orders (a portion of these recoveries is offset as they are also amortized to expense in other operation and maintenance expense).

          IPC's electric tariffs include energy adjustment clauses that are designed to currently recover the costs of fuel and the energy portion of purchased-power billings.

          Gas Utility Operations - Gas margins and dekatherm sales for IPC for the three months ended September 30 were as follows:

                                         Revenues and Costs                        Dekatherms Sold
                                           (in thousands)                           (in thousands)
                                    -----------------------------             ---------------------------
                                         2000           1999        Change        2000          1999        Change
                                    --------------- -------------  ---------  -------------  ------------  ---------
Residential                              $2,944         $2,402        23%           306            338        (9%)
Commercial                                1,120            973        15%           163            205       (20%)
Industrial                                  561            844       (34%)          125            237       (47%)
Transportation/other                        682            737        (7%)        4,546          5,138       (12%)
                                    --------------- -------------             -------------  ------------
   Total revenues/sales                   5,307          4,956         7%         5,140          5,918       (13%)
                                                                              =============  ============
Cost of gas sold                          2,976          3,045        (2%)
                                    --------------- -------------
   Margin                                $2,331         $1,911        22%
                                    =============== =============

          Gas margins and dekatherm sales for IPC for the nine months ended September 30 were as follows:

                                         Revenues and Costs                        Dekatherms Sold
                                           (in thousands)                           (in thousands)
                                    -----------------------------             ---------------------------
                                         2000           1999        Change        2000          1999        Change
                                    --------------- -------------  ---------  -------------  ------------  ---------
Residential                             $16,813         $19,318     (13%)          2,643         3,178       (17%)
Commercial                                7,611           9,299     (18%)          1,440         1,777       (19%)
Industrial                                2,185           3,258     (33%)            550           879       (37%)
Transportation/other                      1,810           2,506     (28%)         14,604        18,381       (21%)
                                    --------------- -------------             -------------  ------------
   Total revenues/sales                  28,419          34,381     (17%)         19,237        24,215       (21%)
                                                                              =============  ============
Cost of gas sold                         16,953          20,541     (17%)
                                    --------------- -------------
   Margin                               $11,466         $13,840     (17%)
                                    =============== =============

          Gas margin increased $0.4 million, or 22%, and decreased $2.4 million, or 17%, for the three and nine months ended September 30, 2000, respectively, compared with the same periods in 1999. The nine-month decrease was primarily due to adjustments to purchased gas adjustment clauses in 1999 and milder weather in 2000.

          IPC's gas tariffs include purchased gas adjustment clauses that are designed to currently recover the cost of utility gas sold.

          Other Operation and Maintenance Expenses - IPC's other operation and maintenance expenses decreased $1.8 million and increased $6.2 million for the three and nine months ended September 30, 2000, respectively, compared with the same periods in 1999. The three-month decrease was primarily due to lower transmission and distribution expenses and reduced injuries and damages expenses. The nine-month increase was primarily due to increased energy efficiency expenses of $5.2 million, increased transmission and distribution maintenance expenses and one-time fees related to the transfer from the Mid-Continent Area Power Pool reliability region to the Mid-America Interconnected Network, Inc. region. Such increases were partially offset by expenses incurred in 1999 relating to IPC's Year 2000 readiness program and reduced employee benefit costs.

          Interest Expense and Other - Interest expense and other decreased $1.0 million and increased $1.2 million for the three and nine months ended September 30, 2000, respectively, compared with the same periods in 1999. The three-month decrease was primarily due to increased income from non-utility marketing programs and the nine-month increase was primarily due to 1999 gains on property sales.

          Income Taxes - IPC's income tax expense increased $2.3 million and decreased $0.2 million for the three and nine months ended September 30, 2000, respectively, compared with the same periods last year, primarily due to changes in taxable income. Contributing to the three-month increase and partially offsetting the nine-month decrease were increased effective income tax rates. The effective income tax rates were 43.6% and 42.2% for the three and nine months ended September 30, 2000, respectively, compared with 38.9% for the same periods last year. The increase in 2000 related to depreciation adjustments which, due to Iowa utility rate making, result in current federal and state income tax expense, but no deferred income taxes. Deferred income taxes typically offset current income tax expense, reducing the effective rate.

          IPC Results of Operations for the years ended December 31, 1999, 1998 and 1997

          Overview - IPC's earnings available for common stock increased $12.1 million and decreased $10.4 million in 1999 and 1998, respectively. The increased earnings for 1999 were primarily due to $15 million of merger-related expenses in 1998, reduced transmission and distribution expenses and a change in estimate of IPC's unbilled revenues. Such increases were partially offset by increased administrative and general expenses and a higher effective income tax rate. The decreased earnings for 1998 were primarily due to merger-related expenses and reduced miscellaneous, net income, partially offset by a higher electric margin.

          Electric Utility Operations - Electric margins and megawatt-hour sales for IPC for 1999, 1998 and 1997 were as follows:

                                    Revenues and Costs (in thousands)                     Megawatt-Hours Sold (in thousands)
                           -----------------------------------------------------     ----------------------------------------------
                              1999        1998        *         1997       **         1999      1998       *       1997      **
                              ----        ----     -------      ----     ------       ----      ----    -------    ----    ------
Residential                 $ 97,796    $101,244     (3%)     $ 94,445       7%        1,227    1,201     2%       1,195     1%
Commercial                    36,289      40,308    (10%)       38,183       6%          623      580     7%         588    (1%)
Industrial                   123,282     133,101     (7%)      125,949       6%        3,394    3,353     1%       3,321     1%
                           ---------   ---------             ---------                ------   ------             ------
  Total from ultimate
    customers                257,367     274,653     (6%)      258,577       6%        5,244    5,134     2%       5,104     1%
Sales for resale              24,571      25,139     (2%)        5,710     340%          891      934    (5%)        150   523%
Other                         12,443      13,523     (8%)       13,053       4%           68       57    19%          58    (2%)
                           ---------   ---------             ---------                ------   ------             ------
  Total revenues/sales       294,381     313,315     (6%)      277,340      13%        6,203    6,125     1%       5,312    15%
                                                                                      ======   ======             ======
Electric production
  fuels expense               56,537      64,019    (12%)       55,402      16%
Purchased power
  expense                     65,446      69,759     (6%)       56,770      23%
                           ---------   ---------             ---------
  Margin                    $172,398    $179,537     (4%)     $165,168       9%
                           =========   =========             =========

*  Reflects the % change from 1999 to 1998.
** Reflects the % change from 1998 to 1997.

          Electric margin decreased $7.1 million, or 4%, and increased $14.4 million, or 9%, for 1999 and 1998, respectively. The 1999 decrease was primarily due to reduced recoveries of approximately $10 million in concurrent and previously deferred expenditures for Iowa-mandated energy efficiency programs. The recovery for energy efficiency programs in Iowa is in accordance with Iowa Utilities Board orders (a portion of these recoveries is offset as they are also amortized to expense in other operation expense). The 1999 electric margin benefited from a favorable $4 million change in estimate of IPC's utility services rendered but unbilled at month-end based on refinements made to IPC's estimation process in 1999.

          The 1998 increase was primarily due to the increased recovery of approximately $11 million of concurrent and previously deferred expenditures for Iowa-mandated energy efficiency programs. Sales for resale increased significantly for 1998 as a result of the implementation of a merger-related joint sales agreement during the second quarter of 1998 (off-system sales revenues are passed through IPC's energy adjustment clause and therefore have no impact on electric margin).

          IPC's electric tariffs include energy adjustment clauses that are designed to currently recover the costs of fuel and the energy portion of purchased-power billings.

          Gas Utility Operations - Gas margins and dekatherm sales for IPC for 1999, 1998 and 1997 were as follows:

                                     Revenues and Costs (in thousands)                      Dekatherms Sold (in thousands)
                           ------------------------------------------------------    ----------------------------------------------
                              1999        1998        *         1997       **          1999      1998       *      1997      **
                              ----        ----     -------      ----     ------        ----      ----    -------   ----    ------
Residential                  $27,126     $23,609     15%       $30,366    (22%)        4,461     3,639     23%     4,807    (24%)
Commercial                    13,089      12,016      9%        16,019    (25%)        2,501     2,203     14%     2,948    (25%)
Industrial                     4,280       3,886     10%         5,054    (23%)        1,152       996     16%     1,185    (16%)
Transportation/other           3,229       3,063      5%         3,068     --         23,481    28,125    (17%)   28,803     (2%)
                            --------    --------              --------                ------    ------            ------
   Total revenues/sales       47,724      42,574     12%        54,507    (22%)       31,595    34,963    (10%)   37,743     (7%)
                                                                                      ======    ======            ======
Cost of gas sold              28,138      20,402     38%        33,324    (39%)
                            --------    --------              --------
   Margin                    $19,586     $22,172    (12%)      $21,183      5%
                            ========    ========              ========

*  Reflects the % change from 1999 to 1998.
** Reflects the % change from 1998 to 1997.

          Gas margin decreased $2.6 million, or 12%, and increased $1.0 million, or 5%, for 1999 and 1998, respectively. The 1999 decrease was primarily due to a reduction of $2.3 million in concurrent and previously deferred energy efficiency expenditures for Iowa-mandated energy efficiency program costs in accordance with Iowa Utilities Board orders (a portion of these recoveries is offset as they are also amortized to expense in other operation expenses).

          The 1998 increase in gas margin was primarily due to a $2 million increase in concurrent and previously deferred energy efficiency expenditures which was partially offset by reduced sales as a result of milder weather.

          IPC's gas tariffs include purchased gas adjustment clauses that are designed to currently recover the cost of utility gas sold.

          Other Operation and Maintenance Expenses - IPC's other operation and maintenance expenses decreased $24.5 million and increased $23.9 million for 1999 and 1998, respectively. The 1999 decrease was primarily due to $12 million of merger-related expenses in 1998, an $11 million decrease in energy efficiency expenses and reduced transmission and distribution expenses. The merger-related expenses were primarily for employee retirements, separations and relocations. Such decreases were partially offset by increased costs for employee incentive compensation and higher Year 2000 readiness costs. The 1998 increase was primarily due to higher merger-related expenses, increased energy efficiency expenses and higher insurance-related expenses.

          Interest Expense and Other - Interest expense and other decreased $5.0 million and increased $7.0 million in 1999 and 1998, respectively. The 1999 decrease was primarily due to merger-related expenses in 1998 and a gain on an asset sale in 1999. The increase in 1998 was primarily due to expenses related to manufactured gas plant remediation settlement.

          Income Taxes - Income tax expense increased $8.8 million and decreased $6.6 million for 1999 and 1998, respectively, primarily due to changes in taxable income. The effective income tax rates were 39.2%, 37.2% and 37.7% in 1999, 1998 and 1997, respectively.

          Liquidity and Capital Resources

          Cash flows from operating activities at IPC decreased $7 million for the nine months ended September 30, 2000, primarily due to changes in working capital and changes in net income. Cash flows used for financing activities decreased $19 million for the nine months ended September 30, 2000, primarily due to a decrease in common stock dividends and changes in short term borrowings. The dividend payment in the first quarter of 1999 was larger than IPC's historical quarterly payment due to the 1998 decrease of common stock dividends declared due to merger-related tax considerations. Cash flows used for investing activities increased $10 million for the nine months ended September 30, 2000, primarily due to higher utility construction expenditures and proceeds from the disposition of assets in 1999.

          Cash flows from operating activities at IPC increased $3 million and decreased $9 million for the years ended December 31, 1999 and 1998, respectively, primarily due to changes in net income. Cash flows used for financing activities decreased $5 million and $10 million for the years ended December 31, 1999 and 1998, respectively. The 1999 change was primarily due to changes in short term borrowings partially offset by an increase in common stock dividends. The change for 1998 was primarily due to the 1998 decrease of common stock dividends declared due to merger-related tax considerations. As a result, the dividend payment in the first quarter of 1999 was larger than IPC's historical quarterly payment. Cash flows used for investing activities increased $14 million and decreased $3 million for the years ended December 31, 1999 and 1998, respectively. The 1999 increase was primarily due to higher utility construction expenditures and the 1998 decrease was primarily due to 1997 funding of a supplemental retirement benefits trust.

          Future Considerations. It is anticipated that future capital requirements of IPC will be met by cash generated from operations and external financing. The level of cash generated from operations is partially dependent upon economic conditions, legislative activities, environmental matters and timely regulatory recovery of utility costs. IPC's liquidity and capital resources will be affected by costs associated with environmental and regulatory issues. Emerging competition in the utility industry could also impact IPC's liquidity and capital resources, as discussed previously in the "Utility Industry Outlook" section.

          Financing and Capital Structure. Access to the long-term and short-term capital and credit markets, and costs of external financing, are dependent on creditworthiness. As of December 31, 1999, IPC's secured long-term debt was rated A1 by Moody's and A+ by Standard & Poor's.

          IPC participates in a utility money pool that is funded, as needed, through the issuance of commercial paper by Alliant Energy. Interest expense and other fees are allocated among the three participating utilities based on borrowing amounts.

          As of December 31, 1999, other than periodic sinking fund requirements, which will not require additional cash expenditures, IPC had $1.0 million of long-term debt maturing prior to December 31, 2004.

          On December 15, 2000, IPC received authority from the SEC under the 1935 Act to issue $80 million of long-term debt securities. IPC continues to evaluate its future financing needs and will make any necessary regulatory filings as needed.

          Various charter provisions authorize and limit the aggregate amount of additional shares of IPC preferred stock and IPC cumulative preference stock that may be issued. At December 31, 1999, IPC could have issued 1,238,619 shares of its preferred stock and 2,000,000 shares of cumulative preference stock.

          For interim financing at December 31, 1999, IPC had regulatory authorization at to issue short-term debt of $50 million and money pool authorization of $39 million.

          IPC anticipates that short-term debt will continue to be available at reasonable costs due to current ratings by independent utility analysts and credit rating services. At December 31, 1999 there was no short-term debt outstanding with external parties at IPC.

          In December 1999, Alliant Energy, IESU, IPC and Wisconsin Power and Light Company, another operating subsidiary of Alliant Energy, filed an application with the SEC for approval of a combined accounts receivable program whereby each utility will sell their respective receivables through wholly-owned special purpose entities to an affiliated financing entity, which in turn will sell the receivables to an outside investor. Approvals from the SEC and the necessary state commissions are expected in late 2001.

          Given the above financing flexibility, including Alliant Energy's access to both the debt and equity securities markets, management believes it has the necessary financing capabilities in place to adequately finance IPC's capital requirements for the foreseeable future.

          Capital Requirements. Capital expenditure and investment and financing plans are subject to continual review and change. The capital expenditure and investment programs may be revised significantly as a result of many considerations, including changes in economic conditions, variations in actual sales and load growth compared to forecasts, requirements of environmental and other regulatory authorities, the availability of alternate energy and purchased-power sources, the ability to obtain adequate and timely rate relief, escalations in construction costs and conservation and energy efficiency programs.

          IPC's construction and acquisition expenditures for the years ended December 31, 1999 and 1998 were $45 million and $37 million, respectively. IPC's anticipated construction and acquisition expenditures for 2000 are estimated to be approximately $61 million, of which 48% is for electric transmission and distribution, 13% for electric generation, 25% for information technology and the remaining 14% represents miscellaneous electric, gas and general expenditures. IPC's levels of utility construction and acquisition expenditures are projected to be $61 million in 2001, $56 million in 2002, $54 million in 2003 and $57 million in 2004.

          IPC anticipates financing utility construction expenditures during 2000-2004 through internally generated funds supplemented, when required, by outside financing.

          Rates and Regulatory Matters - FERC. - In November 1997, as part of its merger approval, the FERC accepted a proposal by IESU, Wisconsin Power and Light and IPC, which provides for a four-year freeze on wholesale electric prices beginning with the effective date of the merger.

          In association with the merger, IESU, Wisconsin Power and Light and IPC entered into a system coordination and operating agreement which became effective with the consummation of the merger. The agreement, which has been approved by the FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the three utility companies. In addition, the agreement allows the interconnected system to be operated as a single control area with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among the three utility companies based on procedures included in the agreement. The procedures were approved by both the FERC and all state regulatory bodies having jurisdiction over these sales.

          Rates and Regulatory Matters - IPC. In September 1997, IPC agreed with the Iowa Utilities Board to provide Iowa customers a four-year retail electric and gas price freeze commencing on the effective date of the merger. The agreement excluded price changes due to government-mandated programs (such as energy efficiency cost recovery), the electric fuel adjustment clause and purchased gas adjustment clause and unforeseen dramatic changes in operations. In addition, the price freeze does not preclude a review by either the Iowa Utilities Board or Office of Consumer Advocate into whether IPC is exceeding a reasonable return on common equity. IPC also agreed with the Minnesota Public Utilities Commission and the Illinois Commerce Commission to four-year and three-year rate freezes, respectively, commencing on the effective date of the merger. Refer to the "Utility Industry Outlook" section for a discussion of legislation introduced in Iowa regarding restructuring the electric utility industry.

          Under provisions of the Iowa Utilities Board rules, IPC is currently recovering the costs it has incurred for its energy efficiency programs over various four-year periods. The Iowa Utilities Board allowed IPC to begin concurrent recovery of its prospective expenditures in October 1997. The implementation of these changes will gradually eliminate the regulatory asset that was created under the prior rate making mechanism as these costs are recovered.

          Assuming capture of the merger-related synergies and no significant legislative or regulatory changes negatively affecting IPC, IPC does not expect the merger-related electric and gas price freezes to have a material adverse effect on its financial condition or results of operations.

          In April 2000, the Office of Consumer Advocate requested certain financial information related to the electric utility operations within the state of Iowa from IPC. IPC has responded to its data requests including follow-up requests in May and June 2000. Additionally, in August 2000, the Office of Consumer Advocate requested similar financial information from IPC for a non-calendar year period. IPC is expected to finalize its response in November 2000. While IPC cannot predict the outcome of this process, such data requests could lead to an effort by the Office of Consumer Advocate to seek an electric rate reduction for IPC in Iowa.

          Other Matters

          Labor Issues. The collective bargaining agreements at IPC cover approximately 86% of all IPC employees. All agreements that had expired in 1999 and 2000 have been ratified and renewed. There are no other agreements expiring in 2000.

          Market Risk Sensitive Instruments and Positions - Commodity Risk - Non-trading. IPC is exposed to the impact of market fluctuations in the commodity price and transportation costs of electricity, natural gas and oil products it markets. IPC employs established policies and procedures to manage its risks associated with these market fluctuations including the use of various commodity derivatives. IPC's exposure to commodity price risks in the utility business is significantly mitigated by the current rate making structures in place for the recovery of its electric fuel and purchased energy costs as well as its cost of natural gas purchased for resale.

          Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." Alliant Energy adopted SFAS 133 as of July 1, 2000. Refer to "Interstate Power Company Notes to Financial Statements (Unaudited)" for additional information.

          Inflation. IPC does not expect the effects of inflation at current levels to have a significant effect on its financial condition or results of operations.

          Environmental. The pollution abatement program at IPC is subject to continuing review and is revised from time to time due to changes in environmental regulations, changes in construction plans and escalation of construction costs. While management cannot precisely forecast the effect of future environmental regulations on IPC's operations, it has taken steps to anticipate the future while also meeting the requirements of current environmental regulations.

          The Clean Air Act Amendments of 1990 require emission reductions of sulfur dioxide, nitrogen oxides and other air pollutants to achieve reductions of atmospheric chemicals believed to cause acid rain. IPC has met the provisions of Phase I and Phase II of the act. The act also governs sulfur dioxide allowances, which are defined as an authorization for an owner to emit one ton of sulfur dioxide into the atmosphere. IPC is reviewing its options to ensure it will have sufficient allowances to offset its emissions in the future and believes that the potential costs of complying with these provisions of Title IV of the act will not have a material adverse impact on its financial condition or results of operations.

          The Clean Air Act and other federal laws also require the United States Environmental Protection Agency to study and regulate, if necessary, additional issues that potentially affect the electric utility industry, including emissions relating to ozone transport, mercury and particulate control as well as modifications to the polychlorinated biphenyl, or PCB, rules. In July 1997, the EPA issued final rules that would tighten the national ambient air quality standards for ozone and particulate matter emissions and in June 1998, the EPA modified the PCB rules. IPC cannot predict the long-term consequences of these rules on its financial condition or results of operations.

          In October 1998, the EPA issued a final rule requiring 22 states, to modify their state implementation plans to address the ozone transport issue. However, on May 25, 1999, a federal appeals court delayed indefinitely the implementation of the rule. On March 3, 2000, the federal appeals court affirmed EPA's nitrogen oxides rule for the affected states.

          On February 28, 1998, the EPA issued the final report to Congress on the Study of Hazardous Air Pollutant Emissions from Electric Utility Steam Generating Units regarding hazardous air pollutant emissions from electric utilities. The report concluded that mercury emissions from coal-fired generating plants were a concern. However, the EPA does not believe it has sufficient information regarding such emissions. To remedy this lack of information, the EPA required IPC and all other applicable electric utilities in the United States to start collecting information regarding the types and amount of mercury emitted as of January 1, 1999. Although the control of mercury emissions from generating plants is uncertain at this time, IPC believes that the capital investments and/or modifications required to control mercury emissions could be significant.

          Pursuant to an internal review of operations in 1998, IPC discovered that Unit No. 6 at its generating facility in Dubuque, Iowa required a Clean Air Act acid rain permit and continuous emission monitoring system. IPC informed environmental regulatory agencies, installed the monitoring system and obtained the associated required permit. Pursuant to its internal review, IPC also identified and disclosed to regulators a potentially similar situation at its Lansing, Iowa generating facility. In the second quarter of 1999, the United States Environmental Protection Agency determined that Lansing units 1 and 2 were affected units. Therefore, in the third quarter of 1999, IPC installed the monitoring system at both of these facilities and in December 1999, IPC submitted its certification to the EPA for the Lansing facility. IPC received a settlement offer from the EPA, dated December 3, 1999, to settle the matter for $550,000. IPC responded with a counteroffer, and the parties reached an agreement in principle which contemplated a civil penalty payment and the performance of a supplemental environmental project with a combined value of approximately $400,000. In September 2000, a consent order was signed, and in October 2000, the civil penalty was paid and the supplemental environmental project was completed.

          IPC has been notified by the EPA that it is a potentially responsible party, or PRP, with respect to environmental impacts identified at the Missouri Electric Works, Inc. site in Cape Girardeau, Missouri. IPC has been served with a complaint filed by the Missouri Electric Works Site Trust Fund, the PRP group involved in investigating and remediating the site, for response costs incurred by the PRP group. IPC believes that it is not liable as a PRP for this site because it did not arrange for the disposal of any waste materials at the site. IPC has filed an answer to the complaint, discovery is ongoing and settlement discussions continue.

          A global treaty has been negotiated that could require reductions of greenhouse gas emissions from utility plants. In November 1998, the United States signed the treaty and agreed with the other countries to resolve all remaining issues by the end of 2000. That deadline has not been met and significant differences remain between the United States and other countries. At this time, management is unable to predict whether the United States Congress will ratify the treaty. Given the uncertainty of the treaty ratification and the ultimate terms of the final regulations, management cannot currently estimate the impact the implementation of the treaty would have on IPC's operations.

          Power Supply. Alliant Energy transferred its IPC regional reliability membership from the Mid-Continent Area Power Pool reliability region to the Mid-America Interconnected Network, Inc. region effective in May 2000. Because Wisconsin Power and Light is already a member of the Mid-America Interconnected Network, this transfer should provide Alliant Energy additional operating flexibility to eliminate duplicate reporting requirements. Alliant Energy will continue to participate in the Mid-Continent Area Power Pool Regional Transmission Committee and Power and Energy Market Committee.

         Interstate Power Company Supplemental Financial Information

                                                                              Quarter Ended
                                                 -------------------------------------------------------------------------
                                                     March 31          June 30          September 30       December 31
                                                 -------------------------------------------------------------------------
                                                                              (in thousands)
2000
   Operating revenues                                 $80,957          $80,098            $100,083                n/a
   Operating income                                     8,475            9,468              29,835                n/a
   Earnings available for common stock                  2,143            3,258              14,501                n/a

1999
   Operating revenues                                 $81,971          $82,263            $100,670            $77,201
   Operating income                                    12,345            9,701              28,237             11,080
   Earnings available for common stock                  5,078            4,198              14,195              4,893

1998
   Operating revenues                                 $85,124          $85,863             $98,942            $85,960
   Operating income                                    12,103              164              23,336              9,887
   Earnings available for common stock                  4,976           (3,696)             10,719              4,283

                     AMENDMENTS TO IESU AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION


          At the IESU special meeting, we will ask the IESU shareowners to approve two amendments to the IESU amended and restated articles of incorporation. The first amendment, if approved, would authorize a new class of IESU preferred stock, designated Class A Preferred Stock (or, as we refer to it in this document, the "new IESU Class A preferred stock"), that would have designations, rights and preferences substantially identical to those of the current IPC preferred stock for which the new IESU Class A preferred stock will be exchanged in the merger. This amendment is necessary to allow for the exchange of the existing IPC preferred stock for substantially identical preferred stock of new IESU Class A preferred stock. This amendment, if approved, would only authorize enough shares of new IESU Class A preferred stock to exchange each share of existing IPC preferred stock for one share of new IESU Class A preferred stock, as provided in the merger agreement. Under the merger agreement, IESU is required to call a meeting of its shareowners to, among other things, obtain their approval of this amendment. In addition, neither IPC nor IESU is required to complete the merger if IESU's shareowners do not approve this amendment. The full text of this amendment is attached as Appendix D and is incorporated by reference herein.

          The second amendment, if approved, would change IESU's name to "Interstate Power and Light Company" after the merger is completed. This amendment is proposed because management desired a new name for the combined entity. Under the merger agreement, IESU is required to call a meeting of its shareowners to, among other things, obtain their approval of this amendment. The full text of this amendment is attached as Appendix E and is incorporated by reference herein.

          A description of the material designations, rights, preferences and conditions of the new IESU Class A preferred stock, as set forth in the amendment to the IESU amended and restated articles of incorporation, can be found at "Description of New IESU Class A Preferred Stock."

          Additionally, the IESU board of directors has approved and adopted an amendment to the IESU amended and restated articles of incorporation that would establish the relative rights, designations and preferences of the various series of the new IESU Class A preferred stock that will be issued in exchange for shares of IPC preferred stock outstanding at the effective time of the merger. That amendment is not subject to shareowner approval.

          The IESU board of directors has approved the amendment to establish the class of new IESU Class A preferred stock and the amendment to change IESU's corporate name, and recommends that you vote "for" approval and adoption of both amendments.

                     DESCRIPTION OF NEW IESU PREFERRED STOCK


          The rights, designations and preferences of the shares of the new IESU Class A preferred stock to be issued pursuant to the merger agreement will, if approved, be substantially identical to the rights, designations and preferences of the IPC preferred stock. This discussion in only a summary of the new IESU Class A preferred stock. The full legal description of the new IESU Class A preferred stock is set forth in the proposed amendment to IESU's articles of incorporation set forth as Appendix D to the proxy statement/prospectus and is incorporated by reference herein. IESU's new Class A preferred stock and the current IPC preferred stock will differ due to differences in the respective articles of incorporation and bylaws of IESU and IPC as well as the laws of the states of Iowa and Delaware. See "Comparison of Shareowner Rights - Comparison of Iowa and Delaware Law."

Dividend Rights and Restrictions on Common Dividends

          The holders of the new IESU Class A preferred stock will be entitled to receive all accumulated and unpaid dividends for past dividend periods at the respective rates and at and for the respective times provided for the shares of the respective series. Before any dividends may be paid on IESU common stock, the holders of each class and series of IESU preferred stock, including the new IESU Class A preferred stock, are entitled pari passu to receive all accumulated and unpaid dividends for past dividend periods at the respective rates provided for the shares of the respective series and classes.

Voting Rights

          The holders of new IESU Class A preferred stock will have the right to cast one vote per share, voting with the holders of IESU common stock, on all matters submitted to a vote of IESU's shareowners, including the election of directors. If and whenever full cumulative dividends on the IESU preferred stock, including the new IESU Class A preferred stock, have not been paid for four quarterly dividend periods, holders of IESU preferred stock voting as one class will be entitled to elect a majority of the IESU board as then constituted, with holders of IESU common stock being entitled to elect the remaining directors. The right of the holders of IESU preferred stock to elect directors in such cases will cease when full cumulative dividends on all series of IESU preferred stock have been paid, or declared and set aside for payment.

          The affirmative vote or consent of the holders of a majority of all series of the new IESU Class A preferred stock, considered as a class without regard to series, will be required for IESU to:

     o merge or consolidate with any other corporation or sell substantially all of the assets of IESU, unless such transaction is approved by the SEC or other regulatory authority of the federal government or unless such transaction is undertaken with a subsidiary of IESU;

     o increase the total authorized amount of new IESU Class A preferred stock or authorize any other preferred stock on a parity therewith with respect to dividends or liquidation rights;

     o issue any additional shares of preferred stock on a parity with the then outstanding IESU Class A preferred stock with respect to payment of dividends or liquidation rights unless:

          o IESU's consolidated gross income for 12 consecutive calendar months within a period of 15 calendar months immediately preceding such issuance is equal to at least 150% of IESU's aggregate consolidated interest charges and the annual dividend charges of all IESU preferred stock that will be outstanding immediately after such issuance; and

          o the stated capital of the junior stock of IESU plus any surplus of IESU is at least equal to the aggregate liquidation preferences of the IESU preferred stock and any other stock ranking prior to or on a parity with the IESU preferred stock after giving effect to the proposed issuance of preferred stock; or

     o issue or assume any unsecured debt for any purpose other than to refund existing unsecured debt, redeem or retire any indebtedness pursuant to authorization by state or federal regulatory authority, or redeem or retire any outstanding shares of IESU preferred stock, if after such transaction IESU's aggregate unsecured debt exceeds 20% of IESU's then outstanding secured debt and total equity.

The affirmative vote or consent of the holders of two-thirds of all series of the new IESU Class A preferred stock, considered as a class without regard to series, will be required to:

     o authorize any class of stock ranking prior to the new IESU Class A preferred stock as to dividends or liquidation rights; or

     o change adversely the express terms and provisions of the new IESU Class A preferred stock.

Redemption Provisions

          IESU's Board of Directors can redeem the new IESU Class A preferred stock of all series, or of any series, or any part of any series, at its election at any time upon thirty days notice, whether or not dividends on those shares are in arrears. The redemption price would be the price fixed by the Board of Directors when establishing the particular series to be redeemed, plus full cumulative dividends up to the redemption date. If less than all the outstanding shares of any series are to be redeemed, the redemption may be made either by lot or pro rata in such manner as may the Board of Directors may determine.

          After the redemption date (unless IESU defaults in making payment of the redemption price), all dividends on the new IESU Class A preferred stock called for redemption will stop accruing, those shares will no longer be deemed to be outstanding and all rights of the holders as shareowners of IESU with respect to those shares will cease (except the right to receive the redemption price and any conversion or exchange rights not already expired, which generally will cease on the redemption date). Holders of new IESU Class A preferred stock to be redeemed will generally be entitled to receive the redemption price upon actual delivery to IESU of certificates for the shares to be redeemed.

Liquidation Rights

          In the event of an involuntary liquidation, holders of all series of the new IESU Class A preferred stock will be entitled to receive, in preference to the IESU common stock and pari passu with additional classes of IESU preferred stock, $50 per share plus an amount equal to all accumulated and unpaid dividends. In the event of voluntary liquidation, holders of all series of the new IESU Class A preferred stock will be entitled to receive, in preference to the IESU common stock and pari passu with additional classes of preferred stock, the price fixed by the Board of Directors applicable in such event, plus an amount equal to all accumulated and unpaid dividends. Following distributions to holders of the new IESU Class A preferred stock and all other holders of IESU preferred stock, the holders of IESU common stock will be entitled to the remaining assets. If upon any such liquidation the assets distributable among the holders of IESU preferred stock, of all classes and series, are insufficient to pay in full the amounts to which such holders are entitled, the amount distributable to the holders of IESU preferred stock, of all classes and series, will be apportioned among them ratably in proportion to the amounts to which they are respectively then entitled. Neither a merger or consolidation of IESU nor a sale of all or part of the assets of IESU will be deemed to be a liquidation.

Preemption and Subscription Rights

          No holder of IESU common stock or IESU preferred stock has the preemptive right to purchase or subscribe for any additional capital stock of IESU.

Series of New IESU Class A Preferred Stock

          The IESU board of directors has approved and adopted an amendment to the IESU amended and restated articles of incorporation that would establish the relative rights, designations and preferences of the various series of the new IESU Class A preferred stock that will be issued in exchange for shares of IPC preferred stock outstanding at the effective time of the merger. We sometimes refer to that amendment as the "series amendment." The series amendment is in addition to the proposed amendment that the shareowners of IESU will vote on at the IESU special meeting, which we sometimes call the "class amendment." The class amendment allows the IESU board of directors to establish the relative rights, designations and preferences of the various series of the new IESU Class A preferred stock by resolution without further shareowner approval. So, if the shareowners of IESU approve the class amendment (and the shareowners of IPC and IESU approve the merger agreement), then the IESU board of directors will file the series amendment with the Secretary of State of the State of Iowa, thus establishing the relative rights, designations and preferences of the various series of the new IESU Class A preferred stock that will be issued in exchange for shares of IPC preferred stock outstanding at the effective time of the merger. Those rights, designations and preferences as set forth in the series amendment are substantially identical to those of the existing series of IPC preferred stock. A summary of the series of new IESU Class A preferred stock, and their respective rights, designations and preferences, follows below. This is only a summary. Please read the full text of the series amendment, which is set forth as Appendix F to this proxy statement/prospectus and is incorporated by reference herein, for a complete description of the rights, designations and preferences of these series.

     o    4.36% Class A Preferred Stock

          o    par value of $50 per share;

          o dividend rate of 4.36% per share per annum on the par value payable quarterly on the first days of January, April, July and October in each year;

          o redemption price of $52.30 per share plus an amount equal to full cumulative dividends thereon to the redemption date; and

          o payment upon voluntary liquidation, dissolution or winding of an amount equal to the redemption price (exclusive of dividends) above plus an amount equal to full cumulative dividends thereon to the date of final distribution to the holders.

     o    4.68% Class A Preferred Stock

          o    par value of $50 per share;

          o dividend rate of 4.68% per share per annum on the par value payable quarterly on the first days of January, April, July and October in each year;

          o redemption price of $51.62 per share plus an amount equal to full cumulative dividends thereon to the redemption date; and

          o payment upon voluntary liquidation, dissolution or winding of an amount equal to the redemption price (exclusive of dividends) above plus an amount equal to full cumulative dividends thereon to the date of final distribution to the holders.

     o    7.76% Class A Preferred Stock

          o    par value of $50 per share;

          o dividend rate of 7.76% per share per annum on the par value payable quarterly on the first days of January, April, July and October in each year;

          o redemption price of $52.03 per share plus an amount equal to full cumulative dividends thereon to the redemption date; and

          o payment upon voluntary liquidation, dissolution or winding of an amount equal to the redemption price (exclusive of dividends) above plus an amount equal to full cumulative dividends thereon to the date of final distribution to the holders.

     o    6.40% Class A Preferred Stock

          o    par value of $50 per share;

          o dividend rate of 6.40% per share per annum on the par value payable quarterly on the first days of January, April, July and October in each year;

          o other than pursuant to the sinking fund provisions discussed below, optional redemption price of $53.20 per share, if redeemed on or before May 1, 2003; $51.60 per share if redeemed thereafter and on or before May 1, 2009; $50.80 per share if redeemed thereafter and on or before May 1, 2014; and $50 per share if redeemed after May 1, 2014, plus an amount equal to full cumulative dividends thereon to the redemption date;

               o however, prior to May 1, 2003, none of the shares may be redeemed if such redemption is for the purpose of refunding any shares through the use of funds borrowed by IESU or derived through the issuance by IESU of stock ranking prior to or on a parity with the 6.40% Class A Preferred Stock as to dividends or assets, if such borrowed funds have an interest rate or an effective interest cost to IESU or such stock has a dividend rate or cost of less than 6.40% per annum.

          o The holders of shares of 6.40% Class A Preferred Stock are entitled to the benefit of a sinking fund as follows:

               o on May 1, 2003 and on each May 1 (except that the final redemption shall be on May 1, 2022) thereafter, IESU will redeem out of funds legally available therefor 27,250 shares of this series (or the number of shares then outstanding if less than 27,250) at a sinking fund redemption price equal to $50 per share plus accrued and unpaid dividends to the redemption date;

               o on May 1, 2008, and on each May 1 thereafter, IESU will have the noncumulative option to redeem up to an additional 27,250 shares of this series at a sinking fund redemption price equal to $50 per share plus accrued and unpaid dividends to the redemption date;

               o all shares IESU redeems under the sinking fund provisions will be canceled;

               o if IESU is at any time in default in the performance of its obligations under the sinking fund provisions, no dividends (other than dividends payable in IESU common stock) shall be paid or any other distribution of assets made, by purchase of shares of otherwise, on common stock or any other stock of IESU over which the new IESU Class A preferred stock has preference as to the payment of dividends or as to assets.

          o payment upon voluntary liquidation, dissolution or winding of an amount equal to the redemption price (exclusive of dividends) then in effect plus an amount equal to full cumulative dividends thereon to the date of final distribution to the holders.

Certain Effects on Preferred Shareowners

          When we complete the merger, we will issue the new IESU Class A preferred stock, in the series designated above, to the shareowners of IPC preferred stock in accordance with the merger agreement. As discussed, the holders of the new IESU Class A preferred stock will then be entitled to vote with the holders of IESU common stock on all matters submitted to a vote of IESU's shareowners, including the election of directors. While the IESU amended and restated articles of incorporation provide certain voting rights to the currently authorized IESU preferred stock in the event of certain potential corporate actions, none of these classes of IESU preferred stock has the right to vote with the holders of IESU common stock on all matters submitted to a vote of IESU's shareowners, nor will any such class of IESU preferred stock other than the new IESU Class A preferred stock acquire such a right as a result of the merger.

          After we complete the merger, there will be approximately 761,381 new IESU Class A preferred shares issued and outstanding, each entitled to one vote, and 13,370,788 shares of IESU common stock outstanding, each entitled to one vote. As a result, after we complete the merger, the holders of new IESU Class A preferred stock will hold approximately 5.4% of the aggregate voting power of the IESU shareowners and the holders of IESU common stock will hold approximately 94.6% of the aggregate voting power of the IESU shareowners.

          As of the date of this proxy statement/prospectus, there were 761,381 shares of IPC preferred stock issued and outstanding with an aggregate par value of $38,069,050, and 366,406 shares of IESU preferred stock issued and outstanding with an aggregate par value of $18,320,300. Before the merger, the IPC preferred stock ranks superior to all other authorized capital stock of IPC with respect to dividend and liquidation rights, and the IESU preferred stock ranks superior to all other authorized capital stock of IESU with respect to dividend and liquidation rights. However, after the merger, the IPC preferred stock will become new IESU Class A preferred stock and will share its superior rank in the combined company pari passu with the rest of the IESU preferred stock. Similarly, the rest of the IESU preferred stock will share its superior rank in the combined company pari passu with the new IESU Class A preferred stock.

                  COMPARISON OF RIGHTS OF PREFERRED SHAREOWNERS

          If we complete the merger, the holders of IESU preferred stock immediately before the merger will remain holders of IESU preferred stock immediately after the merger, and their rights will be governed by the IESU amended and restated articles of incorporation (as amended by the amendments which are being submitted for IESU shareowner approval), the IESU bylaws and the Iowa Business Corporation Act. See "Amendments to IESU Amended and Restated Articles of Incorporation."

          The holders of IPC preferred stock, upon consummation of the merger, will become holders of new IESU Class A preferred stock, and their rights will be governed by the IESU amended and restated articles of incorporation (as amended by the amendments which are being submitted for IESU shareowner approval), the IESU bylaws and the Iowa Business Corporation Act. IESU's amended and restated articles of incorporation and bylaws are different in certain respects from the IPC restated certificate of incorporation and bylaws. In addition, certain differences exist between Iowa law and Delaware law with respect to shareowners' rights. While it is impracticable to compare all these differences, material differences between the IESU amended and restated articles of incorporation and bylaws, on the one hand, and the IPC restated certificate of incorporation and bylaws, on the other hand, are summarized below under " - Comparison of IESU Charter and Bylaws to IPC Charter and Bylaws," and material similarities and differences between Iowa and Delaware law with respect to shareowner rights are summarized below under " - Comparison of Iowa and Delaware Law."

          The following discussion is not intended to be complete and is qualified in its entirety by reference to the IESU amended and restated articles of incorporation and bylaws which are filed as exhibits to the registration statement and are incorporated by reference herein, the Iowa Business Corporation Act and Delaware General Corporation Law and the IPC restated certificate of incorporation and bylaws.

Comparison of IESU Charter and Bylaws to IPC Charter and Bylaws

          Board of Directors. The IESU amended and restated articles of incorporation provide that the IESU board will be comprised of not less than five members. The IESU bylaws provide that the IESU board will consist of at least nine directors but not more than thirteen directors. The IESU board currently consists of thirteen directors. The IPC restated certificate of incorporation provides that the number of directors on the IPC board will be fixed by the IPC bylaws. The IPC bylaws provide that the IPC board will consist of at least nine directors but not more than thirteen directors. The IPC board currently consists of thirteen directors. The IESU board, like the IPC board, is classified into three classes.

          Certain Share Acquisitions and Business Combinations. IPC's restated certificate of incorporation contains provisions that have the effect of discouraging persons form acquiring large blocks of IPC stock or delaying or preventing a change in control of IPC. Under certain circumstances, these provisions could have the effect of, among other things (i) prohibiting a 5% shareowner from engaging in a business combination with IPC unless certain requirements are satisfied, (ii) prohibiting the payment of a market premium (i.e., greenmail) to a 5% shareowner, and (iii) prohibiting a potential tender offeror from engaging in an unequal two-tier tender offer. Delaware law, in addition, contains certain provisions that have the effect of discouraging persons from acquiring large blocks of IPC stock or delaying or preventing a change in control of IPC. Under certain circumstances, these provisions could have the effect of, among other things, prohibiting a 10% shareowner from engaging in a business combination with IPC for three years following the date such 10% interest was acquired. See "--Comparison of Iowa and Delaware Law" below for a more complete discussion of such provisions, including the circumstances under which such provisions are triggered.

          The IESU amended and restated articles of incorporation contain certain provisions that have the effect of discouraging persons from acquiring large blocks of IES stock or delaying or preventing a change in control of IESU. Under certain circumstances, these provisions could have the effect of, among other things, (i) prohibiting a 5% shareowner from engaging in a business combination with IESU unless certain requirements are satisfied, (ii) prohibiting the payment of a market premium (i.e., greenmail) to a 5% shareowner and (iii) prohibiting a potential tender offeror from engaging in an unequal two-tier tender offer. Iowa law is silent with regard to certain share acquisitions and business combinations.

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
          Removal of Directors. The IESU amended and restated articles of incorporation and bylaws are silent as to the removal of directors except that a director must offer his or her resignation from the IESU board of directors if the director reaches age seventy or the director's occupation or primary business affiliation changes. The IPC restated certificate of incorporation provides that directors may be removed by the IPC shareowners only for cause. However, in certain situations involving the non-payment of dividends on the IPC preferred stock the holders of IPC preferred stock have the right to elect a majority of the directors.

          Vacancies on the Board of Directors. The IESU bylaws provide that vacancies caused by an increase in the size of the board or by any other cause may be filled by a majority vote of the directors then in office, even though they may be less than a quorum. Directors filling such vacancies will serve for the unexpired term of the vacant directorship or the full term of the new directorship.

          The IPC restated certificate of incorporation and bylaws provide that vacancies on the IPC board and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even though they may be less than a quorum. However, if at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board, then any shareowner or shareowner group holding at least ten percent of the total number of shares entitled to vote for directors may petition the Delaware Court of Chancery to order an election to fill such vacancies or newly created directorships or to replace the directors chosen by the directors then in office. Such directors will serve until the next election of the class for which they were selected.

          Amendments to Articles/Certificate of Incorporation. The IESU amended and restated articles of incorporation provide that the articles may be amended at an annual or special meeting of IESU shareowners upon the affirmative vote of the holders of a majority of the IESU common stock then outstanding.

          Additionally, under the terms of IESU's amended and restated articles of incorporation, any amendments to IESU's amended and restated articles of incorporation that would have either of the following effects is subject to the affirmative vote of two-thirds of the outstanding shares of each class of IESU preferred stock (including, after the merger, the new IESU Class A preferred stock):

          o    authorizing any stock ranking prior to the IESU preferred stock;
               or

          o making a change in the terms of provisions of the IESU preferred stock that would adversely affect the rights and preferences of its holders.

          The IPC restated certificate of incorporation provides that amendments to the certificate be made in the manner prescribed by statute. See "--Comparison of Iowa and Delaware Law-Amendment of Articles."

          Additionally, under the terms of IPC's restated certificate of incorporation, any amendments to IPC's restated certificate of incorporation that would have either of the following effects is subject to the affirmative vote of two-thirds of the outstanding shares of IPC preferred stock of all series voting as a class:

          o authorizing any stock ranking prior to the IPC preferred stock with respect to dividend or liquidation rights; or

          o changing the express terms and provisions of the IPC preferred stock of any series so as to adversely affect that series.

          Any amendment that would have the effect of increasing the amount of IPC preferred stock or authorizing any other preferred stock on a parity therewith with respect to dividend or liquidation rights would be subject to the affirmative vote of a majority of the IPC preferred stock of all series voting as a class.

          Amendment to Bylaws. The IESU amended and restated articles of incorporation provide that the IESU board may alter, amend or repeal the IESU bylaws or adopt new bylaws. The IPC restated certificate of

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incorporation provides that the IPC board may make, amend or repeal the IPC bylaws without any action on the part of the IPC shareowners, subject to the rights of the IPC shareowners to make, amend or repeal bylaws made by directors. The IPC bylaws provide that the IPC bylaws may be amended and new bylaws made at any annual, regular or special meeting of shareowners by the affirmative vote of a majority in interest of the stock issued, outstanding and entitled to vote.

          Voting/Cumulative Voting. If the amendment to the IESU amended and restated articles of incorporation that authorizes the new IESU Class A preferred stock is approved, the holders of new IESU Class A preferred stock will have the right to cast one vote per share, voting with the IESU common shareowners, on all matters submitted to a vote of IESU's shareowners, including the election of directors. In addition:

          o all of IESU's preferred shareowners (including holders of new IESU Class A preferred stock), voting as a combined class, may elect a majority of IESU's directors if IESU is four or more quarters in arrears in paying its preferred dividends;

          o the affirmative vote or consent of the holders of a majority of all series of the new IESU Class A preferred Stock considered as a class without regard to series, will be required to:

     o merge or consolidate with any other corporation or sell substantially all of the assets of IESU, unless such transaction is approved by the SEC or other regulatory authority of the federal government or unless such transaction is undertaken with a subsidiary of IESU;

     o increase the total authorized amount of new IESU Class A preferred stock or authorize any other preferred stock on a parity therewith with respect to dividends or liquidation rights;

     o issue any additional shares of preferred stock on a parity with the then outstanding IESU Class A preferred stock with respect to payment of dividends or liquidation rights unless:

          o IESU's consolidated gross income for 12 consecutive calendar months within a period of 15 calendar months immediately preceding such issuance is equal to at least 150% of IESU's aggregate consolidated interest charges and the annual dividend charges of all IESU preferred stock that will be outstanding immediately after such issuance; and

          o the stated capital of the junior stock of IESU plus any surplus of IESU is at least equal to the aggregate liquidation preferences of the IESU preferred stock and any other stock ranking prior to or on a parity with the IESU preferred stock after giving effect to the proposed issuance of preferred stock; or

     o issue or assume any unsecured debt for any purpose other than to refund existing unsecured debt, redeem or retire any indebtedness pursuant to authorization by state or federal regulatory authority, or redeem or retire any outstanding shares of IESU preferred stock, if after such transaction IESU's aggregate unsecured debt exceeds 20% of IESU's then outstanding secured debt and total equity; and

          o the affirmative vote or consent of the holders of two-thirds of all series of the new IESU Class A preferred stock, considered as a class without regard to series, will be required to:

     o authorize any class of stock ranking prior to the new IESU Class A preferred stock as to dividends or liquidation rights; or

     o change adversely the express terms and provisions of the new IESU Class A preferred stock.

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
          The voting rights of IPC's preferred shareowners set forth in IPC's restated certificate of incorporation are substantially identical to those described above, except that the additional voting rights are not shared with other classes of preferred stock because IPC has only one class of preferred stock.

          Special Meetings of Shareowners; Shareowner Action by Written Consent. The IESU bylaws provide that special meetings of IESU shareowners may be called by the IESU board or its chief executive officer. IESU will also call a special meeting if requested by the holders of at least 10% of all the shares entitled to vote at the meeting. The IPC bylaws provide that special meetings of IPC shareowners may be called by the IPC board, the chairman of the IPC board, the president, a vice-president or the holders of at least 25% of the shares issued and outstanding and entitled to vote.

          Under the IPC restated certificate of incorporation, a special meeting of shareowners will generally be held between 60 and 90 days after the holders of IPC preferred stock have acquired the right (as a result of non-payment of dividends - see "Description of New IESU Class A Preferred Stock - Voting Rights") to elect a majority of the directors.

          The IESU bylaws are silent as to whether shareowners may take action by written consent without a meeting. Iowa law authorizes shareowners to take action without a meeting by written consents signed by the holders of not less than 90% of the votes entitled to be cast. The IPC bylaws are also silent as to whether shareowners may take action by written consent in lieu of a meeting. Delaware Law allows shareowners to take action in lieu of a meeting by written consent signed by the holders of outstanding stock having not less than the number of votes that would be necessary to authorize such action at a meeting.

          Indemnification/Limitation of Liability. The IESU amended and restated articles of incorporation provide that IESU must indemnify any director, officer, employee or agent to the fullest extent permitted under Iowa law. The IESU amended and restated articles of incorporation further authorize IESU to purchase and maintain insurance for any such person or any person serving at the request of IESU as a director, officer, employee or agent of another enterprise against any liability incurred as a result of the person serving in such official capacity. The IESU amended and restated articles of incorporation also limit the personal liability of directors for monetary damages for breach of their fiduciary duties, except for liability relating to (i) any breach of the director's duty of loyalty to the corporation or its shareowners, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) any transaction from which the director derived an improper personal benefit, or (iv) unlawful distributions.

          The IPC bylaws provide that IPC will indemnify any person who is a party or threatened to be made a party to any legal proceeding by reason of the fact that such person is or was a director, officer, employee or attorney of IPC, or is or was serving at the request of IPC as a director, officer, employee or attorney of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. This right of indemnity includes the advancement of expenses upon receipt of an undertaking to repay upon specified conditions. The right to indemnification does not extend to matters in which the person seeking indemnification is found liable to the corporation by a court of competent jurisdiction, by a majority of the directors who are not seeking indemnification or by independent counsel appointed by the IPC board unless and only to the extent that a court determines such person is fairly and reasonably entitled to indemnification despite a final determination of liability. The IPC restated certificate of incorporation limits the personal liability of directors for any acts or omissions in the performance of their duties as directors to the full extent permitted under Delaware law.

Comparison of Iowa and Delaware Law

          As described below, Iowa and Delaware law generally provide shareowners with similar rights and protections. A comparison of Delaware law as it applies to IPC and Iowa law as it applies to IESU (and will apply to IESU as the surviving corporation in the merger) is set forth below:

          Classified Board of Directors; Removal of Directors; Vacancies. Delaware and Iowa law both allow a company's board of directors to be divided into classes. Under Delaware law, directors serving on a

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classified board of directors may be removed only for cause unless the certificate of incorporation provides otherwise. Under Iowa law, absent a provision to the contrary contained in the corporation's articles of incorporation or bylaws, a director can be removed with or without cause by the affirmative vote of the holders of the proportion of the voting power of the shares of the classes or series such director represents sufficient to elect such director.

          Delaware law provides that vacancies on the board of directors will be filled as the certificate of incorporation or the bylaws provide, and that in the absence of any such certificate of incorporation or bylaw provision, vacancies will be filled by the board of directors. Iowa law provides that unless the articles of incorporation otherwise provide, vacancies may be filled by the shareowners or by the affirmative vote of a majority of the directors, even if the directors remaining in the office constitute less than a quorum. Iowa law also provides that if the vacant office was held by a director elected by a voting group of shareowners, only the shareowners of that voting group may vote to fill the vacancy if filled by shareowners, and only the remaining directors elected by that voting group may vote to fill the vacancy if filled by the directors.

          Interested Director Transactions. Delaware and Iowa law both provide that contracts or transactions in which one or more of the corporation's directors have an interest are not void or voidable solely because of such interest or because such director was present at the directors' or shareowners' meeting where such contracts or transactions were approved, provided certain conditions are met. Interested contracts or transactions may be approved by a majority vote of the disinterested directors or by vote of disinterested shareowners if the material facts of the contracts or transactions and the director's interest in such contracts or transactions are fully disclosed and a vote is taken in good faith. Furthermore, interested contracts or transactions may be approved if such contracts or transactions are shown to be fair and reasonable to the corporation at the time they are authorized, approved or ratified by the board of directors or shareowners and separate disinterested shareowner or disinterested director approval is not required.

          Indemnification of Directors and Officers. Iowa law provides that a corporation will indemnify a director or officer, made party to a proceeding because of his or her status as such, who was wholly successful on the merits or otherwise in the defense of such proceeding. Under Iowa law, the corporation may indemnify a director or officer against liability incurred in a proceeding provided the director or officer: (a) acted in good faith; (b) reasonably believed that his or her conduct was in the corporation's best interests (in the case of conduct in such person's official capacity) or not opposed to the corporation's best interests (in all other cases); (c) in the case of any criminal proceeding, he or she had no reasonable cause to believe that the conduct was unlawful; (d) was not adjudged liable to the corporation; and (e) did not receive an improper personal benefit. Iowa law provides that a corporation's articles of incorporation may limit its obligation to indemnify directors and officers.

          Delaware law provides that a director or officer must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred to the extent such director or officer has been successful on the merits or otherwise in any action brought against such director or officer because of his or her status as such. With respect to a third-party action, Delaware law provides that a corporation may indemnify a director or officer against liability if such director or officer (a) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and (b) with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. With respect to claims brought against a director or officer by or in the right of the corporation, such director or officer may be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her except that no indemnification will be made in respect to any claim as to which such director or officer was adjudged to be liable to the corporation unless and only to the extent that the Delaware Chancery Court determines otherwise.

          Limited Liability of Directors. Delaware and Iowa law both provide for the limitation or elimination of the personal liability of a company's directors to the company or its shareowners for monetary damages for a breach of a director's fiduciary duty. This immunity must be provided for in the certificate or articles of incorporation. Directors cannot be immunized in certain instances including: (i) breach of the duty of loyalty; (ii) acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law; (iii) unlawful distributions; and (iv) transactions in which the director received an improper personal benefit. Other limitations specific to each state also exist.

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
          Amendment of Articles. Delaware and Iowa law both provide that the board of directors may propose amendments to a corporation's certificate or articles of incorporation, respectively. Under Delaware law, proposed amendments must be approved by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote. Under Iowa law, unless the articles of incorporation, bylaws adopted under authority granted in the articles, the board (if board is proposing the amendment), or Iowa law requires a greater vote or vote by voting groups, a proposed amendment is adopted if approved by a majority of the votes cast by every voting group entitled to vote on the amendment. In addition, both Delaware and Iowa law require that certain amendments must be approved by a separate vote of a class or series of stock if, among other things, the amendment would adversely affect the rights or preferences of such shares.

          Amendment of Bylaws. Under Delaware law, the power to adopt, amend or repeal the bylaws is vested in the stockholders entitled to vote, unless the certificate of incorporation confers the power to adopt, amend or repeal the bylaws upon the directors. Under Iowa law, unless reserved by the articles of incorporation to the shareholders, the power to adopt, amend or repeal the bylaws is generally vested in the directors, subject to the power of the shareholders to adopt, amend, or repeal bylaws adopted, amended or repealed by the directors.

          Vote Required for Certain Mergers, Consolidations or Dissolutions. Delaware and Iowa law both require shareowner approval (except as indicated below and for certain mergers between a parent company and its 90% owned subsidiary) by the holders of the stock of each corporation that is party to a plan of merger and the selling corporation for the sale by the corporation of substantially all its assets if not in the usual or regular course of business. (Delaware law does not refer to the usual or regular course of business). Iowa law further provides for a shareholder vote of the corporation whose shares will be acquired in a statutory share exchange. Both Delaware and Iowa law require a vote of the holders of the corporation's stock to approve the dissolution of a corporation.

          Delaware law provides that the vote required to approve a plan of merger, sale of substantially all the assets or dissolution is a majority of the outstanding stock of the corporation entitled to vote thereon. Under Iowa law, unless a higher voting requirement is imposed by the articles of incorporation, or by the board of directors requiring a higher vote as a condition to its submission of the plan to the holders of corporation's stock, the vote required to approve a plan of merger, statutory share exchange, sale of substantially all assets not in the ordinary course of business or dissolution is a majority of the voting power of all shares entitled to vote of each corporation whose holders have a right to vote; approval of a plan of merger or statutory share exchange also may require the affirmative vote of one or more classes or series of stock.

          Iowa law does not require the vote of the shareholders of a surviving corporation in a merger if (i) the corporation's articles of incorporation will not be amended in the transaction, (ii) shareowners of the corporation immediately before the effective date of the transaction will hold the same number of shares with identical rights immediately after the effective date,
(iii) the number of shares entitled to vote immediately after the merger (plus shares issuable upon certain conversions or pursuant to certain rights) does not exceed by more than 20% the number of shares entitled to vote immediately before the transaction, and (iv) the number of participating shares of the corporation (outstanding shares of the corporation that entitle their holders to participate, without limitation, in distributions by the corporation) immediately after the merger, plus the number of participating shares of the corporation issuable on the conversion of, or on the exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20% the number of participating shares of the corporation immediately before the transaction. Delaware law similarly does not require a vote of the stockholders of a surviving corporation to a merger if (i) the agreement of merger does not amend in any respect the surviving corporation's certificate, (ii) each share of stock outstanding immediately prior to the merger is identical to outstanding or treasury shares following the merger, and (iii) no shares of stock (and no securities convertible into shares of stock) are to be issued pursuant to the merger or the number of shares issued (or the securities convertible into shares of stock) does not exceed 20% of the number of shares outstanding immediately prior to the merger.

          Class Vote for Certain Reorganizations. Iowa law provides, with certain exceptions, that a class or series of shares of a corporation is entitled to vote on a plan of merger or statutory share exchange as a class or series if any provision of the plan would, if contained in a proposed amendment to the articles of incorporation, entitle the class or series of shares to vote as a class or series and, in the case of an exchange, if the class or series

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is included in the plan of exchange. Delaware law does not contain similar provisions. In addition to the voting requirements discussed above, anti-takeover legislation adopted in Delaware imposes additional restrictions on mergers and other business combinations between certain stockholders and the corporation. See "--Anti-Takeover Statutes."

          Shareowner Action by Consent. Delaware and Iowa law each permit holders of a corporation's stock to take action without a meeting by written consent. However, both allow corporations to opt out of such written consent provisions by so stating in their certificate or articles of incorporation, respectively. To approve an action in lieu of meeting by written consent, Delaware law requires each written consent to be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to approve such action at a meeting where all shares entitled to vote thereon were present and voted. Iowa law requires written consents to be signed by the holders of 90% of the votes entitled to be cast for shareowner action to be approved.

          Distributions. Iowa law provides that the board of directors may authorize and the corporation may make, subject to any restriction by the articles of incorporation, distributions to its shareowners unless after such distribution the corporation would not be able to pay its debts as they become due or its total assets after the distribution would be less than the sum of its total liabilities, plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

          Delaware law provides that, subject to any restrictions contained in a corporation's certificate of incorporation, the directors may declare and pay dividends either

          o    out of the corporation's surplus; or

          o if there is no surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless the corporation's capital is diminished by depreciation to an amount less than the aggregate capital represented by the corporation's issued and outstanding stock having a distribution preference.

          Special Meetings of Shareowners. Under Delaware and Iowa law, the board of directors or any person authorized by the certificate or articles of incorporation or bylaws of a corporation may call a special meeting of such corporation. Iowa law further provides that a corporation must call a special meeting if it receives a written demand of the holders of at least 10% of the votes entitled to be cast at such a meeting.

          Dissenters' Rights. Delaware and Iowa law both entitle the holders of a corporation's stock to dissent from and obtain fair value for their shares in the event of certain corporate actions. Subject to certain exceptions, limitations and conditions, shareholders and stockholders of corporations incorporated in Iowa or Delaware may dissent from a plan of merger. Iowa law also provides that shareholders may dissent from a statutory share exchange or a sale of all or substantially all of the assets of the corporation. Iowa law also provides that dissenters' rights are available to shareholders in the event of any amendment to the articles of incorporation that materially and adversely affects the rights or preferences of the dissenting shareholders' shares in certain specified ways. Delaware and Iowa law provide that a corporation may create additional dissenters' rights in its certificate of articles of incorporation. Iowa law also allows corporations to create additional dissenters' rights in their bylaws or by board resolution

          Delaware law provides that the dissenters' rights are not available to holders of shares listed on a national securities exchange or quoted on the Nasdaq National Market. In addition, Delaware law provides that dissenters' rights are not available to holders of shares that are held of record by more than 2,000 holders. Delaware law provides that such shares do not carry dissenters' rights unless the holders thereof are required to accept in consideration of their shares anything other than listed securities or cash in lieu of fractional shares.

          Director and Officer Discretion. Iowa law provides that, in discharging the duties of the position of director, a director may, in considering the best interest of the corporation, consider the interests of the corporation's employees, customers, suppliers, and creditors, the economy of the state and nation, community and societal considerations, and the long-term as well as short-term interest of the corporation and its shareholders including the possibility that these interests may be best served by the continued independence of the corporation. Delaware judicial doctrine allows directors to consider similar factors.


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                        CERTAIN INFORMATION CONCERNING US

Certain Arrangements Between IESU, IPC and Affiliates

          Alliant Energy was formed as a result of a three-way merger in April 1998 between Alliant Energy (then known as WPL Holdings, Inc.), the holding company of IESU (called IES Industries, Inc.) and IPC. As a result, IESU and IPC both became operating subsidiaries of Alliant Energy. In addition to IESU and IPC, Alliant Energy has a utility subsidiary based in Madison, Wisconsin called Wisconsin Power and Light Company.

          Following the three-way merger, IESU, IPC and Wisconsin Power and Light entered into a system coordination and operating agreement. The agreement, which has been approved by the FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the three utility companies to allow for economies (consistent with reliable electric service), reasonable utilization of natural resources, and environmental requirements. The agreement also allows the interconnected systems to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Those sales and purchases are allocated among the three utility companies based on procedures included in the agreement. The sales amounts allocated to IESU were $11.0 million, $18.1 million and $18.0 million for the nine months ended September 30, 2000, for the year ended 1999 and for the year ended 1998, respectively. The purchases allocated to IESU were $49.4 million, $71.3 million and $56.0 million for the nine months ended September 30, 2000, for the year ended 1999 and for the year ended 1998, respectively. The sales amounts allocated to IPC were $21.9 million, $21.3 million and $18.0 million for the nine months ended September 30, 2000, for the year ended 1999 and for the year ended 1998, respectively. The purchases allocated to IPC were $49.9 million, $65.5 million and $53.3 million for the nine months ended September 30, 2000, for the year ended 1999 and for the year ended 1998, respectively. The procedures were approved by both the FERC and the state regulatory bodies having jurisdiction over these sales. Under the agreement, IESU, Wisconsin Power and Light and IPC are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to the three utilities in proportion to each utility's share of electric production at the time of sale. The pro forma combined statements of income for all periods presented that are included within this proxy statement/prospectus do not reflect what the allocated purchases and sales would have been on a combined basis to IESU and IPC. The historical data was not available to compute that pro forma item. There would have been no impact on pro forma gross margin had this pro forma item been included.

          Pursuant to a service agreement approved by the SEC under the 1935 Act, IESU and IPC receive various administrative and general services from another subsidiary of Alliant Energy called Alliant Energy Corporate Services, Inc. These services are billed to IESU and IPC at cost based on payroll and other expenses incurred by Corporate Services for the benefit of IESU and IPC and consist primarily of employee compensation, benefits and fees associated with various professional services. IESU's costs totaled $67.3 million, $93.9 million and $59.3 million for the nine months ended September 30, 2000, for the year ended 1999 and for the year ended 1998, respectively. IPC's costs totaled $33.4 million, $42.9 million and $23.7 million for the nine months ended September 30, 2000, for the year ended 1999 and for the year ended 1998, respectively. Corporate Services began operations in May 1998 upon the consummation of the three-way merger. At September 30, 2000, December 31, 1999 and December 31, 1998, IESU had an intercompany payable to Corporate Services of $22.8 million, $16.4 million and $20.9 million, respectively. At September 30, 2000, December 31, 1999 and December 31, 1998, IPC had an intercompany payable to Corporate Services of $10.3 million, $10.1 million and $7.3 million, respectively.

          Corporate Services has entered into purchased-power capacity contracts as agent for IESU, Wisconsin Power and Light and IPC. Based on the system coordination and operating agreement, Alliant Energy annually allocates purchased-power contracts to the individual utilities. Such process considers factors such as resource mix, load growth and resource availability and as a result of that process, IESU was not allocated any of the purchased-power contracts for 2000 to 2004. IESU has entered into a contract for the purchase of $9.3 million of capacity in 2000 from IPC. In addition, Corporate Services has entered into various coal contracts as agent for IESU, Wisconsin Power and Light and IPC. Contract quantities are allocated to specific plants at the individual utilities based on various factors including projected heat input requirements, combustion compatibility and efficiency. However, in 2000 and 2001, system-wide contracts of $24.6 million (6.5 million tons) and $12.5 million (3.6 million tons), respectively, have not yet been allocated to the individual utilities due to the need for additional analysis of combustion compatibility and efficiency.

          IESU also participates in a utility money pool with Wisconsin Power and Light and IPC that is funded, as needed, through the issuance of commercial paper by Alliant Energy. Interest expense and other fees are allocated based on borrowing amounts. As of September 30, 2000, IESU had approximately $77 million and IPC had approximately $47 million in borrowings under the money pool. As of December 31, 1999, IESU had approximately $57 million and IPC had approximately $39 million in borrowings under the money pool. The level of borrowings fluctuates based on seasonal corporate needs, the timing of long-term financing and capital market conditions.

          In December 1999, Alliant Energy, IESU, IPC and Wisconsin Power and Light filed an application with the SEC for approval of a combined accounts receivable program whereby each utility will sell their respective receivables through wholly-owned special purpose entities to an affiliated financing entity, which in turn will sell the receivables to an outside investor. We expect to receive approvals from the SEC and the necessary state commissions in late 2001.

Directors and Executive Officers

          The surviving corporation's directors and executive officers will be the same as IESU's current directors and executive officers. As a result, we are incorporating by reference information regarding IESU's directors and executive officers included under the heading "Item 10. Directors and Executive Officers of the Registrants - IESU" of IESU's Annual Report on Form 10-K for the year ended December 31, 1999 (which incorporates portions of Alliant Energy's proxy statement (File No. 1-9894)).

Executive Compensation

          The surviving corporation's directors and executive officers will be the same as IESU's current directors and executive officers. As a result, we are incorporating by reference information regarding IESU's executive officers included under the heading "Item 11. Directors and Executive Officers of the Registrants - IESU" of IESU's Annual Report on Form 10-K for the year ended December 31, 1999 (which incorporates portions of Wisconsin Power and Light's proxy statement (File No. 0-337)):

Security Ownership of Certain Beneficial Owners and Management

          IESU To IESU's knowledge, no shareowner beneficially owned five percent or more of any class of IESU preferred stock as of ____________________. None of the directors or officers owned any shares of IESU preferred stock as of ___________________. Alliant Energy is the sole holder of IESU common stock.

          IPC To IPC's knowledge, no shareowner beneficially owned five percent or more of any class of IPC preferred stock as of ____________________. None of the directors or officers own any shares of IPC preferred stock as of _____________________. Alliant Energy is the sole holder of IPC common stock.

Certain Relationships and Related Transactions

          The surviving corporation's directors and executive officers will be the same as IESU's current directors and executive officers. As a result, we are incorporating by reference information regarding IESU's directors and executive officers included under the heading "Item 13. Certain Relationships and Related Transactions - IESU" of IESU's Annual Report on Form 10-K for the year ended December 31, 1999 (which incorporates portions of Alliant Energy's proxy statement (File No. 1-9894)).

                                  LEGAL MATTERS

          The validity of the shares of IESU preferred stock offered by this proxy statement/ prospectus will be passed upon for IESU by Foley & Lardner, Milwaukee, Wisconsin.

                                     EXPERTS

          The audited financial statements and schedules of IESU as of and for the years ended December 31, 1999, 1998 and 1997 and of IPC as of and for the years ended December 31, 1999 and 1998 included in this proxy statement/ prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The audited financial statements and schedules of IPC for the year ended December 31, 1997 included in this proxy statement/ prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent public auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

          IESU files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document which IESU files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington D.C., and at regional SEC offices in Chicago, Illinois and New York, New York. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can also find IESU's public filings with the SEC on the internet at a website maintained by the SEC located at http://www.sec.gov.

          We are "incorporating by reference" specified documents that IESU files with the SEC, which contain important business and financial information not included in or delivered with this proxy statement/ prospectus. "Incorporating by reference" means:

     o incorporated documents are considered part of this proxy statement/ prospectus;

     o we are disclosing important information to you by referring you to those documents; and

     o information IESU files with the SEC will automatically update and supersede information contained in this proxy statement/prospectus.

          We incorporate by reference the documents listed below and any future filings IESU makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/ prospectus and before the completion of the merger:

     o    IESU's Annual Report on Form 10-K for the year ended December 31,
          1999; and

     o IESU's Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

          You may request a copy of any of these filings (including exhibits), at no cost, by writing to Edward M. Gleason, Vice President-Treasurer and Corporate Secretary, IES Utilities Inc., 222 West Washington Avenue, Madison, Wisconsin 53703, or by calling Mr. Gleason at (608) 252-3311. To obtain timely delivery of any of this information, you must make your request at least five business days prior to the expiration of the exchange offer. The date by which you must make your request is ____________, 2001.

          You should rely only on the information contained or incorporated by reference in this document or to which we have referred you. We have not authorized any other person to provide you with different information. This proxy statement/ prospectus may only be used where it is legal to sell these securities. You should assume that the information contained or incorporated by reference in this document is accurate as of the date on the front cover of the proxy statement/ prospectus only. IESU's and IPC's business, financial condition, results of operations and prospects may have changed since that date.

                       INTERSTATE POWER AND LIGHT COMPANY

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS



          The unaudited pro forma combined financial statements for the surviving company, Interstate Power and Light Company, combine the historical consolidated balance sheets and statements of income of IESU and IPC as adjusted by various balance sheet pro forma adjustments identified in Note 1. Pro forma income statement adjustments were not required. We have included all material adjustments known to us at this time which impact the reporting periods shown.

          These pro forma combined financial statements set forth the restated combined financial data that will be presented for future comparative financial data for the merged company. These statements are prepared on the basis of accounting for the merger as a common control merger and are based on the assumptions set forth in the notes hereto.

          The following information is not necessarily indicative of the financial position or operating results that would have occurred had the merger been consummated on the date, or at the beginning of the periods, for which the merger is being given effect nor is it necessarily indicative of future operating results or financial position.

                                           INTERSTATE POWER AND LIGHT COMPANY
                                       UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                                   September 30, 2000
                                                     (In thousands)
                                                                                          Pro Forma
                                                                                         Adjustments          Pro Forma
                                                     IESU                IPC             (See Note 1)         Combined
                                                ---------------    ----------------    -----------------    --------------
ASSETS
Property, plant and equipment:
 Utility -
   Plant in service -
         Electric                                $  2,234,056       $    932,885         $        -          $  3,166,941
         Gas                                          217,774             76,537                  -               294,311
         Steam                                         59,988                  -                  -                59,988
         Common                                       141,221              5,610                  -               146,831
                                                ---------------    ----------------    -----------------    --------------
                                                    2,653,039          1,015,032                  -             3,668,071
   Less - Accumulated depreciation                  1,379,402            518,475                  -             1,897,877
                                                ---------------    ----------------    -----------------    --------------
                                                    1,273,637            496,557                  -             1,770,194
   Construction work in progress                       62,508             21,994                  -                84,502
   Leased nuclear fuel, net                            29,341                  -                  -                29,341
                                                ---------------    ----------------    -----------------    --------------
                                                    1,365,486            518,551                  -             1,884,037

Other property, plant and equipment,
   net                                                  5,625                252                  -                 5,877
                                                ---------------    ----------------    -----------------    --------------
                                                    1,371,111            518,803                  -             1,889,914
                                                ---------------    ----------------    -----------------    --------------
Current assets:
  Cash and temporary cash investments                   6,615              1,459                  -                 8,074
  Accounts receivable:
         Customer, net                                 23,514             36,103                  -                59,617
         Associated companies                           2,581              1,352                (47)                3,886
         Other, net                                    10,217                647                  -                10,864
  Production fuel, at average cost                     12,803             24,092                  -                36,895
  Materials and supplies, at average cost              24,812              6,161                  -                30,973
  Gas stored underground, at average
   cost                                                23,819              5,501                  -                29,320
  Adjustment clause balances                            9,561              1,041                  -                10,602
  Regulatory assets                                    17,100             10,363                  -                27,463
  Prepayments and other                                 2,814              1,452                  -                 4,266
                                                ---------------    ----------------    -----------------    --------------
                                                      133,836             88,171                (47)              221,960
                                                ---------------    ----------------    -----------------    --------------
Investments:
  Nuclear decommissioning trust funds                 114,848                  -                  -               114,848
  Other                                                 6,104              6,681                  -                12,785
                                                ---------------    ----------------    -----------------    --------------
                                                      120,952              6,681                  -               127,633
                                                ---------------    ----------------    -----------------    --------------
Other assets:
  Regulatory assets                                   117,236             55,587                  -               172,823
  Deferred charges and other                           13,108              5,864                  -                18,972
                                                ---------------    ----------------    -----------------    --------------
                                                      130,344             61,451                  -               191,795
                                                ---------------    ----------------    -----------------    --------------
Total assets                                     $  1,756,243       $    675,106         $      (47)         $  2,431,302
                                                ===============    ================    =================    ==============


               The accompanying Notes to Unaudited Pro Forma Combined Balance Sheet are an integral part of this statement.

                                           INTERSTATE POWER AND LIGHT COMPANY
                                       UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                                   September 30, 2000
                                                     (In thousands)
                                                                                          Pro Forma
                                                                                         Adjustments          Pro Forma
                                                     IESU                IPC             (See Note 1)         Combined
                                                ---------------    ----------------    -----------------    --------------
CAPITALIZATION AND
LIABILITIES
Capitalization:
  Common stock                                   $     33,427        $    34,221         $   (34,221)        $     33,427
  Additional paid-in capital                          279,042            108,705              34,221              421,968
  Retained earnings                                   268,309             85,171                  -               353,480
  Accumulated other comprehensive
    income                                                  8                  -                  -                     8
                                                ---------------    ----------------    -----------------    --------------
         Total common equity                          580,786            228,097                  -               808,883
  Cumulative preferred stock, not
    mandatorily redeemable                             18,320             10,819                  -                29,139
  Cumulative preferred stock,
    mandatorily redeemable                                  -             24,650                  -                24,650
  Long-term debt (excluding current
    portion)                                          469,708            170,378                  -               640,086
                                                ---------------    ----------------    -----------------    --------------
                                                    1,068,814            433,944                  -             1,502,758
                                                ---------------    ----------------    -----------------    --------------
Current liabilities:
  Current maturities and sinking funds                 81,560                  -                  -                81,560
  Capital lease obligations                            12,057                 13                  -                12,070
  Notes payable to associated companies                77,004             47,397                  -               124,401
  Accounts payable                                     38,875             14,742                  -                53,617
  Accounts payable to associated
    companies                                          24,086             10,295                (47)               34,334
  Accrued payroll and vacations                         7,332              1,579                  -                 8,911
  Accrued interest                                     12,928              3,535                  -                16,463
  Accrued taxes                                        63,452             21,323                  -                84,775
  Accumulated refueling outage
    provision                                           8,826                  -                  -                 8,826
  Environmental liabilities                             5,530              1,112                  -                 6,642
  Other                                                 5,731              4,872                  -                10,603
                                                ---------------    ----------------    -----------------    --------------
                                                      337,381            104,868                (47)              442,202
                                                ---------------    ----------------    -----------------    --------------
Other long-term liabilities and
   deferred credits:
  Accumulated deferred income taxes                   220,524             89,122                  -               309,646
  Accumulated deferred investment tax
    credits                                            25,699             13,088                  -                38,787
  Environmental liabilities                            30,186             14,572                  -                44,758
  Pension and other benefit obligations                26,183              7,941                  -                34,124
  Capital lease obligations                            17,284                 57                  -                17,341
  Other                                                30,172             11,514                  -                41,686
                                                ---------------    ----------------    -----------------    --------------
                                                      350,048            136,294                  -               486,342
                                                ---------------    ----------------    -----------------    --------------
Total capitalization and liabilities             $  1,756,243        $   675,106         $      (47)         $  2,431,302
                                                ===============    ================    =================    ==============



               The accompanying Notes to Unaudited Pro Forma Combined Balance Sheet are an integral part of this statement.

                                           INTERSTATE POWER AND LIGHT COMPANY

                                   NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                                AS OF SEPTEMBER 30, 2000

1.       Pro Forma Adjustments

                                                        Merged Company
                                                         Common Stock             Inter-Company            Total
                                                          Adjustment              Transactions           Pro Forma
                                                         (Note 1 (a))              (Note 1(b))          Adjustments
                                                      -------------------------------------------------------------------
                                                                             (data in thousands)
ASSETS
Current assets:
   Accounts receivable from associated
    companies                                             $          -            $        (47)          $        (47)
                                                      --------------------    -------------------    --------------------
     Total current assets                                            -                     (47)                   (47)
                                                      --------------------    -------------------    --------------------

         Total assets                                     $          -            $        (47)          $        (47)
                                                      ====================    ===================    ====================

CAPITALIZATION AND LIABILITIES
Capitalization:
   Common Equity:
     Common Stock                                         $    (34,221)           $          -           $    (34,221)
     Additional paid-in capital                                 34,221                       -                 34,221
                                                      --------------------    -------------------    --------------------
         Total common equity                                         -                       -                      -
                                                      --------------------    -------------------    --------------------

Current liabilities:
   Accounts payable to associated companies                          -                     (47)                   (47)
                                                      --------------------    -------------------    --------------------
     Total current liabilities                                       -                     (47)                   (47)
                                                      --------------------    -------------------    --------------------

         Total capitalization and liabilities             $          -            $        (47)           $       (47)
                                                      ====================    ===================    ====================


(a)  Merged Company Common Stock Adjustment
As provided in the Merger Agreement, all issued and outstanding shares of IPC common stock will be dissolved upon consummation of the merger. The pro forma adjustment to common equity restates the common stock account to equal the
$2.50 par value of IESU's 13,370,788 shares of common stock and reclassifies the excess to additional paid-in capital.

(b)  Intercompany Transactions
At September 30, 2000, intercompany receivables and payables between IESU and IPC during the period presented were eliminated from the pro forma balance sheet.

                                           INTERSTATE POWER AND LIGHT COMPANY
                                    UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                                      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                     (In thousands)
                                                                                                         Pro Forma
                                                           IESU                      IPC                  Combined
                                                  -----------------------    --------------------    ---------------------
Operating revenues:
  Electric utility                                     $    496,934               $    232,719            $    729,653
  Gas utility                                               107,767                     28,419                 136,186
  Steam and other                                            20,298                          -                  20,298
                                                  -----------------------    --------------------    ---------------------
                                                            624,999                    261,138                 886,137
                                                  -----------------------    --------------------    ---------------------

Operating expenses:
  Electric and steam production fuels                        88,440                     41,851                 130,291
  Purchased power                                            59,464                     50,107                 109,571
  Cost of gas sold                                           68,291                     16,953                  85,244
  Other operation and maintenance                           158,865                     66,594                 225,459
  Depreciation and amortization                              80,555                     26,060                 106,615
  Taxes other than income taxes                              35,562                     11,795                  47,357
                                                  -----------------------    --------------------    ---------------------
                                                            491,177                    213,360                 704,537
                                                  -----------------------    --------------------    ---------------------
Operating income                                            133,822                     47,778                 181,600
                                                  -----------------------    --------------------    ---------------------

Interest expense and other:
  Interest expense                                           38,208                     11,996                  50,204
  Allowance for funds used during
     construction                                            (1,827)                      (694)                 (2,521)
  Miscellaneous, net                                         (5,861)                    (1,202)                 (7,063)
                                                  -----------------------    --------------------    ---------------------
                                                             30,520                     10,100                  40,620
                                                  -----------------------    --------------------    ---------------------
Income before income taxes                                  103,302                     37,678                 140,980
                                                  -----------------------    --------------------    ---------------------

Income taxes                                                 43,285                     15,910                  59,195
                                                  -----------------------    --------------------    ---------------------

Net income                                                   60,017                     21,768                  81,785
                                                  -----------------------    --------------------    ---------------------

Preferred dividend requirements                                 686                      1,866                   2,552
                                                  -----------------------    --------------------    ---------------------

Earnings available for common stock                    $     59,331               $     19,902            $     79,233
                                                  =======================    ====================    =====================


                                           INTERSTATE POWER AND LIGHT COMPANY
                                    UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                                      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                     (In thousands)
                                                                                                          Pro Forma
                                                           IESU                      IPC                   Combined
                                                  -----------------------    --------------------    ---------------------
Operating revenues:
  Electric utility                                     $    488,374              $    230,523            $    718,897
  Gas utility                                                99,956                    34,381                 134,337
  Steam and other                                            20,056                         -                  20,056
                                                  -----------------------    --------------------    ---------------------
                                                            608,386                   264,904                 873,290
                                                  -----------------------    --------------------    ---------------------

Operating expenses:
  Electric and steam production fuels                        69,937                    44,702                 114,639
  Purchased power                                            62,349                    49,830                 112,179
  Cost of gas sold                                           58,313                    20,541                  78,854
  Other operation and maintenance                           171,453                    60,416                 231,869
  Depreciation and amortization                              76,444                    26,143                 102,587
  Taxes other than income taxes                              37,535                    12,989                  50,524
                                                  -----------------------    --------------------    ---------------------
                                                            476,031                   214,621                 690,652
                                                  -----------------------    --------------------    ---------------------
Operating income                                            132,355                    50,283                 182,638
                                                  -----------------------    --------------------    ---------------------

Interest expense and other:
  Interest expense                                           39,403                    11,202                  50,605
  Allowance for funds used during
     construction                                            (1,808)                     (264)                 (2,072)
  Miscellaneous, net                                         (3,568)                   (2,080)                 (5,648)
                                                  -----------------------    --------------------    ---------------------
                                                             34,027                     8,858                  42,885
                                                  -----------------------    --------------------    ---------------------
Income before income taxes                                   98,328                    41,425                 139,753
                                                  -----------------------    --------------------    ---------------------

Income taxes                                                 41,349                    16,094                  57,443
                                                  -----------------------    --------------------    ---------------------

Net income                                                   56,979                    25,331                  82,310
                                                  -----------------------    --------------------    ---------------------

Preferred dividend requirements                                 686                     1,860                   2,546
                                                  -----------------------    --------------------    ---------------------

Earnings available for common stock                    $     56,293              $     23,471            $     79,764
                                                  =======================    ====================    =====================


                                           INTERSTATE POWER AND LIGHT COMPANY
                                    UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                                          FOR THE YEAR ENDED DECEMBER 31, 1999
                                                     (In thousands)
                                                                                                         Pro Forma
                                                           IESU                      IPC                  Combined
                                                  -----------------------    --------------------    ---------------------
Operating revenues:
  Electric utility                                      $   627,950               $   294,381             $    922,331
  Gas utility                                               145,825                    47,724                  193,549
  Steam and other                                            26,921                         -                   26,921
                                                  -----------------------    --------------------    ---------------------
                                                            800,696                   342,105                1,142,801
                                                  -----------------------    --------------------    ---------------------

Operating expenses:
  Electric and steam production fuels                        95,247                    56,537                  151,784
  Purchased power                                            82,402                    65,446                  147,848
  Cost of gas sold                                           88,308                    28,138                  116,446
  Other operation and maintenance                           222,921                    81,878                  304,799
  Depreciation and amortization                             101,053                    33,259                  134,312
  Taxes other than income taxes                              49,266                    15,484                   64,750
                                                  -----------------------    --------------------    ---------------------
                                                            639,197                   280,742                  919,939
                                                  -----------------------    --------------------    ---------------------
Operating income                                            161,499                    61,363                  222,862
                                                  -----------------------    --------------------    ---------------------

Interest expense and other:
  Interest expense                                           51,852                    15,121                   66,973
  Allowance for funds used during
     construction                                            (2,366)                     (415)                  (2,781)
  Miscellaneous, net                                         (3,818)                   (4,095)                  (7,913)
                                                  -----------------------    --------------------    ---------------------
                                                             45,668                    10,611                   56,279
                                                  -----------------------    --------------------    ---------------------
Income before income taxes                                  115,831                    50,752                  166,583
                                                  -----------------------    --------------------    ---------------------

Income taxes                                                 49,385                    19,906                   69,291
                                                  -----------------------    --------------------    ---------------------

Net income                                                   66,446                    30,846                   97,292
                                                  -----------------------    --------------------    ---------------------

Preferred dividend requirements                                 914                     2,482                    3,396
                                                  -----------------------    --------------------    ---------------------

Earnings available for common stock                     $    65,532               $    28,364             $     93,896
                                                  =======================    ====================    =====================



                                           INTERSTATE POWER AND LIGHT COMPANY
                                    UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                                          FOR THE YEAR ENDED DECEMBER 31, 1998
                                                     (In thousands)
                                                                                                         Pro Forma
                                                           IESU                      IPC                  Combined
                                                  -----------------------    --------------------    ---------------------
Operating revenues:
  Electric utility                                      $    639,423              $   313,315             $   952,738
  Gas utility                                                141,279                   42,574                 183,853
  Steam and other                                             26,228                        -                  26,228
                                                  -----------------------    --------------------    ---------------------
                                                             806,930                  355,889               1,162,819
                                                  -----------------------    --------------------    ---------------------
Operating expenses:
  Electric and steam production fuels                        113,181                   64,019                 177,200
  Purchased power                                             71,637                   69,759                 141,396
  Cost of gas sold                                            84,642                   20,402                 105,044
  Other operation and maintenance                            239,972                  106,339                 346,311
  Depreciation and amortization                               93,965                   32,484                 126,449
  Taxes other than income taxes                               48,537                   17,396                  65,933
                                                  -----------------------    --------------------    ---------------------
                                                             651,934                  310,399                 962,333
                                                  -----------------------    --------------------    ---------------------

Operating income                                             154,996                   45,490                 200,486
                                                  -----------------------    --------------------    ---------------------

Interest expense and other:
  Interest expense                                            52,354                   14,826                  67,180
  Allowance for funds used during
    construction                                              (3,351)                    (412)                 (3,763)
  Miscellaneous, net                                           2,589                    1,226                   3,815
                                                  -----------------------    --------------------    ---------------------
                                                              51,592                   15,640                  67,232
                                                  -----------------------    --------------------    ---------------------

Income before income taxes                                   103,404                   29,850                 133,254
                                                  -----------------------    --------------------    ---------------------

Income taxes                                                  41,494                   11,093                  52,587
                                                  -----------------------    --------------------    ---------------------

Net income                                                    61,910                   18,757                  80,667
                                                  -----------------------    --------------------    ---------------------

Preferred dividend requirements                                  914                    2,475                   3,389
                                                  -----------------------    --------------------    ---------------------

Earnings available for common stock                     $     60,996              $    16,282             $    77,278
                                                  =======================    ====================    =====================




                                           INTERSTATE POWER AND LIGHT COMPANY
                                    UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                                          FOR THE YEAR ENDED DECEMBER 31, 1997
                                                     (In thousands)
                                                                                                         Pro Forma
                                                           IESU                      IPC                  Combined
                                                  -----------------------    --------------------    ---------------------
Operating revenues:
  Electric utility                                      $   604,270               $   277,340            $     881,610
  Gas utility                                               183,517                    54,507                  238,024
  Steam and other                                            26,191                         -                   26,191
                                                  -----------------------    --------------------    ---------------------
                                                            813,978                   331,847                1,145,825
                                                  -----------------------    --------------------    ---------------------

Operating expenses:
  Electric and steam production fuels                       108,344                    55,402                  163,746
  Purchased power                                            74,098                    56,770                  130,868
  Cost of gas sold                                          126,631                    33,324                  159,955
  Other operation and maintenance                           215,251                    82,467                  297,718
  Depreciation and amortization                              89,754                    31,676                  121,430
  Taxes other than income taxes                              46,130                    16,708                   62,838
                                                  -----------------------    --------------------    ---------------------
                                                            660,208                   276,347                  936,555
                                                  -----------------------    --------------------    ---------------------
Operating income
                                                            153,770                    55,500                  209,270
                                                  -----------------------    --------------------    ---------------------
Interest expense and other:
  Interest expense                                           52,791                    15,610                   68,401
  Allowance for funds used during
    construction                                             (2,309)                     (190)                  (2,499)
  Miscellaneous, net                                          2,279                    (6,772)                  (4,493)
                                                  -----------------------    --------------------    ---------------------
                                                             52,761                     8,648                   61,409
                                                  -----------------------    --------------------    ---------------------

Income before income taxes                                  101,009                    46,852                  147,861
                                                  -----------------------    --------------------    ---------------------

Income taxes                                                 42,216                    17,685                   59,901
                                                  -----------------------    --------------------    ---------------------

Net income                                                   58,793                    29,167                   87,960
                                                  -----------------------    --------------------    ---------------------

Preferred dividend requirements                                 914                     2,469                    3,383
                                                  -----------------------    --------------------    ---------------------

Earnings available for common stock                     $    57,879               $    26,698            $      84,577
                                                  =======================    ====================    =====================



                          INDEX TO FINANCIAL STATEMENTS

IESU
                                                                            Page

Report of Independent Public Accountants.................................... F-2

Consolidated Statements of Income and Retained Earnings for the years ended December 31, 1999, 1998 and 1997.................................... F-3

Consolidated Balance Sheets as of December 31, 1999 and 1998................ F-4

Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997.......................................... F-6

Consolidated Statements of Capitalization as of December 31, 1999 and 1998.. F-7

Notes to Consolidated Financial Statements.................................. F-8

Consolidated Statements of Income (Unaudited) for the three
  and nine months ended September 30, 2000 and 1999.........................F-23

Consolidated Balance Sheets as of December 31, 1999 and September 30, 2000
  (unaudited)...............................................................F-24

Consolidated Statements of Cash Flows (Unaudited) for the nine months ended September 30, 2000 and 1999..................................F-26

Notes to Consolidated Financial Statements (Unaudited)......................F-27


IPC
Report of Independent Public Accountants....................................F-30

Independent Auditors' Report................................................F-31

Statements of Income for the years ended December 31, 1999, 1998 and 1997...F-32

Balance Sheets as of December 31, 1999 and 1998.............................F-33

Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997..................................................................F-35

Statements of Capitalization as of December 31, 1999 and 1998...............F-36

Statements of Changes in Common Equity for the years ended
  December 31, 1999, 1998 and 1997..........................................F-37

Notes to Financial Statements...............................................F-38

Statements of Income (Unaudited) for the three and nine months ended
  September 30, 2000 and 1999...............................................F-50

Balance Sheets as of December 31, 1999 and September 30, 2000 (unaudited)...F-51

Statements of Cash Flows (Unaudited) for the nine months ended
  September 30, 2000 and 1999...............................................F-53

Notes to Financial Statements (Unaudited) for the nine months ended
  September 30, 2000........................................................F-54

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareowners of IES Utilities Inc.:

We have audited the accompanying consolidated balance sheets and statements of capitalization of IES Utilities Inc. (an Iowa Corporation) and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1999 and 1998, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


/s/  Arthur Andersen LLP


ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
January 28, 2000, except for Note 15,
as to which the date is November 29, 2000

                                                   IES UTILITIES INC.
                                            CONSOLIDATED STATEMENTS OF INCOME

                                                                             Year Ended December 31,
                                                        ------------------------------------------------------------------
                                                               1999                    1998                   1997
                                                        --------------------     ------------------    -------------------
                                                                                 (in thousands)
Operating revenues:
  Electric utility                                           $   627,950             $   639,423           $  604,270
  Gas utility                                                    145,825                 141,279              183,517
  Steam and other                                                 26,921                  26,228               26,191
                                                        --------------------     ------------------    -------------------
                                                                 800,696                 806,930              813,978
                                                        --------------------     ------------------    -------------------
Operating expenses:
  Electric and steam production fuels                             95,247                 113,181              108,344
  Purchased power                                                 82,402                  71,637               74,098
  Cost of gas sold                                                88,308                  84,642              126,631
  Other operation                                                174,417                 187,932              161,418
  Maintenance                                                     48,504                  52,040               53,833
  Depreciation and amortization                                  101,053                  93,965               89,754
  Taxes other than income taxes                                   49,266                  48,537               46,130
                                                        --------------------     ------------------    -------------------
                                                                 639,197                 651,934              660,208
                                                        --------------------     ------------------    -------------------

Operating income                                                 161,499                 154,996              153,770
                                                        --------------------     ------------------    -------------------
Interest expense and other:
  Interest expense                                                51,852                  52,354               52,791
  Allowance for funds used during construction                    (2,366)                 (3,351)              (2,309)
  Miscellaneous, net                                              (3,818)                  2,589                2,279
                                                        --------------------     ------------------    -------------------
                                                                  45,668                  51,592               52,761
                                                        --------------------     ------------------    -------------------
Income before income taxes                                       115,831                 103,404              101,009
                                                        --------------------     ------------------    -------------------
Income taxes                                                      49,385                  41,494               42,216
                                                        --------------------     ------------------    -------------------
Net income                                                        66,446                  61,910               58,793
                                                        --------------------     ------------------    -------------------
Preferred dividend requirements                                      914                     914                  914
                                                        --------------------     ------------------    -------------------

Earnings available for common stock                          $    65,532             $    60,996           $   57,879
                                                        ====================     ==================    ===================

                                                   IES UTILITIES INC.
                                      CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                                                                             Year Ended December 31,
                                                        ------------------------------------------------------------------
                                                               1999                    1998                   1997
                                                        --------------------     ------------------    -------------------
                                                                                 (in thousands)
Balance at beginning of year                                 $   275,372             $   233,216           $  231,337
Net income                                                        66,446                  61,910               58,793
Cash dividends declared on common stock                          (87,951)                (18,840)             (56,000)
Cash dividends declared on preferred stock                          (914)                   (914)                (914)
                                                        --------------------     ------------------    -------------------
Balance at end of year                                       $   252,953             $   275,372           $  233,216
                                                        ====================     ==================    ===================

     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                                   IES UTILITIES INC.
                                               CONSOLIDATED BALANCE SHEETS
                                                                                                December 31,
                                                                                   ---------------------------------------
ASSETS                                                                                    1999                 1998
                                                                                   -------------------    ----------------
                                                                                               (in thousands)
Property, plant and equipment:
  Utility -
    Plant in service -
         Electric                                                                       $2,196,895          $2,140,322
         Gas                                                                               207,769             198,488
         Steam                                                                              59,929              55,797
         Common                                                                            147,845             106,940
                                                                                   -------------------    ----------------
                                                                                         2,612,438           2,501,547
    Less - Accumulated depreciation                                                      1,311,996           1,209,204
                                                                                   -------------------    ----------------
                                                                                         1,300,442           1,292,343
    Construction work in progress                                                           37,572              48,991
    Leased nuclear fuel, net of amortization                                                39,284              25,644
                                                                                   -------------------    ----------------
                                                                                         1,377,298           1,366,978
  Other property, plant and equipment, net of accumulated
         depreciation and amortization of $2,094 and $1,948,
         respectively                                                                        5,481               5,623
                                                                                   -------------------    ----------------
                                                                                         1,382,779           1,372,601
                                                                                   -------------------    ----------------
Current assets:
  Cash and temporary cash investments                                                        5,720               4,175
  Temporary cash investments with associated companies                                           -              53,729
  Accounts receivable:
     Customer, less allowance for doubtful accounts of $824
       and $1,058, respectively                                                             14,130              16,703
     Associated companies                                                                    5,696               2,662
     Other, less allowance for doubtful accounts of $817 and $357,
       respectively                                                                         12,864              10,346
  Income tax refunds receivable                                                              6,007               1,754
  Production fuel, at average cost                                                          12,312              11,863
  Materials and supplies, at average cost                                                   24,722              25,591
  Gas stored underground, at average cost                                                   11,462              12,284
  Adjustment clause balances                                                                11,099                   -
  Regulatory assets                                                                         18,569              23,487
  Prepayments and other                                                                      2,921               2,431
                                                                                   -------------------    ----------------
                                                                                           125,502             165,025
                                                                                   -------------------    ----------------
Investments:
  Nuclear decommissioning trust funds                                                      105,056              91,691
  Other                                                                                      6,119               6,019
                                                                                   -------------------    ----------------
                                                                                           111,175              97,710
                                                                                   -------------------    ----------------
Other assets:
  Regulatory assets                                                                        123,031             137,908
  Deferred charges and other                                                                13,321              15,734
                                                                                   -------------------    ----------------
                                                                                           136,352             153,642
                                                                                   -------------------    ----------------
Total assets                                                                            $1,755,808          $1,788,978
                                                                                   ===================    ================

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                                   IES UTILITIES INC.
                                         CONSOLIDATED BALANCE SHEETS (CONTINUED)

                                                                                                December 31,
                                                                                   ---------------------------------------
CAPITALIZATION AND LIABILITIES                                                            1999                 1998
                                                                                   -------------------    ----------------
                                                                                               (in thousands)
Capitalization (See Consolidated Statements of Capitalization):
  Common stock                                                                             $33,427             $33,427
  Additional paid-in capital                                                               279,042             279,042
  Retained earnings                                                                        252,953             275,372
                                                                                   -------------------    ----------------
     Total common equity                                                                   565,422             587,841
  Cumulative preferred stock, not mandatorily redeemable                                    18,320              18,320
  Long-term debt (excluding current portion)                                               551,079             602,020
                                                                                   -------------------    ----------------
                                                                                         1,134,821           1,208,181
                                                                                   -------------------    ----------------

Current liabilities:
  Current maturities and sinking funds                                                      51,196              50,140
  Capital lease obligations                                                                 13,307              11,965
  Notes payable to associated companies                                                     56,946                   -
  Accounts payable                                                                          41,273              43,953
  Accounts payable to associated companies                                                  17,438              22,487
  Accrued payroll and vacations                                                              7,816               6,365
  Accrued interest                                                                          10,833              12,045
  Accrued taxes                                                                             44,259              55,295
  Accumulated refueling outage provision                                                     1,455               6,605
  Environmental liabilities                                                                  5,530               5,660
  Other                                                                                      8,817              17,617
                                                                                   -------------------    ----------------
                                                                                           258,870             232,132
                                                                                   -------------------    ----------------

Other long-term liabilities and deferred credits:
  Accumulated deferred income taxes                                                        225,961             224,510
  Accumulated deferred investment tax credits                                               26,682              29,243
  Environmental liabilities                                                                 26,292              29,195
  Pension and other benefit obligations                                                     27,734              25,655
  Capital lease obligations                                                                 25,977              13,679
  Other                                                                                     29,471              26,383
                                                                                   -------------------    ----------------
                                                                                           362,117             348,665
                                                                                   -------------------    ----------------

Commitments and contingencies (Note 10)

Total capitalization and liabilities                                                    $1,755,808          $1,788,978
                                                                                   ===================    ================

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                                    IES UTILITIES INC
                                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                        Year Ended December 31,
                                                                         ------------------------------------------------------
                                                                              1999                1998               1997
                                                                         ----------------     --------------    ---------------
Cash flows from operating activities:                                                       (in thousands)
  Net income                                                               $    66,446          $    61,910       $    58,793
  Adjustments to reconcile net income to net cash flows
     from operating
     activities:
     Depreciation and amortization                                             101,053               93,965            89,754
     Amortization of leased nuclear fuel                                        11,400               12,513            14,774
     Amortization of deferred energy efficiency expenditures                    16,000               18,707            10,987
     Deferred taxes and investment tax credits                                  (6,399)             (17,921)          (16,059)
     Refueling outage provision                                                 (5,150)              (4,001)            9,290
     Impairment of regulatory assets                                                 -                8,969                 -
     Other                                                                       1,355                 (346)            3,952
  Other changes in assets and liabilities:
     Accounts receivable                                                        (2,979)               9,690            (5,670)
     Gas stored underground                                                        822                4,908            (3,740)
     Accounts payable                                                           (7,729)               3,158           (11,198)
     Accrued taxes                                                             (11,036)              (3,701)           18,043
     Adjustment clause balances                                                (14,530)               8,829             5,354
     Benefit obligations and other                                              12,450                9,433            16,020
                                                                         ----------------     --------------    ---------------
       Net cash flows from operating activities                                161,703              206,113           190,300
                                                                         ----------------     --------------    ---------------
Cash flows used for financing activities:
  Common stock dividends declared                                              (87,951)             (18,840)          (56,000)
  Dividends payable                                                             (4,840)               4,840                 -
  Preferred stock dividends                                                       (914)                (914)             (914)
  Proceeds from issuance of long-term debt                                           -               10,000           190,000
  Reductions in long-term debt                                                 (50,140)             (10,140)          (63,140)
  Net change in short-term borrowings                                           56,946                    -          (135,000)
  Principal payments under capital lease obligations                           (12,887)             (13,250)          (12,964)
  Other                                                                            (20)                (137)             (871)
                                                                         ----------------     --------------    ---------------
         Net cash flows used for financing activities                          (99,806)             (28,441)          (78,889)
                                                                         ----------------     --------------    ---------------
Cash flows used for investing activities:
  Utility construction expenditures                                           (107,342)            (115,371)         (108,966)
  Deferred energy efficiency expenditures                                            -                    -            (8,450)
  Nuclear decommissioning trust funds                                           (6,008)              (6,008)           (6,008)
  Other                                                                           (731)               1,381               635
                                                                         ----------------     --------------    ---------------
         Net cash flows used for investing activities                         (114,081)            (119,998)         (122,789)
                                                                         ----------------     --------------    ---------------
Net increase (decrease) in cash and temporary cash
   investments                                                                 (52,184)              57,674           (11,378)
                                                                         ----------------     --------------    ---------------
Cash and temporary cash investments at beginning of
   period                                                                       57,904                  230            11,608
                                                                         ----------------     --------------    ---------------
Cash and temporary cash investments at end of period                       $     5,720          $    57,904       $       230
                                                                         ================     ==============    ===============
Supplemental cash flow information:
  Cash paid during the period for:
         Interest                                                          $    47,307          $    50,177       $    46,377
                                                                         ================     ==============    ===============
         Income taxes                                                      $    70,779          $    64,738       $    41,422
                                                                         ================     ==============    ===============
  Noncash investing and financing activities -
     Capital lease obligations incurred                                    $    25,040          $     1,426       $    16,781
                                                                         ================     ==============    ===============

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                                   IES UTILITIES INC.
                                        CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                                              December 31,
                                                                                ------------------------------------------
                                                                                       1999                    1998
                                                                                -------------------      -----------------
Common equity:                                                                    (in thousands, except share amounts)
  Common stock-$2.50 par value-authorized 24,000,000 shares;
     13,370,788 shares outstanding                                                  $      33,427         $       33,427
  Additional paid-in capital                                                              279,042                279,042
  Retained earnings                                                                       252,953                275,372
                                                                                -------------------      -----------------
                                                                                          565,422                587,841
                                                                                -------------------      -----------------
Cumulative preferred stock:
  Cumulative, par value $50 per share, not mandatorily
   redeemable - authorized 466,406 shares; 366,406 shares
   outstanding
         6.10% series, 100,000 shares outstanding                                           5,000                  5,000
         4.80% series, 146,406 shares outstanding                                           7,320                  7,320
         4.30% series, 120,000 shares outstanding                                           6,000                  6,000
                                                                                -------------------      -----------------
                                                                                           18,320                 18,320
                                                                                -------------------      -----------------
Long-term debt:
  Collateral Trust Bonds:
         7.65% series, due 2000                                                            50,000                 50,000
         7.25% series, due 2006                                                            60,000                 60,000
         6-7/8% series, due 2007                                                           55,000                 55,000
         6% series, due 2008                                                               50,000                 50,000
         7% series, due 2023                                                               50,000                 50,000
         5.5% series, due 2023                                                             19,400                 19,400
                                                                                -------------------      -----------------
                                                                                          284,400                284,400
  First Mortgage Bonds:
         Series Y, 8-5/8%, due 2001                                                        60,000                 60,000
         Series Z, 7.6%, retired in 1999                                                        -                 50,000
         9-1/8% series, due 2001                                                           21,000                 21,000
         7-1/4% series, due 2007                                                           30,000                 30,000
                                                                                -------------------      -----------------
                                                                                          111,000                161,000
  Pollution control obligations:
         5.75%, due serially 2000 to 2003                                                   2,996                  3,136
         Variable rate (5.45% at December 31, 1999), due 2000 to
            2010                                                                           11,100                 11,100
         Variable/fixed rate series 1998 (4.25% through 2003), due
            2023                                                                           10,000                 10,000
                                                                                -------------------      -----------------
                                                                                           24,096                 24,236
  Subordinated Deferrable Interest Debentures, 7-7/8%, due 2025                            50,000                 50,000
  Senior Debentures, 6-5/8%, due 2009                                                     135,000                135,000
                                                                                -------------------      -----------------
                                                                                          604,496                654,636
                                                                                -------------------      -----------------
  Less:
         Current maturities                                                               (51,196)               (50,140)
         Unamortized debt premium and (discount), net                                      (2,221)                (2,476)
                                                                                -------------------      -----------------
                                                                                          551,079                602,020
                                                                                -------------------      -----------------
Total capitalization                                                                $   1,134,821         $    1,208,181
                                                                                ===================      =================

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                               IES UTILITIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) General - The Consolidated Financial Statements include the accounts of IES Utilities Inc. (IESU) and its consolidated subsidiaries. In the fourth quarter of 1999, IESU's subsidiaries were merged into IESU. IESU is a subsidiary of Alliant Energy Corporation (Alliant Energy) and is engaged principally in the generation, transmission, distribution and sale of electric energy; the purchase, distribution, transportation and sale of natural gas; and steam services. All of IESU's retail customers are located in Iowa.

The financial statements are prepared in conformity with generally accepted accounting principles, which give recognition to the rate making and accounting practices of the Federal Energy Regulatory Commission (FERC) and state commissions having regulatory jurisdiction. Certain prior period amounts have been reclassified on a basis consistent with the current year presentation.

The preparation of the financial statements requires management to make estimates and assumptions that affect: a) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Regulation - IESU is subject to regulation by the FERC and the Iowa Utilities Board.

(c) Regulatory Assets - IESU is subject to the provisions of Statement of Financial Accounting Standards (SFAS) 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for unregulated entities. These are deferred as regulatory assets or regulatory liabilities and are recognized in the Consolidated Statements of Income at the time they are reflected in rates. At December 31, 1999 and 1998, regulatory assets of $141.6 million and $161.4 million, respectively, were comprised of the following items (in millions):

                                                         1999         1998
                                                      ------------------------
          Tax-related (Note 1(d))                       $  83.0     $  81.4
          Energy efficiency program costs                  22.2        39.8
          Environmental liabilities (Note 10(f))           32.4        35.2
          Other                                             4.0         5.0
                                                      ------------------------
                                                         $141.6      $161.4
                                                      ========================

Refer to the individual notes referenced above for a further discussion of certain items reflected in regulatory assets. If a portion of IESU's operations becomes no longer subject to the provisions of SFAS 71 as a result of competitive restructuring or otherwise, a write-down of related regulatory assets would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. In addition, IESU would be required to determine any impairment to other assets and write-down such assets to their fair value.

(d) Income Taxes - IESU follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax assets and liabilities, as appropriate, for all temporary differences between the tax basis of assets and liabilities and the amounts reported in the financial statements. Deferred taxes are recorded using currently enacted tax rates.

Except as noted below, income tax expense includes provisions for deferred taxes to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax return purposes. As temporary differences reverse, the related accumulated deferred income taxes are reversed to income. Investment tax credits have been deferred and are subsequently credited to income over the average lives of the related property.

Consistent with Iowa rate making practices for IESU, deferred tax expense is not recorded for certain temporary differences (primarily related to utility property, plant and equipment). As the deferred taxes become payable (over periods exceeding 30 years for some generating plant differences) they are recovered through rates. Accordingly, IESU has recorded deferred tax liabilities and regulatory assets for certain temporary differences, as identified in Note 1(c).

Alliant Energy files a consolidated federal income tax return. Under the terms of an agreement between Alliant Energy and its subsidiaries (including IESU), the subsidiaries calculate their respective federal income tax provisions and make payments to or receive payments from Alliant Energy as if they were separate taxable entities.

(e) Temporary Cash Investments - Temporary cash investments are stated at cost, which approximates market value, and are considered cash equivalents for the Consolidated Statements of Cash Flows. These investments consist of short-term liquid investments that have maturities of less than 90 days from the date of acquisition.

(f) Depreciation of Utility Property, Plant and Equipment - IESU uses the remaining life method of depreciation as approved by the Iowa Utilities Board. The remaining life of the Duane Arnold Energy Center (DAEC), of which IESU is a co-owner, is based on the Nuclear Regulatory Commission (NRC) license end-of-life of 2014. Depreciation expense related to the decommissioning of DAEC is discussed in Note 10(h). IESU's average depreciation rates for electric and gas properties for 1999, 1998 and 1997 were all 3.5%.

(g) Property, Plant and Equipment - Utility plant (other than acquisition adjustments) is recorded at original cost, which includes overhead and administrative costs and allowance for funds used during construction (AFUDC). At December 31, 1999, IESU had $25.6 million of acquisition adjustments, net of accumulated amortization, included in utility plant ($6 million of such balance is currently being recovered in IESU's rates). AFUDC, which represents the cost during the construction period of funds used for construction purposes, is capitalized as a component of the cost of utility plant. The amount of AFUDC applicable to debt funds and to other (equity) funds, a non-cash item, is computed in accordance with the prescribed FERC formula. These capitalized costs are recovered in rates as the cost of the utility plant is depreciated. The aggregate gross rates used in 1999, 1998 and 1997 were 7.9%, 8.9% and 6.7%, respectively.

Other property, plant and equipment is recorded at original cost. Upon retirement or sale of other property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in "Miscellaneous, net" in the Consolidated Statements of Income. Normal repairs, maintenance and minor items of utility plant and other property, plant and equipment are expensed. Ordinary retirements of utility plant, including removal costs less salvage value, are charged to accumulated depreciation upon removal from utility plant accounts and no gain or loss is recognized.

(h) Operating Revenues - IESU accrues revenues for services rendered but unbilled at month-end in order to more properly match revenues with expenses. In the third quarter of 1999, IESU recorded a $5 million increase in the estimate of utility services rendered but unbilled at month-end. This change was a result of the implementation of a refined estimation process compared with the unbilled revenues recorded at June 30, 1999 using the estimation process in effect at that time.

(i) Utility Fuel Cost Recovery - IESU's tariffs provide for subsequent adjustments to its electric and natural gas rates for changes in the cost of fuel and purchased energy and in the cost of natural gas purchased for resale. Changes in the under/over collection of these costs are reflected in "Electric and steam production fuels" and "Cost of utility gas sold" in the Consolidated Statements of Income. The cumulative effects are reflected on the Consolidated Balance Sheets as a current asset or current liability, pending automatic reflection in future billings to customers. At IESU, purchased capacity costs are not recovered from electric customers through energy adjustment clauses. Recovery of these costs must be addressed in base rates in a formal rate proceeding.

(j) Nuclear Refueling Outage Costs - The Iowa Utilities Board allows IESU to collect, as part of its base revenues, funds to offset other operation and maintenance expenditures incurred during refueling outages at DAEC.

As these revenues are collected, an equivalent amount is charged to other operation and maintenance expenses with a corresponding credit to a reserve. During a refueling outage, the reserve is reversed to offset the refueling outage expenditures.

(k) Nuclear Fuel - Nuclear fuel for DAEC is leased. Annual nuclear fuel lease expenses include the cost of fuel, based on the quantity of heat produced for the generation of electric energy, plus the lessor's interest costs related to fuel in the reactor and administrative expenses.

(l) Derivative Financial Instruments - From time to time, IESU uses derivative financial instruments to hedge exposures to fluctuations in certain commodity prices. These instruments are used to mitigate risks and are not to be used for speculative purposes. Under the deferral method of accounting, gains and losses related to derivatives that qualify as hedges are recognized in earnings when the underlying hedged item or physical transaction is recognized in income.

IESU is exposed to losses related to financial instruments in the event of counterparties' nonperformance. IESU has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate its exposure to counterparty credit risk. IESU is not aware of any counterparties that will fail to meet their obligations.

(2)    MERGER

On April 21, 1998, IES Industries Inc., WPL Holdings, Inc. and Interstate Power Company (IPC) completed a merger forming Alliant Energy. The merger was accounted for as a pooling of interests.

(3)    LEASES

IESU has a capital lease covering its 70% undivided interest in nuclear fuel purchased for DAEC. Future purchases of fuel may also be added to the fuel lease. This lease provides for annual one-year extensions and IESU intends to continue exercising such extensions. Interest costs under the lease are based on commercial paper costs incurred by the lessor. IESU is responsible for the payment of taxes, maintenance, operating cost, risk of loss and insurance relating to the leased fuel. The lessor has a $45 million credit agreement with a bank supporting the nuclear fuel lease. The agreement continues on a year-to-year basis, unless either party provides at least a three-year notice of termination; no such notice of termination has been provided by either party. Annual nuclear fuel lease expenses (included in "Electric and steam production fuels" in the Consolidated Statements of Income) for 1999, 1998 and 1997 were $12.7 million, $14.2 million and $16.6 million, respectively.

IESU's operating lease rental expenses for 1999, 1998 and 1997 were $8.9 million, $9.0 million and $8.3 million, respectively. IESU's future minimum lease payments by year are as follows (in millions):

         Year                                  Capital         Operating
                                               Leases            Leases
         --------------------------------   --------------     -----------
         2000                                    $15.6             $ 8.8
         2001                                     10.5               7.1
         2002                                      8.7               5.7
         2003                                      4.3               5.2
         2004                                      3.9               4.7
         Thereafter                                1.3              10.2
                                             -------------     -----------
                                                  44.3             $41.7
                                                               ===========
         Less:  Amount representing interest       5.0
                                             -------------
         Present value of net minimum capital
           lease payments                        $39.3
                                             =============

(4)    UTILITY ACCOUNTS RECEIVABLE

Utility customer accounts receivable, including unbilled revenues, arise primarily from the sale of electricity and natural gas. At December 31, 1999, IESU was serving a diversified base of residential, commercial and industrial customers and did not have any significant concentrations of credit risk.

IESU has an accounts receivable financing agreement to sell up to a pre-determined maximum amount of accounts receivable to a financial institution on a limited recourse basis. Accounts receivable sold include receivables arising from sales to customers and to other public, municipal and cooperative utilities, as well as from billings to the co-owners of the jointly-owned electric generating plants operated by IESU. The amounts are discounted at the then-prevailing market rate and additional administrative fees are payable according to the activity levels undertaken. All billing and collection functions remain the responsibility of IESU. Specifics of the two agreements include (dollars in millions):

          Year agreement expires                                     2000
          Maximum amount of receivables that can be sold             $65
          Effective 1999 all-in cost                                5.58%
          Average monthly sale of receivables    - 1999              $55
                                                 - 1998              $63
          Receivables sold at December 31, 1999                      $59

(5)   INCOME TAXES

The components of federal and state income taxes for IESU for the years ended December 31 were as follows (in millions):

                                                 1999       1998        1997
                                                ---------  ---------  ---------
     Current tax expense                          $55.8      $59.4      $58.3
     Deferred tax expense                          (3.8)     (15.3)     (13.5)
     Amortization of investment tax credits        (2.6)      (2.6)      (2.6)
                                                ---------  ---------  ---------
                                                  $49.4      $41.5      $42.2
                                                =========  =========  =========

The overall effective income tax rates shown below for the years ended December 31 were computed by dividing total income tax expense by income before income taxes.

                                                        1999     1998     1997
                                                     --------   -------  -------
     Statutory federal income tax rate                 35.0%     35.0%    35.0%
        State income taxes, net of federal benefits     7.0       6.6      7.0
        Effect of rate making on property related
          differences                                   5.1       1.5      3.5
        Amortization of investment tax credits         (2.2)     (2.5)    (2.6)
        Adjustment of prior period taxes               (2.7)     (1.4)    (1.4)
        Other items, net                                0.4       0.9      0.3
                                                     --------   -------  -------
     Overall effective income tax rate                 42.6%     40.1%    41.8%
                                                     ========   =======  =======

The accumulated deferred income taxes (assets) and liabilities as set forth below on the Consolidated Balance Sheets at December 31 arise from the following temporary differences (in millions):

                                                    1999         1998
                                              ----------------------------
         Property related                          $276.2       $275.7
         Investment tax credit related              (18.9)       (20.8)
         Other                                      (31.3)       (30.4)
                                              ----------------------------
                                                   $226.0       $224.5
                                              ============================

(6)      BENEFIT PLANS

IESU has a non-contributory defined benefit pension plan that covers substantially all of its employees who are subject to a collective bargaining agreement. Plan benefits are generally based on years of service and compensation during the employees' latter years of employment. Effective in 1998, eligible employees of IESU that are not subject to a collective bargaining agreement are covered by the Alliant Energy Cash Balance Pension Plan, a non-contributory defined benefit pension plan. The projected unit credit actuarial cost method was used to compute pension cost and the accumulated and projected benefit obligations. IESU's policy is to fund the pension plan at an amount that is at least equal to the minimum funding requirements mandated by the Employee Retirement Income Security Act of 1974, as amended, and that does not exceed the maximum tax deductible amount for the year.

IESU also provides certain other postretirement benefits to retirees, including medical benefits for retirees and their spouses and, in some cases, retiree life insurance. IESU's funding policy for other postretirement benefits is generally to fund an amount up to the cost calculated using SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

The weighted-average assumptions as of the measurement date of September 30 are as follows:

                                              Qualified Pension Benefits          Other Postretirement Benefits
                                          ------------------------------------ -------------------------------------
                                             1999        1998        1997        1999         1998         1997
                                          ----------- -----------  ----------- ----------  -----------  ------------
Discount rate                                7.75%        6.75%       7.25%       7.75%       6.75%         7.25%
Expected return on plan assets                  9%           9%          9%          9%          9%            9%
Rate of compensation increase                 3.5%         3.5%       4.75%         N/A         N/A           N/A
Medical cost trend on covered charges:
     Initial trend range                       N/A          N/A         N/A          7%          8%            8%
     Ultimate trend range                      N/A          N/A         N/A          5%          6%          6.5%

The components of IESU's qualified pension benefits and other postretirement benefits costs are as follows (in millions):

                                             Qualified Pension Benefits            Other Postretirement Benefits
                                        -------------------------------------    ----------------------------------
                                          1999          1998          1997        1999         1998         1997
                                        ---------    -----------    ---------    --------    ---------    ---------
Service cost                              $2.6         $2.9           $5.4        $1.5         $1.5         $1.5
Interest cost                              7.6          8.0           14.1         4.4          4.2          3.5
Expected return on plan assets           (10.3)       (11.3)         (15.1)       (2.0)        (1.1)        (0.7)
Amortization of:
   Transition obligation (asset)          (0.2)        (0.2)          (0.3)        1.8          1.9          1.9
   Prior service cost                      0.9          0.9            1.8        --           --           --
   Actuarial gain                         --           (0.4)          --          --           --           --
                                        ---------    -----------    ---------    --------    ---------    ---------
Total                                     $0.6        ($0.1)          $5.9        $5.7         $6.5         $6.2
                                        =========    ===========    =========    ========    =========    =========

During 1997, IESU recognized an additional $3.8 million of costs in accordance with SFAS 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," for severance and early retirement programs. In addition, during 1998, IESU recognized $1.2 million of curtailment charges relating to IESU's other postretirement benefits.

The pension benefit cost shown above (and in the following tables) for 1999 and 1998 represents only the pension benefit cost for bargaining unit employees of IESU covered under the bargaining unit pension plan that is sponsored by IESU. The pension benefit cost for IESU's non-bargaining employees who are now participants in other Alliant Energy plans was $0.9 million and $2.7 million for 1999 and 1998, respectively, including a special charge of $1.9 million in 1998 for severance and early retirement window programs. In addition, Alliant Energy Corporate Services, Inc. (Corporate Services) provides services to IESU. The allocated pension benefit costs associated with these services was $1.2 million and $0.5 million for 1999 and 1998, respectively. The other postretirement benefit cost shown above for each period (and in the following tables) represents the other postretirement benefit cost for all IESU employees. The allocated other postretirement benefit cost associated with Corporate Services for IESU was $0.4 million and $0.2 million for 1999 and 1998, respectively.

The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefit costs. A one percent change in the medical trend rates for 1999, holding all other assumptions constant, would have the following effects (in millions):

                                                                  1 Percent Increase         1 Percent Decrease
                                                                 ----------------------     ----------------------
Effect on total of service and interest cost components                   $1.3                      ($1.0)
Effect on postretirement benefit obligation                               $8.4                      ($6.8)

A reconciliation of the funded status of IESU's plans to the amounts recognized on IESU's Consolidated Balance Sheets at December 31 is presented below (in millions):

                                                         Qualified Pension Benefits      Other Postretirement Benefits
                                                        -----------------------------    -------------------------------
                                                           1999             1998             1999              1998
                                                        ------------     ------------    -------------     -------------
Change in benefit obligation:
  Net benefit obligation at beginning of year             $  113.1         $  206.1        $   65.2          $   50.8
  Transfer of obligation (to)/from other
    Alliant Energy plans                                      --              (99.1)           --                 2.3
  Service cost                                                 2.6              2.9             1.5               1.5
  Interest cost                                                7.6              8.0             4.4               4.2
  Plan participants' contributions                            --               --               0.4               0.4
  Plan amendments                                             --               --              (1.0)             --
  Actuarial loss (gain)                                      (14.3)             2.2           (20.1)              8.2
  Curtailments                                                --               --              --                 0.4
  Gross benefits paid                                         (6.7)            (7.0)           (3.6)             (2.6)
                                                        ------------     ------------    -------------     -------------
     Net benefit obligation at end of year                   102.3            113.1            46.8              65.2
                                                        ------------     ------------    -------------     -------------

Change in plan assets:
  Fair value of plan assets at beginning of year             118.7            225.7            21.7              19.9
  Transfer of assets to other Alliant Energy
    plans                                                     --              (97.5)           --                --
  Actual return on plan assets                                14.1             (2.5)            5.6               0.1
  Employer contributions                                      --               --               6.2               2.7
  Plan participants' contributions                            --               --               0.4               0.4
  401(h) assets recognized                                    --               --              --                 1.2
  Gross benefits paid                                         (6.7)            (7.0)           (3.6)             (2.6)
                                                        ------------     ------------    -------------     -------------
     Fair value of plan assets at end of year                126.1            118.7            30.3              21.7
                                                        ------------     ------------    -------------     -------------

Funded status at end of year                                  23.8              5.6           (16.5)            (43.5)
Unrecognized net actuarial loss (gain)                       (25.4)            (7.3)          (18.6)              5.7
Unrecognized prior service cost                                8.9              9.8            (0.3)             (0.3)
Unrecognized net transition obligation (asset)                (1.4)            (1.6)           23.6              25.9
                                                        ------------     ------------    -------------     -------------
     Net amount recognized at end of year                 $    5.9         $    6.5        $  (11.8)         $  (12.2)
                                                        ============     ============    =============     =============

Amounts recognized on the Consolidated
  Balance Sheets consist of:
     Prepaid benefit cost                                 $    5.9         $    6.5        $   --            $   --
     Accrued benefit cost                                     --               --             (11.8)            (12.2)
                                                        ------------     ------------    -------------     -------------
     Net amount recognized at measurement date                 5.9              6.5           (11.8)            (12.2)
                                                        ------------     ------------    -------------     -------------

                                      F-13

                                                         Qualified Pension Benefits      Other Postretirement Benefits
                                                        -----------------------------    -------------------------------
                                                           1999             1998             1999              1998

Contributions paid after 9/30 and prior to 12/31             --                --               3.4               3.6
                                                        ------------     ------------    -------------     -------------
     Net amount recognized at 12/31                       $    5.9         $    6.5        $   (8.4)         $   (8.6)
                                                        ============     ============    =============     =============

Alliant Energy sponsors several non-qualified pension plans which cover certain current and former officers. The pension expense allocated to IESU for these plans was $0.8 million, $1.4 million and $2.3 million in 1999, 1998 and 1997, respectively.

IESU employees also participate in defined contribution pension plans (401(k) plans) covering substantially all employees. IESU's contributions to the plans, which are based on the participants' level of contribution, were $2.0 million, $2.8 million and $1.2 million in 1999, 1998 and 1997, respectively.

(7)    COMMON, PREFERRED AND PREFERENCE STOCK

(a) Common Stock - IESU has common stock dividend restrictions based on its bond indentures and articles of incorporation. IESU has restrictions on the payment of common stock dividends that are commonly found with preferred stock. In addition, IESU's ability to pay common stock dividends is restricted based on requirements associated with sinking funds.

(b) Preferred and Preference Stock - The carrying value of IESU's cumulative preferred stock at December 31, 1999 and 1998 was $18 million. The fair market value, based upon the market yield of similar securities and quoted market prices, at December 31, 1999 and 1998 was $12 million and $15 million, respectively.

(8)    DEBT

(a) Short-Term Debt - IESU participates in a utility money pool with Wisconsin Power and Light Company (WP&L) and IPC that is funded, as needed, through the issuance of commercial paper by Alliant Energy. Interest expense and other fees are allocated based on borrowing amounts. Information regarding short-term debt is as follows (dollars in millions):

                                                1999        1998        1997
                                              ---------   ---------  ----------
As of year end:
   Money pool borrowings                       $56.9        $ --        $ --
   Interest rate on money pool borrowings        5.84%      N/A         N/A

For the year ended:
   Average amount of short-term debt
     (based on daily outstanding balances)     $24.6        $ --       $88.4
   Average interest rate on short-term debt      5.24%      N/A          5.58%

(b) Long-Term Debt - IESU's Indentures and Deeds of Trust securing its First Mortgage Bonds constitute direct first mortgage liens upon substantially all tangible public utility property. IESU's Indenture and Deed of Trust securing its Collateral Trust Bonds constitutes a second lien on substantially all tangible public utility property while First Mortgage Bonds remain outstanding.

Debt maturities (excluding periodic sinking fund requirements, which will not require additional cash expenditures) for 2000 to 2004 are $51.2 million, $81.5 million, $0.6 million, $4.1 million and $0, respectively. Depending upon market conditions, it is currently anticipated that a majority of the maturing debt will be refinanced with the issuance of long-term securities.

The carrying value of IESU's long-term debt at December 31, 1999 and 1998 was $602 million and $652 million, respectively. The fair market value, based upon the market yield of similar securities and quoted market prices, at December 31, 1999 and 1998 was $573 million and $687 million, respectively.

(9)    ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Information relating to various financial instruments held by IESU was as follows (in millions):

                                                       December 31, 1999                        December 31, 1998
                                             ---------------------------------------    ----------------------------------
                                                                        Gross                                   Gross
                                               Carrying    Fair       Unrealized         Carrying    Fair      Unrealized
                                                Value      Value    Gains/(Losses)        Value      Value      Gains
                                             ------------ --------- ----------------    ----------- -------- -------------
Nuclear decommissioning trust funds:
  Equity securities                             $  47       $  47          $35              $45        $45        $29
  Debt securities                                  58          58           (1)              47         47          2
                                             ------------ --------- ----------------    ----------- -------- -------------
     Total                                       $105        $105          $34              $92        $92        $31
                                             ============ ========= ================    =========== ======== =============

The carrying amount of IESU's current assets and current liabilities approximates fair value because of the short maturity of such financial instruments. The nuclear decommissioning trust funds realized gains from the sales of securities of $2.5 million, $0.4 million and $0.1 million in 1999, 1998 and 1997, respectively (cost of the investments based on specific identification were $25.5 million, $14.3 million and $14.6 million, respectively). Since IESU is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of its financial instruments may not be realized by IESU's parent.

(10)     COMMITMENTS AND CONTINGENCIES

(a) Construction and Acquisition Program - IESU's construction and acquisition expenditures for the years ended December 31, 1999 and 1998 were $107 million and $115 million, respectively. IESU's anticipated construction and acquisition expenditures for 2000 are estimated to be approximately $115 million, of which 45% represents expenditures for electric transmission and distribution facilities, 26% represents generation expenditures, 15% represents information technology expenditures and the remaining 14% represents miscellaneous electric, gas, steam and general expenditures. IESU's levels of utility construction and acquisition expenditures are projected to be $127 million in 2001, $117 million in 2002, $118 million in 2003 and $123 million in 2004.

(b) Purchased-Power, Coal and Natural Gas Contracts - Corporate Services has entered into purchased-power capacity contracts as agent for IESU, WP&L and IPC. Based on the System Coordination and Operating Agreement, Alliant Energy annually allocates purchased-power contracts to the individual utilities. Such process considers factors such as resource mix, load growth and resource availability and as a result of that process, IESU was not allocated any of the purchased-power contracts for 2000 to 2004. IESU has entered into a contract for the purchase of $9.3 million of capacity in 2000 from IPC. See Note 14 for additional information. In addition, Corporate Services has entered into various coal contracts as agent for IESU, WP&L and IPC. Contract quantities are allocated to specific plants at the individual utilities based on various factors including projected heat input requirements, combustion compatibility and efficiency. However, in 2000 and 2001, system-wide contracts of $24.6 million (6.5 million tons) and $12.5 million (3.6 million tons), respectively, have not yet been allocated to the individual utilities due to the need for additional analysis of combustion compatibility and efficiency. The minimum commitments directly assigned to IESU are as follows (dollars in millions, tons in thousands):

                                                  Coal
                                   (including transportation costs)
                                   ----------------------------------
                                      Dollars               Tons
                                   --------------     ---------------
                 2000                  $12.8               2,300
                 2001                   10.4               1,556
                 2002                    3.7                 619
                 2003                    3.3                 520
                 2004                    3.2                 475

IESU is in the process of negotiating several new coal contracts. In addition, it expects to supplement its coal contracts with spot market purchases to fulfill its future fossil fuel needs. IESU also has various natural gas supply, transportation and storage contracts outstanding. The minimum dekatherm commitments, in millions, for 2000-2004 are 93.8, 79.3, 72.1, 60.8 and 2.4, respectively. The minimum dollar commitments for 2000-2004, in millions, are $51.4, $39.0, $27.4, $23.5 and $1.3, respectively. The gas supply commitments are all index-based. IESU expects to supplement its natural gas supply with spot market purchases as needed.

(c) Information Technology Services - Alliant Energy has an agreement, expiring in 2004, with Electronic Data Systems Corporation (EDS) for information technology services. IESU's anticipated operating and capital expenditures under the agreement for 2000 are estimated to total approximately $13 million. Future costs under the agreement are variable and are dependent upon IESU's level of usage of technological services from EDS.

(d) Financial Guarantees and Commitments - IESU has financial guarantees, which were generally issued to support third-party borrowing arrangements and similar transactions, amounting to $17 million and $18 million outstanding at December 31, 1999 and 1998, respectively. Such guarantees are not reflected in the consolidated financial statements. Management believes that the likelihood of IESU having to make any material cash payments under these agreements is remote.

(e) Nuclear Insurance Programs - Public liability for nuclear accidents is governed by the Price Anderson Act of 1988, which sets a statutory limit of $9.5 billion for liability to the public for a single nuclear power plant incident and requires nuclear power plant operators to provide financial protection for this amount. As required, IESU provides this financial protection for a nuclear incident at DAEC through a combination of liability insurance ($200 million) and industry-wide retrospective payment plans ($9.3 billion). Under the industry-wide plan, each operating licensed nuclear reactor in the United States (U.S.) is subject to an assessment in the event of a nuclear incident at any nuclear plant in the U.S. The owners of DAEC could be assessed a maximum of $88.1 million per nuclear incident, with a maximum of $10 million per incident per year (of which IESU's 70% ownership portion would be approximately $61.7 million and $7 million, respectively) if losses relating to the incident exceeded $200 million. These limits are subject to adjustments for changes in the number of participants and inflation in future years.

IESU is a member of the Nuclear Electric Insurance Limited (NEIL), which provides $1.9 billion of insurance coverage for IESU on certain property losses for property damage, decontamination and premature decommissioning. The proceeds from such insurance, however, must first be used for reactor stabilization and site decontamination before they can be used for plant repair and premature decommissioning. NEIL also provides separate coverage for additional expense incurred during certain outages. Owners of nuclear generating stations insured through NEIL are subject to retroactive premium adjustments if losses exceed accumulated reserve funds. NEIL's accumulated reserve funds are currently sufficient to more than cover its exposure in the event of a single incident under the primary and excess property damage or additional expense coverages. However, IESU could be assessed annually a maximum of $1.9 million for NEIL primary property, $2.8 million for NEIL excess property and $0.5 million for NEIL additional expenses if losses exceed the accumulated reserve funds. IESU is not aware of any losses that it believes are likely to result in an assessment.

In the unlikely event of a catastrophic loss at DAEC, the amount of insurance available may not be adequate to cover property damage, decontamination and premature decommissioning. Uninsured losses, to the extent not recovered through rates, would be borne by IESU and could have a material adverse effect on IESU's financial condition and results of operations.

(f) Environmental Liabilities - IESU had recorded the following environmental liabilities and regulatory assets associated with certain of these liabilities, as of December 31 (in millions):

Environmental liabilities         1999          1998       Regulatory assets           1999          1998
-------------------------        --------     ---------    -----------------         ---------     ---------
  Manufactured Gas                                           MGP sites                 $24.5         $26.6
     Plant (MGP) sites             $24.5        $26.6        NEPA                        7.7           8.4
  National Energy Policy                                     Other                       0.2           0.2
                                                                                     ---------     ---------
     Act of 1992 (NEPA)              7.0          7.8                                  $32.4         $35.2
                                                                                     =========     =========
  Other                              0.3          0.4
                                 --------     ---------
                                   $31.8        $34.8
                                 ========     =========

IESU's significant environmental liabilities are discussed further below.

Manufactured Gas Plant Sites - IESU has current or previous ownership interests in 34 sites previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. IESU is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment. IESU believes that it has completed the remediation at various sites, although it is still in the process of obtaining final approval from the applicable environmental agencies for some of these sites.

IESU records environmental liabilities based upon periodic studies, most recently updated in the third quarter of 1999, related to the MGP sites. Such amounts are based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds and as additional facts become known. The amounts recognized as liabilities are reduced for expenditures made and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their fair value.

Management currently estimates the range of remaining costs to be incurred for the investigation, remediation and monitoring of IESU's sites to be approximately $16 million to $33 million.

The Iowa Utilities Board has permitted utilities to recover prudently incurred MGP-related costs. As a result, regulatory assets have been recorded by IESU which reflect the probable future rate recovery, where applicable. Considering the current rate treatment, and assuming no material change therein, IESU believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on its financial condition or results of operations.

Settlement has been reached with all of IESU's insurance carriers regarding reimbursement for its MGP-related costs and all issues have been resolved. Insurance recoveries of $18.5 million were available as of December 31, 1999 and 1998. Pursuant to the applicable rate making treatment, IESU has recorded its recoveries in "Other long-term liabilities and deferred credits."

National Energy Policy Act of 1992 - NEPA requires owners of nuclear power plants to pay a special assessment into a "Uranium Enrichment Decontamination and Decommissioning Fund." The assessment is based upon prior nuclear fuel purchases. IESU is recovering the costs associated with this assessment through its electric fuel adjustment clauses over the period the costs are assessed. IESU continues to pursue relief from this assessment through litigation.

(g) Spent Nuclear Fuel - Nuclear Waste Policy Act of 1982 assigned responsibility to the U.S. Department of Energy (DOE) to establish a facility for the ultimate disposition of high level waste and spent nuclear fuel and authorized the DOE to enter into contracts with parties for the disposal of such material beginning in January 1998. IESU entered into such contracts and has made the agreed payments to the Nuclear Waste Fund held by the U.S.
Treasury. IESU was subsequently notified by the DOE that it was not able to begin acceptance of spent nuclear fuel by the January 31, 1998 deadline. Furthermore, the DOE has experienced significant delays in its efforts and material acceptance is now expected to occur no earlier than 2010 with the possibility of further delay being likely. IESU has participated in several litigation proceedings against the DOE on this issue and the respective courts have affirmed the DOE's responsibility for spent nuclear fuel acceptance. IESU is evaluating its options for recovery of damages due to the DOE's delay in accepting spent nuclear fuel.

The Nuclear Waste Policy Act of 1982 assigns responsibility for interim storage of spent nuclear fuel to generators of such spent nuclear fuel, such as IESU. In accordance with this responsibility, IESU has been storing spent nuclear fuel on site at DAEC since plant operations began. IESU will have to increase its spent fuel storage capacity at DAEC to store all of the spent fuel that will be produced before the current license expires in 2014. To provide assurance that both the operating and post-shutdown storage needs are satisfied, construction of a dry cask storage facility is being planned. Legislation is being considered on the federal level that would, among other provisions, expand the DOE's permanent spent nuclear fuel storage to include interim storage for spent nuclear fuel as early as 2003. This legislation has been passed in the U.S. Senate and submitted in the U.S. House. The prospects for the legislation being approved by the U.S. Senate and the President, and subsequent successful implementation by the DOE, are uncertain at this time.

(h) Decommissioning of DAEC - Pursuant to the most recent electric rate case order, the Iowa Utilities Board allows IESU to recover $6 million annually for its share of the cost to decommission DAEC. Decommissioning expense is included in "Depreciation and amortization" in the Consolidated Statements of Income and the cumulative amount is included in "Accumulated depreciation" on the Consolidated Balance Sheets to the extent recovered through rates.

Additional information relating to the decommissioning of DAEC included in the most recent electric rate order (dollars in millions):

Assumptions relating to current rate recovery figures:
   IESU's share of estimated decommissioning cost              $252.8
   Year dollars in                                              1993
   Method to develop estimate                           NRC minimum formula
   Annual inflation rate                                       4.91%
   Decommissioning method                         Prompt dismantling and removal
   Year decommissioning to commence                             2014
   After-tax return on external investments:
     Qualified                                                 7.34%
     Non-qualified                                             5.98%
External trust fund balance at December 31, 1999               $105.1
Internal reserve at December 31, 1999                          $21.7
After-tax earnings on external trust funds in 1999              $4.8

The rate recovery figures for DAEC included an inflation estimate through 1997. IESU is funding all rate recoveries for decommissioning into external trust funds and funding on a tax-qualified basis to the extent possible. All of the rate recovery assumptions are subject to change in future regulatory proceedings. In accordance with its regulatory requirements, IESU records the earnings on the external trust funds as interest income with a corresponding entry to interest expense. The earnings accumulate in the external trust fund balances and in accumulated depreciation on utility plant.

IESU's 70% share of the estimated cost to decommission DAEC based on the most recent site-specific study completed in 1998 is $334.2 million, in 1998 dollars. This study includes the costs to terminate DAEC's NRC license and to return the site to a greenfield condition. IESU's 70% share of the estimated cost to decommission DAEC based on the most recent NRC minimum formula, using the direct disposal method, is $351.2 million in 1998 dollars. The NRC minimum formula is intended to apply only to the cost of terminating DAEC's NRC license. The additional decommissioning expense funding requirements which should result from these updated studies are not reflected in IESU's rates.

(i) Legal Proceedings - IESU is involved in legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although unable to predict the outcome of these matters, IESU believes that appropriate reserves have been established and final disposition of these actions will not have a material adverse effect on its financial condition or results of operations.

(11)     JOINTLY-OWNED ELECTRIC UTILITY PLANT

Under joint ownership agreements with other Iowa utilities, IESU has undivided ownership interests in jointly-owned electric generating stations and related transmission facilities. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatt-hour generation and operating expenses are divided on the same basis as ownership with each owner reflecting its respective costs in its Consolidated Statements of Income. Information relative to IESU's ownership interest in these facilities at December 31, 1999 is as follows (dollars in millions):

                                                                   1999                               1998
                                                          ------------------------------     -----------------------------
                                              Plant                                                     Accumulated
                        Ownership   In-     Name-plate              Accumulated                         Provision
                        Interest  service   Megawatt     Plant in   Provision for            Plant in     for
                            %      Date     Capacity      Service   Depreciation    CWIP      Service  Depreciation  CWIP
--------------------------------------------------------------------------------------------------------------------------
Coal:
   Ottumwa Unit 1         48.0     1981       716          $195.3     $107.8        $0.5        $193.1     $102.7     $0.8
   Neal Unit 3            28.0     1975       515            59.2       32.1        --            59.0       32.4      0.1
Nuclear:
   DAEC                   70.0     1974       520           515.8      264.4         8.6         507.1      247.2      1.4
                                                          --------------------------------     -----------------------------
Total                                                      $770.3     $404.3        $9.1        $759.2     $382.3     $2.3
                                                          ================================     =============================

(12)     SEGMENTS OF BUSINESS

IESU is a regulated domestic utility, serving customers in Iowa, with three principal business segments: a) electric operations; b) gas operations; and c) other, which includes steam operations and the unallocated portions of the utility business. Intersegment revenues were not material to IESU's operations and there was no single customer whose revenues exceeded 10% or more of IESU's consolidated revenues.

Certain financial information relating to IESU's significant business segments is presented below:

                                                         Electric        Gas         Other        Total
------------------------------------------------------------------------------------------------------------
                                                                          (in millions)
1999
Operating revenue                                          $628.0       $145.8         $26.9        $800.7
Depreciation and amortization expense                        91.0          8.2           1.9         101.1
Operating income                                            149.6          8.4           3.5         161.5
Interest expense, net of AFUDC                                                          49.5          49.5
Net income from equity method subsidiaries                                              --            --
Miscellaneous, net (other than equity income/loss)                                      (3.8)         (3.8)
Income tax expense                                                                      49.4          49.4
Net income                                                                              66.4          66.4
Preferred and preference dividends                                                       0.9           0.9
Earnings available for common stock                                                     65.5          65.5
Total assets                                              1,449.2        201.1         105.5       1,755.8
Investments in equity method subsidiaries                                               --            --
Construction and acquisition expenditures                    92.7         13.8           0.8         107.3
------------------------------------------------------------------------------------------------------------

1998
Operating revenue                                          $639.4       $141.3         $26.2        $806.9
Depreciation and amortization expense                        84.7          7.6           1.7          94.0
Operating income                                            143.4          7.6           4.0         155.0
Interest expense, net of AFUDC                                                          49.0          49.0
Net income from equity method subsidiaries                                              --            --
Miscellaneous, net (other than equity income/loss)                                       2.6           2.6
Income tax expense                                                                      41.5          41.5
Net income                                                                              61.9          61.9
Preferred and preference dividends                                                       0.9           0.9
Earnings available for common stock                                                     61.0          61.0
Total assets                                              1,440.8        201.2         147.0       1,789.0
Investments in equity method subsidiaries                                               --            --
Construction and acquisition expenditures                   100.5         14.1           0.8         115.4
------------------------------------------------------------------------------------------------------------

1997
Operating revenue                                          $604.3       $183.5         $26.2        $814.0
Depreciation and amortization expense                        81.2          7.0           1.6          89.8
Operating income                                            138.1         13.0           2.7         153.8
Interest expense, net of AFUDC                                                          50.5          50.5
Net loss from equity method subsidiaries                                                 0.4           0.4
Miscellaneous, net (other than equity income/loss)                                       1.9           1.9
Income tax expense                                                                      42.2          42.2
Net income                                                                              58.8          58.8
Preferred and preference dividends                                                       0.9           0.9
Earnings available for common stock                                                     57.9          57.9
Total assets                                              1,441.9        211.7         115.3       1,768.9
Investments in equity method subsidiaries                                               --            --
Construction and acquisition expenditures                    89.4         15.3           4.3         109.0
------------------------------------------------------------------------------------------------------------

(13)     SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA

                                                                       Quarter Ended
                                          ------------------------------------------------------------------------
                                              March 31         June 30          September 30       December 31
                                          ----------------- ---------------   ----------------- ------------------
                                                                       (in millions)
1999
  Operating revenues                            $209.3            $170.8             $228.3           $192.3
  Operating income                                36.2              24.1               72.1             29.1
  Net income                                      14.4               7.0               35.5              9.5
  Earnings available for common stock             14.2               6.8               35.3              9.2

1998 *
  Operating revenues                            $208.3            $174.7             $222.2           $201.7
  Operating income                                34.3              21.8               69.9             29.0
  Net income                                      11.7               3.0               30.6             16.6
  Earnings available for common stock             11.4               2.8               30.4             16.4
*    Earnings in 1998 were impacted by the recording of approximately $2 million, $10 million, $3 million and
     $2 million of pre-tax merger-related expenses in the first, second, third and fourth quarters, respectively.

(14)     RELATED PARTY ISSUES

In association with the merger, IESU, WP&L and IPC entered into a System Coordination and Operating Agreement which became effective with the merger. The agreement, which has been approved by FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the three utility companies. In addition, the agreement allows the interconnected system to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among the three utility companies based on procedures included in the agreement. The sales amounts allocated to IESU were $18.1 million and $18.0 million for 1999 and 1998, respectively. The purchases allocated to IESU were $71.3 million and $56.0 million for 1999 and 1998, respectively. The procedures were approved by both FERC and all state regulatory bodies having jurisdiction over these sales. Under the agreement, IESU, WP&L and IPC are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to the three utilities in proportion to each utility's share of electric production at the time of sale.

Pursuant to a service agreement approved by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, IESU receives various administrative and general services from an affiliate, Corporate Services. These services are billed to IESU at cost based on payroll and other expenses incurred by Corporate Services for the benefit of IESU. These costs totaled $93.9 million and $59.3 million for 1999 and 1998, respectively, and consisted primarily of employee compensation, benefits and fees associated with various professional services. Corporate Services began operations in May 1998 upon the consummation of the merger.

At December 31, 1999 and 1998, IESU had an intercompany payable to Corporate Services of $16.4 million and $20.9 million, respectively.

(15)   SUBSEQUENT EVENT

On March 15, 2000, the boards of directors of IESU and IPC approved a merger agreement (as amended on November 29, 2000) that will result in IPC merging with and into IESU (the "Agreement"). Completion of the merger is subject to the affirmative vote of the IPC common and preferred shareowners voting together as a single class and the IESU common shareowners and preferred shareowners of each series voting separately as individual classes. The vote is expected in early 2001. Under the Agreement, each share of IPC common stock outstanding will be cancelled without payment and each share of IPC preferred stock outstanding will be cancelled and converted into the right to receive one share of a new class of IESU Class A preferred stock with substantially identical designations, rights and preferences as the previously outstanding IPC preferred stock. IPC and IESU are both wholly-owned operating subsidiaries of Alliant Energy. As such, the transaction will be accounted for as a common control merger.

The following illustrates the impact of the merger if it had occurred as of January 1, 1997 (in thousands):

                                              1999          1998          1997
                                              ----          ----          ----

Operating revenues                        $1,142,801    $1,162,819    $1,145,825

Earnings available for common stock           93,896        77,278        84,577

                                                   IES UTILITIES INC.
                                      CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                         For the Three Months                  For the Nine Months
                                                          Ended September 30,                  Ended September 30,
                                                   ----------------------------------    ---------------------------------
                                                       2000                1999               2000              1999
                                                   --------------     ---------------    ---------------    --------------
                                                                               (in thousands)
Operating revenues:
  Electric utility                                  $   202,899        $   206,148        $   496,934        $   488,374
  Gas utility                                            20,893             16,648            107,767             99,956
  Steam                                                   7,126              5,532             20,298             20,056
                                                   --------------     ---------------    ---------------    --------------
                                                        230,918            228,328            624,999            608,386
                                                   --------------     ---------------    ---------------    --------------
Operating expenses:
  Electric and steam production fuels                    26,806             31,064             88,440             69,937
  Purchased power                                        28,324             22,057             59,464             62,349
  Cost of gas sold                                       13,253              8,777             68,291             58,313
  Other operation and maintenance                        48,160             56,370            158,865            171,453
  Depreciation and amortization                          26,856             25,481             80,555             76,444
  Taxes other than income taxes                          11,630             12,452             35,562             37,535
                                                   --------------     ---------------    ---------------    --------------
                                                        155,029            156,201            491,177            476,031
                                                   --------------     ---------------    ---------------    --------------

Operating income                                         75,889             72,127            133,822            132,355
                                                   --------------     ---------------    ---------------    --------------

Interest expense and other:
  Interest expense                                       12,613             11,765             38,208             39,403
  Allowance for funds used during
     construction                                          (764)              (424)            (1,827)            (1,808)
  Miscellaneous, net                                        305               (213)            (5,861)            (3,568)
                                                   --------------     ---------------    ---------------    --------------
                                                         12,154             11,128             30,520             34,027
                                                   --------------     ---------------    ---------------    --------------

Income before income taxes                               63,735             60,999            103,302             98,328
                                                   --------------     ---------------    ---------------    --------------

Income taxes                                             26,373             25,521             43,285             41,349
                                                   --------------     ---------------    ---------------    --------------

Net income                                               37,362             35,478             60,017             56,979
                                                   --------------     ---------------    ---------------    --------------

Preferred dividend requirements                             229                229                686                686
                                                   --------------     ---------------    ---------------    --------------

Earnings available for common stock                 $    37,133        $    35,249        $    59,331        $    56,293
                                                   ==============     ===============    ===============    ==============

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                                   IES UTILITIES INC.
                                               CONSOLIDATED BALANCE SHEETS

                                                                               September 30,
                                                                                    2000                 December 31,
ASSETS                                                                          (Unaudited)                  1999
                                                                            ---------------------    ---------------------
                                                                                           (in thousands)
Property, plant and equipment:
  Utility -
     Plant in service -
         Electric                                                                 $2,234,056                $2,196,895
         Gas                                                                         217,774                   207,769
         Steam                                                                        59,988                    59,929
         Common                                                                      141,221                   147,845
                                                                            ---------------------    ---------------------
                                                                                   2,653,039                 2,612,438
     Less - Accumulated depreciation                                               1,379,402                 1,311,996
                                                                            ---------------------    ---------------------
                                                                                   1,273,637                 1,300,442
     Construction work in progress                                                    62,508                    37,572
     Leased nuclear fuel, net of amortization                                         29,341                    39,284
                                                                            ---------------------    ---------------------
                                                                                   1,365,486                 1,377,298
  Other property, plant and equipment, net of accumulated
     depreciation and amortization of $2,203 and $2,094,
     respectively                                                                      5,625                     5,481
                                                                            ---------------------    ---------------------
                                                                                   1,371,111                 1,382,779
                                                                            ---------------------    ---------------------
Current assets:
  Cash and temporary cash investments                                                  6,615                     5,720
  Accounts receivable:
     Customer, less allowance for doubtful accounts of $321
         and $824, respectively                                                       23,514                    14,130
     Associated companies                                                              2,581                     5,696
     Other, less allowance for doubtful accounts of $323
         and $817, respectively                                                       10,217                    12,864
  Production fuel, at average cost                                                    12,803                    12,312
  Materials and supplies, at average cost                                             24,812                    24,722
  Gas stored underground, at average cost                                             23,819                    11,462
  Adjustment clause balances                                                           9,561                    11,099
  Regulatory assets                                                                   17,100                    18,569
  Prepayments and other                                                                2,814                     8,928
                                                                            ---------------------    ---------------------
                                                                                     133,836                   125,502
                                                                            ---------------------    ---------------------
Investments:
  Nuclear decommissioning trust funds                                                114,848                   105,056
  Other                                                                                6,104                     6,119
                                                                            ---------------------    ---------------------
                                                                                     120,952                   111,175
                                                                            ---------------------    ---------------------
Other assets:
  Regulatory assets                                                                  117,236                   123,031
  Deferred charges and other                                                          13,108                    13,321
                                                                            ---------------------    ---------------------
                                                                                     130,344                   136,352
                                                                            ---------------------    ---------------------

Total assets                                                                      $1,756,243                $1,755,808
                                                                            =====================    =====================

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                                   IES UTILITIES INC.
                                         CONSOLIDATED BALANCE SHEETS (CONTINUED)


                                                                               September 30,
                                                                                    2000                 December 31,
CAPITALIZATION AND LIABILITIES                                                  (Unaudited)                  1999
                                                                            ---------------------    ---------------------
                                                                                (in thousands, except share amounts)
Capitalization:
  Common stock - $2.50 par value - authorized 24,000,000
     shares; 13,370,788 shares outstanding                                      $      33,427            $      33,427
  Additional paid-in capital                                                          279,042                  279,042
  Retained earnings                                                                   268,309                  252,953
  Accumulated other comprehensive income                                                    8                       --
                                                                            ---------------------    ---------------------
     Total common equity                                                              580,786                  565,422
                                                                            ---------------------    ---------------------

  Cumulative preferred stock                                                           18,320                   18,320
  Long-term debt (excluding current portion)                                          469,708                  551,079
                                                                            ---------------------    ---------------------
                                                                                    1,068,814                1,134,821
                                                                            ---------------------    ---------------------

Current liabilities:
  Current maturities and sinking funds                                                 81,560                   51,196
  Capital lease obligations                                                            12,057                   13,307
  Notes payable to associated companies                                                77,004                   56,946
  Accounts payable                                                                     38,875                   41,273
  Accounts payable to associated companies                                             24,086                   17,438
  Accrued interest                                                                     12,928                   10,833
  Accrued taxes                                                                        63,452                   44,259
  Other                                                                                27,419                   23,618
                                                                            ---------------------    ---------------------
                                                                                      337,381                  258,870
                                                                            ---------------------    ---------------------

Other long-term liabilities and deferred credits:
  Accumulated deferred income taxes                                                   220,524                  225,961
  Accumulated deferred investment tax credits                                          25,699                   26,682
  Environmental liabilities                                                            30,186                   26,292
  Pension and other benefit obligations                                                26,183                   27,734
  Capital lease obligations                                                            17,284                   25,977
  Other                                                                                30,172                   29,471
                                                                            ---------------------    ---------------------
                                                                                      350,048                  362,117
                                                                            ---------------------    ---------------------

Total capitalization and liabilities                                            $   1,756,243            $   1,755,808
                                                                            =====================    =====================

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                                   IES UTILITIES INC.
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                                                                  For the Nine Months Ended September 30,
                                                                                ---------------------------------------------
                                                                                       2000                     1999
                                                                                -------------------     ---------------------
Cash flows from operating activities:                                                          (in thousands)
  Net income                                                                        $    60,017              $    56,979
  Adjustments to reconcile net income to net cash flows from operating activities:
    Depreciation and amortization                                                        80,555                   76,444
    Amortization of leased nuclear fuel                                                  10,281                    9,518
    Amortization of deferred energy efficiency expenditures                              10,611                   12,668
    Deferred taxes and investment tax credits                                            (8,656)                  (7,417)
    Refueling outage provision                                                            7,372                    6,193
    Gain on disposition of assets, net                                                   (1,517)                       -
    Other                                                                                 1,661                      877
  Other changes in assets and liabilities:
    Accounts receivable                                                                  (3,622)                  (4,102)
    Gas stored underground                                                              (12,357)                   1,643
    Accounts payable                                                                      4,250                  (14,021)
    Accrued taxes                                                                        19,193                   12,224
    Adjustment clause balances                                                            1,538                  (15,009)
    Benefit obligations and other                                                         6,293                   14,580
                                                                                -------------------     ---------------------
         Net cash flows from operating activities                                       175,619                  150,577
                                                                                -------------------     ---------------------

  Cash flows used for financing activities:
    Common stock dividends declared                                                     (43,975)                 (73,292)
    Dividends payable                                                                      (229)                  (4,840)
    Preferred stock dividends                                                              (686)                    (686)
    Reductions in long-term debt                                                        (51,196)                 (50,140)
    Net change in short-term borrowings                                                  20,058                    6,626
    Principal payments under capital lease obligations                                   (8,611)                  (9,461)
    Other                                                                                     -                      (19)
                                                                                -------------------     ---------------------
         Net cash flows used for financing activities                                   (84,639)                (131,812)
                                                                                -------------------     ---------------------

  Cash flows used for investing activities:
    Utility construction expenditures                                                   (85,123)                 (66,753)
    Nuclear decommissioning trust funds                                                  (4,506)                  (4,506)
    Proceeds from disposition of assets                                                   1,528                        -
    Other                                                                                (1,984)                      35
                                                                                -------------------     ---------------------
         Net cash flows used for investing activities                                   (90,085)                 (71,224)
                                                                                -------------------     ---------------------

Net increase (decrease) in cash and temporary cash investments                              895                  (52,459)
                                                                                -------------------     ---------------------

Cash and temporary cash investments at beginning of period                                5,720                   57,904
                                                                                -------------------     ---------------------
Cash and temporary cash investments at end of period                                $     6,615              $     5,445
                                                                                ===================     =====================

Supplemental cash flow information:
   Cash paid during the period for:
         Interest                                                                   $    30,912              $    34,825
                                                                                ===================     =====================
         Income taxes                                                               $    31,562              $    41,052
                                                                                ===================     =====================
  Noncash investing and financing activities - Capital lease
         obligations incurred                                                       $       338              $    23,793
                                                                                ===================     =====================

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                               IES UTILITIES INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. The interim consolidated financial statements included herein have been prepared by IES Utilities Inc. (IESU), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although management believes that the disclosures are adequate to make the information presented not misleading. IESU is a subsidiary of Alliant Energy Corporation. These financial statements should be read in conjunction with the financial statements and the notes thereto included in IESU's latest Annual Report on Form 10-K.

In the opinion of management, all adjustments, which are normal and recurring in nature, necessary for a fair presentation of (a) the consolidated results of operations for the three and nine months ended September 30, 2000 and 1999, (b) the consolidated financial position at September 30, 2000 and December 31, 1999, and (c) the consolidated statement of cash flows for the nine months ended September 30, 2000 and 1999, have been made. Because of the seasonal nature of IESU's operations, results for the three and nine months ended September 30, 2000 are not necessarily indicative of results that may be expected for the year ending December 31, 2000. Certain prior period amounts have been reclassified on a basis consistent with the 2000 presentation.

2. IESU's comprehensive income, and the components of other comprehensive income, net of taxes, were as follows (in thousands):

                                                                 For the Three Months           For the Nine Months
                                                                 Ended September 30,            Ended September 30,
                                                                 2000            1999           2000            1999
                                                              ------------ -- -----------    ----------- --- -----------
Earnings available for common stock                             $37,133        $35,249        $59,331          $56,293

  Other comprehensive income:
     Unrealized gains (losses) on derivatives qualified as
       hedges:
       Unrealized holding gains arising during period
         due to cumulative effect of a change in
         accounting principle, net of tax                            51             --             51               --
       Other unrealized holding losses arising during
         period, net of tax                                         (43)            --            (43)              --
                                                              ------------    -----------    -----------     -----------
     Net unrealized gains on qualifying derivatives                   8             --              8               --
                                                              ------------    -----------    -----------     -----------
  Other comprehensive income                                          8             --              8               --
                                                              ------------    -----------    -----------     -----------
Comprehensive income                                            $37,141        $35,249        $59,339          $56,293
                                                              ============    ===========    ===========     ===========

3. Certain financial information relating to IESU's significant business segments is presented below. Intersegment revenues were not material to IESU's operations.

                                                      Electric         Gas          Other         Total
                                                    --------------------------------------------------------
                                                                        (in thousands)
     Three Months Ended September 30, 2000
     Operating revenues                                 $202,899   $   20,893     $   7,126      $230,918
     Operating income (loss)                              75,638         (854)        1,105        75,889
     Earnings available for common stock                                                           37,133

                                                      Electric         Gas          Other         Total
                                                    --------------------------------------------------------
                                                                        (in thousands)
     Three Months Ended September 30, 1999
     Operating revenues                                 $206,148   $   16,648     $   5,532      $228,328
     Operating income (loss)                              75,418       (2,760)         (531)       72,127
     Earnings available for common stock                                                           35,249

     Nine Months Ended September 30, 2000
     Operating revenues                                 $496,934   $  107,767     $  20,298      $624,999
     Operating income                                    126,415        4,568         2,839       133,822
     Earnings available for common stock                                                           59,331

     Nine Months Ended September 30, 1999
     Operating revenues                                 $488,374   $   99,956     $  20,056      $608,386
     Operating income                                    124,558        5,292         2,505       132,355
     Earnings available for common stock                                                           56,293

4. The provisions for income taxes are based on the estimated annual effective tax rate, which differs from the federal statutory rate of 35% principally due to: state income taxes, tax credits, effects of utility rate making and certain non-deductible expenses.

5. IESU adopted Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities," as of July 1, 2000. SFAS 133 requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

SFAS 133 requires that as of the date of initial adoption, the difference between the fair market value of derivative instruments recorded on the balance sheet and the previous carrying amount of those derivatives be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle in accordance with Accounting Principles Board Opinion 20, "Accounting Changes." In the third quarter of 2000, the impact of IESU adopting SFAS 133 as of July 1, 2000 did not affect net income.

A limited number of IESU's fixed price commodity contracts are defined as derivatives under SFAS 133. The fair market values of these derivative instruments have been recorded as assets and liabilities on the balance sheet and in the transition adjustment in accordance with the transition provisions of SFAS 133. Future changes in the fair market values of these instruments, to the extent that the hedges are effective at mitigating the underlying commodity risk, will be recorded in other comprehensive income. At the date the underlying transaction occurs, the amounts accumulated in other comprehensive income will be reported in the Consolidated Statements of Income. To the extent that the hedges are not effective, the ineffective portion of the changes in fair market value will be recorded directly in earnings.

IESU's financial statement impact of recording the various SFAS 133 transactions at July 1, 2000 was as follows (in thousands):

Financial Statement Account                                     Financial Statement       Amount Increased
------------------------------------------------------------    ----------------------    --------------------
Other assets                                                      Balance sheet                  $86.8
Other liabilities                                                 Balance sheet                   36.1
Cumulative effect of a change in accounting principle
  (other comprehensive income)                                    Balance sheet                   50.7

IESU's primary market risk exposures are associated with commodity prices. IESU has risk management policies to monitor and assist in controlling these market risks and uses derivative instruments to manage some of the exposures. As of September 30, 2000, IESU held derivative instruments designated as cash flow hedging instruments and other derivatives. The cash flow hedging instruments are comprised of coal purchase and sales contracts which are used to manage the price of anticipated coal purchases and sales.

For the three and nine months ended September 30, 2000, there was no gain or loss recognized in earnings representing the amount of hedge ineffectiveness. IESU did not exclude any components of the derivative instruments' gain or loss from the assessment of hedge effectiveness and there were no reclasses into earnings as a result of the discontinuance of hedges. As of September 30, 2000, the maximum length of time over which IESU is hedging its exposure to the variability in future cash flows for forecasted transactions is nine months and IESU estimates that gains of $8,392 will be reclassified from accumulated other comprehensive income into earnings within the 12 months between October 1, 2000 and September 30, 2001 as the hedged transactions affect earnings.

IESU's derivatives that have not been designated in hedge relationships include electricity price collars, used to manage energy costs during supply/demand imbalances. As of September 30, 2000, these derivatives were recorded at their fair market value as derivative assets, derivative liabilities and regulatory assets on the Consolidated Balance Sheets.

6. On March 15, 2000, the boards of directors of IESU and IPC approved a merger agreement (as amended on November 29, 2000) that will result in IPC merging with and into IESU (the "Agreement"). Completion of the merger is subject to the affirmative vote of the IPC common and preferred shareowners voting together as a single class and the IESU common shareowners and preferred shareowners of each series voting separately as individual classes. The vote is expected in early 2001. Under the Agreement, each share of IPC common stock outstanding will be cancelled without payment and each share of IPC preferred stock outstanding will be cancelled and converted into the right to receive one share of a new class of IESU Class A preferred stock with substantially identical designations, rights and preferences as the previously outstanding IPC preferred stock. IPC and IESU are both wholly-owned operating subsidiaries of Alliant Energy. As such, the transaction will be accounted for as a common control merger.

The following illustrates the impact of the merger if it had occurred as of January 1, 1997 (in thousands):

                                                     For the nine months
                                                     ended September 30,
                                                2000                    1999
                                                ----                    ----

Operating revenues                             $886,137                $873,290

Earnings available for common stock              79,233                  79,764

Report of Independent Public Accountants



To the Shareowners of Interstate Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Interstate Power Company (the "Company") as of December 31, 1999 and 1998, and the related statements of income, cash flows and changes in common equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.



/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
January 28, 2000, except for Note 15,
as to which the date is November 29, 2000

                          INDEPENDENT AUDITORS' REPORT



To the Shareowners and Board of Directors of Interstate Power Company:

We have audited the accompanying statements of income, cash flows and changes in common equity of Interstate Power Company for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of operations of Interstate Power Company and its cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the beginning balance of retained earnings in the 1997 financial statements has been restated to conform an accounting policy of Interstate Power Company to that used by the merged companies, as required by the pooling of interests method of accounting for the April 21, 1998 merger.



/s/  Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Davenport, Iowa
January 29, 1998
(April 21, 1998 as to the fourth paragraph of Note 1)

                                                INTERSTATE POWER COMPANY
                                                  STATEMENTS OF INCOME

                                                                              Year Ended December 31,
                                                          ----------------------------------------------------------------
                                                                1999                   1998                   1997
                                                          ------------------     ------------------    -------------------
                                                                                  (in thousands)
Operating revenues:
  Electric utility                                            $   294,381            $   313,315           $   277,340
  Gas utility                                                      47,724                 42,574                54,507
                                                          ------------------     ------------------    -------------------
                                                                  342,105                355,889               331,847
                                                          ------------------     ------------------    -------------------

Operating expenses:
  Electric production fuels                                        56,537                 64,019                55,402
  Purchased power                                                  65,446                 69,759                56,770
  Cost of gas sold                                                 28,138                 20,402                33,324
  Other operation and maintenance                                  81,878                106,339                82,467
  Depreciation and amortization                                    33,259                 32,484                31,676
  Taxes other than income taxes                                    15,484                 17,396                16,708
                                                          ------------------     ------------------    -------------------
                                                                  280,742                310,399               276,347
                                                          ------------------     ------------------    -------------------

Operating income                                                   61,363                 45,490                55,500
                                                          ------------------     ------------------    -------------------

Interest expense and other:
  Interest expense                                                 15,121                 14,826                15,610
  Allowance for funds used during construction                       (415)                  (412)                 (190)
  Miscellaneous, net                                               (4,095)                 1,226                (6,772)
                                                          ------------------     ------------------    -------------------
                                                                   10,611                 15,640                 8,648
                                                          ------------------     ------------------    -------------------

Income before income taxes                                         50,752                 29,850                46,852
                                                          ------------------     ------------------    -------------------

Income taxes                                                       19,906                 11,093                17,685
                                                          ------------------     ------------------    -------------------

Net income                                                         30,846                 18,757                29,167
                                                          ------------------     ------------------    -------------------

Preferred dividend requirements                                     2,482                  2,475                 2,469
                                                          ------------------     ------------------    -------------------

Earnings available for common stock                           $    28,364            $    16,282           $    26,698
                                                          ==================     ==================    ===================

                The accompanying Notes to Financial Statements are an integral part of these statements.

                                                INTERSTATE POWER COMPANY
                                                     BALANCE SHEETS

                                                                                            December 31,
                                                                           -----------------------------------------------
                                                                                   1999                      1998
                                                                           ----------------------    ---------------------
ASSETS                                                                                     (in thousands)
Property, plant and equipment:
  Utility -
    Plant in service -
         Electric                                                                $   914,156              $   886,285
         Gas                                                                          74,973                   72,068
         Common                                                                        4,396                    1,140
                                                                           ----------------------    ---------------------
                                                                                     993,525                  959,493
    Less - Accumulated depreciation                                                  499,098                  474,571
                                                                           ----------------------    ---------------------
                                                                                     494,427                  484,922
    Construction work in progress                                                     14,921                   13,047
                                                                           ----------------------    ---------------------
                                                                                     509,348                  497,969
  Other property, plant and equipment                                                    149                      150
                                                                           ----------------------    ---------------------
                                                                                     509,497                  498,119
                                                                           ----------------------    ---------------------
Current assets:
  Cash and temporary cash investments                                                  3,545                    6,605
  Accounts receivable:
    Customer, less allowance for doubtful accounts of $200 for
         both periods                                                                 33,069                   27,439
    Associated companies                                                               2,639                      894
    Other, less allowance for doubtful accounts of $0 and $7,
         respectively                                                                  2,894                    3,077
  Production of fuel, at average cost                                                 16,682                   22,172
  Materials and supplies, at average cost                                              5,966                    6,699
  Gas stored underground, at average cost                                              3,065                    2,991
  Regulatory assets                                                                   11,163                    3,602
  Prepayments and other                                                                2,080                    1,221
                                                                           ----------------------    ---------------------
                                                                                      81,103                   74,700
                                                                           ----------------------    ---------------------
Other investments                                                                      6,694                    8,200
                                                                           ----------------------    ---------------------
Other assets:
  Regulatory assets                                                                   58,418                   70,275
  Deferred charges and other                                                           6,472                    6,069
                                                                           ----------------------    ---------------------
                                                                                      64,890                   76,344
                                                                           ----------------------    ---------------------

Total assets                                                                     $   662,184              $   657,363
                                                                           ======================    =====================


                The accompanying Notes to Financial Statements are an integral part of these statements.

                                                INTERSTATE POWER COMPANY
                                               BALANCE SHEETS (CONTINUED)

                                                                                            December 31,
                                                                           -----------------------------------------------
                                                                                   1999                      1998
                                                                           ----------------------    ---------------------
CAPITALIZATION AND LIABILITIES                                                   (in thousands, except share amounts)
Capitalization (See Statements of Capitalization):
  Common stock                                                                  $    34,221               $    34,221
  Additional paid-in capital                                                        108,748                   108,801
  Retained earnings                                                                  81,549                    85,743
  Accumulated other comprehensive income                                                  -                       768
                                                                           ----------------------    ---------------------
     Total common equity                                                            224,518                   229,533
  Cumulative preferred stock, not mandatorily redeemable                             10,819                    10,819
  Cumulative preferred stock, mandatorily redeemable                                 24,536                    24,396
  Long-term debt (excluding current portion)                                        170,313                   169,779
                                                                           ----------------------    ---------------------
                                                                                    430,186                   434,527
                                                                           ----------------------    ---------------------
Current liabilities:
  Current maturities and sinking funds                                                    -                       450
  Notes payable to associated companies                                              39,198                    21,857
  Accounts payable                                                                   12,818                    15,005
  Accounts payable to associated companies                                           10,172                     9,342
  Accrued payroll and vacations                                                       1,648                     1,376
  Accrued interest                                                                    2,512                     2,618
  Accrued taxes                                                                      14,648                    18,922
  Environmental liabilities                                                           1,662                     3,746
  Other                                                                               7,429                    10,373
                                                                           ----------------------    ---------------------
                                                                                     90,087                    83,689
                                                                           ----------------------    ---------------------

Other long-term liabilities and deferred credits:
  Accumulated deferred income taxes                                                  91,787                    91,043
  Accumulated deferred investment tax credits                                        13,864                    14,900
  Environmental liabilities                                                          15,056                    14,404
  Pension and other benefit obligations                                               9,160                    12,594
  Other                                                                              12,044                     6,206
                                                                           ----------------------    ---------------------
                                                                                    141,911                   139,147
                                                                           ----------------------    ---------------------

Total capitalization and liabilities                                            $   662,184               $   657,363
                                                                           ======================    =====================

                The accompanying Notes to Financial Statements are an integral part of these statements.

                                                INTERSTATE POWER COMPANY
                                                STATEMENTS OF CASH FLOWS
                                                                                Year Ended December 31,
                                                              ------------------------------------------------------------
                                                                    1999                  1998                 1997
                                                              ------------------    ------------------    ----------------
                                                                                    (in thousands)
Cash flows from operating activities:
  Net income                                                      $  30,846             $  18,757             $  29,167
  Adjustments to reconcile net income to net cash
  flows from operating activities:
    Depreciation and amortization                                    33,259                32,484                31,676
    Amortization of deferred energy efficiency
      expenditures                                                    9,436                 8,376                 4,803
    Deferred taxes and investment tax credits                        (1,469)               (8,559)                1,416
    Gains on dispositions of assets, net                             (2,197)               (1,431)                    -
    Other                                                               890                  (169)                  656
  Other changes in assets and liabilities:
    Accounts receivable                                              (7,192)                1,174                 1,166
    Production fuel                                                   5,490               (10,952)                3,086
    Accounts payable                                                 (1,357)               11,140                  (805)
    Accrued taxes                                                    (4,274)                2,908                  (939)
    Adjustment clause balances                                       (3,107)                4,418                 1,497
    Benefit obligations and other                                     5,335                 4,860                   (84)
                                                              ------------------    ------------------    ----------------
         Net cash flows from operating activities                    65,660                63,006                71,639
                                                              ------------------    ------------------    ----------------
Cash flows used for financing activities:
  Common stock dividends declared                                   (32,558)               (8,772)              (20,225)
  Preferred stock dividends                                          (2,482)               (2,475)               (2,469)
  Proceeds from issuance of common stock                                  -                     -                 2,694
  Proceeds from issuance of long-term debt                           10,950                 4,950                     -
  Reductions in long-term debt                                      (10,950)               (6,300)              (17,225)
  Net change in short-term borrowings                                17,341               (11,643)                4,800
  Other                                                                (122)                1,843                    74
                                                              ------------------    ------------------    ----------------
         Net cash flows used for financing activities               (17,821)              (22,397)              (32,351)
                                                              ------------------    ------------------    ----------------
Cash flows used for investing activities:
  Utility construction expenditures                                 (45,363)              (36,619)              (28,888)
  Deferred energy efficiency expenditures                                 -                     -                (4,894)
  Proceeds from disposition of assets                                 2,955                 1,860                     -
  Shared savings program                                             (4,760)               (3,425)                    -
  Other                                                              (3,731)                1,283                (5,681)
                                                              ------------------    ------------------    ----------------
         Net cash flows used for investing activities               (50,899)              (36,901)              (39,463)
                                                              ------------------    ------------------    ----------------
Net increase (decrease) in cash and temporary cash
   investments                                                       (3,060)                3,708                  (175)
                                                              ------------------    ------------------    ----------------
Cash and temporary cash investments at beginning
   of period                                                          6,605                 2,897                 3,072
                                                              ------------------    ------------------    ----------------
Cash and temporary cash investments at end of
   period                                                         $   3,545             $   6,605             $   2,897
                                                              ==================    ==================    ================
Supplemental cash flow information:
  Cash paid during the period for:
    Interest                                                      $  13,841             $  14,564             $  15,533
                                                              ==================    ==================    ================
    Income taxes                                                  $  27,262             $  12,600             $  17,210
                                                              ==================    ==================    ================

                The accompanying Notes to Financial Statements are an integral part of these statements.

                                                INTERSTATE POWER COMPANY
                                              STATEMENTS OF CAPITALIZATION
                                                                                         December 31,
                                                                                   1999                1998
-------------------------------------------------------------------------------------------------------------------
                                                                             (in thousands, except share amounts)
Common equity:
  Common stock - $3.50 par value - authorized 30,000,000 shares;
     9,777,432 shares outstanding                                                  $34,221             $34,221
  Additional paid-in capital                                                       108,748             108,801
  Retained earnings                                                                 81,549              85,743
  Accumulated other comprehensive income                                                 -                 768
                                                                             -----------------   ------------------
                                                                                   224,518             229,533
                                                                             -----------------   ------------------
-------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock:
   Par/Stated      Authorized       Shares                       Mandatory
     Value           Shares      Outstanding       Series       Redemption
   ----------      ----------    -----------       ------       ----------
      $50              *             216,381    4.36% - 7.76%     No                10,819              10,819
      $50              *             545,000        6.40%         Yes **            27,250              27,250
                                                                             -----------------   ------------------
                                                                                    38,069              38,069
    Less:  unamortized expenses                                                     (2,714)             (2,854)
                                                                             -----------------   ------------------
                                                                                    35,355              35,215
                                                                             -----------------   ------------------
*    2,000,000 authorized shares in total
**  $53.20 mandatory redemption price
-------------------------------------------------------------------------------------------------------------------
Long-term debt:
    First Mortgage Bonds:
      8% series, due 2007                                                           25,000              25,000
      8-5/8% series, due 2021                                                       25,000              25,000
      7-5/8% series, due 2023                                                       94,000              94,000
                                                                             -----------------   ------------------
                                                                                   144,000             144,000
    Pollution Control Revenue Bonds:
      6-3/8%, retired in 1999                                                            -              10,950
      5.75%, due 2003                                                                1,000               1,000
      6.25%, due 2009                                                                1,000               1,000
      6.30%, due 2010                                                                5,600               5,600
      6.35%, due 2012                                                                5,650               5,650
      Variable/fixed rate series 1998 (4.30% through 2003), due 2005 to 2008         4,950               4,950
      Variable/fixed rate series 1999 (4.05% through 2004), due 2010                 3,250                   -
      Variable/fixed rate series 1999 (4.20% through 2004), due 2013                 7,700                   -
                                                                             -----------------   ------------------
                                                                                    29,150              29,150
                                                                             -----------------   ------------------
                                                                                   173,150             173,150
                                                                             -----------------   ------------------
  Less:
    Current maturities                                                                   -                (450)
    Unamortized debt premium and (discount), net                                    (2,837)             (2,921)
                                                                             -----------------   ------------------
                                                                                   170,313             169,779
                                                                             -----------------   ------------------
-------------------------------------------------------------------------------------------------------------------
Total capitalization                                                              $430,186            $434,527
                                                                             =================   ==================
-------------------------------------------------------------------------------------------------------------------
The accompanying Notes to Financial Statements are an integral part of these statements.

                            INTERSTATE POWER COMPANY
                     STATEMENTS OF CHANGES IN COMMON EQUITY
                                                                                                    Accumulated
                                                                     Additional                        Other           Total
                                                        Common         Paid-In        Retained      Comprehensive      Common
                                                        Stock          Capital        Earnings     Income (Loss)       Equity
---------------------------------------------------------------------------------------------------------------------------------
                                                                                   (in thousands)
1997:
Beginning balance (a)                                     $33,848        $105,959        $71,760           ($809)       $210,758

 Comprehensive income:
   Earnings available for common stock                                                    26,698                          26,698
   Other comprehensive income (loss):
       Unrealized gains on securities, net of tax(b)                                                         788             788
       Minimum pension liability adjustment, net of tax(c)                                                  (347)           (347)
                                                                                                                    -------------
   Total comprehensive income                                                                                             27,139

 Common stock dividends                                                                  (20,225)                        (20,225)
 Common stock issued                                          315           2,333                                          2,648
                                                     -------------  --------------  -------------  ---------------  -------------
Ending balance                                             34,163         108,292         78,233            (368)        220,320

1998:
 Comprehensive income:
   Earnings available for common stock                                                    16,282                          16,282
   Other comprehensive income (loss):
       Unrealized losses on securities, net of tax(b)                                                        (20)            (20)
       Minimum pension liability adjustment, net of tax(c)                                                 1,156           1,156
                                                                                                                    -------------
   Total comprehensive income                                                                                             17,418

 Common stock dividends                                                                   (8,772)                         (8,772)
 Common stock issued                                           58             509                                            567
                                                     -------------  --------------  -------------  ---------------  -------------
Ending balance                                             34,221         108,801         85,743              768        229,533

1999:
 Comprehensive income:
   Earnings available for common stock                                                    28,364                          28,364
   Other comprehensive income (loss):
       Reclassification adjustment for gains included
          in net income, net of tax (b)                                                                     (768)           (768)
                                                                                                                    -------------
   Total comprehensive income                                                                                             27,596

 Common stock dividends                                                                  (32,558)                        (32,558)
 Common stock issued                                                          (53)                                           (53)
                                                     -------------  --------------  -------------  ---------------  -------------
Ending balance                                            $34,221        $108,748        $81,549             $--        $224,518
                                                     =============  ==============  =============  ===============  =============
---------------------------------------------------------------------------------------------------------------------------------
(a)  As discussed in Note 1 to the financial statements, the beginning balance of retained earnings was restated to include accrued revenues for services rendered but unbilled at month-end of $4,698. The beginning accumulated other comprehensive income (loss) balance was all related to IPC's minimum pension liability adjustment.
(b)  Net of tax expense (benefit) of $551, ($14) and ($537) in 1997, 1998 and 1999, respectively.
(c)  Net of tax expense (benefit) of ($243) and $808 in 1997 and 1998, respectively.

            The accompanying Notes to Financial Statements are an integral part of these statements.

                            INTERSTATE POWER COMPANY
                          NOTES TO FINANCIAL STATEMENTS


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) General - The financial statements include the accounts of Interstate Power Company (IPC), which became a subsidiary of Alliant Energy Corporation (Alliant Energy) as of the date of the merger (refer to Note 2). IPC is engaged principally in the generation, transmission, distribution and sale of electric energy and the purchase, distribution, transportation and sale of natural gas in selective markets. The principal markets of IPC are located in Iowa, Minnesota and Illinois.

The financial statements are prepared in conformity with generally accepted accounting principles, which give recognition to the rate making and accounting practices of the Federal Energy Regulatory Commission (FERC) and state commissions having regulatory jurisdiction. Certain prior period amounts have been reclassified on a basis consistent with the current year presentation.

The preparation of the financial statements requires management to make estimates and assumptions that affect: a) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Effective with the April 21, 1998 merger described in Note 2, the beginning balance of retained earnings in the 1997 financial statements was restated to include accrued revenues for services rendered but unbilled at month-end. The $4.7 million increase represents the after tax impact of adopting the method of accounting for unbilled revenues used by merger partners WPL Holdings, Inc. and IES Industries Inc., as required by the pooling of interests method of accounting for the merger.

(b) Regulation - IPC is subject to regulation by the FERC, the Iowa Utilities Board, the Minnesota Public Utilities Commission (MPUC) and the Illinois Commerce Commission.

(c) Regulatory Assets - IPC is subject to the provisions of Statement of Financial Accounting Standards (SFAS) 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for unregulated entities. These are deferred as regulatory assets or regulatory liabilities and are recognized in the Statements of Income at the time they are reflected in rates. At December 31, 1999 and 1998, regulatory assets of $69.5 million and $73.9 million, respectively, were comprised of the following items (in millions):

                                                           1999       1998
                                                       ------------------------
          Tax-related (Note 1(d))                          $29.7      $29.8
          Energy efficiency program costs                   23.9       25.9
          Environmental liabilities (Note 10(c))            15.7       17.5
          Other                                              0.2        0.7
                                                       ------------------------
                                                           $69.5      $73.9
                                                       ========================

Refer to the individual notes referenced above for a further discussion of certain items reflected in regulatory assets. If a portion of IPC's operations become no longer subject to the provisions of SFAS 71 as a result of competitive restructuring or otherwise, a write-down of related regulatory assets would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. In addition, IPC would be required to determine any impairment to other assets and write-down such assets to their fair value.

(d) Income Taxes - IPC follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax assets and liabilities, as appropriate, for all temporary differences between the tax basis of assets and liabilities and the amounts reported in the financial statements. Deferred taxes are recorded using currently enacted tax rates.

Except as noted below, income tax expense includes provisions for deferred taxes to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax return purposes. As temporary differences reverse, the related accumulated deferred income taxes are reversed to income. Investment tax credits have been deferred and are subsequently credited to income over the average lives of the related property.

Consistent with Iowa rate making practices, deferred tax expense is not recorded for certain temporary differences (primarily related to utility property, plant and equipment). As the deferred taxes become payable (over periods exceeding 30 years for some generating plant differences) they are recovered through rates. Accordingly, IPC has recorded deferred tax liabilities and regulatory assets for certain temporary differences, as identified in Note 1(c).

Alliant Energy files a consolidated federal income tax return. Under the terms of an agreement between Alliant Energy and its subsidiaries (including IPC), the subsidiaries calculate their respective federal income tax provisions and make payments to or receive payments from Alliant Energy as if they were separate taxable entities.

(e) Temporary Cash Investments - Temporary cash investments are stated at cost, which approximates market value, and are considered cash equivalents for the Statements of Cash Flows. These investments consist of short-term liquid investments that have maturities of less than 90 days from the date of acquisition.

(f) Depreciation of Utility Property, Plant and Equipment - IPC uses the straight-line depreciation method as approved by its regulatory commissions. The average rates of depreciation for electric and gas properties, consistent with current rate making practices, were as follows:

                                      1999          1998         1997
                                  --------------------------------------
          Electric                    3.6%          3.6%         3.6%
          Gas                         3.6%          3.4%         3.4%

(g) Property, Plant and Equipment - Utility plant is recorded at original cost, which includes overhead and administrative costs and allowance for funds used during construction (AFUDC). AFUDC, which represents the cost during the construction period of funds used for construction purposes, is capitalized as a component of the cost of utility plant. The amount of AFUDC applicable to debt funds and to other (equity) funds, a non-cash item, is computed in accordance with the prescribed FERC formula. These capitalized costs are recovered in rates as the cost of the utility plant is depreciated. The aggregate gross rates used in 1999, 1998 and 1997 were 5.3%, 7.0% and 6.0%, respectively.

Other property, plant and equipment is recorded at original cost. Upon retirement or sale of other property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in "Miscellaneous, net" in the Statements of Income. Normal repairs, maintenance and minor items of utility plant and other property, plant and equipment are expensed. Ordinary retirements of utility plant, including removal costs less salvage value, are charged to accumulated depreciation upon removal from utility plant accounts and no gain or loss is recognized.

(h) Operating Revenues - IPC accrues revenues for services rendered but unbilled at month-end in order to more properly match revenues with expenses.

(i) Utility Fuel Cost Recovery - IPC's tariffs provide for subsequent adjustments to its electric and natural gas rates for changes in the cost of fuel and purchased energy and in the cost of natural gas purchased for resale. Changes in the under/over collection of these costs are reflected in "Electric and steam production fuels" and "Cost of utility gas sold" in the Statements of Income. The cumulative effects are reflected on the Balance Sheets as a current asset or current liability, pending automatic reflection in future billings to customers. Purchased capacity costs are not recovered from electric customers through energy adjustment clauses. Recovery of these costs must be addressed in base rates in a formal rate proceeding.

(j) Derivative Financial Instruments - IPC is exposed to the impact of market fluctuations in the commodity price and transportation costs of electricity, natural gas and oil products it markets. IPC employs established policies and procedures to manage its risks associated with these market fluctuations including the use of various commodity derivatives. IPC's exposure to commodity price risks in the utility business is significantly mitigated by the current rate making structures in place for the recovery of its electric fuel and purchased energy costs as well as its cost of natural gas purchased for resale. Under the deferral method of accounting, gains and losses related to derivatives that qualify as hedges are recognized in earnings when the underlying hedged item or physical transaction is recognized in income.

(2)      MERGER

On April 21, 1998, IES Industries Inc., WPL Holdings, Inc. and IPC completed a merger forming Alliant Energy. The merger was accounted for as a pooling of interests.

In association with the merger, Alliant Energy entered into a three-year consulting agreement, which expires in the second quarter of 2001, with Wayne Stoppelmoor, the Chief Executive Officer of IPC prior to the consummation of the merger. Under the terms of the consulting agreement, Mr. Stoppelmoor, who also serves as Vice Chairman of Alliant Energy's Board of Directors, receives annual fees of $324,500, $324,500 and $200,000 for his services during the respective periods of the agreement.

(3)      LEASES

IPC's operating lease rental expenses for 1999, 1998 and 1997 were $2.0 million, $0.5 million and $0.5 million, respectively. IPC's future minimum lease payments by year are as follows (in thousands):

                                                 Capital            Operating
         Year                                     Leases              Leases
         -----------------------------------  ---------------    --------------
         2000                                      $14.1              $2,036.8
         2001                                       14.1               1,961.5
         2002                                       14.1               1,332.0
         2003                                       14.1               1,215.7
         2004                                       14.1                 324.9
         Thereafter                                 19.0                 161.4
                                              ---------------    --------------
                                                    89.5              $7,032.3
                                                                 ==============
         Less:  Amount representing interest        10.9
                                              ---------------
         Present value of net minimum capital
           lease payments                          $78.6
                                              ===============

(4)      UTILITY ACCOUNTS RECEIVABLE

Utility customer accounts receivable, including unbilled revenues, arise primarily from the sale of electricity and natural gas. At December 31, 1999, IPC was serving a diversified base of residential, commercial and industrial customers and did not have any significant concentrations of credit risk.

(5)      INCOME TAXES

The components of federal and state income taxes for IPC for the years ended December 31 were as follows (in millions):

                                            1999           1998          1997
                                          ------------   -----------   ---------
Current tax expense                          $21.3          $19.7        $16.3
Deferred tax expense                          (0.4)          (7.5)         2.4
Amortization of investment tax credits        (1.0)          (1.1)        (1.0)
                                          ------------   -----------   ---------
                                             $19.9          $11.1        $17.7
                                          ============   ===========   =========

The overall effective income tax rates shown below for the years ended December 31 were computed by dividing total income tax expense by income before income taxes.

                                                  1999       1998       1997
                                                ----------- --------- ----------
Statutory federal income tax rate                 35.0%      35.0%      35.0%
  State income taxes, net of federal benefits      5.1        6.9        5.5
  Effect of rate making on property related
    differences                                    2.8       (1.1)      (1.5)
  Amortization of investment tax credits          (2.1)      (3.6)      (2.2)
  Merger expenses                                 --          2.0        0.4
  Property donation                               (1.9)      --         --
  Adjustment of prior period taxes                --         (3.4)      (1.5)
  Other, net                                       0.3        1.4        2.0
                                                ----------- --------- ----------
Overall effective income tax rate                 39.2%      37.2%      37.7%
                                                =========== ========= ==========

The accumulated deferred income taxes (assets) and liabilities as set forth below on the Balance Sheets at December 31 arise from the following temporary differences (in millions):

                                                1999                1998
                                           ----------------    ---------------
             Property related                    $75.7              $79.5
             Investment tax credit related        11.2               11.2
             Other                                 4.9                0.3
                                           ----------------    ---------------
                                                 $91.8              $91.0
                                           ================    ===============

(6)      BENEFIT PLANS

IPC has a non-contributory defined benefit pension plan that covers substantially all of its employees who are subject to a collective bargaining agreement. Plan benefits are generally based on years of service and compensation during the employees' latter years of employment. Eligible employees of IPC that are not subject to a collective bargaining agreement are covered by the Alliant Energy Cash Balance Pension Plan, a non-contributory defined benefit pension plan. The projected unit credit actuarial cost method was used to compute pension cost and the accumulated and projected benefit obligations. IPC's policy is to fund the pension plan at an amount that is at least equal to the minimum funding requirements mandated by the Employee Retirement Income Security Act of 1974, as amended, and that does not exceed the maximum tax deductible amount for the year.

IPC also provides certain other postretirement benefits to retirees, including medical benefits for retirees and their spouses and, in some cases, retiree life insurance. IPC's funding policy for other postretirement benefits is generally to fund an amount up to the cost calculated using SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

The weighted-average assumptions as of the measurement date of September 30 are as follows:

                                             Qualified Pension Benefits             Other Postretirement Benefits
                                        --------------------------------------   ------------------------------------
                                           1999         1998         1997           1999        1998        1997
                                        ----------- --------------------------   ----------- ------------------------
  Discount rate                            7.75%            6.75%     7.25%         7.75%        6.75%       7.25%
  Expected return on plan assets              9%               9%        8%            9%           9%          8%
  Rate of compensation increase             3.5%         3.5-4.5%        5%           N/A          N/A         N/A
  Medical cost trend on covered
    charges:
       Initial trend range                   N/A              N/A       N/A            7%           7%          8%
       Ultimate trend range                  N/A              N/A       N/A            5%           6%          6%

The components of IPC's qualified pension benefits and other postretirement benefits costs are as follows (in thousands):

                                        Qualified Pension Benefits               Other Postretirement Benefits
                                        -------------------------------------    -------------------------------------
                                          1999           1998          1997         1999          1998         1997
                                        ---------    -----------    ---------    ----------    ----------    ---------
Service cost                              $1,240       $ 2,057       $ 2,431      $ 1,352        $ 1,388      $ 1,266
Interest cost                              2,114         4,146         3,730        3,074          2,861        2,911
Expected return on plan assets            (2,688)       (4,497)       (4,236)      (1,636)        (1,215)        (823)
Amortization of:
  Transition obligation                      153           305           341        1,203          1,416        1,543
  Prior service cost                         136           270           203         (226)          (257)        (280)
  Actuarial loss (gain)                       --           173            --          143            (25)          61
                                        ---------    -----------    ---------    ----------    ----------    ---------
Total                                     $  955       $ 2,454       $ 2,469      $ 3,910        $ 4,168      $ 4,678
                                        =========    ===========    =========    ==========    ==========    =========

During 1998, IPC recognized an additional $2.9 million of costs in accordance with SFAS 88 for severance and early retirement programs. In addition, during 1999 and 1998, IPC recognized $0.5 million and $5.4 million, respectively, of curtailment charges relating to IPC's other postretirement benefits.

The pension benefit cost shown above (and in the following tables) for 1999 and 1998 represents the pension benefit cost for bargaining unit employees of IPC for the entire year and non-bargaining employees of IPC through July 31, 1998, covered under the IPC Retirement Income Plan sponsored by IPC. The pension benefit cost for IPC's non-bargaining employees who are now participants in other Alliant Energy plans was $0.5 million and $1.0 million for 1999 and 1998, respectively, including a special charge of $0.9 million in 1998 for severance and early retirement window programs. In addition, Alliant Energy Corporate Services, Inc. (Corporate Services) provides services to IPC. The allocated pension benefit costs associated with these services was $550,000 and $250,000 for 1999 and 1998, respectively. The other postretirement benefit cost shown above for each period (and in the following tables) represents the other postretirement benefit cost for all IPC employees. The allocated other postretirement benefit cost associated with Corporate Services for IPC was $191,000 and $75,000 for 1999 and 1998, respectively.

The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefit costs. A one percent change in the medical trend rates for 1999, holding all other assumptions constant, would have the following effects (in thousands):

                                                                               1 Percent         1 Percent
                                                                               Increase           Decrease
                                                                             --------------     -------------
Effect on total of service and interest cost components                          $   700          $    (550)
Effect on postretirement benefit obligation                                      $ 3,700          $  (3,100)

A reconciliation of the funded status of IPC's plans to the amounts recognized on IPC's Balance Sheets at December 31 is presented below (in thousands):

                                                                       Qualified                Other Postretirement
                                                                    Pension Benefits                  Benefits
                                                               ---------------------------    --------------------------
                                                                  1999           1998            1999           1998
                                                               -----------    ------------    -----------    -----------
Change in benefit obligation:
   Net benefit obligation at beginning of year                  $ 30,131        $56,210        $ 45,518        $46,242
   Service cost                                                    1,240          2,057           1,352          1,388
   Interest cost                                                   2,114          4,146           3,074          2,861
   Plan participants' contributions                                   --             --              --             75
   Plan amendments                                                    --             --          (1,424)            --
   Actuarial loss (gain)                                          (5,174)         4,938         (10,175)        (4,016)
   Acquisitions/divestitures                                          --        (37,099)             --             --
   Curtailments                                                       --         (1,462)            321            915
   Special termination benefits                                       --          2,739              --             --
   Gross benefits paid                                              (254)        (1,398)         (2,396)        (1,947)
                                                               -----------    ------------    -----------    -----------
     Net benefit obligation at end of year                        28,057         30,131          36,270         45,518
                                                               -----------    ------------    -----------    -----------
Change in plan assets:
   Fair value of plan assets at beginning of year               $ 29,914        $51,618        $ 18,400        $14,722
   Actual return on plan assets                                      112          8,979             830          1,298
   Employer contributions                                             --             --           3,253          4,252
   Plan participants' contributions                                   --             --              --             75
   Acquisitions/divestitures                                          --        (29,285)             --             --
   Gross benefits paid                                              (254)        (1,398)         (2,396)        (1,947)
                                                               -----------    ------------    -----------    -----------
     Fair value of plan assets at end of year                     29,772         29,914          20,087         18,400
                                                               -----------    ------------    -----------    -----------

Funded status at end of year                                       1,715           (217)        (16,183)       (27,118)
Unrecognized net actuarial loss (gain)                              (266)         2,331          (5,127)         3,802
Unrecognized prior service cost                                    1,308          1,444            (896)        (1,122)
Unrecognized net transition obligation                               472            626          14,088         17,493
                                                               -----------    ------------    -----------    -----------
     Net amount recognized at end of year                       $  3,229         $4,184        $ (8,118)       $(6,945)
                                                               ===========    ============    ===========    ===========
Amounts recognized on the Balance Sheets
 consist of:
     Prepaid benefit cost                                       $  3,229         $4,184        $     --           $592
     Accrued benefit cost                                             --             --          (8,118)        (7,537)
                                                               -----------    ------------    -----------    -----------
     Net amount recognized at measurement date                     3,229          4,184          (8,118)        (6,945)
                                                               -----------    ------------    -----------    -----------
Contributions paid after 9/30 and prior to 12/31                      --             --           2,459            971
                                                               -----------    ------------    -----------    -----------
     Net amount recognized at 12/31                             $  3,229         $4,184        $ (5,659)       $(5,974)
                                                               ===========    ============    ===========    ===========

Alliant Energy sponsors a non-qualified pension plan which covers certain current and former officers. The pension expense allocated to IPC for this plan was $0.7 million, $1.6 million and $0.6 million in 1999, 1998 and 1997, respectively.

IPC employees also participate in defined contribution pension plans (401(k) plans) covering substantially all employees. IPC's contributions to the plans, which are based on the participants' level of contribution, were $0.3 million, $0.5 million and $0.3 million in 1999, 1998 and 1997, respectively.

(7)      COMMON, PREFERRED AND PREFERENCE STOCK

(a) Common Stock - IPC has common stock dividend restrictions based on its respective bond indentures and articles of incorporation. IPC has restrictions on the payment of common stock dividends that are commonly found with preferred stock. IPC's ability to pay common stock dividends is restricted based on requirements associated with sinking funds.

(b) Preferred and Preference Stock - In 1993, IPC issued 545,000 shares of 6.40%, $50 par value preferred stock with a final redemption date of May 1, 2022. Under the provisions of the mandatory sinking fund, beginning in 2003, IPC is required to redeem annually $1.4 million of 6.40% preferred stock (27,250 shares).

The carrying value of IPC's cumulative preferred stock at December 31, 1999 and 1998 was $35 million. The fair market value, based upon the market yield of similar securities and quoted market prices, at December 31, 1999 and 1998 was $36 million and $39 million, respectively.

(8)      DEBT

(a) Short-Term Debt - IPC participates in a utility money pool with Wisconsin Power and Light Company (WP&L) and IES Utilities Inc. (IESU) that is funded, as needed, through the issuance of commercial paper by Alliant Energy. Interest expense and other fees are allocated based on borrowing amounts. Information regarding IPC's short-term debt is as follows (dollars in millions):

                                               1999         1998         1997
                                             ----------  ----------   ----------
As of year end:
   Money pool borrowings                       $39.2         $21.9          N/A
   Commercial paper outstanding                  N/A           N/A        $33.5
   Interest rate on money pool borrowings      5.84%         5.17%          N/A
   Discount rates on commercial paper            N/A           N/A        5.88%

For the year ended:
   Average amount of short-term debt
     (based on daily outstanding balances)     $26.3         $14.0        $28.1
   Average interest rate on short-term debt    5.27%         5.59%        5.60%

(b) Long-Term Debt - Substantially all of IPC's utility plant is secured by its First Mortgage Bonds. Debt maturities (excluding periodic sinking fund requirements, which will not require additional cash expenditures) for 2000 to 2004 are $0 million, $0 million, $0 million, $1.0 million and $0 million, respectively. Depending upon market conditions, it is currently anticipated that a majority of the maturing debt will be refinanced with the issuance of long-term securities.

The carrying value of IPC's long-term debt at December 31, 1999 and 1998 was $170 million. The fair market value, based upon the market yield of similar securities and quoted market prices, at December 31, 1999 and 1998 was $171 million and $184 million, respectively.

(9)      ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of IPC's current assets and current liabilities approximates fair value because of the short maturity of such financial instruments. Since IPC is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of its financial instruments may not be realized by IPC's parent.

(10)     COMMITMENTS AND CONTINGENCIES

(a) Purchased-Power, Coal and Natural Gas Contracts - Corporate Services has entered into purchased-power capacity contracts as agent for IPC, WP&L and IESU. Based on the System Coordination and Operating

Agreement, Alliant Energy annually allocates purchased-power contracts to the individual utilities. Such process considers factors such as resource mix, load growth and resource availability. Refer to Note 12 for additional information. In addition, Corporate Services has entered into various coal contracts as agent for IPC, WP&L and IESU. Contract quantities are allocated to specific plants at the individual utilities based on various factors including projected heat input requirements, combustion compatibility and efficiency. However, in 2000 and 2001, system-wide contracts of $24.6 million (6.5 million tons) and $12.5 million (3.6 million tons), respectively, have not yet been allocated to the individual utilities due to the need for additional analysis of combustion compatibility and efficiency.

The minimum commitments directly assigned to IPC are as follows (dollars in millions, megawatt-hours (MWH) and tons in thousands):

                                                              Coal
                   Purchased-Power            (including transportation costs)
            ------------------------------    --------------------------------
             Dollars               MWHs        Dollars                Tons
            --------------    ------------    -------------     --------------
     2000      $33.2                61            $9.0                 2,109
     2001       10.3                61             7.6                 1,765
     2002        3.1                61             6.1                 1,665
     2003        3.1                61             5.4                 1,516
     2004         --                --             3.1                   446

IPC in the process of negotiating several new coal contracts. In addition, it expects to supplement its coal contracts with spot market purchases to fulfill its future fossil fuel needs.

IPC also has various natural gas supply, transportation and storage contracts outstanding. The minimum dekatherm commitments, in millions, for 2000-2004 are 31.7, 26.6, 18.6, 14.9 and 0, respectively. The minimum dollar commitments for 2000-2004, in millions, are $14.7, $12.8, $5.7, $4.4 and $0, respectively. The gas supply commitments are all index-based. IPC expects to supplement its natural gas supply with spot market purchases as needed.

(b) Information Technology Services - Alliant Energy has an agreement, expiring in 2004, with the Electronic Data Systems Corporation for information technology services. IPC's anticipated operating and capital expenditures under the agreement for 2000 are estimated to total approximately $0.6 million. Future costs under the agreement are variable and are dependent upon IPC's level of usage of technological services from EDS.

(c) Environmental Liabilities - IPC had recorded the following environmental liabilities, and regulatory assets associated with certain of these liabilities, as of December 31 (in millions):

Environmental liabilities   1999     1998     Regulatory assets   1999     1998
-------------------------  ------   -------   -----------------  ------  -------
Manufactured Gas Plant
  (MGP) sites               $16.2    $17.5     MGP sites         $15.7    $17.5
                                                                 ======  =======
Other                         0.5      0.6
                           ------   -------
                            $16.7    $18.1
                           ======   =======

IPC's significant environmental liabilities are discussed further below.

Manufactured Gas Plant Sites - IPC has current or previous ownership interests in 9 sites previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. The companies are working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment. IPC believes that it has completed the remediation at various sites, although it is still in the process of obtaining final approval from the applicable environmental agencies for some of these sites.

IPC records environmental liabilities based upon periodic studies, most recently updated in the third quarter of 1999, related to the MGP sites. Such amounts are based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds and as additional facts become known. The amounts recognized as liabilities are reduced for expenditures made and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their fair value.

Management currently estimates the range of remaining costs to be incurred for the investigation, remediation and monitoring of all IPC sites to be approximately $11 million to $20 million.

The MPUC allows the deferral of MGP-related costs applicable to the Minnesota sites and IPC has been successful in obtaining approval to recover such costs in rates in Minnesota. The Iowa Utilities Board has permitted utilities to recover prudently incurred costs. As a result, regulatory assets have been recorded by IPC which reflect the probable future rate recovery, where applicable. Considering the current rate treatment, and assuming no material change therein, IPC believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on its financial condition or results of operations.

IPC has settled with all but one of its insurance carriers regarding reimbursement for its MGP-related costs. Insurance recoveries of $5.3 million and $4.8 million were available as of December 31 1999 and 1998, respectively.

Pursuant to its applicable rate making treatment, IPC has recorded its recoveries in "Other long-term liabilities and deferred credits."

(d) Legal Proceedings - IPC is involved in legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although unable to predict the outcome of these matters, IPC believes that appropriate reserves have been established and final disposition of these actions will not have a material adverse effect on its financial condition or results of operations.

(11)     JOINTLY-OWNED ELECTRIC UTILITY PLANT

Under joint ownership agreements with other Iowa utilities, IPC has undivided ownership interests in jointly-owned electric generating stations and related transmission facilities. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatt-hour generation and operating expenses are divided on the same basis as ownership with each owner reflecting its respective costs in its Statements of Income. Information relative to IPC's ownership interest in these facilities at December 31, 1999 is as follows (dollars in millions):

                                                                       1999                                  1998
                                                        -----------------------------------    ---------------------------------
                                         Plant
                    Ownership  In-      Name-plate               Accumulated                           Accumulated
                    Interest  Service      MW         Plant in   Provision for             Plant in   Provision for
                       %       Date     Capacity      Service    Depreciation      CWIP     Service   Depreciation      CWIP
--------------------------------------------------------------------------------------------------------------------------------
Coal:
  Neal Unit 4         21.5      1979        640        $ 83.5       $51.1         $ --       $ 82.1       $48.4         $1.5
  Louisa Unit 1        4.0      1983        738          24.7        12.5           --         24.7        11.7           --
                                                     ------------------------------------   ------------------------------------
Total IPC                                              $108.2       $63.6         $ --       $106.8       $60.1         $1.5
                                                     ====================================   ====================================

(12)     SEGMENTS OF BUSINESS

IPC is a regulated domestic utility, serving customers in Iowa, Minnesota and Illinois, with three principal business segments: a) electric operations; b) gas operations; and c) other, which includes the unallocated portions of the utility business. Intersegment revenues were not material to IPC's operations and there was no single customer whose revenues exceeded 10% or more of IPC's revenues.

Certain financial information relating to IPC's significant business segments is presented below:

                                                                    Electric        Gas         Other        Total
-----------------------------------------------------------------------------------------------------------------------
                                                                                     (in millions)
1999
Operating revenue                                                     $294.4        $47.7     $   --          $342.1
Depreciation and amortization expense                                   30.8          2.5         --            33.3
Operating income                                                        56.3          5.1         --            61.4
Interest expense, net of AFUDC                                                                    14.7          14.7
Miscellaneous, net                                                                                (4.1)         (4.1)
Income tax expense                                                                                19.9          19.9
Net income                                                                                        30.9          30.9
Preferred and preference dividends                                                                 2.5           2.5
Earnings available for common stock                                                               28.4          28.4
Total assets                                                           561.5         76.2         24.5         662.2
Construction and acquisition expenditures                               41.9          3.5         --            45.4
-----------------------------------------------------------------------------------------------------------------------
1998
Operating revenue                                                     $313.3        $42.6     $   --          $355.9
Depreciation and amortization expense                                   30.0          2.5         --            32.5
Operating income                                                        40.7          4.8         --            45.5
Interest expense, net of AFUDC                                                                    14.4          14.4
Miscellaneous, net                                                                                 1.2           1.2
Income tax expense                                                                                11.1          11.1
Net income                                                                                        18.8          18.8
Preferred and preference dividends                                                                 2.5           2.5
Earnings available for common stock                                                               16.3          16.3
Total assets                                                           551.3         79.9         26.2         657.4
Construction and acquisition expenditures                               33.5          3.1         --            36.6
-----------------------------------------------------------------------------------------------------------------------
1997
Operating revenue                                                     $277.3        $54.5     $   --          $331.8
Depreciation and amortization expense                                   29.4          2.3         --            31.7
Operating income                                                        52.8          2.7         --            55.5
Interest expense, net of AFUDC                                                                    15.4          15.4
Miscellaneous, net                                                                                (6.8)         (6.8)
Income tax expense                                                                                17.7          17.7
Net income                                                                                        29.2          29.2
Preferred and preference dividends                                                                 2.5           2.5
Earnings available for common stock                                                               26.7          26.7
Total assets                                                           549.4         66.2         27.8         643.4
Construction and acquisition expenditures                               26.3          2.6         --            28.9
-----------------------------------------------------------------------------------------------------------------------

(13)     SELECTED QUARTERLY FINANCIAL DATA

                                                                         Quarter Ended
                                             -----------------------------------------------------------------------
                                               March 31        June 30          September 30         December 31
                                             --------------  -------------    ------------------  ------------------
                                                                         (in thousands)
1999
Operating revenues                                $81,972        $82,263            $100,668            $77,202
Operating income                                   12,344          9,701              28,237             11,081
Net income                                          5,697          4,818              14,815              5,516
Earnings available for common stock                 5,077          4,198              14,195              4,894

1998 *
Operating revenues                                $85,124        $85,863            $ 98,942            $85,960
Operating income                                   12,103            164              23,336              9,887
Net income                                          5,594         (3,078)             11,338              4,903
Earnings available for common stock                 4,976         (3,696)             10,719              4,283

*    Earnings in 1998 were impacted by the recording of approximately $5 million, $10 million, $1 million and ($1)
     million of pre-tax merger-related expenses in the first, second, third and fourth quarters, respectively.

(14)     RELATED PARTY ISSUES

In association with the merger, IPC, IESU and WP&L entered into a System Coordination and Operating Agreement which became effective with the merger. The agreement, which has been approved by FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the three utility companies. In addition, the agreement allows the interconnected system to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among the three utility companies based on procedures included in the agreement. The sales amounts allocated to IPC were $21.3 million and $18.0 million for 1999 and 1998, respectively. The purchases allocated to IPC were $65.5 million and $53.3 million for 1999 and 1998, respectively. The procedures were approved by both FERC and all state regulatory bodies having jurisdiction over these sales. Under the agreement, IPC, IESU and WP&L are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to the three utilities in proportion to each utility's share of electric production at the time of sale.

Pursuant to a service agreement approved by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, IPC receives various administrative and general services from an affiliate, Corporate Services. These services are billed to IPC at cost based on payroll and other expenses incurred by Corporate Services for the benefit of IPC. These costs totaled $42.9 million and $23.7 million for 1999 and 1998, respectively, and consisted primarily of employee compensation, benefits and fees associated with various professional services. Corporate Services began operations in May 1998 upon consummation of the merger.

At December 31, 1999 and 1998, IPC had an intercompany payable to Corporate Services of $10.1 million and $7.3 million, respectively.

(15)     SUBSEQUENT EVENT

On March 15, 2000, the boards of directors of IESU and IPC approved a merger agreement (as amended on November 29, 2000) that will result in IPC merging with and into IESU (the "Agreement"). Completion of the merger is subject to the affirmative vote of the IPC common and preferred shareowners voting together as a single class and the IESU common shareowners and preferred shareowners of each series voting separately as individual classes. The vote is expected in early 2001. Under the Agreement, each share of IPC common stock outstanding will be cancelled without payment and each share of IPC preferred stock outstanding will be cancelled and converted into the right to receive one share of a new class of IESU Class A preferred stock with substantially identical designations, rights and preferences as the previously outstanding IPC preferred stock. IPC and IESU are both wholly-owned operating subsidiaries of Alliant Energy. As such, the transaction will be accounted for as a common control merger.

The following illustrates the impact of the merger if it had occurred as of January 1, 1997 (in thousands):

                                          1999          1998          1997
                                          ----          ----          ----

Operating revenues                      $1,142,801    $1,162,819    $1,145,825

Earnings available for common stock         93,896        77,278        84,577

                                                INTERSTATE POWER COMPANY
                                            STATEMENTS OF INCOME (UNAUDITED)

                                                          For the Three Months                  For the Nine Months
                                                          Ended September 30,                   Ended September 30,
                                                   -----------------------------------     -------------------------------
                                                        2000                1999               2000             1999
                                                   ---------------     ---------------     -------------    --------------
                                                                               (in thousands)
Operating revenues:
  Electric utility                                   $   94,776          $   95,714         $  232,719       $  230,523
  Gas utility                                             5,307               4,956             28,419           34,381
                                                   ---------------     ---------------     -------------    --------------
                                                        100,083             100,670            261,138          264,904
                                                   ---------------     ---------------     -------------    --------------

Operating expenses:
  Electric production fuels                              20,601              18,192             41,851           44,702
  Purchased power                                        15,930              18,041             50,107           49,830
  Cost of gas sold                                        2,976               3,045             16,953           20,541
  Other operation and maintenance                        18,273              20,081             66,594           60,416
  Depreciation and amortization                           8,688               8,720             26,060           26,143
  Taxes other than income taxes                           3,780               4,354             11,795           12,989
                                                   ---------------     ---------------     -------------    --------------
                                                         70,248              72,433            213,360          214,621
                                                   ---------------     ---------------     -------------    --------------

Operating income                                         29,385              28,237             47,778           50,283
                                                   ---------------     ---------------     -------------    --------------

Interest expense and other:
  Interest expense                                        4,173               3,732             11,996           11,202
  Allowance for funds used during
    construction                                           (268)                 36               (694)            (264)
  Miscellaneous, net                                       (907)                228             (1,202)          (2,080)
                                                   ---------------     ---------------     -------------    --------------
                                                          2,998               3,996             10,100            8,858
                                                   ---------------     ---------------     -------------    --------------

Income before income taxes                               26,837              24,241             37,678           41,425
                                                   ---------------     ---------------     -------------    --------------

Income taxes                                             11,713               9,425             15,910           16,094
                                                   ---------------     ---------------     -------------    --------------

Net income                                               15,124              14,816             21,768           25,331
                                                   ---------------     ---------------     -------------    --------------

Preferred dividend requirements                             623                 621              1,866            1,860
                                                   ---------------     ---------------     -------------    --------------

Earnings available for common stock                  $   14,501          $   14,195         $   19,902       $   23,471
                                                   ===============     ===============     =============    ==============


             The accompanying Notes to Financial Statements are an integral part of these statements.

                                                INTERSTATE POWER COMPANY
                                                     BALANCE SHEETS
ASSETS                                                                         September 30,             December 31,
                                                                                   2000
                                                                                (Unaudited)                  1999
                                                                           ----------------------    ---------------------
                                                                                           (in thousands)
Property, plant and equipment:
  Utility -
    Plant in service -
         Electric                                                                $    932,885            $    914,156
         Gas                                                                           76,537                  74,973
         Common                                                                         5,610                   4,396
                                                                           ----------------------    ---------------------
                                                                                    1,015,032                 993,525
    Less - Accumulated depreciation                                                   518,475                 499,098
                                                                           ----------------------    ---------------------
                                                                                      496,557                 494,427
    Construction work in progress                                                      21,994                  14,921
                                                                           ----------------------    ---------------------
                                                                                      518,551                 509,348
  Other property, plant and equipment                                                     252                     149
                                                                           ----------------------    ---------------------
                                                                                      518,803                 509,497
                                                                           ----------------------    ---------------------

Current assets:
  Cash and temporary cash investments                                                   1,459                   3,545
  Accounts receivable:
    Customer, less allowance for doubtful accounts of $1,130
         and $200, respectively                                                        36,103                  33,069
    Associated companies                                                                1,352                   2,639
    Other                                                                                 647                   2,894
  Production fuel, at average cost                                                     24,092                  16,682
  Materials and supplies, at average cost                                               6,161                   5,966
  Gas stored underground, at average cost                                               5,501                   3,065
  Regulatory assets                                                                    10,363                  11,163
  Prepayments and other                                                                 2,493                   2,080
                                                                           ----------------------    ---------------------
                                                                                       88,171                  81,103
                                                                           ----------------------    ---------------------

Other investments                                                                       6,681                   6,694
                                                                           ----------------------    ---------------------

Other assets:
  Regulatory assets                                                                    55,587                  58,418
  Deferred charges and other                                                            5,864                   6,472
                                                                           ----------------------    ---------------------
                                                                                       61,451                  64,890
                                                                           ----------------------    ---------------------

Total assets                                                                     $    675,106            $    662,184
                                                                           ======================    =====================

                The accompanying Notes to Financial Statements are an integral part of these statements.

                                                INTERSTATE POWER COMPANY
                                               BALANCE SHEETS (CONTINUED)

CAPITALIZATION AND LIABILITIES                                                 September 30,             December 31,
                                                                                   2000
                                                                                (Unaudited)                  1999
                                                                           ----------------------    ---------------------
                                                                                (in thousands, except share amounts)
Capitalization:
  Common stock - $3.50 par value - authorized 30,000,000
    shares; 9,777,432 shares outstanding                                         $     34,221            $     34,221
  Additional paid-in capital                                                          108,705                 108,748
  Retained earnings                                                                    85,171                  81,549
                                                                           ----------------------    ---------------------
    Total common equity                                                               228,097                 224,518
  Cumulative preferred stock, not mandatorily redeemable                               10,819                  10,819
  Cumulative preferred stock, mandatorily redeemable                                   24,650                  24,536
  Long-term debt (excluding current portion)                                          170,378                 170,313
                                                                           ----------------------    ---------------------
                                                                                      433,944                 430,186
                                                                           ----------------------    ---------------------

Current liabilities:
  Notes payable to associated companies                                                47,397                  39,198
  Accounts payable                                                                     14,742                  12,818
  Accounts payable to associated companies                                             10,295                  10,172
  Accrued payroll and vacations                                                         1,579                   1,648
  Accrued interest                                                                      3,535                   2,512
  Accrued taxes                                                                        21,323                  14,648
  Environmental liabilities                                                             1,112                   1,662
  Other                                                                                 4,885                   7,429
                                                                           ----------------------    ---------------------
                                                                                      104,868                  90,087
                                                                           ----------------------    ---------------------

Other long-term liabilities and deferred credits:
  Accumulated deferred income taxes                                                    89,122                  91,787
  Accumulated deferred investment tax credits                                          13,088                  13,864
  Environmental liabilities                                                            14,572                  15,056
  Pension and other benefit obligations                                                 7,941                   9,160
  Other                                                                                11,571                  12,044
                                                                           ----------------------    ---------------------
                                                                                      136,294                 141,911
                                                                           ----------------------    ---------------------

Total capitalization and liabilities                                             $    675,106            $    662,184
                                                                           ======================    =====================



                The accompanying Notes to Financial Statements are an integral part of these statements.

                                                INTERSTATE POWER COMPANY
                                          STATEMENTS OF CASH FLOWS (UNAUDITED)
                                                                                For the Nine Months Ended September 30,
                                                                           ---------------------------------------------------
                                                                                   2000                        1999
                                                                           ----------------------    -------------------------
                                                                                             (in thousands)
Cash flows from operating activities:
  Net income                                                                    $    21,768                 $    25,331
  Adjustments to reconcile net income to net cash flows
     from operating activities:
     Depreciation and amortization                                                   26,060                      26,143
     Amortization of deferred energy efficiency expenditures                          8,454                       6,766
     Deferred taxes and investment tax credits                                       (3,822)                     (3,018)
     Gains on dispositions of assets, net                                                 -                      (2,065)
     Other                                                                              615                         677
  Other changes in assets and liabilities:
     Accounts receivable                                                                500                      (4,054)
     Production fuel                                                                 (7,410)                      2,081
     Gas stored underground                                                          (2,436)                       (405)
     Accounts payable                                                                 2,047                       1,712
     Accrued taxes                                                                    6,675                       1,149
     Benefit obligations and other                                                   (3,061)                      1,786
                                                                           ----------------------    -------------------------
         Net cash flows from operating activities                                    49,390                      56,103
                                                                           ----------------------    -------------------------
Cash flows used for financing activities:
  Common stock dividends declared                                                   (16,280)                    (27,132)
  Preferred stock dividends                                                          (1,866)                     (1,860)
  Proceeds from issuance of long-term debt                                                -                      10,950
  Reductions in long-term debt                                                            -                     (10,950)
  Net change in short-term borrowings                                                 8,199                        (648)
  Other                                                                                (564)                       (145)
                                                                           ----------------------    -------------------------
         Net cash flows used for financing activities                               (10,511)                    (29,785)
                                                                           ----------------------    -------------------------
Cash flows used for investing activities:
  Utility construction expenditures                                                 (34,796)                    (26,867)
  Proceeds from disposition of assets                                                     -                       2,815
  Shared savings program                                                             (1,120)                     (3,339)
  Other                                                                              (5,049)                     (3,241)
                                                                           ----------------------    -------------------------
         Net cash flows used for investing activities                               (40,965)                    (30,632)
                                                                           ----------------------    -------------------------
Net decrease in cash and temporary cash investments                                  (2,086)                     (4,314)
                                                                           ----------------------    -------------------------
Cash and temporary cash investments at beginning of
   period                                                                             3,545                       6,605
                                                                           ----------------------    -------------------------
Cash and temporary cash investments at end of period                            $     1,459                 $     2,291
                                                                           ======================    =========================
Supplemental cash flow information:
  Cash paid during the period for:
     Interest                                                                   $     9,068                 $     9,321
                                                                           ======================    =========================
     Income taxes                                                               $     8,170                 $    15,858
                                                                           ======================    =========================

                The accompanying Notes to Financial Statements are an integral part of these statements.

                            INTERSTATE POWER COMPANY
                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. The interim financial statements included herein have been prepared by Interstate Power Company (IPC), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although management believes that the disclosures are adequate to make the information presented not misleading. IPC is a subsidiary of Alliant Energy Corporation.

In the opinion of management, all adjustments, which are normal and recurring in nature, necessary for a fair presentation of (a) the results of operations for the three and nine months ended September 30, 2000 and 1999, (b) the financial position at September 30, 2000 and December 31, 1999, and (c) the statement of cash flows for the nine months ended September 30, 2000 and 1999, have been made. Because of the seasonal nature of IPC's operations, results for the three and nine months ended September 30, 2000 are not necessarily indicative of results that may be expected for the year ending December 31, 2000. Certain prior period amounts have been reclassified on a basis consistent with the 2000 presentation.

2. IPC's comprehensive income, and the components of other comprehensive income, net of taxes, were as follows (in thousands):

                                                                 For the Three Months           For the Nine Months
                                                                 Ended September 30,            Ended September 30,
                                                                 2000            1999           2000            1999
                                                              ---------------------------    ---------------------------
Earnings available for common stock                             $14,501        $14,195        $19,902          $23,471

  Other comprehensive income:
     Unrealized gains (losses) on derivatives qualified as
       hedges:
       Unrealized holding gains arising during period
         due to cumulative effect of a change in
         accounting principle, net of tax                             3             --              3               --
       Other unrealized holding losses arising during
         period, net of tax                                          (3)            --             (3)              --
                                                              ------------    -----------    -----------     -----------
     Net unrealized gains on qualifying derivatives                  --             --             --               --
                                                              ------------    -----------    -----------     -----------
  Other comprehensive income                                         --             --             --               --

                                                              ------------    -----------    -----------     -----------
Comprehensive income                                            $14,501        $14,195        $19,902          $23,471
                                                              ============    ===========    ===========     ===========

3. Certain financial information relating to IPC's significant business segments is presented below. Intersegment revenues were not material to IPC's operations.

                                                                  Electric         Gas          Total
                                                                -------------------------------------------
                                                                              (in thousands)
         Three Months Ended September 30, 2000
         Operating revenues                                         $ 94,776      $ 5,307       $100,083
         Operating income (loss)                                      29,887          (52)        29,835
         Earnings available for common stock                                                      14,501

         Three Months Ended September 30, 1999
         Operating revenues                                         $ 95,714      $ 4,956       $100,670
         Operating income (loss)                                      28,520         (283)        28,237
         Earnings available for common stock                                                      14,195

         Nine Months Ended September 30, 2000
         Operating revenues                                         $232,719      $28,419       $261,138
         Operating income                                             47,186          592         47,778
         Earnings available for common stock                                                      19,902

         Nine Months Ended September 30, 1999
         Operating revenues                                         $230,523      $34,381       $264,904
         Operating income                                             46,262        4,021         50,283
         Earnings available for common stock                                                      23,471

4. The provisions for income taxes are based on the estimated annual effective tax rate, which differs from the federal statutory rate of 35% principally due to: state income taxes, tax credits, effects of utility rate making and certain non-deductible expense.

5. IPC adopted Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities," as of July 1, 2000. SFAS 133 requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

SFAS 133 requires that as of the date of initial adoption, the difference between the fair market value of derivative instruments recorded on the balance sheet and the previous carrying amount of those derivatives be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle in accordance with Accounting Principles Board Opinion 20, "Accounting Changes." In the third quarter of 2000, the impact of IPC adopting SFAS 133 as of July 1, 2000 did not affect net income before the cumulative effect of a change in accounting principle.

A limited number of IPC's fixed price commodity contracts are defined as derivatives under SFAS 133. The fair market values of these derivative instruments have been recorded as assets and liabilities on the balance sheet and in the transition adjustment in accordance with the transition provisions of SFAS 133. Future changes in the fair market values of these instruments, to the extent that the hedges are effective at mitigating the underlying commodity risk, will be recorded in other comprehensive income. At the date the underlying transaction occurs, the amounts accumulated in other comprehensive income will be reported in the Statements of Income. To the extent that the hedges are not effective, the ineffective portion of the changes in fair market value will be recorded directly in earnings.

IPC's financial statement impact of recording the various SFAS 133 transactions at July 1, 2000 was as follows (in thousands):

Financial Statement Account                                     Financial Statement       Amount Increased
------------------------------------------------------------    ----------------------    --------------------
Other assets                                                      Balance sheet                   $5.8
Other liabilities                                                 Balance sheet                    2.4
Cumulative effect of a change in accounting principle
  (other comprehensive income)                                    Balance sheet                    3.4

IPC's primary market risk exposures are associated with commodity prices. IPC has risk management policies to monitor and assist in controlling these market risks and uses derivative instruments to manage some of the exposures. As of September 30, 2000, IPC held derivative instruments designated as cash flow hedging instruments and other derivatives. The cash flow hedging instruments are comprised of coal purchase and sales contracts which are used to manage the price of anticipated coal purchases and sales.

For the three and nine months ended September 30, 2000, there was no gain or loss recognized in earnings representing the amount of hedge ineffectiveness. IPC did not exclude any components of the derivative instruments' gain or loss from the assessment of hedge effectiveness and there were no reclasses into earnings as a result of the discontinuance of hedges.

IPC's derivatives that have not been designated in hedge relationships include electricity price collars, used to manage energy costs during supply/demand imbalances. As of September 30, 2000, these derivatives were recorded at their fair market value as derivative assets, derivative liabilities and regulatory assets on the Balance Sheets.

6. On March 15, 2000, the boards of directors of IESU and IPC approved a merger agreement (as amended on November 29, 2000) that will result in IPC merging with and into IESU (the "Agreement"). Completion of the merger is subject to the affirmative vote of the IPC common and preferred shareowners voting together as a single class and the IESU common shareowners and preferred shareowners of each series voting separately as individual classes. The vote is expected in early 2001. Under the Agreement, each share of IPC common stock outstanding will be cancelled without payment and each share of IPC preferred stock outstanding will be cancelled and converted into the right to receive one share of a new class of IESU Class A preferred stock with substantially identical designations, rights and preferences as the previously outstanding IPC preferred stock. IPC and IESU are both wholly-owned operating subsidiaries of Alliant Energy. As such, the transaction will be accounted for as a common control merger.

The following illustrates the impact of the merger if it had occurred as of January 1, 1997 (in thousands):

                                                 For the nine months
                                                 ended September 30,
                                            2000                       1999
                                            ----                       ----

Operating revenues                         $886,137                   $873,290

Earnings available for common stock          79,233                     79,764

                                                                      Appendix A

                          AGREEMENT AND PLAN OF MERGER

                                   AS AMENDED

                                     BETWEEN

                               IES UTILITIES, INC.

                                       AND

                            INTERSTATE POWER COMPANY

                           DATED AS OF MARCH 15, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I THE MERGER..........................................................2

   1.1   EFFECTIVE TIME OF THE MERGER.........................................2
   1.2   CLOSING..............................................................2
   1.3   EFFECTS OF THE MERGER................................................2
   1.4   DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION..................2

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
COMPANIES.....................................................................3

   2.1   CANCELLATION OF IPW COMMON STOCK.....................................3
   2.2   CONVERSION OF IPW PREFERRED STOCK....................................3
   2.3   IES COMMON AND PREFERRED STOCK.......................................4
   2.4   DISSENTING SHARES....................................................4
   2.5   PAYMENT FOR SHARES...................................................5

ARTICLE III REPRESENTATIONS AND WARRANTIES....................................5

   3.1   REPRESENTATIONS AND WARRANTIES OF IES................................5
   3.2   REPRESENTATIONS AND WARRANTIES OF IPW................................8

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS..........................9

   4.1   COVENANTS OF IES AND IPW.............................................9

ARTICLE V ADDITIONAL AGREEMENTS..............................................10

   5.1   PREPARATION OF THE REGISTRATION STATEMENT AND JOINT PROXY
         STATEMENT/PROSPECTUS................................................10
   5.2   ACCESS TO INFORMATION...............................................10
   5.3   SHAREHOLDERS' MEETINGS..............................................10
   5.4   LEGAL CONDITIONS TO MERGER..........................................10
   5.5   EXPENSES............................................................10
   5.6   INDEMNIFICATION: DIRECTORS AND OFFICERS.............................11
   5.7   ADDITIONAL AGREEMENT: REASONABLE EFFORTS............................11

ARTICLE VI CONDITIONS PRECEDENT..............................................12

   6.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER..........12
   6.2   NO IPW MATERIAL ADVERSE CHANGES.....................................12
   6.3   NO IES MATERIAL ADVERSE CHANGES.....................................13

ARTICLE VII TERMINATION AND AMENDMENT........................................13

   7.1   TERMINATION.........................................................13
   7.2   EFFECT OF TERMINATION...............................................13
   7.3   AMENDMENT...........................................................13
   7.4   EXTENSION, WAIVER...................................................13

ARTICLE VIII GENERAL PROVISIONS..............................................13

   8.1   NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.......................13
   8.2   NOTICES.............................................................13
   8.3   INTERPRETATION......................................................14
   8.4   COUNTERPARTS........................................................14
   8.5   ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES......................14
   8.6   GOVERNING LAW.......................................................14
   8.7   SAVING CLAUSE.......................................................14

          AGREEMENT AND PLAN OF MERGER, dated as of March 15, 2000 (the "Agreement"), between IES Utilities, Inc., an Iowa corporation ("IES") and Interstate Power Company, a Delaware corporation ("IPW").

          WHEREAS, upon full consideration of the best interests of IES and IPW, including a full consideration of certain community interest factors, that is, the effect of a merger of IES and IPW upon their respective shareholders, employees, suppliers, creditors, customers and the communities in which each company operates, both in the long term and the short term; and

          WHEREAS, upon full consideration whether the interests of both companies may be best served by their continued independence.

          NOW, THEREFORE, with the approvals of their respective Boards of Directors and subject to votes of their respective preferred shareholders required by law, IES and IPW hereby agree to a plan of merger of IPW into IES (the "Merger"), upon the following terms and conditions:

                                   ARTICLE I

                                   THE MERGER

          1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, certificates and/or articles of merger (the "Articles of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3) and thereafter delivered on the Closing Date (as defined in Section 1.2) to the respective Secretaries of State of the States of Iowa, Illinois, Delaware and Minnesota for filing, as provided in the respective business corporation laws of said states, as soon as practicable on or after the Closing Date. The Merger shall become effective upon the last filing of the Articles of Merger by a said Secretary of State or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

          1.2 Closing. The Closing of the Merger (the "Closing") will take place on a date (the "Closing Date") to be specified by the parties after satisfaction or waiver of the latest to occur of the conditions set forth in Article VI at the offices of IES, 200 First Street, S.E., Cedar Rapids, Iowa 52401, unless another date or place is agreed to in writing by the parties hereto.

          1.3 Effects of the Merger. At the Effective Time, IPW will be merged into IES (IES and IPW are each sometimes referred to herein as a "Constituent Company"), and the separate existence of IPW shall cease. IES will be the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), to be renamed upon the consummation of the Merger with the filing of Restated Articles of Incorporation of IES under a new corporate name. The Articles of Incorporation of IES immediately before the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and the Bylaws of IES as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation and the Merger shall have all the effects provided by applicable law.

          1.4 Directors and Officers of the Surviving Corporation. The Board of Directors of the Surviving Corporation shall remain the same as the current Boards of Directors of IES and IPW and will be composed of: Lee Liu, Chairman of the Board; Alan B. Arends; Erroll B. Davis, Jr.; Jack B. Evans; Rockne G. Flowers; Joyce L. Hanes; Katharine C. Lyall; Arnold M. Nemirow; Milton E. Neshek; Judith D. Pyle; Robert D. Ray; Wayne H. Stoppelmoor, Vice Chairman; Robert W. Schlutz; and Anthony R. Weiler.

          The Officers of the Surviving Corporation shall be:

              Enrique Bacalao, Assistant Treasurer
              Erroll B. Davis, Jr., Chief Executive Officer
              Daniel A. Doyle, VP-Chief Accounting & Financial Planning Officer Dean E. Ekstrom, VP-Sales and Service
              Edward M. Gleason, VP-Treasurer and Corporate Secretary

              William D. Harvey, Executive VP-Generation
              Dundeana K. Langer, VP-Customer Services and Operations
              Daniel L. Mineck, VP-Performance Engineering and Environmental Steven F. Price, Assistant Treasurer
              Eliot G. Protsch, President
              Robert A. Rusch, Assistant Treasurer
              Dale R. Sharp, Senior VP-Transmission
              Daniel L. Siegfried, Assistant Corporate Secretary
              Barbara J. Swan, Executive VP and General Counsel
              Thomas M. Walker, Executive VP and Chief Financial Officer Pamela J. Wegner, Executive VP-Corporate Services
              Linda J. Wentzel, Assistant Corporate Secretary
              David L. Wilson, VP-Nuclear
              Kim K. Zuhke, VP-Customer Operations

                                   ARTICLE II

                       EFFECT OF THE MERGER ON THE CAPITAL
                       STOCK OF THE CONSTITUENT COMPANIES

          2.1 Cancellation of IPW Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of IES, IPW or the holders of the following securities:

               (a) Each share of the common stock, par value $3.50 per share of IPW ("IPW Common Stock"), issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without conversion thereof or payment therefor.

               (b) Each share of IPW Common Stock held as treasury stock shall be canceled and extinguished without conversion thereof or payment therefor.

          2.2 Conversion of IPW Preferred Stock. Subject to Section 2.4 regarding dissenting shares, at the Effective Time, by virtue of the Merger and without any action on the part of IES, IPW or the holders of the following securities:

               (a) Each share of the cumulative preferred stock, par value $50.00 per share, of IPW ("IPW Preferred Stock") designated as Series 4.36% (the "4.36% IPW Preferred Stock") shall cease to be outstanding and shall be converted into and become the right to receive one share of New IES Preferred Stock, as defined in Section 6.1(a), designated as Series 4.36% ("Series 4.36% IES Preferred Stock").

               (b) Each share of IPW Preferred Stock designated as Series 4.68% (the "4.68% IPW Preferred Stock") shall cease to be outstanding and shall be converted into and become the right to receive one share of New IES Preferred Stock designated as Series 4.68% ("Series 4.68% IES Preferred Stock").

               (c) Each share of IPW Preferred Stock designated as Series 7.76% (the "7.76% IPW Preferred Stock") shall cease to be outstanding and shall be converted into and become the right to receive one share of New IES Preferred Stock designated as Series 7.76% ("Series 7.76% IES Preferred Stock").

               (d) Each share of IPW Preferred Stock designated as Series 6.40% (the "6.40% IPW Preferred Stock") shall cease to be outstanding and shall be converted into and become the right to receive one share of New IES Preferred Stock designated as Series 6.40% ("Series 6.40% IES Preferred Stock").

               (e) Each share of IPW Preferred Stock held as treasury stock shall be canceled and extinguished without conversion thereof or payment therefor.

          2.3 IES Common and Preferred Stock. Subject to Section 2.4 regarding dissenting shares, at the Effective Time, by virtue of the Merger and without any action on the part of IES, IPW or the holders of the following securities:

               (a) The shares of common stock, par value $2.50 per share, of IES ("IES Common Stock"), issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and, at the Effective Time, such shares shall remain issued and outstanding as shares of common stock of the Surviving Corporation.

               (b) The shares of IES Preferred Stock, as defined in Section 3.1(b), issued and outstanding immediately prior to the Effective Time ("IES Shares") shall be unaffected by the Merger and, at the Effective Time, such shares shall remain issued and outstanding as shares of preferred stock of the Surviving Corporation.

          2.4 Dissenting Shares.

               (a) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of any series of IPW Preferred Stock ("IPW Shares") held by a person (an "IPW Dissenting Shareholder") who does not vote in favor of the Merger and complies with all the provisions of Delaware law concerning the right of holders of IPW Shares to require appraisal of their IPW Shares ("IPW Dissenting Shares") shall not be converted as described in Section 2.2, but shall become the right to receive such consideration as may be determined to be due to such IPW Dissenting Shareholder pursuant to Section 262 of the Delaware General Corporation Law ("DGCL"). If, after the Effective Time, such IPW Dissenting Shareholder withdraws his, her or its demand for appraisal or fails to perfect or otherwise loses such IPW Dissenting Shareholder's right of appraisal, in any case pursuant to the DGCL, such IPW Dissenting Shareholder's IPW Shares shall be deemed to be converted as of the Effective Time into the right to receive shares of New IES Preferred Stock as contemplated by Section 2.2. IPW shall give IES (i) prompt notice of any demands for appraisal of IPW Shares received by IPW and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. IPW shall not, without the prior written consent of IES, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

               (b) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding IES Shares held by a person (an "IES Dissenting Shareholder") who does not vote in favor of the Merger and complies with all the provisions of Iowa law concerning the right of holders of IES Shares to require appraisal of their IES Shares ("IES Dissenting Shares") shall have the right to receive such consideration as may be determined to be due to such IES Dissenting Shareholder pursuant to Division XIII of the Iowa Business Corporation Act ("IBCA"). If, after the Effective Time, such IES Dissenting Shareholder withdraws his, her or its demand for appraisal or fails to perfect or otherwise loses such IES Dissenting Shareholder's right of appraisal, in any case pursuant to the IBCA, such IES Dissenting Shareholder's IES Shares shall be deemed to be unaffected by the Merger and such shares shall remain issued and outstanding as contemplated by Section 2.3.

          2.5 Payment for Shares.

               (a) IES shall appoint an agent for the Merger (the "Exchange Agent"). IES will enter into an exchange agent agreement with the Exchange Agent, in form and substance reasonably acceptable to IPW, and shall deposit with the Exchange Agent in trust certificates representing shares of New IES Preferred Stock for the benefit of holders of IPW Shares (such certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, make the conversions provided for in Section
          2.2 out of the Exchange Fund.

               (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented IPW Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of New IES Preferred Stock as specified in Section 2.2. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of New IES Preferred Stock which such holder is entitled to receive in respect of the Certificate surrendered pursuant to this Section 2.5.

               (c) Any portion of the Exchange Fund that remains unclaimed by the holders of IPW Preferred Stock for twelve months after the Effective Time shall be returned to the Surviving Corporation. Any holders of IPW Preferred Stock who have not theretofore complied with this Section 2.5 shall thereafter look only to the Surviving Corporation for conversion of their IPW Shares.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          3.1 Representations and Warranties of IES. IES represents and warrants to IPW as follows:

               (a) Organization, Standing and Power. IES is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and has all the requisite power and authority to own, lease and operate its properties and to carry on all its business as now being conducted.

               (b) Capital Structure. As of the date hereof, the authorized capital stock of IES consists of (i) 24,000,000 shares of IES Common Stock, (ii) 120,000 shares of 4.30% Cumulative Preferred Stock, par value $50 per share ("4.30% Preferred Stock"), 146,406 shares of 4.80% Cumulative Preferred Stock, par value $50 per share ("4.80% Preferred Stock") and 200,000 shares of Cumulative Preferred Stock, par value $50 per share, of which 100,000 shares have been designated as Series 6.10% ("6.10% Preferred Stock") (collectively, the "IES Preferred Stock"), and (iii) 700,000 shares of preference stock, par value $100 per share ("IES Preference Stock"). At the close of business on September 30, 2000, (i) 13,370,788 shares of IES Common Stock were outstanding, all of said shares being held by Alliant Energy Corporation ("Alliant"), (ii) 120,000 shares of 4.30% Preferred Stock, 146,406 shares of 4.80% Preferred Stock, and 100,000 shares of 6.10% Preferred Stock were outstanding and (iii) no shares of IES Preference Stock were outstanding. At the close of business on September 30, 2000, no shares of IES Preferred Stock were held by IES or any of its affiliates, and no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt") were issued or outstanding. All outstanding shares of IES Common Stock and IES Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the date of this Agreement and except as otherwise contemplated herein, there are no options, warrants, calls, rights, commitments or agreements of any character to which IES is a party or by which it is bound obligating IES to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of IES or obligating IES to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

               (c) Authority. IES has all the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement and the Charter Amendments, as defined herein, by the requisite vote of the holder of IES Common Stock and the holders of each class of IES Preferred Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the filing of the Charter Amendments with the Secretary of State of the State of Iowa and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IES, subject to such approval as is necessary by the holder of IES Common Stock and the holders of IES Preferred Stock. This Agreement has been duly executed and delivered by IES and, subject to any necessary approval of this Agreement and the Charter Amendments by the holder of IES Common Stock and the holders of IES Preferred Stock, constitutes a valid and binding obligation of IES enforceable in accordance with its terms. Except as contemplated by the next sentence hereof, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, shall hereinafter be referred to as a "Violation") pursuant to, (A) any provision of the Articles of Incorporation or Bylaws of IES, (B) any provision of any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license, or (C) any judgment or order, decree, statute, law, ordinance, rule or regulation applicable to IES or its properties or assets, which Violation, in the case of each of clauses (B) and
          (C), would have a material adverse effect on IES.

               No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by IES in connection with the execution and delivery of this Agreement by IES or the consummation by IES of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on IES, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (A) the Registration Statement, as defined in Section 3.1(e), (B) a joint proxy statement/prospectus (which will form part of the Registration Statement) in definitive form relating to the registration of shares of New IES Preferred Stock and the meetings of holders of IES and IPW capital stock to be held in connection with the Merger and related matters (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus"), and (C) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of such documents with, and the obtaining of such orders from, any state securities authority that are required in connection with the transactions contemplated by this Agreement, (iii) such filings, authorizations, orders and approvals as are required the Iowa Utilities Board, the Minnesota Public Service Commission, the Illinois Commerce Commission any other similar state or local Governmental Entity (the "State Utility Commission Approvals"), (iv) the filing of the Articles of Merger pursuant to
          Section 1.1 of this Agreement and the filing of the Charter Amendment with the Secretary of State of the States of Delaware and Iowa, and
          (iv) such filings, authorizations, orders and approvals (the "FERC Approvals") as are required under the Federal Power Act, as amended, and (vi) such filings, authorizations, orders and approvals (the "PUHCA Approvals") as are required under the Public Utility Holding Company Act of 1935, as amended.

               (d) SEC Documents. IES has made available to IPW a true and complete copy of each report, schedule and registration statement filed by IES with the SEC since January 1, 1995 (as such documents have since the time of their filing been amended, the "IES SEC Documents") which are all the documents (other than preliminary material) that IES was required to file with the SEC since that date. As of their respective dates, the IES SEC Documents complied in all material aspects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such IES SEC Documents, and none of the IES SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of IES included in the IES SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements to normal, recurring audit adjustments) the consolidated results of its operations and cash flows (or changes in financial position prior to the approval of Statement of Financial Accounting Standards Number 95 ("FASB 95")) for the periods then ended.

               (e) Information Supplied. The information supplied by IES for inclusion in the registration statement of IES (the "Registration Statement") pursuant to which the shares of New IES

          Preferred Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. None of the information supplied or to be supplied by IES for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the date mailed to shareholders and at the time of any meeting of the shareholders to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

               (f) Compliance with Applicable Laws. IES holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of IES (the "IES Permits"). IES is in compliance with the terms of the IES Permits, except where failure to comply would not have a material adverse effect on IES. Except as disclosed in the IES SEC Documents filed prior to the date of this Agreement, the businesses of IES are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on IES.

               (g) Absence of Certain Changes or Events. Except as disclosed in the IES SEC Documents filed prior to the date of this Agreement, or in the unaudited balance sheet of IES at February 29, 2000, and the related statements of income, cash flows and changes in shareholders' equity (the "2000 IES Financials"), true and correct copies of which have been delivered to IPW, or except as contemplated by this Agreement, since the date of the 2000 IES Financials, there has been no material adverse change in the business, or the financial or other condition of IES.

               (h) Vote Required. The affirmative votes of the holder of IES Common Stock and of the holders of a majority of the outstanding shares eligible to vote of each of the 4.30% Preferred Stock, 4.80% Preferred Stock, and 6.10% Preferred Stock, each of the three classes voting separately as an individual class, are the only votes of the holders of any classes or series of IES capital stock necessary to approve this Agreement and the transactions contemplated hereby, according to the rights granted to the holders of the IES Common Stock, the 4.30% Preferred Stock, the 4.80% Preferred Stock and the 6.10% Preferred Stock in IES's Articles of Incorporation. The affirmative votes of the holder of IES Common Stock and of the holders of a majority of the outstanding shares eligible to vote and in attendance at the IES shareholder meeting of each of the 4.30% Preferred Stock, 4.80% Preferred Stock, and 6.10% Preferred Stock, each of the three classes voting separately as an individual class, are the only votes of the holders of any classes or series of IES capital stock necessary to approve the Charter Amendment according to the rights granted to the holders of the IES Common Stock 4.30% Preferred Stock, the 4.80% Preferred Stock and the 6.10% Preferred Stock in IES's Articles of Incorporation.

          3.2 Representations and Warranties of IPW. IPW represents and warrants to IES as follows:

               (a) Organization, Standing and Power. IPW is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite power and authority to own, lease and operate its properties and to carry on all its business as now being conducted.

               (b) Capital Structure. As of the date hereof, the authorized capital stock of IPW consists of (i) 30,000,000 shares of IPW Common Stock, (ii) 2,000,000 shares of cumulative preferred stock, par value $50.00 per share, of IPW ("IPW Preferred Stock"), including 200,000 shares designated as 4.36% IPW Preferred Stock, 166,000 shares designated as 4.68% IPW Preferred Stock, 100,000 shares designated as 7.76% IPW Preferred Stock and 545,000 shares designated as 6.40% IPW Preferred Stock, and (iii) 2,000,000 shares of preference stock, par value of $1 per share ("IPW Preference Stock"). At the close of business on September 30, 2000 (i) 9,777,432 shares of IPW Common Stock were outstanding, all of said shares being held by Alliant, (ii) 60,455 shares of 4.36% IPW Preferred Stock, 55,926 shares of 4.68% IPW Preferred Stock, 100,000 shares of 7.76% IPW Preferred Stock, and 545,000 shares of 6.40% IPW Preferred Stock were outstanding and (iii) no shares of IPW Preference Stock were outstanding. At the close of business on September 30, 2000, no shares of IPW Preferred Stock were held by IPW or any of its affiliates, and no Voting Debt was issued or outstanding. All outstanding shares of IPW Common Stock and IPW Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which IPW is a party or by which it is bound obligating IPW to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of IPW or obligating IPW to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

               (c) Authority. IPW has all the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by a majority of the shares outstanding and eligible to vote of the combined class of IPW Common Stock and IPW Preferred Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IPW, subject to such approval as is necessary by the holders of IPW Common Stock and IPW Preferred Stock. This Agreement has been duly executed and delivered by IPW and, subject to any necessary approval of this Agreement by the holders of IPW Common Stock and IPW Preferred Stock, constitutes a valid and binding obligation of IPW enforceable in accordance with its terms. Except as contemplated by the next sentence hereof, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in any Violation of
          (A) any provision of the Articles of Incorporation or Bylaws of IPW,
          (B) any provision of any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license, or (C) any judgment or order, decree, statute, law, ordinance, rule or regulation applicable to IPW or its properties or assets, which Violation, in the case of each of clauses
          (B) and (C), would have a material adverse effect on IPW.

               No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by IPW in connection with the execution and delivery of this Agreement by IPW or the consummation by IPW of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on IPW, except for (i) the State Utility Commission Approvals, (ii) the filing of the Articles of Merger pursuant to Section 1.1 of this Agreement, (iii) the FERC Approvals, and (vi) the PUHCA Approval.

               (d) Intentionally Omitted.

               (e) Information Supplied. The information supplied by IPW for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. None of the information supplied or to be supplied by IPW for inclusion in the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus is mailed to shareholders or at the time of any meetings of the shareholders to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               (f) Compliance with Applicable Laws. IPW holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of IPW (the "IPW Permits"). IPW is in compliance with the terms of the IPW Permits, except where failure to comply would not have a material adverse effect on IPW. The businesses of IPW are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on IPW.

               (g) Absence of Certain Changes or Events. Except as disclosed in the IPW SEC Documents filed prior to the date of this Agreement, or in the unaudited balance sheet of IPW at February 29, 2000, and the related statements of income, cash flows and changes in shareholders' equity (the "2000 IPW Financials"), true and correct copies of which have been delivered to IES, or except as contemplated by this Agreement, since the date of the 2000 IPW Financials, there has been no material adverse change in the business, or the financial or other condition of IPW.

               (h) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares eligible to vote of the combined class of IPW Common Stock and IPW Preferred Stock, each share getting one vote, is the only vote of the holders of any classes or series of IPW capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby, according to the rights granted to the holders of the IPW Common Stock and IPW Preferred Stock in IPW's Restated Certificate of Incorporation.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          4.1 Covenants of IES and IPW. During the period from the date of this Agreement and continuing until the Effective Time, IES and IPW each agree that (except as expressly contemplated or permitted by this Agreement or to the extent the other party shall otherwise consent in writing):

               (a) Ordinary Course. Each party shall carry on its respective business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

               (b) Governing Documents. No party shall amend or propose to amend its Certificate or Articles of Incorporation or Bylaws.

               (c) Filings with Governmental Entities. Each party shall promptly provide the other copies of all filings made by such party with any state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

          5.1 Preparation of the Registration Statement and Joint Proxy Statement/Prospectus. IES and IPW shall promptly prepare and IES shall promptly file with the SEC the Registration Statement, including the Joint Proxy Statement/Prospectus as a part thereof.

          5.2 Access to Information. Upon reasonable notice, IES and IPW shall afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, IES and IPW shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.

          5.3 Shareholders' Meetings. IES and IPW shall take the following steps necessary to obtain the requisite approvals of the Merger, the Charter Amendments and the transactions contemplated hereby:

               (a) IES shall obtain the consent of the sole holder of IES Common Stock, approving this Agreement, the Charter Amendments and the transactions contemplated hereby.

               (b) IES shall call a meeting of the holders of IES Preferred Stock to be held as promptly as practicable for the purpose of voting upon this Agreement, the Charter Amendments and the transactions contemplated hereby. IES will, through its Board of Directors, recommend that the holders of IES Common Stock and IES Preferred Stock vote to approve this Agreement, the Charter Amendments and the transactions contemplated hereby.

               (c) IPW shall call a meeting of the holders of the combined class of IPW Common Stock and IPW Preferred Stock to be held as promptly as practicable for the purpose of voting upon this Agreement and the transactions contemplated hereby. IPW will, through its Board of Directors, recommend the holders of IPW Common Stock and IPW Preferred Stock vote to approve this Agreement and the transactions contemplated hereby.

          5.4 Legal Conditions to Merger. Each of IES and IPW will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (including furnishing all information in connection with the FERC and State Utility Commission Approvals and in connection with the approval of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them in connection with the Merger. IES and IPW will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by IES or IPW in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

          5.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be shared by IES and IPW based upon a ratio of assets, revenues and operating expenses, regardless of which company actually incurs such costs and expenses.

          5.6 Indemnification: Directors and Officers. Each of the Constituent Companies shall, and from and after the Effective Time the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or had been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Surviving Corporation or a Constituent Company or any of their subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such a person is or was a director, officer or employee of such Constituent Company, the Surviving Corporation, or any subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, the fullest extent permitted by law (and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law).

          Without limited the foregoing, in the event any such claim, action, suit, proceeding, or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and such Constituent Company (or them and the Surviving Corporation after the Effective Time); (ii) such Constituent Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) such Constituent Company (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither such Constituent Company nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Constituent Company or the Surviving Corporation (but the failure to so notify a party shall not relieve such party from any liability which it may have under this Section 5.6 except to the extent such failure prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and the heirs and representatives of each Indemnified Party.

          5.7 Additional Agreement: Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the holders of IES and IPW Preferred Stock described in Section 6.1(a), including cooperating fully with the other party, including by providing information and making all necessary filings in connection with, among other things, the FERC Approvals and the State Utility Commission Approvals. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Constituent Company, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

          6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

               (a) Shareholder Approval. This Agreement shall have been approved by the shareholders of IES and IPW, as provided in Sections 3.1(h) and
          Section 3.2(h), respectively, and the amendments to the IES Articles of Incorporation, authorizing a new class of IES Class A Preferred Stock, with terms substantially identical to the IPW Preferred Stock under the IPW Certificate of Incorporation ("New IES Preferred Stock"), shall have been approved by the shareholders of IES, as provided in Section 3.1(h).

               (b) Other Approvals. Other than the filing provided for by
          Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with any Governmental Entity the failure to obtain or make which could have a material adverse effect on the Surviving Corporation shall have been filed, obtained or made, including but not limited to the FERC Approvals and State Utility Commission Approvals. IES shall have received all state securities or "Blue Sky" permits and other authorizations necessary to consummate the Merger.

               (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

               (d) Taxes. Counsel to IES and IPW shall have delivered its opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that IES and IPW will each be a party to that reorganization within the meaning of Section 368(b) of such Code.

               (e) Consents Under Agreements. IES and IPW shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of IES or IPW under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of IES or IPW, as the case may be, have a material adverse effect on the Surviving Corporation or upon the consummation of the transactions contemplated hereby.

               (f) Representations and Warranties. The respective representations and warranties of IES and IPW set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

               (g) Designation of Series of New IES Preferred Stock. The Board of Directors of IES shall have designated the following series of New IES Preferred Stock: 4.36% IES Preferred Stock, 4.68% IES Preferred Stock, 7.76% IES Preferred Stock and 6.40% IES Preferred Stock. The amendment of the IES Articles of Incorporation creating the New IES Preferred Stock as contemplated by Section 6.1(a) and the action of the Board of Directors of IES designating the new series of the New IES Preferred Stock are collectively referred to herein as the "Charter Amendments."

          6.2 No IPW Material Adverse Changes. The obligations of IES to effect the Merger are also subject to the condition that, since the date of this Agreement, there has not been any change in the financial condition, results of operations or business of IPW, that either individually or in the aggregate would have a material adverse effect on IPW. IES shall have received a certificate of the President and the Chief Financial Officer of IPW to that effect.

          6.3 No IES Material Adverse Changes. The obligations of IPW to effect the Merger are also subject to the condition that, since the date of this Agreement, there has not been any change in the financial condition, results of operations or business of IES, that either individually or in the aggregate would have a material adverse effect on IES. IPW shall have received a certificate of the President and the Chief Financial Officer of IES to that effect.

                                  ARTICLE VII

                            TERMINATION AND AMENDMENT

          7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of IES or IPW, by consent of IES and IPW.

          7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of IES or IPW or their respective officers or directors.

          7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of IES or of IPW, but, after any such approval, no material amendment shall be made without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          7.4 Extension, Waiver. At any time prior to the Effective Time, the parties hereto, by action duly taken, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

          8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except those in Sections 5.6 and 5.7..

          8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when personally delivered, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses:

              (1)   if to IES, to:   IES Utilities, Inc.
                                     200 First Street, S.E.
                                     Cedar Rapids, Iowa 52401
                                     Attention: President

              (2)   if to IPW, to:   Interstate Power Company
                                     1000 Main Street
                                     Dubuque, Iowa 52004
                                     Attention: President

          8.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 15, 2000.

          8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          8.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Iowa.

          8.7 Saving Clause. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, each term and condition of this Agreement is deemed to have independent effect and the invalidity of any partial or whole paragraph or article shall not invalidate the remaining paragraphs or articles.

          IN WITNESS WHEREOF, IES and IPW have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       IES UTILITIES, INC.



                                       By: /s/ Eliot G. Protsch
                                           ---------------------------------
                                           Name:    Eliot G. Protsch
                                           Title:   President



                                       INTERSTATE POWER COMPANY



                                       By: /s/ Dale R. Sharp
                                           ---------------------------------
                                           Name:    Dale R. Sharp
                                           Title:   President

                                                                      Appendix B


                          IOWA Business Corporation Act

                                  DIVISION XIII

                               DISSENTERS' RIGHTS

                                     PART A

490.1301    DEFINITIONS FOR DIVISION XIII.

In this division:

1. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as a record shareholder.

2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 490.1302 and who exercises that right when and in the manner required by Sections 490.1320 through 490.1328.

4. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

"Shareholder" means the record shareholder or the beneficial shareholder.

490.1302    SHAREHOLDERS' RIGHT TO DISSENT.

1. A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     a. Consummation of a plan of merger to which the corporation is a party if either of the following apply:

          (1)  Shareholder approval is required for the merger by Section
               490.1103 or the articles of incorporation and the shareholder is entitled to vote on the merger.

          (2) The corporation is a subsidiary that is merged with its parent under Section 490.1104.

     b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

     c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

     d. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of the following:

          (1)  Alters or abolishes a preferential right of the shares.

          (2) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

          (3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

          (4) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

          (5) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 490.604.

          (6) Extends, for the first time after being governed by this chapter, the period of duration of a corporation organized under Chapter 491 or 496A and existing for a period of years on the day preceding the date the corporation is first governed by this chapter.

          (7) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

2. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter is not entitled to challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

490.1303    DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in that shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

2. A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if the shareholder does both the following:

     a. Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

     b. Does so with respect to all shares of which the shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.

490.1304 through 490.l319 Reserved.

                                     PART B

490.1320    NOTICE OF DISSENTERS' RIGHTS.

1.   If proposed corporate action creating dissenters' rights under Section
     490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

2. If corporate action creating dissenters' rights under Section 490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 490.1322.

490.1321    NOTICE OF INTENT TO DEMAND PAYMENT.

1.   If proposed corporate action creating dissenters' rights under Section
     490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:

     a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

     b. Not vote the dissenting shareholder's shares in favor of the proposed action.

2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment for the shareholder's shares under this part.

490.1322    DISSENTERS' NOTICE.

1.   If proposed corporate action creating dissenters' rights under Section
     490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 490.1321.

2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting, or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:

     a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

     b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

     c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

     d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered.

     e.   Be accompanied by a copy of this division.

490.1323    DUTY TO DEMAND PAYMENT.

1. A shareholder sent a dissenters' notice described in Section 490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to Section 490.1322, Subsection 2, Paragraph "c", and deposit the shareholder's certificates in accordance with the terms of the notice.

2. The shareholder who demands payment and deposits the shareholder's shares under Subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

490.1324    SHARE RESTRICTIONS.

1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 490.1326.

2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

490.1325    PAYMENT.

1. Except as provided in Section 490.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with Section
     490.1323 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

2.   The payment must be accompanied by all of the following:

     a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

     b. A statement of the corporation's estimate of the fair value of the shares.

     c.   An explanation of how the interest was calculated.

     d. A statement of the dissenter's right to demand payment under Section 490.1328.

     e.   A copy of this division.

490.1326    FAILURE TO TAKE ACTION.

1. If the corporation does not take the proposed action within one hundred eighty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure.

490.1327    AFTER ACQUIRED SHARES.

1. A corporation may elect to withhold payment required by Section 490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

2. To the extent the corporation elects to withhold payment under Subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, and explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section 490.1328.

490.1328    PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under
     Section 490.1325, or reject the corporation's offer under Section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

     a. The dissenter believes that the amount paid under Section 490.1325 or offered under Section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

     b. The corporation fails to make payment under Section 490.1325 within sixty days after the date set for demanding payment.

     c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

2. A dissenter waives the dissenter's right to demand payment under this Section unless the dissenter notifies the corporation of the dissenter's demand in writing under Subsection 1 within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

490.1329    RESERVED.
                                     PART C

490.1330    COURT ACTION.

1. If a demand for payment under Section 490.1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2. The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under Subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter made a party to the proceeding is entitled to judgment for either of the following:

     a. The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation.

     b. The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Section 490.1327.

6. Notwithstanding the provisions of this division, if the corporation is a bank holding company as defined in section 524.1801, fair value, at the election of the bank holding company, may be determined as provided in section 524.1406, subsection 3, prior to giving notice under section
     490.1320 or 490.1322. The fair value as determined shall be included in any notice under section 490.1320 or 490.1322, and section 490.1328 shall not apply.

490.1331    COURT COSTS AND COUNSEL FEES.

1. The court in an appraisal proceeding commenced under Section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under
     Section 490.1328.

2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

     a. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 490.1320 through 490.1328.

     b. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                                                      Appendix C


                        DELAWARE General Corporation Law

                              TITLE 8 CORPORATIONS

               SUBCHAPTER XI. MERGER, CONSOLIDATION OR CONVERSION.

262    APPRAISAL RIGHTS

          (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

          (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                                                                      Appendix D


                              ARTICLES OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               IES UTILITIES INC.


                                    ARTICLE I

          The name of the Corporation is IES Utilities Inc.

                                   ARTICLE II

1. Section 1 of Article IV of the Corporation's Articles of Incorporation is amended by deleting the existing Section 1 of Article IV and by inserting the following in lieu thereof:

     Section 1. The authorized capital stock of the Corporation shall consist of 25,927,787 shares, of which 146,406 shall be 4.80% Cumulative Preferred Stock of the par value of $50 each, 120,000 shares shall be 4.30% Cumulative Preferred Stock of the par value of $50 each, 200,000 shares shall be Cumulative Preferred Stock of the par value of $50 each issuable in series as hereinafter provided, 761,381 shares shall be Class A Preferred Stock of the par value of $50 each issuable in series as hereinafter provided, 700,000 shares shall be Cumulative Preference Stock of the par value of $100 each issuable in series as hereinafter provided and 24,000,000 shares shall be Common Stock of the par value of $2.50 each.

2. Section 2 of Article IV of the Corporation's Articles of Incorporation is amended by inserting the following after the designations, rights, preferences and conditions of the Cumulative Preferred Stock of the Corporation (including the designations, rights, preferences and conditions of the 6.10% Series Cumulative Preferred Stock) but before the designations, rights, preferences and conditions of the Cumulative Preference Stock of the Corporation:

                             CLASS A PREFERRED STOCK

          This portion of Section 2 of Article IV of these Articles of Incorporation titled "Class A Preferred Stock" is hereinafter referred to as the "Class A Part."

          I. The Class A Preferred Stock may be issued at any time or from time to time in any amount, not exceeding in the aggregate (including all shares of any and all series thereof theretofore issued) the total number of shares of Class A Preferred Stock hereinabove authorized, as Class A Preferred Stock of one or more series, as hereinafter provided. All Shares of any one series of Class A Preferred Stock shall be alike in every particular, each series thereof shall be distinctly designated by letter or descriptive words, and all series of Class A Preferred Stock shall rank equally and be identical in all respects except as permitted by the provisions of Paragraph II of this Class A Part.

          II. Authority is hereby expressly granted to and vested in the Board of Directors at any time or from time to time to issue the Class A Preferred Stock as Class A Preferred Stock of any series, and in connection with the creation of each such series to fix by the resolution or resolutions providing for the issue of shares thereof, the designations and the preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of such series, to the full extent now or hereafter permitted by the laws of the State of Iowa, in respect to the matters set forth in the following subparagraphs (a) to (g), inclusive:

                    (a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors;

                    (b) The dividend rate per annum of such series, the quarterly payment dates for dividends on shares of such series, and the date from which dividends on shares of such series shall be cumulative (hereinafter called the "date of cumulation"), which date of cumulation shall be identical for all shares of such series;

                    (c) The price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed at the option of the Corporation (hereinafter called the "optional redemption price");

                    (d) The amount or amounts payable upon the shares of such series in the event of voluntary liquidation, dissolution or winding up of the Corporation;

                    (e) Whether or not the shares of such series shall be entitled to the benefit of a sinking fund or a purchase fund to be applied to the purchase or redemption of shares of such series, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares of such series may be redeemed or purchased through the application of such fund;

                    (f) Whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any class or classes of stock of the Corporation and, if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; and

                    (g) Whether or not the issue of any additional shares of such series, or any future series in addition to such series, or of any shares of any other class of stock (except junior stock, as hereinafter in this Class A Part defined) of the Corporation shall be subject to restrictions and, if so, the nature thereof.

          III. Series.

          IV. Out of the net profits or net assets of the Corporation legally available for dividends the holders of Class A Preferred Stock of each series shall be entitled to receive, in preference to the Common Stock but pari passu with any additional class of cumulative preferred stock heretofore authorized or which may hereafter be authorized pursuant to the provisions of Paragraph 10 of
Section 2 of Article IV of these Articles of Incorporation, when and as declared by the Board of Directors, dividends at the per annum rate for such series fixed by the Board of Directors pursuant to the Paragraph II of this Class A Part, and no more, payable quarterly on the dates fixed by the Board of Directors pursuant to said Paragraph II for such series, in each case from the date of cumulation of such series; and such dividends shall be cumulative (whether or not in any dividend period or periods there shall be net profits or net assets of the Corporation legally available for the payment of such dividends), so that, if at any time full cumulative dividends, as hereinafter in this Class A Part defined, to the end of the then current dividend period upon the outstanding Class A Preferred Stock of all series shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be fully paid, but without interest, or dividends in such amount declared on each such series and set apart for payment, before interest, or dividends in such amount declared on each such series and set apart for payment, before any sum or sums shall be set aside for or applied to the purchase or redemption of Class A Preferred Stock of any series and before any dividend shall be declared or paid upon or set apart for, or any other distribution shall be ordered or made in respect of, any junior stock and before any shares of junior stock shall be purchased, redeemed or otherwise acquired for value (except in exchange for or with the proceeds of the issue of other junior stock) by the Corporation.

          All dividends declared on the Class A Preferred Stock shall be declared pro rata so that the amounts of dividends per share declared on the Class A Preferred Stock of different series shall in all cases bear to each other the same proportions that the respective dividend rates of such respective series bear to each other.

          V. After full cumulative dividends to the end of the then current dividend period upon the outstanding Class A Preferred Stock of all series shall have been paid or declared and set apart for payment, the Corporation shall set aside as a sinking fund or purchase fund, when and as required, out of any funds legally available for that purpose, in respect of each series of Class A Preferred Stock any shares of which shall at the time be outstanding and in respect of which a sinking fund or purchase fund for the purchase or redemption thereof has been provided for in the resolution or resolutions referred to in Paragraph II of this Class A Part, the sum or sums required by the terms of such resolution or resolutions as a sinking fund or purchase fund to be applied in the manner specified therein.

          VI. Out of any net profits or net assets of the Corporation legally available for dividends remaining after full cumulative dividends to the end of the then current dividend period upon the outstanding Class A Preferred Stock of all series shall have been paid or declared and set apart for payment and after the Corporation shall have complied or made provision for compliance with the provisions of the foregoing Paragraph V of this Class A Part in respect of any and all amounts then or theretofore required to be set aside or applied in respect of any sinking fund or purchase fund mentioned in said Paragraph V, then and not otherwise, the holders of any junior stock shall, subject to the provisions hereof and of any resolution or resolutions of the Board of Directors with respect to any series of Class A Preferred Stock adopted pursuant to Paragraph II of this Class A Part, be entitled to receive such dividends as may from time to time be declared by the Board of Directors.

          In the event of the issue of additional Class A Preferred Stock of any then existing series, all dividends paid on Class A Preferred Stock of such series prior to the issue of such additional Class A Preferred Stock and all dividends declared and payable to holders of record of Class A Preferred Stock of such series on any date prior to such additional issue shall be deemed to have been paid on the additional Class A Preferred Stock so issued.

          VII. So long as any shares of the Class A Preferred Stock of any series shall be outstanding, the right of the Corporation to make any distribution on junior stock, as hereinafter in this Class A Part defined, shall be subject to the following limitations:

                    (a) If and so long as the junior stock equity ratio, as hereinafter in this Class A Part defined, is 20% or more but less than 25%, the Corporation shall not make, during the twelve months' period ending with and including the date of any proposed distributions on junior stock, distributions on junior stock (including the proposed distribution on junior stock) exceeding in aggregate amount 75% of the consolidated net income of the Corporation and its subsidiaries, as hereinafter in this Class A Part defined, for the twelve months' period ending with and including the second calendar month preceding the date on which the Board of Directors shall authorize such proposed distribution on junior stock; and

                    (b) If and so long as the junior stock equity ratio is less than 20%, the Corporation shall not make, during the twelve months' period ending with and including the date of any proposed distribution on junior stock, distributions on junior stock (including the proposed distribution on junior stock) exceeding in aggregate amount 50% of the consolidated net income of the Corporation and its subsidiaries for the twelve months' period ending with and including the second calendar month preceding the date on which the Board of Directors shall authorize such proposed distribution on junior stock.

                  Voting Rights of Class A Preferred Stock - -
        Certain Voting Rights of Class A Preferred Stock as to Directors

          VIII. Except as otherwise required by the statutes of the State of Iowa and as otherwise provided in this Class A Part, the holders of the Class A Preferred Stock and the holders of the Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation, with each share of Class A Preferred Stock and each share of Common Stock being entitled to one vote. Notwithstanding the foregoing, if and whenever full cumulative dividends for four (4) quarterly dividend periods upon any series of Class A Preferred

Stock shall be unpaid, the holders of the Class A Preferred Stock and of other shares of preferred stock ranking pari passu therewith, voting as a class, shall be entitled to elect a majority of the total number of directors, and the holders of Common Stock, voting as a separate class, shall be entitled to elect the remaining directors. Whenever the right shall vest in the holders of the Class A Preferred Stock and of other shares of preferred stock ranking pari passu therewith to elect such directors, the Board of Directors shall, at least fifteen days prior to such annual meeting at which such dividends remain accrued and unpaid, cause to be mailed to each stockholder, at his last known post office address as shown on the stock records of the Corporation, a notice to this effect. At all meetings of stockholders where the holders of the Class A Preferred Stock and of other preferred stock ranking pari passu therewith shall have such right to elect such directors, the presence in person or by proxy of the holders of a majority of the aggregate number of outstanding shares of Class A Preferred Stock shall be required to constitute a quorum for the election of such directors; further provided, however, that the absence of a quorum of the holders of Class A Preferred Stock shall not prevent the election at any such meeting or adjournments thereof of directors in the usual manner by the holder of Common Stock if the necessary quorum of the holders of Common Stock is present in person or by proxy at such meeting. When all dividends accrued and unpaid on the Class A Preferred Stock shall have been paid or declared and set apart for payment, holders of Class A Preferred Stock and of other preferred stock ranking pari passu therewith shall at the next annual meeting be divested of their rights in respect of such election of a majority of the directors, and the voting power of the holders of the Class A Preferred Stock and of other preferred stock ranking pari passu therewith and the holders of the Common Stock shall revert to the status existing before the first dividend payment date on which dividends on the Class A Preferred Stock were not paid in full; but always subject to the same provisions for vesting such special rights in the holders of the Class A Preferred Stock and of other preferred stock ranking pari passu therewith in the event dividends on the Class A Preferred Stock shall again become accrued and unpaid in an amount equal to four quarterly dividends. Vacancies among directors elected by holders of Class A Preferred Stock and of other preferred stock ranking pari passu therewith during any period for which directors shall have been so elected shall not be filled until the next annual or special meeting for the election of directors, by the vote of a majority of the remaining directors elected by the holders of Class A Preferred Stock and of other preferred stock ranking pari passu therewith. Vacancies among directors elected by the Common Stock shall be filled by the vote of a majority of the remaining directors elected by the holders of Common Stock until the next annual meeting for the election of directors or special meeting in lieu thereof.

                Certain Voting Rights of Class A Preferred Stock

          IX. So long as any shares of the Class A Preferred Stock of any series shall be outstanding, the Corporation shall not, without the consent by vote or in writing of the holders of a majority of the shares of the Class A Preferred Stock of all series at the time outstanding, considered as a class without regard to series,

                    (a) Sell all or substantially all its assets or consolidate or merge with or into any other corporation or corporations, except that no such consent or vote shall be required if such sale, consolidation or merger or the issuance or assumption of all securities to be issued or assumed in connection with such sale, consolidation or merger shall have been approved, permitted or ordered by the Securities and Exchange Commission or by any successor commission or by any regulatory authority of the United States of America having jurisdiction over such sale, consolidation or merger or the issuance or assumption of securities in connection therewith; provided, however, that the provisions of this subparagraph (a) shall not apply to (i) a consolidation of the Corporation with, or a merger into the Corporation of, any subsidiary of the Corporation, or (ii) the purchase or other acquisition by the Corporation of the franchises or assets of another corporation in any manner which does not involve a consolidation or merger under the laws of the State of Iowa; the term "subsidiary" as used in this subparagraph (a) shall mean any corporation all of the outstanding shares of stock of which (except directors' qualifying shares) at the time shall be owned directly or indirectly by the Corporation or by a wholly-owned subsidiary of the Corporation; or

                    (b) Increase the total authorized amount of Class A Preferred Stock, or authorized any other preferred stock on a parity therewith with respect to the payment of dividends or the distribution of assets upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary; or

                    (c) Issue any additional shares of preferred stock (including the reissuance of reacquired preferred stock) ranking on a parity with the outstanding shares of Class A Preferred Stock either as to the payment of dividends or as to the distribution of assets unless (i) the consolidated gross income of the Corporation and its subsidiaries (after all taxes including taxes based on income) for 12 consecutive calendar months within a period of 15 calendar months immediately preceding the date of such issuance is equal to at least one and one-half times the aggregate of all interest charges on indebtedness of the Corporation and its subsidiaries on a consolidated basis (excluding interest charges on indebtedness to be retired by the application of the proceeds from the issuance of such preferred stock) and the annual dividend requirements on all preferred stock of the Corporation and its subsidiaries on a consolidated basis (including dividend requirements on all preferred stock ranking as to dividends or assets prior to or on a parity with the preferred stock to be issued) which will be outstanding immediately after the issuance of such preferred stock; and unless (ii) the aggregate par value, or stated capital represented by the outstanding shares of the junior stock of the Corporation, including premiums thereon plus any surplus of the Corporation is equal to at least the aggregate amount payable in connection with an involuntary liquidation of the Corporation with respect to all shares of the Class A Preferred Stock and all shares of stock, if any, ranking prior thereto or on a parity therewith as to dividends or assets, which will be outstanding immediately after the issuance of such preferred stock. If for the purpose of meeting the requirements of clause (c)(ii) immediately preceding it shall have been necessary to take into consideration any earned surplus of the Corporation, the Corporation shall not thereafter pay any dividends on, or make any distributions in respect of, or purchase or otherwise acquire, junior stock which would result in reducing the junior stock equity to an amount less than the amount payable on involuntary liquidation of the Corporation with respect to all shares of the Class A Preferred Stock and all shares ranking prior to or on a parity with the Class A Preferred Stock as to dividends and assets at the time outstanding. If, during the period for which gross income is to be determined for the purpose set forth in clause (c)(ii) above, the amount required to be expended by the Corporation pursuant to a maintenance fund or similar fund established under its mortgage indenture shall exceed the amount deducted in the determination of gross income on account of depreciation and maintenance, such excess shall also be deducted in determining gross income; or

                    (d) Issue or assume any unsecured notes, debentures or other securities representing unsecured indebtedness for any purpose other than

                              (i) the refunding of unsecured indebtedness
                    theretofore created or assumed by the Corporation and then outstanding;

                              (ii) the reacquisition, redemption or other
                    retirement of any indebtedness, whether secured or unsecured, which reacquisition, redemption or other retirement has been authorized by any state or federal regulatory authority; or

                              (iii) the reacquisition, redemption or other
                    retirement of outstanding shares of one or more series of preferred stock of the Corporation;

                    if immediately after such issue or assumption the total principal amount of all unsecured notes, debentures or other securities representing unsecured indebtedness issued or assumed by the Corporation (including unsecured indebtedness then to be issued or assumed) would exceed twenty per centum (20%) of the aggregate of (1) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Corporation and then to be outstanding and (2) the par value of, or stated capital represented by the shares of all classes of stock of the Corporation then to be outstanding in the hands of the public, plus premium on such stock, plus capital surplus, earned surplus and any other surplus of the Corporation as then to be stated on the books of account of the Corporation.

          X. So long as any shares of the Class A Preferred Stock of any series shall be outstanding, the Corporation shall not, without the consent by vote or in writing of the holders of two-thirds of the number of shares of the Class A Preferred Stock of all series at the time outstanding considered as a class without regard to series, authorize any class of stock ranking prior to the Class A Preferred Stock with respect to the payment of dividends or the distribution of assets upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary.

          XI. So long as any shares of the Class A Preferred Stock of any series shall be outstanding, the Corporation shall not change the express terms and provisions of the Class A Preferred Stock as to such series so as to affect such series adversely, without the consent by vote or in writing of the holders of two-thirds of the number of shares of Class A Preferred Stock of all series so affected, considered as a class without regard to series.

                      Rights of Class A Preferred Stock on
                     Liquidation, Dissolution or Winding Up

          XII. In the event of any liquidation or dissolution or winding up of the Corporation the holders of the Class A Preferred Stock of each series shall be entitled to receive, in preference to the Common Stock, but pari passu with any additional class of cumulative preferred stock which may be authorized pursuant to the provisions of Paragraph 10 of Section 2 of Article IV of these Articles of Incorporation, out of the assets of the Corporation available for distribution to its stockholders, before any distribution of assets shall be made to the holders of any class of junior stock, (i) if such liquidation, dissolution or winding up shall be involuntary, the sum of fifty dollars ($50) per share plus full cumulative dividends thereon to the date of final distribution to the holders of the Class A Preferred Stock and (ii) if such liquidation, dissolution or winding up shall be voluntary, the amount per share fixed by the Board of Directors pursuant to Paragraph II of this Class A Part plus full cumulative dividends thereon to the date of final distribution to the holders of the Class A Preferred Stock. If upon any liquidation or dissolution or winding up of the Corporation the net assets of the Corporation shall be insufficient to pay the holders of all outstanding shares of Class A Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of Class A Preferred Stock of all series shall share ratably in any distribution of assets according to the respective amounts payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to the Class A Preferred Stock of all series were paid in full. Neither the merger nor consolidation of the Corporation into or with other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

                               Certain Definitions

          XIII. As used in this Class A Part, the following terms have the following meanings:

          The term "consolidated net income of the Corporation and its subsidiaries" shall mean the consolidated gross earnings of the Corporation and its subsidiaries from all sources less all proper deductions for operating expenses, taxes (including income, excess profits and other taxes based on or measured by income or undistributed earnings or income), interest charges and other appropriate items, including provision for maintenance and depreciation, and less all dividends paid or accrued on the Class A Preferred Stock of the Corporation which are applicable to the periods in question, and otherwise determined in accordance with sound accounting practice in use at the time but determined without deducting any losses, expenses or provisions charged directly to surplus in accordance with the Uniform Systems of Accounts prescribed by regulatory commissions having jurisdiction over the Corporation and its subsidiaries. The amount deducted for maintenance and depreciation of property of the Corporation and its subsidiaries shall be at least equal to the aggregate amount spent for maintenance and provided for depreciation by the Corporation and its subsidiaries.

          The term "consolidated surplus of the Corporation and its subsidiaries" shall include capital surplus, earned surplus and any other surplus of the Corporation and its subsidiaries, consolidated in accordance with sound accounting practice.

          The term "distribution on junior stock" shall mean a dividend (other than a dividend payable in junior stock) or other distribution on junior stock, a purchase or redemption of junior stock and any other acquisition for value of junior stock (except in exchange for or with the proceeds of the issue of other junior stock).

          The term "full cumulative dividends" whenever used in this Class A Part with reference to any share of any series of the Class A Preferred Stock shall be deemed to mean (whether or not in any dividend period or any part thereof in respect of which such term is used there shall have been net profits or net assets of the Corporation legally available for the payment of such dividends) that amount which shall be equal to dividends at the rate per share fixed for such series by the Board of Directors pursuant to Paragraph II of this Class A Part, for the period of time elapsed from the date of cumulation of such series to the date as of which full cumulative dividends are to be computed (including an amount equal to a dividend at such rate for the elapsed portion of the current dividend period) less, in each case, the amount of all dividends paid, or deemed paid, upon such stock.

          The term "junior stock", whenever used in this Part, shall mean the Common Stock, Preference Stock and any other class or classes of stock of the Corporation over which the Class A Preferred Stock has preference or priority with respect to the payment of dividends and the distribution of assets upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary.

          The term "junior stock equity", whenever used in this Class A Part, shall mean the aggregate par value of, or stated capital represented by, the outstanding shares of the junior stock of the Corporation including premiums thereon plus any surplus of the Corporation.

          The term "junior stock equity ratio" shall mean the ratio, computed as of the end of the second calendar month preceding the date of the authorization by the Board of Directors of the proposed distribution on junior stock and adjusted to reflect the proposed distribution on junior stock, of

                    (i) the aggregate par value of, or stated capital represented by, the outstanding shares of the junior stock, including premiums on junior stock, plus the consolidated surplus of the Corporation and its subsidiaries, as hereinafter in this Class A Part defined, to

                    (ii) the total capitalization of the Corporation and its subsidiaries, as hereinafter in this Class A Part defined, plus the consolidated surplus of the Corporation and its subsidiaries.

          The term "total Capitalization of the Corporation and its subsidiaries" shall mean the aggregate of the principal amount of all indebtedness of the Corporation and its subsidiaries outstanding in the hands of the public maturing more than twelve (12) months from the date of determination of total capitalization of the Corporation and its subsidiaries, plus the par value of, or stated capital represented by, the shares of all classes of stock of the Corporation and its subsidiaries outstanding in the hands of the pubic, plus premium on such stock plus, in the case of such stock of subsidiaries, any surplus applicable thereto.

                      Redemption of Class A Preferred Stock

          XIV. The Class A Preferred Stock of all series, or of any series thereof, or any part of any series thereof, at any time outstanding, may be redeemed by the Corporation, at its election expressed by resolution of the Board of Directors, at any time or from time to time (which time, when fixed in each case, is herein after called the "redemption date"), upon not less than thirty (30) days previous notice to the holders of record of the Class A Preferred Stock to be redeemed, given by mail and by publication in a newspaper of general circulation in the Borough of Manhattan, City and State of New York, in such manner as may be prescribed by resolution or resolutions of the Board of Directors, at the optional redemption price or prices fixed by the Board of Directors pursuant to Paragraph II of this Class A Part then applicable to the Preferred Stock to be redeemed, plus an amount equal to full cumulative dividends thereon to the redemption date (the aggregate of which amounts is hereinafter in this Paragraph XIV called the "redemption price"). If less than all the outstanding shares of the Preferred Stock of any series are to be redeemed, the redemption may be made either by lot or pro rata in such manner as may be prescribed by resolution of the Board of Directors. The Corporation may, if it so elects, provide moneys for the payment of the redemption price by depositing the amount thereof for the account of the holders of Class A Preferred Stock entitled thereto, with a bank or trust company doing business in the Borough of Manhattan, in the City of New

York, and having capital and surplus of at least Five Million Dollars ($5,000,000), at any time prior to the redemption date (the date of any such deposit being hereinafter called the "date of deposit"). In such event, the notice of redemption shall include a statement of the intention of the Corporation to deposit such amount prior to the redemption date and the name and address of the bank or trust company with which the deposit will be made. On and after the redemption date (unless default shall be made by the Corporation in providing moneys for the payment of the redemption price), or, if the Corporation shall make such deposit on or before the date specified therefor in the notice, then on and after the date of deposit, all dividends on the Class A Preferred Stock thereby called for redemption shall cease to accrue and, notwithstanding that any certificate for shares of Class A Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed to be outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate, except the right to receive the redemption price as hereinafter provided and except any conversion or exchange rights not theretofore expired. Such conversion or exchange rights, however, in any event shall cease and terminate upon the redemption date or upon any earlier date fixed by the Board of Directors pursuant to Paragraph II of this Class A Part for the termination of such rights. The Corporation may pay in regular course any dividends reflected in the redemption price either to the holders of record on the record date fixed for determination of stockholders entitled to receive such dividends (in which event, anything herein to the contrary notwithstanding, the amount so deposited need not include any dividends so paid or to be paid) or as a part of the redemption price upon surrender of the certificates for the shares redeemed. On and after the redemption date or, if the Corporation shall elect to deposit the moneys for such redemption as herein provided, then on and after the date of deposit, the holders of record of the Class A Preferred Stock to be redeemed shall be entitled to receive the redemption price upon actual delivery to the Corporation or, in the event of such a deposit, to the bank or trust company with which such deposit is made, of certificates for the shares to be redeemed (such certificates, if required, to be properly stamped for transfer and duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly endorsed in blank). Any moneys so deposited which shall remain unclaimed by the holders of such Class A Preferred Stock at the end of six (6) years after the redemption date shall be paid by such bank or trust company to the Corporation; provided, however, that all money so deposited, which shall not be required for such redemption because of the exercise of any right of conversion or exchange, shall be returned to the Corporation forthwith. Any interest accrued on moneys so deposited shall be paid to the Corporation from time to time.

                       Purchase of Class A Preferred Stock

          XV. The Corporation may, from time to time, subject to the provisions of Paragraph II of this Class A Part, purchase the whole of the Class A Preferred Stock or any series thereof, or any part of any series thereof, upon the best terms reasonably obtainable, but in no event at a price greater than the then current redemption of the shares so purchased.

                                   ARTICLE III

          In accordance with Section 490.1003 of the Iowa Business Corporation Act, the shareholders of the Corporation approved on ____________ __, 2001, this Amendment by the following votes, with the number of affirmative votes cast by each voting group entitled to vote separately on the Amendment being sufficient for approval by such voting group:

                 Number of Shares    Number of Shares    Number of Affirmative
                 Outstanding and    Represented at the        Votes Cast
     Class       Entitled to Vote    Special Meeting          ----------
     -----       ----------------    ---------------
Common Stock          13,370,788

4.30%
Preferred Stock        120,000

4.80%
Preferred Stock        146,406

6.10%
Preferred Stock        100,000

                                   ARTICLE IV

          These Articles of Amendment shall be effective at _____ _.m., Central Time, on the ____ day of ____________, 2001.


          Executed on behalf of the Corporation on the ____ day of ____________, 2001.


                                      By:______________________________________
                                      Name:____________________________________
                                      Title: __________________________________

                                                                      Appendix E


                              ARTICLES OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               IES UTILITIES INC.


                                    ARTICLE I

          The name of the Corporation is IES Utilities Inc.

                                   ARTICLE II

          Article I of the Corporation's Articles of Incorporation is amended by deleting the existing Article I and by inserting the following in lieu thereof:

          "The name of the corporation is Interstate Power and Light Company."

                                   ARTICLE III

          In accordance with Section 490.1003 of the Iowa Business Corporation Act, the shareholders of the Corporation approved as of ____________ __, 2001, this Amendment by the following votes, with the number of affirmative votes cast by each voting group entitled to vote separately on the Amendment being sufficient for approval by such voting group:

                 Number of Shares    Number of Shares    Number of Affirmative
                 Outstanding and    Represented at the        Votes Cast
     Class       Entitled to Vote    Special Meeting          ----------
     -----       ----------------    ---------------

Common Stock         13,370,788

4.30%
Preferred Stock       120,000

4.80%
Preferred Stock       146,406

6.10%
Preferred Stock       100,000

                                   ARTICLE IV

          These Articles of Amendment shall be effective at _____ _.m., Central Time, on the ____ day of ____________, 2001.



          Executed on behalf of the Corporation on the ____ day of ____________, 2001.



                                      By:______________________________________
                                      Name:____________________________________
                                      Title: __________________________________

                                                                      Appendix F


                              ARTICLES OF AMENDMENT
                                   relating to
                              4.36% PREFERRED STOCK
                              4.68% PREFERRED STOCK
                            7.76% PREFERRED STOCK AND
                              6.40% PREFERRED STOCK
                                       of
                               IES UTILITIES INC.

           ----------------------------------------------------------
                    Pursuant to Sections 490.602 and 490.1002
                      of the Iowa Business Corporation Act
           ----------------------------------------------------------


          I, _____________________, [Title] of IES Utilities Inc., a corporation organized and existing under the Iowa Business Corporation Act (the "Company"), in accordance with the provisions of Sections 490.602 and 490.1002 thereof, DO HEREBY CERTIFY THAT:

          1. Pursuant to the authority conferred upon the Board of Directors of the Company by its Amended and Restated Articles of Incorporation, and in accordance with the provisions of Sections 490.602 and 490.1002 of the Iowa Business Corporation Act, the Board of Directors of the Company duly adopted a resolution on October ______, 2000, creating four series of shares of Class A Preferred Stock, $50 par value per share, of the Company, designated as 4.36% Preferred Stock, 4.68% Preferred Stock, 7.76% Preferred Stock and 6.40% Preferred Stock.

          2. Said resolution of the Board of Directors of the Company creating the series designated as 4.36% Preferred Stock provides that said series shall have such designations and number of shares and such preferences, limitations and relative rights as are set forth in the paragraphs below, which paragraphs shall constitute Subparagraph (i) under Paragraph III of the enumeration of the designations, rights, preferences and conditions of the Class A Preferred Stock of the Company set forth in Section 2 of Article IV of the Amended and Restated Articles of Incorporation of the Company:

          (i) 4.36% Preferred Stock

                    The Corporation has established a "4.36% Preferred Stock", consisting initially of 200,000 authorized shares of the par value of $50 per share.

                    The terms of the "4.36% Preferred Stock", in the respects in which the shares of such series may vary from shares of other series of the Class A Preferred Stock (in addition to the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, set forth elsewhere in this Part, which are applicable to the Class A Preferred Stock of the par value of $50 per share of all series) shall be as follows:

                    (a) The dividend rate of the 4.36% Preferred Stock shall be 4.36% per share per annum upon the par value thereof payable quarterly on the first days of January, April, July and October in each year (the quarterly periods ending on the first days of such months, respectively, to be designated as dividend periods) and the date from which dividends on shares of the 4.36% Preferred Stock shall be cumulative shall be December 1, 1954.

                    (b) The prices at which the 4.36% Preferred Stock may be redeemed at the option of the Corporation, on the terms and conditions specified in Paragraph XIV of this Part, shall be $53.30 per share, if redeemed on or before December 1, 1959, $52.80 per share if redeemed thereafter and on or before December 1, 1964, and $52.30 per share if redeemed after December 1, 1964, plus, as provided in said Paragraph XIV, an amount equal to full cumulative dividends thereon to the redemption date.

                    (c) The amounts payable upon the shares of 4.36% Preferred Stock in the event of any voluntary liquidation or dissolution or winding up of the Corporation shall be an amount equal to the redemption price (exclusive of dividends) specified in Paragraph (b) hereof above, then in effect, plus, as provided in Paragraph XII of this Part, an amount equal to full cumulative dividends thereon to the date of final distribution to the holders of the Class A Preferred Stock.

          3. Said resolution of the Board of Directors of the Company creating the series designated as 4.68% Preferred Stock provides that said series shall have such designations and number of shares and such preferences, limitations and relative rights as are set forth in the paragraphs below, which paragraphs shall constitute Subparagraph (ii) under Paragraph III of the enumeration of the designations, rights, preferences and conditions of the Class A Preferred Stock of the Company set forth in Section 2 of Article IV of the Amended and Restated Articles of Incorporation of the Company:

          (i) 4.68% Preferred Stock

                    The Corporation has established a "4.68% Preferred Stock" consisting initially of 166,000 authorized shares of the par value of $50 per share.

                    The terms of the "4.68% Preferred Stock", in the respects in which the shares of such series may vary from shares of other series of the Class A Preferred Stock (in addition to the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, set forth elsewhere in this Part, which are applicable to the Class A Preferred Stock of the par value of $50 per share of all series) shall be as follows:

                    (a) The dividend rate of the 4.68% Preferred Stock shall be 4.68% per share per annum upon the par value thereof payable quarterly on the first days of January, April, July and October in each year (the quarterly periods ending on the first days of such months respectively, to be designated as dividend periods) and the date from which dividends on shares of the 4.68% Preferred Stock shall be cumulative shall be May 26, 1965.

                    (b) The prices at which the 4.68% Preferred Stock may be redeemed at the option of the Corporation, on the terms and conditions specified in Paragraph XIV of this Part, shall be $53.22 per share, if redeemed on or before May 1, 1970, $52.37 per share if redeemed thereafter and on or before May 1, 1975, and $51.62 per share if redeemed after May 1, 1975, plus, as provided in said Paragraph XIV, an amount equal to full cumulative dividends thereon to the redemption date.

                    (c) The amounts payable upon the shares of 4.68% Preferred Stock in the event of any voluntary liquidation or dissolution or winding up of the Corporation shall be an amount equal to the redemption price (exclusive of dividends) specified in Paragraph (b) hereof above, then in effect, plus, as provided in Paragraph XII of this Part, an amount equal to full cumulative dividends thereon to the date of final distribution to the holders of the Class A Preferred Stock.

          4. Said resolution of the Board of Directors of the Company creating the series designated as 7.76% Preferred Stock provides that said series shall have such designations and number of shares and such preferences, limitations and relative rights as are set forth in the paragraphs below, which paragraphs shall constitute Subparagraph (iii) under Paragraph III of the enumeration of the designations, rights, preferences and conditions of the Class A Preferred Stock of the Company set forth in Section 2 of Article IV of the Amended and Restated Articles of Incorporation of the Company:

          (i) 7.76% Preferred Stock

                    The Corporation has established a "7.76% Preferred Stock", consisting initially of 100,000 authorized shares of the par value of $50 per share.

                    The terms of the "7.76% Preferred Stock", in the respects in which the shares of such series may vary from shares of other series of the Class A Preferred Stock (in addition to the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, set forth elsewhere in this Part, which are applicable to the Class A Preferred Stock of the par value of $50 per share of all series) shall be as follows:

                    (a) The dividend rate of the 7.76% Preferred Stock shall be 7.76% per share per annum upon the par value thereof payable quarterly on the first days of January, April, July and October in each year (the quarterly periods ending on the first days of such months, respectively, to be designated as dividend periods) and the date from which dividends on shares of the 7.76% Preferred Stock shall be cumulative shall be May 28, 1969.

                    (b) The prices at which the 7.76% Preferred Stock may be redeemed at the option of the Corporation, on the terms and conditions specified in Paragraph XIV of this Part, shall be $58.82 per share, if redeemed on or before May 1, 1974, $53.97 per share if redeemed thereafter and on or before May 1, 1979, and $53.00 per share if redeemed thereafter and on or before May 1, 1984, and $52.03 per share if redeemed after May 1, 1984, plus, as provided in said Paragraph XIV, an amount equal to full cumulative dividends thereon to the redemption date.

                    (c) The amounts payable upon the shares of 7.76% Preferred Stock in the event of any voluntary liquidation or dissolution or winding up of the Corporation shall be an amount equal to the redemption price (exclusive of dividends) specified in Paragraph (b) hereof above, then in effect, plus, as provided in Paragraph XII of this Part, an amount equal to full cumulative dividends thereon to the date of final distribution to the holders of the Class A Preferred Stock.

          5. Said resolution of the Board of Directors of the Company creating the series designated as 6.40% Preferred Stock provides that said series shall have such designations and number of shares and such preferences, limitations and relative rights as are set forth in the paragraphs below, which paragraphs shall constitute Subparagraph (iv) under Paragraph III of the enumeration of the designations, rights, preferences and conditions of the Class A Preferred Stock of the Company set forth in Section 2 of Article IV of the Amended and Restated Articles of Incorporation of the Company:

                    (i) 6.40% Preferred Stock

                    The Corporation has established a "6.40% Preferred Stock", consisting initially of 545,000 authorized shares of the par value of $50 per share.

                    The terms of the "6.40% Preferred Stock", in the respects in which the shares of such series may vary from shares of other series of the Class A Preferred Stock (in addition to the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, set forth elsewhere in this Part, which are applicable to the Class A Preferred Stock of the par value of $50 per share of all series) shall be as follows:

                    (a) The dividend rate of the 6.40% Preferred Stock shall be 6.40% per share per annum upon the par value thereof payable quarterly on the first days of January, April, July and October in each year (the quarterly periods ending on the first days of such months, respectively, to be designated as dividend periods) and the date from which dividends on shares of the 6.40% Preferred Stock shall be cumulative shall be May 26, 1993.

                    (b) The prices at which the 6.40% Preferred Stock may be redeemed at the option of the Corporation, otherwise than for sinking fund purposes, on the terms and conditions specified in Paragraph XIV of this Part, shall be $53.20 per share, if redeemed on or before May 1, 2003, $51.60 per share if redeemed thereafter and on or before May 1, 2009, and $50.80 per share if redeemed thereafter and on or before May 1, 2014, and $50 per share, if redeemed after May 1, 2014, plus, as provided in said Paragraph XIV, an amount equal to full cumulative dividends thereon to the redemption date; except $50 per share if redeemed at any time for the sinking fund, plus, in each case, accrued dividends to the date of redemption; provided, however, that prior to May 1, 2003, none of the shares may be redeemed pursuant to this paragraph (b) if such redemption is for the purpose or in anticipation of refunding any shares through the use, directly or indirectly, of funds borrowed by the Company, or through the use, directly or indirectly, of funds derived through the issuance by the Company of stock ranking prior to or on a parity with the 6.40% Preferred Stock, as to dividends or assets, if such borrowed funds have an interest rate or an effective interest cost to the Company (computed in accordance with generally accepted financial practice) or such stock has a dividend rate or cost (so computed) of less than 6.40% per annum.

                    (c) The amounts payable upon the shares of 6.40% Preferred Stock, in the event of any voluntary liquidation or dissolution or winding up of the Corporation shall be an amount equal to the redemption price (exclusive of dividends) specified in Paragraph (b) hereof above, then in effect, plus, as provided in Paragraph XII of this Part, an amount equal to full cumulative dividends thereon to the date of final distribution to the holders of the Class A Preferred Stock.

                    (d) The holders of shares of 6.40% Preferred Stock shall be entitled to the benefit of a sinking fund as follows: on May 1, 2003 and on each May 1 (except that the final redemption shall be on May 1, 2022) thereafter the Corporation shall redeemed out of funds legally available therefor 27,250 shares of this series (or the number of shares then outstanding if less than 27,250) at a sinking fund redemption price equal to $50 per share plus accrued and unpaid dividends to the redemption date; on May 1, 2008, and on each May 1 thereafter the Corporation shall have the noncumulative option to redeem up to an additional 27,250 shares of this series at a sinking fund redemption price equal to $50 per share plus accrued and unpaid dividends to the redemption date; all shares redeemed by the Corporation pursuant to the foregoing provisions shall be canceled; in the event that the Corporation shall at any time be in default in the performance of its obligations under the foregoing provisions of this Paragraph (d), no dividends (other than dividends payable in Common Stock) shall be paid or any other distribution of assets made, by purchase of shares of otherwise, on Common Stock or any other stock of the Company over which the Preferred Stock has preference as to the payment of dividends or as to assets.

          6. The amendment creating the 4.36% Preferred Stock, the 4.68% Preferred Stock, the 7.76% Preferred Stock and the 6.40% Preferred Stock was duly adopted by the Board of Directors of the Company in accordance with Section
490.1002 of the Iowa Business Corporation Act and shareowner action was not required.

          IN WITNESS WHEREOF, the undersigned has executed and subscribed these Articles of Amendment on behalf of the Company and does affirm the foregoing as true this ____ day of ___________________.


                                      By:______________________________________
                                      Name:____________________________________
                                      Title: __________________________________

                                                                      Appendix G


                               IES UTILITIES INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY o


1.    Approval and adoption of the Agreement
      and Plan of Merger, dated as of March 15,
      2000, as amended, by and between IES
      Utilities Inc. and Interstate Power
      Company.                                      FOR     AGAINST    ABSTAIN

                                                    / /       / /        / /

2.    Approval and Adoption of the amendment
      to IES Utilities Inc.'s Amended and
      Restated Articles of Incorporation
      creating the class of new IESU Class A        FOR     AGAINST    ABSTAIN
      preferred stock.
                                                    / /       / /        / /

3.    Approval and Adoption of the amendment
      to IES Utilities Inc.'s Amended and
      Restated Articles of Incorporation
      changing the corporate name to Interstate
      Power and Light Company upon the
      effectiveness of the merger.                  FOR     AGAINST    ABSTAIN

                                                    / /       / /        / /

4.    In their discretion, upon such other
      business as may properly come before the meeting and at any adjournment thereof

                                                      Dated: _____________, 2001


When properly executed, this proxy will      Signature(s)_______________________
be voted as you have directed herein. If
no direction is made, this proxy will be     ___________________________________
voted FOR the approval and adoption of       PLEASE SIGN EXACTLY AS YOUR NAME
the merger agreement, FOR the amendment      APPEARS ON THIS PROXY CARD. When
to the IES Utilities Inc. amended and        shares are held by joint tenants,
restated articles of incorporation           both should sign. When signing as
creating the class of new IESU Class A       attorney, executor, administrator,
preferred stock, FOR the amendment to        trustee or guardian, please give
the IES Utilities Inc. amended and           your full title as such. If you are
restated articles of incorporation           a corporation, please sign in full
changing the corporate name to               corporate name by the president or
Interstate Power and Light Company upon      other authorized officers. If you
the effectiveness of the merger and in       are a partnership, please sign in
accordance with the best judgment of the     partnership name by an authorized
proxies named herein on any other            person.
business that may properly come before
the meeting.


--------------------------------------------------------------------------------
                      (DELTA) FOLD AND DETACH HERE (DELTA)

                             YOUR VOTE IS IMPORTANT!

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY
                          USING THE ENCLOSED ENVELOPE.

                               IES UTILITIES INC.

             SPECIAL MEETING OF SHAREOWNERS - ____________ __, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          I hereby appoint Erroll B. Davis, Jr. and Edward M. Gleason as my proxies, and hereby authorize either or both them to represent and to vote, as I have indicated below, all my shares of Preferred Stock of IES Utilities Inc., which I held of record on __________ __, 2001, at the special meeting of shareholders scheduled to be held on __________ __ 2001, and at any adjournment thereof. I also authorize them to appoint their substitutes.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY
                          USING THE ENCLOSED ENVELOPE.

Please do not fold                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

          Section 490.851 of the Iowa Business Corporations Act ("IBCA") grants each corporation organized thereunder, such as the Registrant, the power to indemnify its directors and officers against liabilities for certain of their acts. The Registrant's Amended and Restated Articles of Incorporation states that the Registrant may, but is not required to, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted and incurred against such person in any such capacity or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions thereof. Section 8.1 of the Registrant's Bylaws, as amended, permits the Registrant to maintain such insurance and further provides that the Registrant shall indemnify directors and officers of the Registrant to the full extent permitted by the IBCA and advance any and all reasonable expenses incurred in any proceeding to which any such director or officer is a party because he or she is or was a director or officer.

          Section 490.832 of the IBCA grants corporations organized thereunder, such as the Registrant, the authority to adopt a provision in their respective articles of incorporation eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or to its shareholders for monetary damages for certain breaches of fiduciary duty as a director. The Registrant's Amended and Restated Articles of Incorporation eliminates the personal liability of each director except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve any intentional misconduct or knowing violation of the law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 490.833 of the IBCA relating to liability for unlawful distribution.

          The foregoing statements are subject to the detailed provisions of Sections 490.832, 490.833 and 490.851 of the IBCA, the Amended and Restated Articles of Incorporation of the Registrant and Section 8.1 of the Bylaws, as amended of the Registrant, as applicable and should be read in conjunction therewith for a more full understanding of their affect on the Registrant.

          The indemnification provided by the Registrant is not exclusive of any other rights to which a director or officer of the Registrant may be entitled. The Registrant also carries directors' and officers' liability insurance. The Registrant's directors' and officers' insurance policies are designed to reimburse the Registrant for any payments made by it pursuant to the foregoing indemnification provisions.

Item 21.  Exhibits and Financial Statement Schedules.

          (a) Exhibits. The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

          (b) Financial Statement Schedules. All schedules are omitted because they are not applicable or not required, or because the required information is shown either in the consolidated financial statements or in the notes thereto.

          (c) Reports, Opinions or Appraisals. Not applicable.

Item 22.  Undertakings.

          (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (d) The undersigned registrant hereby undertakes as follows:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on January 12, 2001.

                                        IES UTILITIES INC.


                                        By: /s/ Erroll B. Davis, Jr.
                                            ------------------------------------
                                            Erroll B. Davis, Jr.
                                            Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                        Title                       Date
      ---------                        -----                       ----


/s/ Erroll B. Davis, Jr.  Chairman, Chief Executive Officer     January 12, 2001
------------------------- and Director
Erroll B. Davis, Jr.      (Principal Executive Officer)


/s/ Thomas M. Walker      Executive Vice President and Chief    January 12, 2001
------------------------- Financial Officer (Principal
Thomas M. Walker          Financial Officer)


/s/ John E. Kratchmer     Corporate Controller and Chief        January 12, 2001
------------------------- Accounting Officer (Principal
John E. Kratchmer         Accounting Officer)


         *                Director                              January 12, 2001
-------------------------
Alan B. Arends


         *                Director                              January 12, 2001
-------------------------
Jack B. Evans


         *                Director                              January 12, 2001
-------------------------
Rockne G. Flowers


         *                Director                              January 12, 2001
-------------------------
Joyce L. Hanes


         *                Director                              January 12, 2001
-------------------------
Lee Liu


         *                Director                              January 12, 2001
-------------------------
Katharine C. Lyall


         *                Director                              January 12, 2001
-------------------------
Arnold M. Nemirow


         *                Director                              January 12, 2001
-------------------------
Milton E. Neshek

      Signature                        Title                       Date
      ---------                        -----                       ----


         *                Director                              January 12, 2001
-------------------------
Judith D. Pyle


         *                Director                              January 12, 2001
-------------------------
Robert W. Schlutz


         *                Director                              January 12, 2001
-------------------------
Wayne H. Stoppelmoor


         *                Director                              January 12, 2001
-------------------------
Anthony R. Weiler



*By: /s/ Erroll B. Davis, Jr.
     ------------------------------
         Erroll B. Davis, Jr.
         Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit
Number                        Description of Document
------                        -----------------------

(2.1) Agreement and Plan of Merger, dated as of March 15, 2000, by and between IESU and IPC

(2.2) First Amendment to Agreement and Plan of Merger, dated as of November 29, 2000, by and between IESU and IPC

(3.1) Amended and Restated Articles of Incorporation of IESU (incorporated by reference to Exhibit 3.5 to IESU's Form 10-Q for the quarter ended June 30, 1998)

(3.2) Bylaws of IESU, as amended, effective as of March 15, 2000 (incorporated by reference to Exhibit 3.6 to IESU's Form 10-K for the year 1999)

(4.1) Indenture of Mortgage and Deed of Trust, dated as of September 1, 1993, between IESU (formerly Iowa Electric Light and Power Company ("IE")) and The First National Bank of Chicago, as Trustee (Mortgage) (incorporated by reference to Exhibit 4(c) to IESU's Form 10-Q for the quarter ended September 30, 1993), and the indentures supplemental thereto dated, respectively, October 1, 1993, November 1, 1993, March 1, 1995, September 1, 1996 and April 1, 1997 [Exhibit 4(d) in IESU's Form 10-Q dated November 12, 1993, Exhibit 4(e) in IESU's Form 10-Q dated November 12, 1993, Exhibit 4(b) in IESU's Form 10-Q dated May 12, 1995, Exhibit 4(c)(i) in IESU's Form 8-K dated September 19, 1996 and Exhibit 4(a) in IESU's Form 10-Q dated May 14, 1997]

(4.2) Indenture of Mortgage and Deed of Trust, dated as of August 1, 1940, between IESU (formerly IE) and The First National Bank of Chicago, Trustee (1940 Indenture) [incorporated by reference to Exhibit 2(a) to IESU's Registration Statement, File No. 2-25347], and the indentures supplemental thereto dated, respectively, March 1, 1941, July 15, 1942, August 2, 1943, August 10, 1944, November 10, 1944, August 8,
          1945, July 1, 1946, July 1, 1947, December 15, 1948, November 1, 1949,
          November 10, 1950, October 1, 1951, March 1, 1952, November 5, 1952,
          February 1, 1953, May 1, 1953, November 3, 1953, November 8, 1954,
          January 1, 1955, November 1, 1955, November 9, 1956, November 6, 1957, November 4, 1958, November 3, 1959, November 1, 1960, January 1, 1961, November 7, 1961, November 6, 1962, November 5, 1963, November 4, 1964, November 2, 1965, September 1, 1966, November 30, 1966, November 7, 1967, November 5, 1968, November 1, 1969, December 1, 1970,
          November 2, 1971, May 1, 1972, November 7, 1972, November 7, 1973,
          September 10, 1974, November 5, 1975, July 1, 1976, November 1, 1976, December 1, 1977, November 1, 1978, December 1, 1979, November 1, 1981, December 1, 1980, December 1, 1982, December 1, 1983, December 1, 1984, March 1, 1985, March 1, 1988, October 1, 1988, May 1, 1991,
          March 1, 1992, October 1, 1993, November 1, 1993, March 1, 1995,
          September 1, 1996 and April 1, 1997 [Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in

Exhibit
Number                        Description of Document
------                        -----------------------

          File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 4.10 in IESU's Form 10-K for the year 1966,
          Exhibit 4.10 in IESU's Form 10-K for the year 1966, Exhibit 4.10 in IESU's Form 10-K for the year 1967, Exhibit 4.10 in IESU's Form 10-K for the year 1968, Exhibit 4.10 in IESU's Form 10-K for the year 1969,
          Exhibit 1 in IESU's Form 8-K dated December 1970, Exhibit 2(g) in File No. 2-43131, Exhibit 1 in IESU's Form 8-K dated May 1972, Exhibit 2(i) in File No. 2-56078, Exhibit 2(j) in File No. 2-56078, Exhibit 2(k) in File No. 2-56078, Exhibit 2(l) in File No. 2-56078, Exhibit 1 in IESU's Form 8-K dated July 1976, Exhibit 1 in IESU's Form 8-K dated December 1976, Exhibit 2(o) in File No. 2-60040, Exhibit 1 in IESU's Form 10-Q dated June 30, 1979, Exhibit 2(q) in Form S-16 in File No. 2-65996, Exhibit 2 in IESU's Form 10-Q dated March 31, 1982, Exhibit 4(s) in IESU's Form 10-K for the year 1981, Exhibit 4(t) in IESU's Form 10-K for the year 1982, Exhibit 4(u) in IESU's Form 10-K for the year 1983, Exhibit 4(v) in IESU's Form 10-K for the year 1984, Exhibit 4(w) in IESU's Form 10-K for the year 1984, Exhibit 4(b) in IESU's Form 10-Q dated May 12, 1998, Exhibit 4(c) in IESU's Form 10-Q dated November 10, 1988, Exhibit 4(d) in IESU's Form 10-Q dated August 13, 1991, Exhibit 4(c) in IESU's Form 10-K for the year 1991, Exhibit 4(a) in IESU's Form 10-Q dated November 12, 1993, Exhibit 4(b) in IESU's Form 10-Q dated November 12, 1993, Exhibit 4(a) in IESU's Form 10-Q dated May 12, 1995, Exhibit 4(f) in IESU's Form 8-K dated September 19, 1996 and Exhibit 4(b) in IESU's Form 10-Q dated May 14, 1997]

(4.3) Indenture of Deed of Trust dated as of February 1, 1923, between IESU (successor to Iowa Southern Utilities Company ("IS") as result of merger of IS and IE) and The Northern Trust Company (The First National Bank of Chicago, successor) and Harold H. Rockwell (Richard
          D. Manella, successor), as Trustees (1923 Indenture) [incorporated by reference to Exhibit B-1 to File No. 2-1719], and the indentures supplemental thereto dated, respectively, May 1, 1940, May 2, 1940, October 1, 1945, October 2, 1945, January 1, 1948, September 1, 1950, February 1, 1953, October 2, 1953, August 1, 1957, September 1, 1962, June 1, 1967, February 1, 1973, February 1, 1975, July 1, 1975,
          September 2, 1975, March 10, 1976, February 1, 1977, January 1, 1978, March 1, 1979, March 1, 1980, May 31, 1986, July 1, 1991, September 1,
          1992 and December 1, 1994 [Exhibit B-1-k in File No. 2-4921, Exhibit B-1-1 in File No. 2-4921, Exhibit 7(m) in File No. 2-8053, Exhibit 7(n) in File No. 2-8053, Exhibit 7(o) in File No. 2-8053, Exhibit 4(e) in File No. 33-3995, Exhibit 4(b) in File No. 2-10543, Exhibit 4(q) in File No. 2-10543, Exhibit 2(b) in File No. 2-13496, Exhibit 2(b) in File No. 2-20667, Exhibit 2(b) in File No. 2-26478, Exhibit 2(b) in File No. 2-46530, Exhibit 2(aa) in File No. 2-53860, Exhibit 2(bb) in File No. 2-54285, Exhibit 2(bb) in File No. 2-57510, Exhibit 2(cc) in File No. 2-57510, Exhibit 2(ee) in File No. 2-60276, Exhibit 2 in File No. 0-849, Exhibit 2 in File No. 0-849, Exhibit 2 in File No. 0-849,
          Exhibit 4(g) in File No. 33-3995, Exhibit 4(h) in File No. 0-849,
          Exhibit 4(m) in File No. 0-849 and Exhibit 4(f) in File No. 0-4117-1]

(4.4) Indenture (For Unsecured Subordinated Debt Securities), dated as of December 1, 1995, between IESU and The First National Bank of Chicago, as Trustee (Subordinated Indenture) [incorporated by reference to
          Exhibit 4(i) to IESU's Amendment No. 1 to Registration Statement, File No. 33-62259]

(4.5) Indenture (For Senior Unsecured Debt Securities), dated as of August 1, 1997, between IESU and The First National Bank of Chicago, as Trustee [incorporated by reference to Exhibit 4(j) to IESU's Registration Statement, File No. 333-32097]

(5) Form of Form of Opinion of Foley & Lardner (including consent of counsel)

Exhibit
Number                        Description of Document
------                        -----------------------
(8)       Form of Opinion of Foley & Lardner regarding certain tax matters

(10.1) Service Agreement by and among Wisconsin Power & Light Company ("WP&L"), South Beloit Water, Gas and Electric Company, IESU, IPC, and Corporate Services (incorporated by reference to Exhibit 10.1 to Alliant Energy Corporation's ("Alliant Energy") Form 10-Q for the quarter ended June 30, 1998)

(10.2) System Coordination and Operating Agreement dated April 11, 1997, among IESU, IPC, WP&L and Corporate Services (incorporated by reference to Exhibit 10.3 to Alliant Energy's Form 10-Q for the quarter ended June 30, 1998)

(10.3) Operating and Transmission Agreement between Central Iowa Power Cooperative ("CIPCO") and IESU (incorporated by reference to Exhibit 10(q) to IESU's Form 10-K for the year 1990)

(10.4) Duane Arnold Energy center ("DAEC") Ownership Participation Agreement dated June 1, 1970 between CIPCO, Corn Belt Power Cooperative and IESU (incorporated by reference to Exhibit 5(kk) to IESU's Registration Statement, File No. 2-38674)

(10.5) DAEC Operating Agreement dated June 1, 1970 between CIPCO, Corn Belt Power Cooperative and IESU (incorporated by reference to Exhibit 5(ll) to IESU's Registration Statement, File No. 2-38764)

(10.6) DAEC Agreement for Transmission, Transformation, Switching, and Related Facilities dated June 1, 1970 between CIPCO, Corn Belt Power Cooperative and IESU (incorporated by reference to Exhibit 5(mm) to IESU's Registration Statement, File No. 2-38764)

(10.7) Basic Generating Agreement dated April 16, 1975 between Iowa Public Service Company, Iowa Power and Light Company, Iowa-Illinois Gas and Electric Company and IESU for the joint ownership of Ottumwa Generation Station-Unit 1 ("OSG-1") (incorporated by reference to
          Exhibit 1 to IESU's Form 10-K for the year 1977)

(10.8) Addendum Agreement to the Basic Generating Agreement for OGS-1 dated December 7, 1977 between Iowa Public Service Company, Iowa-Illinois Gas and Electric Company, Iowa Power and Light Company and IESU for the purchase of 15% ownership in OGS-1 (incorporated by reference to Exhibit 3 to IESU's Form 10-K for the year 1977)

(10.9) Second Amended and Restated Credit Agreement dated as of September 17, 1987 between Arnold Fuel, Inc. and the First National Bank of Chicago and the Amended and Restated Consent and Agreement dated as of September 17, 1987 by IESU (incorporated by reference to Exhibit 10(j) to IESU's Form 10-K for the year 1987)

(10.10)*  Key Employee Deferred Compensation Plan (incorporated by reference to
          Exhibit 10(n) to IES Industries Inc.'s ("IES") Form 10-K for the year
          1987)

(10.11)* Amendments to Key Employee Deferred Compensation Agreement for Key Employees (incorporated by reference to Exhibit 10(v) to IES's Form 10-Q for the quarter ended March 31, 1990)

(10.12)* IES Grantor Trust for Director Retirement Plan (incorporated by reference to Exhibit 10(c) to IES's Form 10-Q for the quarter ended September 30, 1997)

Exhibit
Number                        Description of Document
------                        -----------------------
(10.13)* IES Grantor Trust for Deferred Compensation Agreements (incorporated by reference to Exhibit 10(d) to IES's Form 10-Q for the quarter ended September 30, 1997)

(10.14)* IES Grantor Trust for Supplemental Retirement Agreements (incorporated by reference to Exhibit 10(e) to IES's Form 10-Q for the quarter ended September 30, 1997)

(10.15)* IESU Grantor Trust for Deferred Compensation Agreements (incorporated by reference to Exhibit 10(f) to IES's Form 10-Q for the quarter ended September 30, 1997)

(10.16)* IESU Grantor Trust for Supplemental Retirement Agreements (incorporated by reference to Exhibit 10(g) to IES's Form 10-Q for the quarter ended September 30, 1997)

(10.17)* Supplemental Retirement Plan (incorporated by reference to Exhibit 10(l) to IES's Form 10-K for the year 1987)

(10.18)* Executive Change of Control Severance Agreement-Vice Presidents (incorporated by reference to Exhibit 10(b) to IES's Form 10-Q for the quarter ended September 30, 1996)

(10.19)* Executive Guaranty Plan (incorporated by reference to Exhibit 10(p) to IES's Form 10-K for the year 1987)

(12.1) Statement re IESU computation of ratios of earnings to combined fixed charges and preferred dividends

(12.2) Statement re IPC computation of ratios of earnings to combined fixed charges and preferred dividends

(23.1)    Consent of Arthur Andersen LLP

(23.2)    Consent of Arthur Andersen LLP

(23.3)    Consent of Deloitte & Touche LLP

(23.4)    Consents of Foley & Lardner (filed as part of Exhibits (5) and (8))

(24)      Powers of Attorney


Pursuant to Item 601(b)(4)(iii) of Regulation S-K, the registrants agree to furnish to the SEC, upon request, any instrument defining the rights of holders of unregistered long-term debt not filed as an exhibit hereto. No such instrument authorizes securities in excess of 10% of the total assets of IESU.

Documents incorporated by reference to filings made by Alliant Energy Corporation under the Securities Exchange Act of 1934, as amended, are under File No. 1-9894. Documents incorporated by reference to filings made by IESU under the Securities Exchange Act of 1934, as amended, are under File No. 0-4117-1.

*Management contract or compensatory plan or arrangement.